Exhibit 1.1

MERGER PROSPECTUS

The Boards of Directors of Munksjö Oyj (“Munksjö”) and Ahlstrom Corporation (“Ahlstrom”) have, on November 7, 2016, agreed on combining the two companies, and entered into a combination agreement (the “Combination Agreement”) and executed a merger plan (the “Merger Plan”) pursuant to which Ahlstrom would be merged into Munksjö through a statutory absorption merger in such a manner that all assets and liabilities of Ahlstrom would be transferred without a liquidation procedure to Munksjö (the “Merger”). The Boards of Directors of Munksjö and Ahlstrom have, on November 14, 2016, proposed that the extraordinary general meeting of shareholders (the “EGM”) of Munksjö and the EGM of Ahlstrom scheduled to be held on January 11, 2017 resolve on the Merger in accordance with the Merger Plan and approve the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the respective EGMs of Munksjö and Ahlstrom, merger control approvals from relevant competition authorities, the satisfaction or waiver of the other conditions precedent in the Combination Agreement and the Merger Plan, the Combination Agreement not having been terminated in accordance with its terms and the registration of the completion of the Merger with the trade register maintained by the Finnish Patent and Registration Office (the “Finnish Trade Register”). For information on the conditions to the completion of the Merger in the Combination Agreement and the Merger Plan, see “Merger of Munksjö and Ahlstrom—Combination Agreement—Conditions to the Completion of the Merger” as well as the Merger Plan, which is attached to this Prospectus as Annex E. The completion of the Merger is expected to be registered with the Finnish Trade Register on or about April 1, 2017 (the “Effective Date”). On the Effective Date, Ahlstrom will automatically dissolve.

Ahlstrom’s shareholders will receive as merger consideration 0.9738 new shares in Munksjö (the “Merger Consideration Shares”) for each share in Ahlstrom owned by them (the “Merger Consideration”) (i.e., Merger Consideration Shares will be issued to Ahlstrom’s shareholders in proportion to their existing shareholdings in Ahlstrom in the ratio of 0.9738:1). The allocation of the Merger Consideration will be based on the shareholding in Ahlstrom at the end of the last trading day preceding the Effective Date. No Merger Consideration will be issued in respect of treasury shares held by Ahlstrom. The aggregate number of the Merger Consideration Shares to be issued is expected to be 45,376,992 shares (excluding treasury shares held by Ahlstrom and assuming that none of Ahlstrom’s shareholders demand at the EGM of Ahlstrom resolving on the Merger that their shares in Ahlstrom be redeemed) as at the date of this merger prospectus (the “Prospectus”). If the number of Merger Consideration Shares received by a shareholder of Ahlstrom is a fractional number, the fractions will be rounded down to the nearest whole number. Fractional entitlements to the Merger Consideration Shares will be aggregated and sold in the secondary market and the proceeds will be distributed pro rata to Ahlstrom’s shareholders who would have been entitled to receive fractional entitlements. Following the approval of the Merger and the Merger Plan by the EGMs of Munksjö and Ahlstrom, Ahlstrom’s shareholders will not be required to take any action in order to receive the Merger Consideration. The Merger Consideration Shares will be recorded on the book-entry accounts of Ahlstrom’s shareholders on the Effective Date or as soon as possible thereafter in accordance with the practices applied by Euroclear Finland Ltd (“Euroclear Finland”).

This Prospectus has been prepared and published by Munksjö in order to complete the Merger and to apply for the listing of the Merger Consideration Shares on the official lists of Nasdaq Helsinki Ltd (“Nasdaq Helsinki”) and Nasdaq Stockholm Ltd (“Nasdaq Stockholm”) (the “Listing”). See “Important Information” for information on Munksjö’s obligation to supplement this Prospectus prior to the Listing. Application will be made for the Listing prior to the Effective Date. Trading in the Merger Consideration Shares on the official lists of Nasdaq Helsinki and Nasdaq Stockholm is expected to commence on or about April 3, 2017.

An investment in the Combined Company involves a number of risks; see “Risk Factors.”

The distribution of this Prospectus may, in certain jurisdictions, be restricted by law. The information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy any Merger Consideration Shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, exemption from registration or qualification under the securities laws of any such jurisdiction. In particular, no Merger Consideration Shares are being offered or sold, directly or indirectly, in or into the United States pursuant to this Prospectus and no Merger Consideration Shares may be offered or sold, directly or indirectly, in or into the United States (as defined in Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”)), unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with any applicable state securities laws of the United States. The Merger Consideration Shares have not been, and will not be, registered under the Securities Act or under any of the applicable securities laws of any state or other jurisdiction of the United States. The Merger Consideration Shares will be offered in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. See “Important Information.”

Financial Advisers to Munksjö	Financial Adviser to Ahlstrom

The date of this Prospectus is December 16, 2016.

IMPORTANT INFORMATION

In this Prospectus, any reference to “Munksjö” means Munksjö Oyj and its consolidated subsidiaries prior to the Effective Date, except where it is clear from the context that the term means Munksjö Oyj, a particular subsidiary or group of subsidiaries of Munksjö only or Munksjö Oyj and its consolidated subsidiaries (including Ahlstrom Corporation and its consolidated subsidiaries) or Munksjö Oyj after the Effective Date. Any reference to “Ahlstrom” means Ahlstrom Corporation and its consolidated subsidiaries prior to the Effective Date, except where it is clear from the context that the term means Ahlstrom Corporation or a particular subsidiary or group of subsidiaries of Ahlstrom only. The “Combined Company” refers to Munksjö after the Effective Date.

Munksjö has prepared a Finnish language merger prospectus (the “Finnish Prospectus”) in accordance with the Finnish Securities Market Act (746/2012, as amended, the “Finnish Securities Market Act”), Commission Regulation (EC) No. 809/2004 of April 29, 2004, as amended, (Annexes I, II, III and XXII) implementing Directive 2003/71/EC of the European Parliament and of the Council as regards information contained in prospectuses as well as the format, incorporation by reference and publication of such prospectuses and dissemination of advertisements, the Finnish Ministry of Finance Decree on prospectuses referred to in Chapters 3 to 5 of the Finnish Securities Market Act (1019/2012) and the regulations and guidelines issued by the Finnish Financial Supervisory Authority (the “FFSA”). The FFSA has approved the Finnish Prospectus; however, it is not responsible for the accuracy of the information presented therein or herein. The record number of the FFSA’s approval of the Finnish Prospectus is FIVA 71/02.05.04/2016. This Prospectus is available in the Finnish and English languages. This Prospectus is a translation of the approved Finnish Prospectus made under the sole responsibility of the persons responsible for the approved Finnish Prospectus. See “Certain Matters—Statement Regarding Information in this Prospectus.”

No person is or has been authorized to give any information or to make any representation in connection with the Merger or the Listing other than those contained in this Prospectus and, if given or made, such information or representation must not be considered as having been so authorized. Information given or representations made in connection with the Merger or the Listing that are inconsistent with those contained in this Prospectus are invalid.

The information contained herein is current as at the date of this Prospectus. Neither the delivery of this Prospectus nor the Listing means that no adverse changes have occurred or that no events have happened that may or could have an adverse effect on the Combined Company’s business, financial condition and results of operations. However, prior to the Listing, if a fault or omission in this Prospectus or material new information is discovered that may be of material importance to investors, this Prospectus will be supplemented in accordance with the Finnish Securities Market Act. See “Certain Matters—Special Cautionary Notice Regarding Forward-looking Statements.”

The distribution of this Prospectus may, in certain jurisdictions, be restricted by law. No actions have been taken to register or qualify the Merger Consideration Shares for public offer in any jurisdiction other than Finland and Sweden. Munksjö requires persons into whose possession this Prospectus comes to inform themselves of and observe all such restrictions. Munksjö does not accept any legal responsibility for any violation by any person, whether or not a shareholder of Munksjö or Ahlstrom, of any such restrictions. Accordingly, neither this Prospectus nor any advertisement or any other materials relating to the Merger or the Listing may be redistributed in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. Any failure to comply with these restrictions may constitute a violation of applicable securities laws.

Any disputes arising in connection with this Prospectus or the Finnish Prospectus will be settled exclusively by a court of competent jurisdiction in Finland.

Notice to Shareholders in the United States

Munksjö and Ahlstrom are Finnish companies. Information distributed in connection with the Merger and the related shareholder votes is subject to disclosure requirements of Finland, which are different from those of the United States. The financial statements incorporated by reference into this Prospectus and financial information included in this Prospectus have been prepared in accordance with accounting standards in Finland, which may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for Ahlstrom’s shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws in respect of the Merger, since Munksjö and Ahlstrom are located in non-U.S. jurisdictions, and all of their officers and directors are residents of non-U.S. jurisdictions. Ahlstrom’s shareholders may not be able to sue Munksjö or Ahlstrom or their officers or directors in a court in Finland for violations of the U.S. securities laws. It may be difficult to compel Munksjö and Ahlstrom and their affiliates to subject themselves to a U.S. court’s judgment.

(ii)

TABLE OF CONTENTS

Summary	1

Risk Factors	27

Certain Matters	43

Certain Important Dates	48

Exchange Rates	49

Capitalization and Indebtedness	50

Selected Consolidated Financial Information	51
Selected Consolidated Financial Information of Munksjö	51
Selected Consolidated Financial Information of Ahlstrom	56

Unaudited Pro Forma Financial Information	61

Merger of Munksjö and Ahlstrom	80
Background to the Merger	80
Overview of the Merger	80
Fairness Opinions	81
Shareholder Support	81
Financing	81
Combination Agreement	81
Merger Plan	83
Extraordinary General Meeting of Munksjö to Approve the Merger	85
Extraordinary General Meeting of Ahlstrom to Approve the Merger	86
Fees and Expenses Related to the Merger	88
Listing of the Merger Consideration Shares	88

Information about the Combined Company	89
Rationale for the Merger	89
Overview	89
Synergies	90
Assumptions Used in Preparing the Cost Synergy Benefits and Related Integration Cost Estimates	91
Strategy for the Combined Company	91
Financial Target Framework	92
Board of Directors and Management	92
Corporate Governance and Listing	93
Shares and Ownership	93
New Financing Agreements	94
Certain Other Financing Arrangements	95

Information about Munksjö	97
Business of Munksjö	97
Operating and Financial Review and Prospects of Munksjö	109
Board of Directors, Management and Auditors of Munksjö	133
Description of the Shares and Share Capital of Munksjö	146
Ownership Structure of Munksjö	148
Related Party Transactions of Munksjö	148

Information about Ahlstrom	150
Business of Ahlstrom	150
Operating and Financial Review and Prospects of Ahlstrom	165
Board of Directors, Management and Auditors of Ahlstrom	184
Description of Shares and Share Capital of Ahlstrom	196
Ownership Structure of Ahlstrom	198
Related Party Transactions of Ahlstrom	198

Shareholder Rights	200

Finnish Securities Markets	203

Taxation	206

Legal Matters	212

Documents on Display	213

Documents Incorporated by Reference into this Prospectus	214

Annex A: Articles of Association of Munksjö (Unofficial English Translation)	A-1

Annex B: Articles of Association of Ahlstrom (Unofficial English Translation)	B-1

(iii)

Annex C: Auditor’s Report on Munksjö’s Profit Forecast Included in this Prospectus	C-1

Annex D: Auditor’s Report on the Unaudited Pro Forma Financial Information	D-1

Annex E: Merger Plan	E-1

(iv)

SUMMARY

Summaries are made up of disclosure requirements known as “Elements.” The Elements are presented in Sections A–E (A.1–E.7).

This summary contains all the Elements required to be included in a summary for this type of securities and issuer. Because some Elements are not required to be included, there may be gaps in the numbering sequence of the Elements.

Even though an Element may be required to be included in the summary due to the type of securities or issuer, it is possible that no relevant information exists regarding the Element. In this case, the summary includes a brief description of the Element along with a notion of the Element being “not applicable.”

Section A – Introduction and Warnings

Element	Disclosure requirement	Disclosure

A.1	Introduction

This summary should be read as an introduction to this Prospectus. Any decision to invest in the Merger Consideration Shares should be based on a consideration of this Prospectus as a whole by prospective investors. Where a claim relating to the information contained in this Prospectus is brought before a court, the plaintiff investor might, under the national legislation of the member states, have to bear the costs of translating this Prospectus before the legal proceedings are initiated. Civil liability attaches only to those persons who have tabled this summary including any translation thereof, but only if this summary is misleading, inaccurate or inconsistent when read together with the other parts of this Prospectus or if it does not provide, when read together with the other parts of this Prospectus, key information in order to aid investors when considering whether to invest in the Merger Consideration Shares.

A.2	Consent for subsequent resale or final placement of securities/offer period/conditions of the consent	Not applicable.

Section B – Issuer

Element	Disclosure requirement	Disclosure

B.1	Legal and commercial name	Munksjö Oyj.

B.2	Domicile/legal form/legislation/country of incorporation	Munksjö Oyj is domiciled in Helsinki, Finland. Munksjö Oyj is a public limited liability company incorporated in Finland and organized under the laws of Finland.

B.3	Current operations and principal activities

Munksjö is an international specialty paper company that develops, produces, markets and sells customer-specific specialty paper products, including decor paper, release liners, electrotechnical paper, abrasive backings, process and label paper, and interleaving paper, among others. Specialty papers are designed and produced to meet specific customer demands concerning quality and functionality. Munksjö’s experience and technical expertise within production of specialty papers enables it to develop products and solutions in close relationship with its customers. Munksjö’s products are central elements in the design and manufacturing processes for its customers and are used in a range of industrial applications and consumer-driven products, including flooring, kitchens and furnishings, release liners, consumer-friendly packaging and energy transmission, among others.

Munksjö is one of the largest specialty paper companies with 2,928 employees as at September 30, 2016 and 15 production and converting facilities located in France, Sweden, Germany, Italy, Spain, Brazil and China.

Section B – Issuer

Element	Disclosure requirement	Disclosure

Munksjö’s operations and financial reporting are divided into the following four business areas:

●         Business Area Decor offers papers for high- and low-pressure laminates, print base paper and pre-impregnated paper. Customers include laminators, impregnators and printers.

●         Business Area Release Liners offers release liners, both super calendered and coated, as well as coated specialties and other papers in South America. The Release Liners business area also offers specialty pulp from a production facility located in Aspa, Sweden. Customers include manufacturers of laminates for self-adhesive labeling, industrial siliconizers as well as – for coated specialties – packaging converters. Specialty pulp customers include producers of specialty papers, such as electrotechnical paper and molding compounds (unbleached pulp), as well as producers of graphic papers and coated papers (bleached pulp).

●         Business Area Industrial Applications offers a broad range of products, including abrasive backings, electrotechnical paper, balancing foils, thin paper and fine art paper. Customers include manufacturers of transformers, abrasive materials, furniture and high quality stainless steel and other industries that require high quality materials and specialty paper expertise.

●         Business Area Graphics and Packaging offers advanced papers that are used for flexible packaging, bottle labeling, graphics and industrial applications. Customers include converters in the packaging industry and printers.

Munksjö had net sales of EUR 860.5 million for the nine months ended September 30, 2016 and EUR 1,130.7 million for the year ended December 31, 2015.

B.4a	Significant recent trends of the issuer and its industry

Munksjö

During the periods under review, the market landscape for Munksjö’s products has been generally stable. The demand for Munksjö’s products has been, and continues to be, supported by several market drivers and megatrends, such as demographic trends (e.g., urbanization and a growing middle class), globalization and an increasing interest in sustainability in the markets. The demand for Munksjö’s products is also affected by general economic development and, therefore, Munksjö believes that gross domestic product (“GDP”) growth and consumer market indicators, such as unemployment rates and purchasing manager indices, are good indicators of the trends in demand for its products. Munksjö estimates that its markets have on average grown more than GDP during the periods under review. Munksjö is focused on small volume niche markets where growth has been, according to Munksjö’s estimates, higher than in traditional graphic paper segments, and such markets have been less sensitive to economic fluctuations than the traditional paper industry. Munksjö’s markets are primarily global, with significant exports worldwide.

Munksjö faces competition primarily from other suppliers and substitutes for its products. In general, the competitive landscape has been stable during the periods under review. The Graphics and Packaging business area has faced increased competition and significant overcapacity in certain product segments, mainly coated papers, during the periods under review. Munksjö has also experienced increasing competition in Asia in, for example, decor paper and release liners, due in part to the expansion of competitors’ local production operations in China.

Section B – Issuer

Element	Disclosure requirement	Disclosure

Merger

The Boards of Directors of Munksjö and Ahlstrom have, on November 7, 2016, agreed on combining the two companies, and entered into the Combination Agreement and executed the Merger Plan pursuant to which Ahlstrom would be merged into Munksjö through a statutory absorption merger in such a manner that all assets and liabilities of Ahlstrom would be transferred without a liquidation procedure to Munksjö. The Boards of Directors of Munksjö and Ahlstrom have, on November 14, 2016, proposed that the EGMs of Munksjö and Ahlstrom scheduled to be held on January 11, 2017 resolve on the Merger in accordance with the Merger Plan and approve the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the respective EGMs of Munksjö and Ahlstrom, merger control approvals from relevant competition authorities, the satisfaction or waiver of the other conditions precedent in the Combination Agreement and the Merger Plan, the Combination Agreement not having been terminated in accordance with its terms and the registration of the completion of the Merger with the Finnish Trade Register. The completion of the Merger is expected to be registered with the Finnish Trade Register on or about April 1, 2017 (i.e., the Effective Date). On the Effective Date, Ahlstrom will automatically dissolve.

Ahlstrom’s shareholders will receive as Merger Consideration 0.9738 Merger Consideration Shares for each share in Ahlstrom owned by them (i.e., Merger Consideration Shares will be issued to Ahlstrom’s shareholders in proportion to their existing shareholdings in Ahlstrom in the ratio of 0.9738:1). Fractional entitlements to the Merger Consideration Shares will be aggregated and sold in the secondary market and the proceeds will be distributed pro rata to Ahlstrom’s shareholders who would have been entitled to receive fractional entitlements. Trading in the Merger Consideration Shares on the official lists of Nasdaq Helsinki and Nasdaq Stockholm is expected to commence on or about April 3, 2017.

Ahlstrom

	Legal and commercial name	Ahlstrom Corporation.

	Domicile/legal form/legislation/country of incorporation	Ahlstrom Corporation is domiciled in Helsinki, Finland. Ahlstrom Corporation is a public limited liability company incorporated in Finland and organized under the laws of Finland.

Current operations and principal activities

Ahlstrom is a high performance fiber-based materials company whose products are used in a large variety of everyday applications, such as oil and fuel filtration materials, medical gowns and drapes, diagnostics, wallcoverings, flooring and beverage and food packaging. Ahlstrom’s business is characterized by a large, decentralized customer base with specific needs. In order to be able to competitively serve this kind of customer base, Ahlstrom aims to offer highly tailored solutions. Many of Ahlstrom’s products are made according to stringent customer specifications.

As of January 1, 2016, Ahlstrom’s business structure is organized into two business areas:

●         Filtration & Performance business area includes the Filtration, the Industrial Nonwovens (formerly Specialty Nonwovens), the Wallcover & Poster and the Building & Wind business units.

●         Specialties business area includes the Food and Beverage, the Advanced Liquid Technologies (formerly Advanced Filtration), the Tape and the Medical business units.

Section B – Issuer

Element	Disclosure requirement	Disclosure

Ahlstrom had 3,277 full-time equivalent (“FTE”) employees as at September 30, 2016 and 28 production and converting facilities located in Belgium, Brazil, China, Finland, France, Germany, India, Italy, South Korea, Russia, Sweden, the United Kingdom and the United States. Ahlstrom had net sales of EUR 819.8 million for the nine months ended September 30, 2016 and EUR 1,074.7 million for the year ended December 31, 2015.

Significant recent trends of the issuer and its industry

Demand for Ahlstrom’s product offering is affected by various global trends and market drivers, such as growing global population and scarcity of resources, increased demand for greener and resource-efficient materials, emerging needs in healthcare as well as changes in demographics and urbanization. The operating environments in Ahlstrom’s main markets vary depending on the region and market in question.

In engine filtration, demand for heavy-duty applications slowed down globally during the second half of 2015 and has remained stable during 2016. Geographically, during 2016, demand has been weaker in North America and Brazil, whereas demand in Europe and Asia has been steady.

The large wallcovering market in Europe has recently suffered from a decrease in demand due to the conflict between Russia and Ukraine and the subsequent weak consumer demand in Russia. Ahlstrom estimates that market demand has started to stabilize in 2016. During 2016, the markets for various industrial nonwoven applications, apart from wipes, have showed an increase.

During 2016, demand for glassfiber tissue has been stable in Europe, while it has slightly declined in Russia where it has, however, started to recover after the decrease following the Ukraine conflict. Demand for glassfiber tissue has continued to grow in North America. The market for reinforced glassfiber products for the wind energy industry was strong both in 2015 and so far in 2016.

During 2016, the markets for food packaging materials have been quite strong, particularly for cooking applications in Europe. In 2015, the market for beverage materials was low particularly in North America, whereas during 2016, demand for single-serve coffee products has continued to grow, and good demand has been noted for teabag materials in North America and Asia, while it has remained weaker in Europe.

In 2015, the markets for laboratory and life science materials was steady in North America and Europe, while demand for water filtration materials weakened towards the end of the year. During 2016, the markets for laboratory, life science and water filtration materials have remained strong in Europe and Asia, while they have been somewhat weaker in North America.

During 2016, strong demand in tape products has been observed in Asia, while the market activity in Europe and North America has improved. In 2015 and during 2016, demand for medical fabrics has been steady in Europe, while remaining lower in North America and Asia.

	Group structure	The Ahlstrom group consists of the parent company Ahlstrom Corporation and its consolidated subsidiaries.

Section B – Issuer
Element	Disclosure requirement	Disclosure
Notifiable interests

To the extent known to Ahlstrom, the following shareholders, directly or indirectly, have an interest in Ahlstrom’s share capital or voting rights that is notifiable under Finnish law according to the shareholder register of Ahlstrom maintained by Euroclear Finland as at November 30, 2016:

	Number of shares	Percent of shares and votes
Viknum AB	5,725,000	12.27
Ahlström Capital(1)	5,404,270	11.58
__________ (1) Shares owned through AC Invest Six B.V.

	Different voting rights	Not applicable. All shares in Ahlstrom carry equal voting rights and none of Ahlstrom’s shareholders have any voting rights that are different from those of the other shareholders in Ahlstrom.

	Controlling interests	Not applicable. To the extent known to Ahlstrom, Ahlstrom is not, directly or indirectly, owned or controlled by any one person.

B.5	Group structure	The Munksjö group consists of the parent company Munksjö Oyj and its consolidated subsidiaries.

B.6	Notifiable interests

To the extent known to Munksjö, the following shareholders, directly or indirectly, have an interest in Munksjö’s share capital or voting rights that is notifiable under Finnish law according to the shareholder register of Munksjö maintained by Euroclear Finland as at November 30, 2016:

	Number of shares	Percent of shares and votes
Ahlström Capital(1)	8,194,919	16.05
Viknum AB	6,050,000	11.85
Ilmarinen Mutual Pension Insurance Company	4,101,899	8.03
__________ (1) Shares owned through AC Invest Five B.V.

Different voting rights	Not applicable. All shares in Munksjö carry equal voting rights and none of Munksjö’s shareholders have any voting rights that are different from those of the other shareholders in Munksjö.

Controlling interests	Not applicable. To the extent known to Munksjö, Munksjö is not, directly or indirectly, owned or controlled by any one person.

Section B – Issuer

Element	Disclosure requirement	Disclosure

B.7	Selected historical key financial information

Selected Consolidated Financial Information of Munksjö

The following tables set forth selected consolidated financial information for Munksjö as at and for the nine months ended September 30, 2016 and 2015 and as at and for the years ended December 31, 2015, 2014 and 2013. The selected consolidated financial information below has been derived from Munksjö’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016 prepared in accordance with “IAS 34 – Interim Financial Reporting,” including the unaudited comparative consolidated financial information as at and for the nine months ended September 30, 2015, and Munksjö’s audited consolidated financial statements as at and for the years ended December 31, 2015, 2014 and 2013 prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union (the “EU”).

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013(1)
	(unaudited)		(audited)
	(EUR in millions, unless otherwise indicated)
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Net sales	860.5	840.7	1,130.7	1,137.3	863.3
Other operating income	5.3	8.2	11.6	11.4	6.9

Total income	865.8	848.9	1,142.3	1,148.7	870.2
Changes in inventories	2.1	17.7	1.0	1.1	2.2
Materials and supplies	(411.5)	(437.7)	(573.9)	(557.2)	(447.7)
Other external costs	(199.5)	(216.1)	(283.6)	(292.7)	(255.5)
Personnel costs	(156.3)	(148.8)	(199.5)	(200.5)	(163.6)
Depreciation and amortization	(42.1)	(40.0)	(53.6)	(54.0)	(39.3)
Share of profit in equity accounted investments	0.0	0.2	0.0	0.0	0.3

Operating result	58.5	24.2	32.7	45.4	(33.4)
Financial income	4.0	8.6	10.5	6.4	1.0
Financial costs	(18.2)	(10.7)	(15.2)	(34.9)	(23.9)

Profit/(loss) before tax	44.3	22.1	28.0	16.9	(56.3)
Taxes	(12.8)	(6.5)	(5.2)	(9.2)	(1.1)

Net result for the period	31.5	15.6	22.8	7.7	(57.4)
Other comprehensive income
Items that may be reclassified to profit or loss
Exchange differences on translation	8.9	(27.2)	(22.3)	(5.7)	(1.0)
Change in cash flow hedge reserve	(4.0)	(3.7)	(3.2)	(7.3)	(2.8)
Cash flow hedge transferred to this year’s result	2.1	5.7	6.2	4.5	1.0
Items that will not be reclassified to profit or loss
Actuarial gains and losses on defined benefit plans	0.0	0.0	1.0	(6.3)	1.8
Tax attributable to other comprehensive income	0.4	(0.4)	(1.0)	2.1	0.2

Total comprehensive income	38.9	(10.0)	3.5	(5.0)	(58.2)

Net result attributable to:
Parent company’s shareholders	31.3	15.4	22.4	7.0	(57.7)
Non-controlling interests	0.2	0.2	0.4	0.7	0.3

Total comprehensive income attributable to:
Parent company’s shareholders	38.7	(10.2)	3.1	(5.7)	(58.5)
Non-controlling interests	0.2	0.2	0.4	0.7	0.3

Earnings per share
Basic earnings per share, EUR	0.62	0.30	0.44	0.14	(1.97)
Diluted earnings per share, EUR	0.62	0.30	0.44	0.14	(1.97)

Section B – Issuer

	As at September	As at December 31,
	30, 2016	2015	2014	2013
				(restated)(2)
	(unaudited)	(audited)		(unaudited)
	(EUR in millions)
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
Assets
Non-current assets
Tangible assets	416.1	430.0	446.4	459.2
Goodwill	225.5	223.9	226.7	226.6
Other intangible assets	43.5	46.6	55.2	56.4
Equity accounted investments	2.2	2.3	2.2	2.4
Other non-current assets	3.2	3.6	3.9	4.1
Deferred tax assets	48.3	51.8	60.2	54.6

Total non-current assets	738.8	758.2	794.6	803.3
Current assets
Inventory	156.0	155.4	152.2	146.6
Accounts receivable	115.9	111.1	114.6	128.7
Other current assets	30.4	38.3	31.8	27.3
Current tax asset	1.2	5.3	2.2	0.4
Cash and cash equivalents	116.2	105.1	84.1	83.1

Total current assets	419.7	415.2	384.9	386.1

Total assets	1,158.5	1,173.4	1,179.5	1,189.4

Equity and liabilities
Equity
Attributable to parent company’s shareholders
Share capital	15.0	15.0	15.0	15.0
Reserve for unrestricted equity	254.1	269.3	282.0	287.1
Other reserves	370.9	363.5	386.5	394.4
Retained earnings	(219.1)	(250.6)	(273.9)	(276.3)

Total equity attributable to parent company’s shareholders	420.9	397.2	409.6	420.2
Non-controlling interests	4.0	4.1	4.0	3.6
Total equity	424.9	401.3	413.6	423.8

Non-current liabilities
Non-current borrowings	293.6	313.5	271.7	270.8
Other non-current liabilities	3.1	1.7	1.0	0.1
Pension obligations	51.7	52.4	51.0	45.9
Deferred tax liabilities	74.4	74.1	84.7	85.0
Provisions	17.7	23.9	23.5	36.1

Total non-current liabilities	440.5	465.6	431.9	437.9
Current liabilities
Current borrowings	22.4	22.5	41.6	45.0
Accounts payable	141.2	165.9	164.3	167.4
Liabilities to equity accounted investments	5.9	8.0	8.3	8.4
Accrued expenses and deferred income	103.6	94.5	100.0	89.1
Current tax liabilities	8.0	2.7	8.2	8.3
Other current liabilities	12.0	12.9	11.6	9.5

Total current liabilities	293.1	306.5	334.0	327.7

Total liabilities	733.6	772.1	765.9	765.6

Total equity and liabilities	1,158.5	1,173.4	1,179.5	1,189.4

Section B – Issuer

	As at and for the nine months ended September 30,		As at and for the year ended December 31,
	2016	2015	2015	2014	2013(1)
	(unaudited)		(audited)
	(EUR in millions)
CONSOLIDATED STATEMENT OF CASH FLOWS DATA
Net cash generated from operating activities	73.0	11.0	55.5	57.8	45.7
Cash flow used in investing activities	(28.5)	(30.9)	(39.8)	(35.1)	(13.5)
Cash flow from/used in financing activities	(33.1)	(14.3)	6.0	(21.0)	(5.7)
Cash flow for the period	11.4	(34.2)	21.7	1.7	26.5
Cash and cash equivalents at the beginning of the period	105.1	84.1	84.1	83.1	57.1
Cash flow for the period	11.4	(34.2)	21.7	1.7	26.5
Exchange gains/(losses) on cash and cash equivalents	(0.3)	(2.1)	(0.7)	(0.7)	(0.5)
Cash and cash equivalents at the end of the period	116.2	47.8	105.1	84.1	83.1

Section B – Issuer

	As at and for the nine months ended September 30,		As at and for the year ended December 31,
	2016	2015	2015		2014		2013(1)
	(unaudited, unless otherwise indicated)
	(percent, unless otherwise indicated)
KEY FIGURES
EBITDA,(3) EUR in millions	100.6	64.2	86.3		99.4		5.9
Adjusted EBITDA,(4)(5) EUR in millions	100.6	71.5	93.6		105.0		55.0
Adjusted EBITDA margin(4)(6)	11.7	8.5	8.3		9.2		6.4
Operating result, EUR in millions	58.5	24.2	32.7	(7)	45.4	(7)	(33.4	)(7)
Adjusted operating result,(4) EUR in millions	58.5	31.5	40.0		51.0		15.7
Adjusted operating margin(4)(8)	6.8	3.7	3.5		4.5		1.8
Adjusted return on operating capital(4)(9)	10.1	6.7	5.9		7.3		2.8
Return on shareholders’ equity(10)	9.4	4.5	5.7		1.8		(10.8)
Operating capital,(11) EUR in millions	657.6	674.6	651.9		673.2		694.8
Interest-bearing net debt,(12) EUR in millions	199.8	264.1	227.4		225.6		229.3
Debt/equity ratio(13)	47.0	68.1	56.7		54.5		54.1
Equity/assets ratio(14)	36.7	34.1	34.2		35.1		35.6
Capital expenditure, EUR in millions	28.5	30.9	39.8		35.1		22.6
Employees, full time equivalent	2,756	2,782	2,774		2,765		2,216
Shareholders’ equity per share,(15) EUR	8.3	7.6	7.9		8.1		8.3
Number of shares at the end of the period	51,061,581	51,061,581	51,061,581		51,061,581		51,061,581

(1)

The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes Ahlstrom’s Label and Processing business area in Europe (“LP Europe”) as of May 27, 2013 and Brazil (“Coated Specialties”) as of December 2, 2013.

(2)

Restated to reflect the adoption of “IFRS 11 – Joint Arrangements,” which affected the accounting treatment of AM Real Estate S.r.l in Turin, Italy. AM Real Estate S.r.l was established as part of the business combination between Munksjö AB, LP Europe and Coated Specialties completed in 2013 and its purpose is to hold the assets shared by Munksjo Italia S.p.A. and the Ahlstrom business remaining at the Turin site. The entity is now treated as a joint operation and Munksjö recognizes the assets, liabilities, revenues and expenses relating to its 50 percent interest in the joint operation. Previously, the entity was accounted for using the equity method. The impact of the change from the application to equity method to accounting for Munksjö’s interest as a joint operation was immaterial to the December 31, 2013 balance sheet.

(3)	EBITDA	=	Operating result + Depreciation and amortization

(4)	Adjusted for items affecting comparability, i.e., income or expenses arising from exceptional transactions that are not related to recurring business operations.

(5)	Adjusted EBITDA	=	Adjusted operating result(4) + Depreciation and amortization

(6)	Adjusted EBITDA margin	=	Adjusted operating result(4) + Depreciation and amortization	x 100
Net sales

(7)	Audited.

(8)	Adjusted operating margin	=	Adjusted operating result(4)	x 100
Net sales

(9)	Adjusted return on operating capital	=	Adjusted operating result(4)	x 100
Operating capital(11) based on the rolling 12-month period

(10)	Return on shareholders’ equity	=	Result for the period	x 100
Average shareholders’ equity

(11)	Operating capital	=	Balance sheet total – Interest-bearing assets – Tax assets – Non-interest-bearing operating liabilities (including pension provisions)

(12)	Interest-bearing net debt	=	Interest-bearing debt – Interest-bearing assets (including cash and cash equivalents)

(13)	Debt/equity ratio	=	Interest-bearing net debt
Shareholders’ equity + Non-controlling interests

(14)	Equity/assets ratio	=	Shareholders’ equity + Non-controlling interests	x 100
Total assets

(15)	Shareholders’ equity per share	=	Shareholders’ equity
Number of shares outstanding at the end of the period

Section B – Issuer

Reconciliation of Certain Alternative Performance Measures

The following table sets forth a reconciliation of Munksjö’s adjusted EBITDA, EBITDA and adjusted operating result to reported operating result for the years ended December 31, 2015, 2014 and 2013 and for the nine months ended September 30, 2016 and 2015:

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015		2014		2013(1)
	(unaudited, unless otherwise indicated)
	(EUR in millions)
Adjusted EBITDA and EBITDA
Adjusted EBITDA(2)(3)(4)	100.6	71.5	93.6		105.0		55.0
Depreciation and amortization	(42.1)	(40.0)	(53.6	)(5)	(54.0	)(5)	(39.3	)(5)
Adjusted operating result(3)(4)(6)	58.5	31.5	40.0		51.0		15.7
Items affecting comparability(3)
Transaction costs related to business acquisitions	–	(0.4)	(0.4)		(2.4)		(26.9)
Restructuring expenses	–	(4.5)	(4.5)		(3.0)		(12.8)
Inventory adjustment	–	–	–		–		(2.4)
Environmental provision	–	(2.4)	(2.4)		(0.2)		(6.6)
Other(3)	–	–	–		–		(0.4)
Total items affecting comparability	–	(7.3)	(7.3)		(5.6)		(49.1)
Operating result (IFRS)	58.5	24.2	32.7	(5)	45.4	(5)	(33.4	)(5)
Depreciation and amortization	42.1	40.0	53.6	(5)	54.0	(5)	39.3	(5)
EBITDA(7)	100.6	64.2	86.3		99.4		5.9

Adjusted operating result
Adjusted operating result(3)(4)(6)	58.5	31.5	40.0		51.0		15.7
Items affecting comparability(3)
Transaction costs related to business acquisitions	–	(0.4)	(0.4)		(2.4)		(26.9)
Restructuring expenses	–	(4.5)	(4.5)		(3.0)		(12.8)
Inventory adjustment	–	–	–		–		(2.4)
Environmental provision	–	(2.4)	(2.4)		(0.2)		(6.6)
Other(3)	–	–	–		–		(0.4)
Total items affecting comparability	–	(7.3)	(7.3)		(5.6)		(49.1)
Operating result (IFRS)	58.5	24.2	32.7	(5)	45.4	(5)	(33.4	)(5)

(1)	The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013.

(2)	Munksjö defines adjusted EBITDA as EBITDA excluding items affecting comparability.

(3)

Munksjö presents adjusted EBITDA and adjusted operating result in addition to EBITDA and operating result to reflect the underlying business performance and to enhance comparability from period to period. Comparable performance measures exclude items affecting comparability being material items outside ordinary course of business such as direct transaction costs related to business acquisitions, costs for closure of business operations and restructurings, one-off items arising from purchase price allocation and compensation related to environmental damages arising from unexpected or rare events. Other items includes fines (such as VAT tax audit fines) or other similar stipulated payments.

(4)

Munksjö believes that EBITDA, adjusted EBITDA and adjusted operating result measures provide meaningful supplemental information to the financial measures presented in the consolidated income statement prepared in accordance with IFRS to Munksjö’s management and the readers of its financial statements by excluding items outside ordinary course of business which reduce comparability from period to period. EBITDA, adjusted EBITDA and adjusted operating result are not accounting measures defined or specified in IFRS in accordance with the “Alternative Performance Measures” guidance issued by the European Securities and Markets Authority (“ESMA”) and are, therefore, considered non-IFRS financial measures, which should not be viewed in isolation or as a substitute to the IFRS financial measures. Companies do not calculate alternative performance measures in a uniform way and, therefore, the alternative performance measures presented in this Prospectus may not be comparable between Munksjö and Ahlstrom or with similarly named measures presented by other companies.

(5)	Audited.

(6)	Munksjö defines adjusted operating result as operating result excluding items affecting comparability.

(7)	Munksjö defines EBITDA as operating result before depreciation and amortization.

Section B – Issuer

Element	Disclosure requirement	Disclosure

Selected Consolidated Financial Information of Ahlstrom

The following tables set forth selected consolidated financial information for Ahlstrom as at and for the nine months ended September 30, 2016 and 2015 and as at and for the years ended December 31, 2015, 2014 and 2013. The selected consolidated financial information below has been derived from Ahlstrom’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016 prepared in accordance with “IAS 34 – Interim Financial Reporting,” including the unaudited comparative consolidated financial information as at and for the nine months ended September 30, 2015, and Ahlstrom’s audited consolidated financial statements as at and for the years ended December 31, 2015, 2014 and 2013 prepared in accordance with IFRS as adopted by the EU.

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)		(audited)
	(EUR in millions, unless otherwise indicated)
CONSOLIDATED INCOME STATEMENT
Continuing operations
Net sales	819.8	819.8	1,074.7	1,001.1	1,014.8
Cost of goods sold	(663.3)	(682.7)	(910.0)	(855.0)	(870.8)

Gross profit	156.5	137.0	164.8	146.1	144.0
Sales and marketing expenses	(28.8)	(30.6)	(40.2)	(43.1)	(42.2)
R&D expenses	(12.4)	(13.5)	(20.9)	(17.5)	(19.3)
Administrative expenses	(55.8)	(57.8)	(76.4)	(80.4)	(74.7)
Other operating income	7.4	5.0	7.0	6.2	8.9
Other operating expense	(3.9)	(2.0)	(12.4)	(15.0)	(5.9)

Operating profit/loss	62.9	38.2	21.9	(3.7)	10.7
Financial income	0.3	0.3	0.5	0.6	1.0
Financial expenses	(11.9)	4.5	0.1	(6.4)	(21.5)
Share of profit/loss of equity accounted investments	0.2	0.1	0.2	0.1	(5.7)

Profit/loss before taxes	51.4	43.2	22.6	(9.4)	(15.4)
Income taxes	(18.0)	(14.4)	(14.1)	(0.9)	(3.5)

Profit/loss for the period from continuing operations	33.5	28.8	8.6	(10.3)	(18.9)
Discontinued operations
Profit/loss for the period	–	–	–	6.9	118.2
Impairment and cost to sell	–	–	–	0.6	(42.3)

Profit/loss for the period from discontinued operations	–	–	–	7.5	75.9

Profit/loss for the period	33.5	28.8	8.6	(2.7)	57.0

Attributable to
Owners of the parent	33.4	29.2	9.2	3.6	61.0
Non-controlling interest	0.0	(0.4)	(0.7)	(6.3)	(3.9)

Continuing operations
Basic and diluted earnings per share, EUR	0.61	0.52	0.06	(0.22)	(0.46)
Including discontinued operations
Basic and diluted earnings per share, EUR	0.61	0.52	0.06	(0.06)	1.17

Section B – Issuer

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)		(audited)
	(EUR in millions)
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Profit/loss for the period	33.5	28.8	8.6	(2.7)	57.0
Other comprehensive income, net of tax
Items that will not be reclassified to profit or loss Remeasurements of defined benefit plans	(2.2)	(0.6)	(2.6)	(15.9)	3.5

Total items that will not be reclassified to profit or loss	(2.2)	(0.6)	(2.6)	(15.9)	3.5
Items that may be reclassified subsequently to profit or loss
Translation differences	(2.5)	2.5	6.5	9.4	(34.0)
Hedges of net investments in foreign operations	(0.8)	–	0.2	–	–
Share of other comprehensive income of equity accounted investments	–	–	–	0.5	(0.5)
Changes in the fair value of available-for-sale financial assets	–	(17.0)	(17.0)	17.0	–
Cash flow hedges	(0.3)	0.1	0.5	(0.2)	(0.1)

Total items that may be reclassified subsequently to profit or loss	(3.5)	(14.4)	(9.9)	26.8	(34.7)

Other comprehensive income, net of tax	(5.7)	(15.0)	(12.6)	10.9	(31.1)

Total comprehensive income for the period	27.7	13.8	(4.0)	8.1	25.9

Attributable to
Owners of the parent	27.9	14.0	(3.6)	14.0	30.1
Non-controlling interest	(0.2)	(0.2)	(0.4)	(5.9)	(4.2)

Section B – Issuer

	As at September	As at December 31,
	30, 2016	2015	2014	2013
	(unaudited)	(audited)
	(EUR in millions)
CONSOLIDATED BALANCE SHEET
Assets
Non-current assets
Property, plant and equipment	312.7	339.8	372.9	370.8
Goodwill	72.2	74.3	69.0	66.8
Other intangible assets	10.7	12.5	13.9	24.1
Equity accounted investments	15.7	15.5	15.3	36.3
Other investments	0.3	0.3	43.5	53.3
Other receivables	7.8	5.8	6.5	8.6
Deferred tax assets	66.6	71.0	78.1	73.4

Total non-current assets	486.0	519.2	599.3	633.4
Current assets
Inventories	123.2	117.6	108.1	106.6
Trade and other receivables	143.4	151.9	170.7	173.0
Income tax receivables	1.3	1.6	1.7	0.6
Cash and cash equivalents	54.5	47.3	41.4	38.2

Total current assets	322.4	318.5	321.9	318.4
Assets classified as held for sale and distribution to owners	–	–	–	18.9

Total assets	808.4	837.8	921.1	970.6

Equity and liabilities
Equity attributable to equity holders of the parent
Issued capital	70.0	70.0	70.0	70.0
Reserves	41.2	41.9	48.5	21.2
Retained earnings	91.8	83.3	96.6	141.2

Total equity attributable to equity holders of the parent	203.0	195.2	215.1	232.4
Hybrid bond	100.0	100.0	100.0	100.0
Non-controlling interest	4.6	4.2	5.0	9.0

Total equity	307.6	299.4	320.1	341.4
Non-current liabilities
Interest-bearing loans and borrowings	100.3	126.9	147.5	182.3
Employee benefit obligations	99.5	100.3	96.0	76.1
Provisions	0.4	0.8	1.2	1.4
Other liabilities	0.0	0.0	1.4	0.5
Deferred tax liabilities	2.1	2.0	1.8	4.0

Total non-current liabilities	202.4	230.0	247.9	264.3
Current liabilities
Interest-bearing loans and borrowings	84.6	116.4	147.7	148.2
Trade and other payables	201.4	183.5	194.0	200.2
Income tax liabilities	7.2	1.5	1.0	3.9
Provisions	5.1	7.1	10.4	6.9

Total current liabilities	298.4	308.4	353.1	359.1

Total liabilities	500.8	538.4	601.0	623.4

Liabilities directly associated with assets classified as held for sale and distribution to owners	–	–	–	5.9

Total equity and liabilities	808.4	837.8	921.1	970.6

	As at and for the nine months ended September 30,		As at and for the year ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)		(audited)
	(EUR in millions)
CONSOLIDATED STATEMENT OF CASH FLOWS DATA
Net cash from operating activities	98.9	36.7	60.0	35.4	41.0
Net cash from investing activities	(22.8)	29.7	22.1	21.5	(158.4)
Net cash from financing activities	(69.4)	(43.4)	(75.1)	(54.8)	104.3
Net change in cash and cash equivalents	6.7	23.1	6.9	2.1	(13.1)
Cash and cash equivalents at the beginning of the period	47.3	41.4	41.4	38.7	55.5
Foreign exchange effect on cash	0.5	(1.5)	(1.0)	0.6	(3.7)
Cash and cash equivalents at the end of the period	54.5	63.0	47.3	41.4	38.7

Section B – Issuer

	As at and for the nine months ended September 30,		As at and for the year ended December 31,
	2016	2015	2015		2014		2013
	(unaudited)		(unaudited, unless otherwise indicated)
	(percent, unless otherwise indicated)
KEY FIGURES
EBITDA,(1) EUR in millions	101.2	81.6	96.4		66.5		64.6
percent of net sales	12.3	10.0	9.0		6.6		6.4
Adjusted EBITDA,(2) EUR in millions	104.5	83.2	104.8		78.6		65.0
percent of net sales	12.8	10.1	9.7		7.9		6.4
Operating profit/loss, EUR in millions	62.9	38.2	21.9	(3)	(3.7	)(3)	10.7	(3)
percent of net sales	7.7	4.7	2.0		(0.4)		1.1
Adjusted operating profit/loss,(4) EUR in millions	66.2	39.9	47.5		28.6		13.4
percent of net sales	8.1	4.9	4.4		2.9		1.3
Return on capital employed (ROCE)(5)	16.3	8.6	3.9		1.3		(4.3)
Return on equity (ROE)(6)	14.7	12.0	2.8		(0.8)		13.8
Interest-bearing net liabilities,(7) EUR in millions	130.5	203.7	195.9		253.8		291.7
Equity ratio(8)	38.1	34.8	35.8		34.8		35.2
Gearing ratio(9)	42.4	64.2	65.4		79.3		85.5
Equity per share,(10) EUR	4.36	4.57	4.20		4.65		5.04
Capital expenditure (excluding acquisitions), EUR in millions	18.0	13.6	27.3		49.1		84.8
Capital employed at the end of the period,(11) EUR in millions	492.5	583.9	542.6		615.3		671.8
Number of employees, average	3,298	3,390	3,376		3,499		4,490
Total number of shares at the end of the period	46,670,608	46,670,608	46,670,608		46,670,608		46,670,608

(1)	EBITDA	=	Operating profit + Depreciation, amortizations and impairments

(2)	Adjusted EBITDA	=	EBITDA excluding items affecting comparability

(3)	Audited.

(4)	Adjusted operating profit/loss	=	Operating profit excluding items affecting comparability

(5)	Return on capital employed (ROCE)	=	Profit/(loss) before taxes + Financing expenses	x 100
Total assets (annual average) – Non-interest-bearing liabilities (annual average)

(6)	Return on equity (ROE)	=	Profit/(loss) for the period	x 100
Total equity (annual average)

(7)	Interest-bearing net liabilities	=	Interest-bearing loans and borrowings – Cash and cash equivalents – Other investments (current)

(8)	Equity ratio	=	Total equity	x 100
Total assets – Advances received

(9)	Gearing ratio	=	Interest-bearing net liabilities	x 100
Total equity

(10)	Equity per share	=	Equity attributable to owners of the parent
Number of outstanding shares at the end of the period

(11)	Capital employed at the end of the period	=	Total assets – Non interest-bearing liabilities

Section B – Issuer

Reconciliation of Certain Alternative Performance Measures

The following table sets forth a reconciliation of Ahlstrom’s EBITDA, adjusted EBITDA and adjusted operating profit/loss to reported operating profit/loss for the years ended December 31, 2015, 2014 and 2013 and for the nine months ended September 30, 2016 and 2015:

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015		2014		2013
	(unaudited, unless otherwise indicated)
	(EUR in millions)
EBITDA and adjusted EBITDA
Operating profit/loss (IFRS)	62.9	38.2	21.9	(1)	(3.7	)(1)	10.7	(1)
Depreciation, amortizations and impairments	38.3	43.4	74.6		70.2		53.9
EBITDA(2)(3)	101.2	81.6	96.4		66.5		64.6
Items affecting comparability (4)
Restructuring expenses	4.5	2.8	7.2		11.6		4.4
Net gains or losses from business disposals	(1.1)	(1.3)	1.1		0.5		(4.0)
Total items affecting comparability	3.4	1.6	8.3		12.1		0.3
Adjusted EBITDA(3)(4)(5)	104.5	83.2	104.8		78.6		65.0

Adjusted operating profit/loss
Operating profit/loss (IFRS)	62.9	38.2	21.9	(1)	(3.7	)(1)	10.7	(1)
Items affecting comparability(4)
Restructuring expenses	4.5	2.8	7.2		11.6		4.4
Net gains or losses from business disposals	(1.1)	(1.3)	1.1		0.5		(4.0)
Impairment charges and write-down of non-current assets	–	0.1	17.3		20.2		2.3
Total items affecting comparability	3.4	1.7	25.6		32.3		2.7
Adjusted operating profit (3)(4)(6)	66.2	39.9	47.5		28.6		13.4

(1)	Audited.

(2)	Ahlstrom defines EBITDA as operating profit before depreciation, amortizations and impairments.

(3)

Ahlstrom believes that EBITDA, adjusted EBITDA and adjusted operating profit/loss measures provide meaningful supplemental information to the financial measures presented in the consolidated income statement prepared in accordance with IFRS to Ahlstrom’s management and the readers of its financial statements by excluding items outside ordinary course of business which reduce comparability from period to period. EBITDA, adjusted EBITDA and adjusted operating profit/loss are not accounting measures defined or specified in IFRS in accordance with the “Alternative Performance Measures” guidance issued by ESMA and are, therefore, considered non-IFRS financial measures, which should not be viewed in isolation or as a substitute to the IFRS financial measures. Companies do not calculate alternative performance measures in a uniform way and, therefore, the alternative performance measures presented in this Prospectus may not be comparable between Munksjö and Ahlstrom or with similarly named measures presented by other companies.

(4)

Ahlstrom presents adjusted EBITDA and adjusted operating profit/loss in addition to EBITDA and operating profit/loss to reflect the underlying business performance and to enhance comparability from period to period. Comparable performance measures exclude items affecting comparability being material items outside ordinary course of business such as costs for closure of business operations, restructurings and rightsizing, net gains or losses from business disposals including direct transaction costs as well as goodwill impairment charges and write-down of non-current assets.

(5)	Ahlstrom defines adjusted EBITDA as EBITDA excluding items affecting comparability.

(6)	Ahlstrom defines adjusted operating profit/loss as operating profit/loss excluding items affecting comparability.

Section B – Issuer
Element	Disclosure requirement	Disclosure
B.8	Selected key pro forma financial information

The Unaudited Pro Forma Financial Information is presented for illustrative purposes only to give effect to the Merger and the refinancing under the New Financing Agreements on Munksjö’s financial information. The Merger will be accounted for as a business combination at consolidation using the acquisition method of accounting under the provisions of “IFRS 3 – Business Combinations” (“IFRS 3”) with Munksjö determined as the acquirer of Ahlstrom.

The unaudited pro forma combined statement of financial position as at September 30, 2016 gives effect to the Merger and the refinancing under the New Financing Agreements as if they had occurred on that date. The unaudited pro forma combined income statements for the nine months ended September 30, 2016 and for the year ended December 31, 2015 give effect to the Merger and the refinancing under the New Financing Agreements as if they had occurred on January 1, 2015.

The Unaudited Pro Forma Financial Information has been prepared in accordance with the Annex II to the Commission Regulation (EU) N:o 809/2004, as amended, and on a basis consistent with IFRS as adopted by the EU and with the accounting principles applied in Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2015. The Unaudited Pro Forma Financial Information has been derived from (a) Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2015, (b) Munksjö’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016, (c) Ahlstrom’s audited consolidated financial statements as at and for the year ended December 31, 2015 and (d) Ahlstrom’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016. The Unaudited Pro Forma Financial Information reflects adjustments to historical financial information to give effect to events that are directly attributable to the Merger and to the refinancing under the New Financing Agreements and which are based upon available information and certain assumptions that Munksjö believes are reasonable under the circumstances. The Unaudited Pro Forma Financial Information has not been compiled in accordance with Article 11 of Regulation S-X under the Securities Act or the guidelines established by the American Institute of Certified Public Accountants.

Munksjö has preliminarily allocated the estimated Merger Consideration based on Ahlstrom’s consolidated balance sheet information as at September 30, 2016 based on estimates considered reasonable, and the preliminary estimate of the Merger Consideration is based on the November 10, 2016 closing price of the Munksjö share on Nasdaq Helsinki. Actual results of the Merger may materially differ from the assumptions used in the Unaudited Pro Forma Financial Information. The Unaudited Pro Forma Financial Information has been prepared by Munksjö for illustrative purposes only and it reflects the assumed circumstances, and is not necessarily indicative of the actual financial position or results of operations of Munksjö that would have been realized had the Merger and the refinancing under the New Financing Agreements occurred as at the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations that Munksjö will experience going forward. The unaudited pro forma combined income statements do not reflect any expected cost savings or synergy benefits that are expected to be generated or incurred.

Section B – Issuer

Unaudited Pro Forma Combined Statement of Financial Position as at September 30, 2016

The following table sets forth the unaudited pro forma combined statement of financial position as at September 30, 2016:

	As at September 30, 2016
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
	(EUR in millions)
Assets
Non-current assets
Tangible assets	416.1	312.7	130.5	–	859.3
Goodwill	225.5	72.2	275.5	–	573.2
Other intangible assets	43.5	10.7	221.3	–	275.5
Equity accounted investments	2.2	15.7	(15.7)	–	2.2
Other non-current assets	3.2	8.1	(0.5)	1.9	12.7
Deferred tax assets	48.3	66.6	(9.1)	–	105.8

Total non-current assets	738.8	486.0	601.9	1.9	1,828.6
Current assets
Inventory	156.0	123.2	(8.3)	–	270.9
Accounts receivable	115.9	111.7	(7.1)	–	220.6
Other current assets	30.4	31.7	(3.0)	–	59.0
Current tax asset	1.2	1.3	–	–	2.5
Cash and cash equivalents	116.2	54.5	(62.6)	19.0	127.0

Total current assets	419.7	322.4	(81.1)	19.0	680.0

Total assets	1,158.5	808.4	520.8	21.0	2,508.6

Equity and liabilities
Equity
Attributable to parent company’s shareholders
Share capital	15.0	70.0	–	–	85.0
Reserve for unrestricted equity	254.1	–	428.6	–	682.7
Other reserves	370.9	41.2	(41.2)	–	370.9
Retained earnings	(219.1)	91.8	55.9	(3.5)	(74.9)
Hybrid bond	–	100.0	(100.0)	–	–

Total equity attributable to parent company’s shareholders	420.9	303.0	343.3	(3.5)	1,063.7
Non-controlling interests	4.0	4.6	–	–	8.7
Total equity	424.9	307.6	343.3	(3.5)	1,072.4

Non-current liabilities
Non-current borrowings	293.6	100.3	109.9	67.2	571.0
Other non-current liabilities	3.1	0.0	–	–	3.1
Pension obligations	51.7	99.5	(33.3)	–	117.8
Deferred tax liabilities	74.4	2.1	94.0	–	170.6
Provisions	17.7	0.4	–	–	18.2

Total non-current liabilities	440.5	202.4	170.6	67.2	880.6
Current liabilities
Current borrowings	22.4	84.6	(0.2)	(43.7)	63.1
Accounts payable	141.2	139.8	0.3	1.0	282.3
Liabilities to equity accounted investments	5.9	–	–	–	5.9
Accrued expenses and deferred income	103.6	44.1	7.0	–	154.8
Current tax liabilities	8.0	7.2	0.0	–	15.2
Other current liabilities	12.0	22.7	(0.4)	–	34.4

Total current liabilities	293.1	298.4	6.9	(42.7)	555.6

Total liabilities	733.6	500.8	177.5	24.5	1,436.2

Total equity and liabilities	1,158.5	808.4	520.8	21.0	2,508.6

Section B – Issuer

Unaudited Pro Forma Combined Income Statement for the Nine Months Ended September 30, 2016

The following table sets forth the unaudited pro forma combined income statement for the nine months ended September 30, 2016:

	For the nine months ended September 30, 2016
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
	(EUR in millions, unless otherwise indicated)
Net sales	860.5	819.8	(59.9)	–	1,620.4
Other operating income	5.3	5.5	(0.1)	–	10.7
Total income	865.8	825.3	(60.0)	–	1,631.1
Changes in inventories	2.1	1.9	0.1	–	4.0
Materials and supplies	(411.5)	(368.1)	33.4	–	(746.2)
Other external costs	(199.5)	(194.3)	26.5	–	(367.2)
Personnel costs	(156.3)	(163.6)	3.4	–	(316.5)
Depreciation and amortization	(42.1)	(38.3)	(23.1)	–	(103.5)
Share of profit in equity accounted investments	–	0.2	(0.2)	–	–
Operating result	58.5	63.0	(19.9)	–	101.7
Financial income	4.0	0.3	(0.1)	–	4.3
Financial costs	(18.2)	(11.9)	0.7	(0.9)	(30.3)
Net financial items	(14.2)	(11.6)	0.7	(0.9)	(26.0)
Profit/(loss) before tax	44.3	51.4	(19.2)	(0.9)	75.7
Taxes	(12.8)	(18.0)	6.2	0.2	(24.4)
Net result for the period	31.5	33.5	(13.0)	(0.7)	51.2

Net result attributable to:
Parent company’s shareholders	31.3	33.4	(13.0)	(0.7)	51.0
Non-controlling interests	0.2	0.0	–	–	0.3

Earnings per share (attributable to parent company’s shareholders)
Basic earnings per share, EUR	0.62				0.53
Diluted earnings per share, EUR	0.62				0.53

Average number of shares
Basic	50,761,581				96,138,573
Diluted	50,878,354				96,255,346

Section B – Issuer

Unaudited Pro Forma Combined Income Statement for the Year Ended December 31, 2015

The following table sets forth the unaudited pro forma combined income statement for the year ended December 31, 2015:

	For the year ended December 31, 2015
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
	(EUR in millions, unless otherwise indicated)
Net sales	1,130.7	1,074.7	(80.8)	–	2,124.6
Other operating income	11.6	4.4	3.8	–	19.8
Total income	1,142.3	1,079.1	(76.9)	–	2,144.4
Changes in inventories	1.0	5.2	(4.3)	–	2.0
Materials and supplies	(573.9)	(495.2)	48.2	–	(1,020.8)
Other external costs	(283.6)	(276.0)	21.1	–	(538.6)
Personnel costs	(199.5)	(216.6)	4.4	–	(411.8)
Depreciation and amortization	(53.6)	(74.6)	(22.5)	–	(150.6)
Share of profit in equity accounted investments	0.0	0.2	(0.2)	–	0.0
Operating result	32.7	22.1	(30.1)	–	24.6
Financial income	10.5	0.5	(0.0)	–	11.0
Financial costs	(15.2)	0.1	0.9	(5.2)	(19.4)
Net financial items	(4.7)	0.6	0.9	(5.2)	(8.5)
Profit/(loss) before tax	28.0	22.6	(29.3)	(5.2)	16.2
Taxes	(5.2)	(14.1)	4.4	1.0	(13.8)
Net result for the period	22.8	8.6	(24.8)	(4.2)	2.4

Net result attributable to:
Parent company’s shareholders	22.4	9.2	(24.8)	(4.2)	2.6
Non-controlling interests	0.4	(0.7)	–	–	(0.2)

Earnings per share (attributable to parent company’s shareholders)
Basic earnings per share, EUR	0.44				0.03
Diluted earnings per share, EUR	0.44				0.03

Average number of shares
Basic	50,818,260				96,195,252
Diluted	50,918,311				96,295,303

Section B – Issuer
Element	Disclosure requirement	Disclosure
B.9	Profit forecast

The demand outlook for the last three months of 2016 for Munksjö’s specialty paper products is expected to remain stable compared with the current good level and to reflect the seasonal pattern.

The seasonal shutdowns at the end of 2016 are expected to be carried out to about the same extent as in 2015.

The EBITDA margin in 2016 is expected to further improve as compared to 2015 driven by the ongoing profitability improvement plan.

The cash flow effect of capital expenditure for fixed assets for 2016 is expected to be approximately EUR 40 million.

B.10	Nature of any qualifications in the audit report on the historical financial information	Not applicable. There are no qualifications in the audit reports on the historical financial information.

B.11	Working capital	Not applicable. Munksjö believes that the working capital available to it is sufficient for at least 12 months following the date of this Prospectus.

Section C – Securities

Element	Disclosure requirement	Disclosure
C.1	Type and class of the securities being admitted to trading

Munksjö has one series of shares, which has an ISIN code of FI4000048418. The trading codes of the shares in Munksjö in Nasdaq Helsinki and Nasdaq Stockholm are MUNK1 and MUNK1S. Each share in Munksjö entitles the holder to one vote at the general meetings of shareholders of Munksjö.

C.2	Currency of the securities issue	Euro.

C.3	Number of shares issued/par value per share

As at the date of this Prospectus, Munksjö’s fully paid share capital amounts to EUR 15,000,000 and the total number of shares in Munksjö is 51,061,581. As at the date of this Prospectus, Munksjö holds 300,000 of its own shares in treasury. The shares in Munksjö have no nominal value.

C.4	Rights attached to the securities

The rights attached to the shares in Munksjö are determined by the Finnish Companies Act (624/2006, as amended, the “Finnish Companies Act”) and other applicable Finnish regulation.

General Meetings of Shareholders

Pursuant to the Finnish Companies Act, shareholders exercise their power to resolve on matters at general meetings of shareholders.

Dividends and Other Distribution of Funds

All of the shares in Munksjö, including the Merger Consideration Shares, give equal rights to dividends and other distributable funds (including the distribution of Munksjö’s assets in dissolution) following the entry of the shares in the Finnish Trade Register.

In accordance with the prevailing practice in Finland, dividends on shares in a Finnish limited liability company, if any, are generally declared once a year. Dividends may be paid and unrestricted equity may be otherwise distributed for a specific financial year after the general meeting of shareholders has adopted the company’s financial statements for that year and resolved on the amount of dividend or other distribution of unrestricted equity based on the proposal by the board of directors of the company. Pursuant to the Finnish Companies Act, the general meeting of shareholders may also authorize the board of directors to resolve upon payment of dividends and other distributions of unrestricted equity. The amount of dividend or other distribution of unrestricted equity cannot exceed the amount stipulated by the general meeting of shareholders.

The amount of any dividend or other distribution of unrestricted equity is limited to the amount of distributable funds of the company stated in the financial statements upon which the decision to pay dividends or otherwise distribute unrestricted equity is based, subject to any material changes in the financial position of the company since the financial statements were prepared. Distribution of funds, whether by way of dividend or other distribution of unrestricted equity, is prohibited if it is known, or it should be known, at the time such decision is made that the company is insolvent or that such distribution would cause the company to become insolvent.

The dividend may not exceed the amount proposed or otherwise accepted by the board of directors, unless so requested at the general meeting by shareholders representing at least one-tenth of all of the issued and outstanding shares in the company, in which case, the dividend can be no more than the lesser of (i) at least one-half of the profit for the preceding financial year less the amount that the articles of association of the company require to be left undistributed (if any) and (ii) the amount of distributable funds as described above. However, in such case, the dividend cannot exceed 8 percent of the total shareholders’ equity of the company and the distributable amount must be adjusted for any dividends paid during the accounting period before the annual general meeting of shareholders.

Section C – Securities
Element	Disclosure requirement	Disclosure
C.5	Restrictions on the free transferability of the securities

A holder of Merger Consideration Shares may freely transfer such securities without the consent of other shareholders and Munksjö, but subject to transfer restrictions under the relevant laws in certain jurisdictions applicable to the transferor or transferee.

C.6	Admission/ regulated markets where the securities are traded

Munksjö intends to take the steps necessary for all of the Merger Consideration Shares to be admitted to trading on the official lists of Nasdaq Helsinki and Nasdaq Stockholm. Trading in the Merger Consideration Shares on the official lists of Nasdaq Helsinki and Nasdaq Stockholm is expected to commence on or about April 3, 2017.

C.7	Dividend policy

The Board of Directors of Munksjö has previously adopted a dividend policy pursuant to which Munksjö targets a dividend payout ratio of at least one-third of net cash flow from operating activities after capital expenditure of operative nature. Net cash flow from operating activities is calculated as an average over a three-year period in order to give stability in dividend payout. Capital expenditure of operative nature includes maintenance, cost improvement and efficiency improvement investments.

The Boards of the Directors of Munksjö and Ahlstrom have together with the management of the companies considered appropriate financial targets for the Combined Company and agreed on a financial target framework. According to the framework, the Combined Company aims for a stable and annually increasing dividend. Subsequent to the completion of the Merger, the new management team of the Combined Company will together with the Board of Directors of the Combined Company refine and possibly adapt the targets.

Notwithstanding any dividend policy adopted by the Combined Company, the Combined Company will evaluate the preconditions for the payment of dividends or other distributions of unrestricted equity annually, which may result in a deviation or change in the dividend policy, including a decision not to distribute any dividends. The amount of any dividends paid by the Combined Company in any given financial year is, therefore, uncertain. Further, any payment of dividends, or other distributions of unrestricted equity, by Munksjö with respect to prior financial periods is not an indication of the dividends to be paid for financial periods in the future, if any.

Section D – Risks
Element	Disclosure requirement	Disclosure
D.1	Key risks that are specific to the issuer or its industry

Risks relating to the Merger include, but are not limited to:

●         the number of Merger Consideration Shares will not be adjusted to reflect fluctuations in the market price of the shares in Munksjö or Ahlstrom, and the value of the Merger Consideration for the purposes of consolidated financial reporting will be measured on the Effective Date;

●         there is no certainty that the Merger will be completed, or the completion may be delayed;

●         the Merger may not be completed in the manner currently contemplated, which could have a material adverse effect on the estimated benefits of the Merger or the market price of the shares in Munksjö and/or Ahlstrom;

●         the Combined Company may not be able to realize some or any of the estimated benefits of the Merger, or it may not be successful in combining the business operations of Munksjö and Ahlstrom in the manner or within the timeframe currently estimated;

Section D – Risks
Element	Disclosure requirement	Disclosure

●         the Unaudited Pro Forma Financial Information in this Prospectus is presented for illustrative purposes only and may differ materially from the actual operating results and financial position of the Combined Company following completion of the Merger and the New Financing Agreements;

●         Ahlstrom’s shareholders who vote against the Merger in the EGM of Ahlstrom have the right to require Munksjö to redeem their shares in Ahlstrom in cash; and

●         certain financing and other agreements entered into by Munksjö and Ahlstrom, respectively, may be terminated by Munksjö’s and Ahlstrom’s respective counterparties as a result of the Merger.

Risks relating to the Combined Company and its operating environment include, but are not limited to:

●         the Combined Company may not be able to successfully implement its business strategy or manage its growth effectively;

●         uncertain global economic and financial market conditions could have a material adverse effect on the Combined Company’s business, financial condition and results of operations;

●         the demand for the Combined Company’s products will be affected by, among others, the cyclical nature of the industry in which it operates and changing market conditions;

●         the markets for fiber-based solutions and products are highly competitive, which could drive down prices or lead to a significant reduction in the demand for the Combined Company’s products;

●         the Combined Company may not be successful in product development and innovation or in development of its production processes to keep pace with competitors, or the Combined Company may be forced to make further investments due to technological developments in the industry;

●         volatility or increases in raw material prices and energy costs as well as the availability of raw materials and energy could have a material effect on the Combined Company’s profitability;

●         problems associated with operational efficiency could have a material adverse effect on the Combined Company;

●         the fiber-based solutions and products industry is characterized by significant capital expenditure in the production processes and maintenance of existing production and converting facilities and the failure or delay of any current or upcoming investment of a significant size or in the related investment process may have a material adverse effect on the Combined Company;

●         a loss of significant customer relationships and customer concentration could harm the Combined Company’s business;

●         the Combined Company will be subject to interruptions and damage at its production and converting facilities;

●         any significant problems with IT systems could have a material adverse effect on the Combined Company’s business, financial condition and results of operations;

Section D – Risks
Element	Disclosure requirement	Disclosure

●         failure to establish, manage and protect intellectual property rights could have a material adverse effect on the Combined Company’s competitiveness as well as on its business, financial condition and results of operations;

●         the Combined Company will be subject to the risk that its financial reporting is inaccurate or misleading;

●         the Combined Company may fail to retain and recruit key individuals;

●         the Combined Company will be subject to the risk of labor disputes, work stoppages and increased labor costs;

●         compliance with environmental, health and safety and other national and international laws and regulations could increase the Combined Company’s operating costs;

●         the Combined Company may fail to comply with the terms of its environmental permits, which could lead to production losses and penalties for the Combined Company and/or the permits may be modified;

●         the Combined Company’s operations will be exposed to risks related to human health, environment and natural resources;

●         Munksjö’s insurance policies provide limited coverage, potentially leaving the Combined Company uninsured against certain risks;

●         issues relating to product safety and product liability could interrupt the Combined Company’s production operations and the Combined Company may be required to pay damages or other remedies as a result of product liability claims;

●         political, financial or legal risks in emerging markets could have a material adverse effect on the Combined Company;

●         economic sanctions and trade restrictions could have a material adverse effect on the Combined Company’s business, financial condition and results of operations; and

●         the Combined Company may from time to time be involved in litigation and other similar proceedings that could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Risks relating to the Combined Company’s financial condition and financing include, but are not limited to:

●         the Combined Company may not be able to access additional financing or comply with the financial covenants included in its credit facilities and other loans, which could have a material adverse effect on its business, financial condition and result of operations;

●         the Combined Company’s tax burden could increase due to changes in tax laws or regulations or their application and interpretation, or as a result of current or future tax audits;

●         if the Combined Company will be unable to utilize its deferred tax assets, its results of operations could be adversely affected;

●         an impairment of goodwill, other intangible assets or tangible assets could have a material adverse effect on the financial position or operating results of the Combined Company;

Section D – Risks
Element	Disclosure requirement	Disclosure

●         the Combined Company will be exposed to fluctuations in foreign exchange rates;

●         the Combined Company will be exposed to fluctuations in interest rates;

●         costs related to pension benefit plans could increase; and

●         financial difficulties or bankruptcy of one or more of the Combined Company’s major customers or financing counterparties could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

D.3	Key risks that are specific to the securities

Risks relating to the shares in the Combined Company include, but are not limited to:

●         the Combined Company’s ability to pay dividends or other distributions of unrestricted equity in accordance with its dividend policy or otherwise is dependent on the availability of distributable funds and the Combined Company may be unable to, or decide not to, pay any dividends or other distributions of unrestricted equity in the future;

●         interests of certain larger shareholders of the Combined Company may differ from the interests of other shareholders; and

●         the market price of the shares in the Combined Company could fluctuate considerably.

Section E – Offer
Element	Disclosure requirement	Disclosure
E.1	Net proceeds/estimate of expenses

Munksjö will not receive any cash proceeds from the Merger. The total costs expected to be incurred by Munksjö and Ahlstrom in connection with the Merger primarily comprise financial, legal and advisory costs and amount to approximately EUR 16.4 million (excluding estimated transaction costs for refinancing).

E.2a	Reasons for the offer/use of proceeds/estimated net amount of the proceeds

The combination of Munksjö and Ahlstrom will create a global leader in sustainable and innovative fiber-based solutions (more than 90 percent produced from renewable fibers), with leading global positions in the main product areas decor, filtration and release liners (Munksjö’s estimate, measured by sales volume). The Combined Company will focus on attractive specialty niches, where the flexible production platform supports customer-tailored solutions. The Combined Company will be better positioned to serve customers and will have a strengthened position in the value chain through increased size.

Through the combination, a strong and well-established platform will be created with multiple growth opportunities through a broadened customer base, a widened geographical footprint and expanded product and service offerings. Together, the companies will be able to serve a broad range of end-market segments with complementary product and service offerings (e.g., filtration and abrasives to the automotive industry as well as food and beverage packaging and release liners to the food and beverage industry), which creates potential for innovation within new customer-focused solutions. The two companies have complementary geographical footprints, as Munksjö has strong market positions in Europe and South America and Ahlstrom has strong market positions in Europe, North America and Asia, which opens up new geographical growth opportunities through coordination of the product portfolios and distribution and logistics networks. The Combined Company will have a more diversified revenue and earnings base through this wider geographic footprint and broader product offering and is expected to have a strong financial position and cash

Section E – Offer
Element	Disclosure requirement	Disclosure

flow to support the Combined Company’s strategic growth ambitions. The increased size and strengthened capital base also gives potential for increased financing optionality and lower cost of debt. Furthermore, the combination offers employees enhanced career opportunities, supporting the Combined Company’s ability to attract and retain top talent.

The combination is expected to create significant value for the stakeholders in the Combined Company through synergies resulting from the coordination of the operations of the two companies. Short to mid-term, the annual cost synergies are estimated to be approximately EUR 35 million.

The majority of the planned cost synergies are expected to be achieved through organizational streamlining, mainly within sales, general and administrative expenses (SG&A) as well as through a focusing of central administration and a combination of administration for closely located sales offices and production and converting facilities. The remaining planned cost synergies are mainly expected to be reached through coordination of purchasing and production.

The annual cost synergies are expected to be gradually realized over two years following completion of the Merger. A more pronounced impact on the Combined Company’s profitability is expected from the fourth quarter of 2017 and the cost synergies are expected to be fully realized as from the second quarter of 2019. Integration costs of approximately EUR 30 million are expected to have nonrecurring cash flow impacts from the third quarter of 2017 to the second quarter of 2018, with the majority of the nonrecurring costs impacting the second and third quarters of 2017. Munksjö and Ahlstrom will inform, consult and negotiate with relevant employee organizations regarding the social, economic and legal consequences of the proposed combination in accordance with the applicable legal requirements.

The Combined Company will continue to evaluate additional revenue and cost synergies beyond the current plan through leveraging the combined R&D platform and wider geographical footprint, cross selling through the combined customer base and further coordination of production, sales and procurement.

E.3	Terms and conditions of the offer

The Boards of Directors of Munksjö and Ahlstrom have, on November 7, 2016, agreed on combining the two companies, and entered into the Combination Agreement and executed the Merger Plan pursuant to which Ahlstrom would be merged into Munksjö through a statutory absorption merger in such a manner that all assets and liabilities of Ahlstrom would be transferred without a liquidation procedure to Munksjö.

The Boards of Directors of Munksjö and Ahlstrom have, on November 14, 2016, proposed that the EGMs of Munksjö and Ahlstrom scheduled to be held on January 11, 2017 resolve on the Merger in accordance with the Merger Plan and approve the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the respective EGMs of Munksjö and Ahlstrom, merger control approvals from relevant competition authorities, the satisfaction or waiver of the other conditions precedent in the Combination Agreement and the Merger Plan, the Combination Agreement not having been terminated in accordance with its terms and the registration of the completion of the Merger with the Finnish Trade Register. The completion of the Merger is expected to be registered with the Finnish Trade Register on or about April 1, 2017 (i.e., the Effective Date). On the Effective Date, Ahlstrom will automatically dissolve.

Ahlstrom’s shareholders will receive as Merger Consideration 0.9738 Merger Consideration Shares for each share in Ahlstrom owned by them (i.e., Merger Consideration Shares will be issued to Ahlstrom’s shareholders in proportion to their existing shareholdings in Ahlstrom in the ratio of 0.9738:1), except for such Ahlstrom’s shareholders who have demanded at the EGM of Ahlstrom resolving on the Merger that their shares in Ahlstrom be redeemed and voted

Section E – Offer
Element	Disclosure requirement	Disclosure

against the Merger. The allocation of the Merger Consideration will be based on the shareholding in Ahlstrom at the end of the last trading day preceding the Effective Date. No Merger Consideration will be issued in respect of treasury shares held by Ahlstrom. The aggregate number of the Merger Consideration Shares to be issued is expected to be 45,376,992 shares (excluding treasury shares held by Ahlstrom and assuming that none of Ahlstrom’s shareholders demand at the EGM of Ahlstrom resolving on the Merger that their shares in Ahlstrom be redeemed) as at the date of this Prospectus. If the number of Merger Consideration Shares received by a shareholder of Ahlstrom is a fractional number, the fractions will be rounded down to the nearest whole number. Fractional entitlements to the Merger Consideration Shares will be aggregated and sold in the secondary market and the proceeds will be distributed pro rata to Ahlstrom’s shareholders who would have been entitled to receive fractional entitlements. Following the approval of the Merger and the Merger Plan by the EGMs of Munksjö and Ahlstrom, Ahlstrom’s shareholders will not be required to take any action in order to receive the Merger Consideration. The Merger Consideration Shares will be recorded on the book-entry accounts of Ahlstrom’s shareholders on or about April 3, 2017.

E.4	Interests material to the issue/conflicting interests

In line with customary practice, Munksjö has agreed with the financial advisers that a portion of their remuneration will be paid only if the Merger is completed. The total amount of remuneration payable to the financial advisers that is dependent on the completion of the Merger is in total approximately EUR 4 million.

Each of the financial advisers and/or their respective affiliates have provided from time to time, and may provide in the future, financial advisory, investment and commercial banking services as well as financing to Munksjö in the ordinary course of business, for which they may have received and may continue to receive customary fees and commissions. In particular, Nordea Bank AB (publ) (“Nordea”), an affiliate of Nordea Bank Finland Plc, is a mandated lead arranger and underwriter and agent, and Investment Banking, Skandinaviska Enskilda Banken AB (publ) (“SEB”), an affiliate of Skandinaviska Enskilda Banken AB, is a mandated lead arranger and underwriter under the New Financing Agreements entered into by Munksjö and Ahlstrom in connection with the Merger.

E.5	Name of the person or entity offering to sell the security	Not applicable.

	Lock-up agreements	Not applicable.

E.6	Dilution	The maximum number of the Merger Consideration Shares represents approximately 47.2 percent of outstanding shares in Munksjö and the votes conferred by the shares after the completion of the Merger.

E.7	Estimated expenses charged to the investor	Not applicable. No expenses will be directly charged to investors by Munksjö in respect of the Merger.

RISK FACTORS

An investment in the Combined Company involves a number of risks, many of which are inherent in the Combined Company’s business and could be significant. Except where references are made to the Merger and/or transactions contemplated in connection therewith, the risks below reflect the businesses of Munksjö and Ahlstrom existing prior to the Merger. Shareholders should carefully review the information contained in this Prospectus, and in particular, the risk factors described below. The following description of risk factors is based on information known and assessed on the date of this Prospectus and, therefore, is not necessarily exhaustive. Some of these factors are contingencies that may or may not occur and neither Munksjö nor Ahlstrom is in the position to express a view on the likelihood of any such contingency occurring or not occurring. Should one or more of the risk factors described in this Prospectus materialize, it could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. The Combined Company also faces many of the risks inherent in the fiber-based solutions and products industry and additional risks not currently known or not currently deemed material could also have a material adverse effect on the Combined Company’s business, financial condition and results of operations. The market price of shares in the Combined Company, including the Merger Consideration Shares, could decline due to the realization of these risks, and investors could lose part or all of their investment. The order in which the risk factors are presented does not reflect the probability of their realization or order of importance.

This Prospectus also contains forward-looking statements that involve risks and uncertainties. The Combined Company’s actual results could materially differ from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Prospectus. See “Certain Matters—Special Cautionary Notice Regarding Forward-looking Statements.”

Risks Relating to the Merger

The number of Merger Consideration Shares will not be adjusted to reflect fluctuations in the market price of the shares in Munksjö or Ahlstrom, and the value of the Merger Consideration for the purposes of consolidated financial reporting will be measured on the Effective Date.

Pursuant to the Merger Plan, a fixed number of the Merger Consideration Shares are being offered to Ahlstrom’s shareholders. Therefore, the value of the Merger Consideration Shares may be lower or higher on the Effective Date than on the date of this Prospectus or on the date on which the EGM of Ahlstrom resolves upon the Merger. For consolidated financial reporting purposes, value of the fixed number of Merger Consideration Shares will be determined on the Effective Date at the then-current market price to determine the total value of the Merger Consideration for purchase accounting purposes. See also “Unaudited Pro Forma Financial Information” for further information about the financial statement impact of the Merger Consideration and its effects to the Combined Company’s Unaudited Pro Forma Financial Information (as defined in “Unaudited Pro Forma Financial Information”). The number of Merger Consideration Shares will not be adjusted to reflect fluctuations in the market price of shares in Munksjö or Ahlstrom. Ahlstrom’s shareholders should therefore assess the Merger Consideration with reference to the prevailing market price.

There is no certainty that the Merger will be completed, or the completion may be delayed.

The completion of the Merger is subject to, inter alia, approval by the respective EGMs of Munksjö and Ahlstrom, merger control approvals from relevant competition authorities, the satisfaction or waiver of the other conditions precedent in the Combination Agreement and the Merger Plan, the Combination Agreement not having been terminated in accordance with its terms and the registration of the completion of the Merger with the Finnish Trade Register. For information on the conditions to the completion of the Merger in the Combination Agreement and the Merger Plan, see “Merger of Munksjö and Ahlstrom—Combination Agreement—Conditions to the Completion of the Merger” as well as the Merger Plan, which is attached to this Prospectus as Annex E. The completion of the Merger is expected to be registered in the Finnish Trade Register on or about April 1, 2017 (i.e., the Effective Date).

The Boards of Directors of Munksjö and Ahlstrom have, on November 14, 2016, proposed that the EGMs of Munksjö and Ahlstrom scheduled to be held on January 11, 2017 resolve on the Merger in accordance with the Merger Plan and approve the Merger Plan. The Merger and the Merger Plan must be approved by shareholders of Munksjö and Ahlstrom representing at least two-thirds of the votes cast and shares represented at the respective EGMs of Munksjö and Ahlstrom. The Merger Plan must be approved in the form proposed by the Boards of Directors of Munksjö and Ahlstrom. If the EGMs of either Munksjö or Ahlstrom do not approve the Merger and the Merger Plan in the form proposed by the Boards of Directors of Munksjö and Ahlstrom, the Merger would not be completed.

Pursuant to the Finnish Companies Act, a merger includes a creditor hearing process during which creditors of the merging company (i.e., creditors of Ahlstrom) may object to the merger until the due date of the creditor hearing process. In the Merger, such due date is February 15, 2017. If any of Ahlstrom’s creditors object to the Merger in the creditor hearing process and do not revoke such objection, the Finnish Trade Register would not register the completion of the Merger until a competent district court has issued a confirmatory judgment stating that the opposing creditor has received payment for its receivables or that Ahlstrom has posted a security for the payment of the creditor’s receivables. If one or more of Ahlstrom’s creditors object to the Merger in the creditor hearing process, the creditor hearing process could delay the completion of the Merger.

The Merger may not be completed in the manner currently contemplated, which could have a material adverse effect on the estimated benefits of the Merger or the market price of the shares in Munksjö and/or Ahlstrom.

As described under “Merger of Munksjö and Ahlstrom—Combination Agreement,” the completion of the Merger is conditional upon the satisfaction or, to the extent permitted by applicable law, waiver by Munksjö and/or Ahlstrom, of a number of conditions, including receipt of merger control approvals from relevant competition authorities set forth in the Combination Agreement. There can be no assurance that such merger control approvals will be obtained or that any merger control approvals that are obtained will be maintained. In addition, the terms and conditions of any merger control approvals related to the completion of the Merger may require, among other things, the divestment of certain assets anticipated to be part of the Combined Company. In such case, Munksjö or Ahlstrom, as the case may be, may not be able to execute any such divestment within the required timeframe, at the desired price or at all, and any such divestment may have a material adverse effect on the Combined Company’s ability to realize some or any of the estimated benefits of the Merger. If the completion of the Merger is delayed or not completed due to the required conditions not being satisfied or Munksjö or Ahlstrom becomes subject to any material conditions in order to obtain any merger control approvals required to complete the Merger, this could have a material adverse effect on the Combined Company’s business, financial condition and results of operations and a material adverse effect on the market price of the shares in Munksjö and/or Ahlstrom.

The Combined Company may not be able to realize some or any of the estimated benefits of the Merger, or it may not be successful in combining the business operations of Munksjö and Ahlstrom in the manner or within the timeframe currently estimated.

Achieving the estimated benefits of the Merger will depend largely on the timely and efficient combination of the business operations of Munksjö and Ahlstrom. The combination will involve certain risks and uncertainties, and there can be no assurance that the Combined Company will achieve any of the estimated benefits of the Merger, including organizational streamlining, mainly within sales, general and administrative expenses (SG&A) as well as through a focusing of central administration and a combination of administration for closely located sales offices and production and converting facilities, coordination of purchasing and production, and other synergy benefits described elsewhere in this Prospectus within the currently estimated timeframe, or that any such benefits can be achieved at all. Adverse developments in general economic conditions or any conditions potentially imposed by regulatory authorities could limit, eliminate or delay the Combined Company’s ability to realize estimated benefits, which could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Risks and challenges relating to the combination of the business operations of Munksjö and Ahlstrom include, but are not limited to, the following:

●

the placement of considerable demands on the Combined Company’s resources to manage the combination, including requiring significant amounts of management time, which may impair management’s ability to run the Combined Company’s business effectively during that process;

●

the structure and reliability of the combined corporate, financial, control and administrative functions, including cash management, internal and other financing, hedging of market risks, insurance, financial control and reporting, information technology, communications, compliance and other administrative functions;

●	the implementation of a new organizational model;

●	the process of coordinating indirect raw material and energy sourcing in order to eliminate overlapping procurement operations;

●	the retention of senior management and/or key employees of the Combined Company;

●	the risk of becoming slower and losing momentum while coordinating research and development, marketing and other support functions; and

●	the mitigation of contingent and assumed liabilities.

Short to mid-term, the annual cost synergies resulting from the combination are estimated to be approximately EUR 35 million. The estimates relating to cost synergy benefits expected to arise from the Merger and the combination of the business operations of Munksjö and Ahlstrom as well as the related integration costs have been prepared by Munksjö and Ahlstrom and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the Merger and the combination of the business operations of Munksjö and Ahlstrom on the business, financial condition and results of operations of the Combined Company. The assumptions relating to the estimated cost synergy benefits and related integration costs are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost synergy benefits from the Merger and the combination of the business operations of Munksjö and Ahlstrom, if any, and the related integration costs to differ materially from the estimates in this Prospectus. For additional information on the assumptions used in estimating the cost synergy benefits expected to arise from the Merger and the related integration costs, see “Information about the Combined Company—Assumptions Used in Preparing the Cost Synergy Benefits and Related Integration Cost Estimates.”

The Unaudited Pro Forma Financial Information in this Prospectus is presented for illustrative purposes only and may differ materially from the actual operating results and financial position of the Combined Company following completion of the Merger and the New Financing Agreements.

The Unaudited Pro Forma Financial Information in this Prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Combined Company’s actual financial position or results of operations would have been had the Merger and the refinancing under the New Financing Agreements (as defined under “Unaudited Pro Forma Financial Information—New Financing Agreements”) been completed on the dates indicated. In addition, the Unaudited Pro Forma Financial Information does not purport to project the future financial position or results of operations of the Combined Company. The pro forma financial information has been prepared based upon available information and certain assumptions and estimates that Munksjö and Ahlstrom currently believe are reasonable. The Unaudited Pro Forma Financial Information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase consideration to Ahlstrom’s acquired assets and liabilities assumed, to align the presentation of Ahlstrom’s financial information with Munksjö’s presentation, to align the accounting policies of Ahlstrom with those of Munksjö and to reflect the impact of the refinancing under the New Financing Agreements. The preliminary estimate of the value of the Merger Consideration reflected in the Unaudited Pro Forma Financial Information does not purport to represent the actual value of the purchase consideration to be transferred on the Effective Date. In accordance with IFRS, the fair value of the Merger Consideration Shares will be measured on the Effective Date at the then-current market price. This requirement will likely result in the value of the Merger Consideration differing from the amount assumed in the Unaudited Pro Forma Financial Information, and the difference may be material. Changes in the price of the shares in Munksjö would increase or decrease the value of the Merger Consideration, which would be reflected as an increase or decrease to goodwill in the consolidated accounts. The purchase consideration allocation reflected in the Unaudited Pro Forma Financial Information in this Prospectus is preliminary, and the final allocation of the purchase consideration will be based upon the actual value of the Merger Consideration and the fair values of the assets and liabilities of Ahlstrom as at the Effective Date. In addition, subsequent to the Effective Date, there may be further refinements of the purchase consideration allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in the Unaudited Pro Forma Financial Information in this Prospectus. See “Unaudited Pro Forma Financial Information.”

Ahlstrom’s shareholders who vote against the Merger in the EGM of Ahlstrom have the right to require Munksjö to redeem their shares in Ahlstrom in cash.

According to the Finnish Companies Act, a shareholder of the merging company who votes against a merger at the general meeting of shareholders deciding on the merger may, at such general meeting, demand that his or her shares be redeemed in cash at fair price. Furthermore, under the Finnish Companies Act at least two-thirds of the votes cast and the shares represented at a general meeting of shareholders must vote in favor of a merger for it to be approved. Therefore, the Merger can be approved by the EGM of Ahlstrom even if shareholders representing up to one-third of all shares in Ahlstrom vote against the Merger, and such objecting shareholders would have the right to demand that their shares in Ahlstrom be redeemed in cash. See “Merger of Munksjö and Ahlstrom—Shareholder Support.”

Pursuant to the Combination Agreement and the Merger Plan, the completion of the Merger is subject to the condition that shareholders in Ahlstrom representing no more than 20 percent of the shares and votes in Ahlstrom demand at the EGM of Ahlstrom resolving on the Merger that their shares in Ahlstrom be redeemed (subject to waiver by Munksjö and Ahlstrom). The payment of the redemption price to objecting Ahlstrom shareholders could result in a substantial cash payment by Munksjö, and could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Certain financing and other agreements entered into by Munksjö and Ahlstrom, respectively, may be terminated by Munksjö’s and Ahlstrom’s respective counterparties as a result of the Merger.

As is customary, a number of Munksjö’s and Ahlstrom’s financing and other agreements entered into with third parties include clauses that prevent or impose limitations on transferring the rights and obligations arising from such agreements without the consent or waiver of the other party, and may give the other party a right to terminate the agreement in the event of a merger or change of control. The applicability of these clauses in a statutory merger context is often subject to interpretation and uncertainty. Notwithstanding any notifications to or consents or waivers received from certain counterparties in relation to the Merger process, certain of Munksjö’s or Ahlstrom’s financing and other agreements could be prematurely terminated due to the Merger. The risks related to the premature termination, if realized, could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Risks Relating to the Combined Company and its Operating Environment

The Combined Company may not be able to successfully implement its business strategy or manage its growth effectively.

The future growth of the Combined Company will depend on the successful implementation of its business strategy, including the combination of the business operations of Munksjö and Ahlstrom. The Combined Company’s ability to implement the business strategy and achieve the financial targets described in this Prospectus and otherwise grow its business is subject to a variety of factors, many of which are beyond the Combined Company’s control, including, but not limited to, the Combined Company’s ability to:

●	grow in selected niches of the innovative fiber-based solutions market with a positive growth outlook;

●	continue to deliver a clear customer value-add through a high quality offering supported by advanced technology, deep know-how and tailored services;

●	efficiently utilize the flexible and agile production and service platform, which is well suited to develop the Combined Company’s customer-specific solutions in a sustainable manner; and

●

develop clear responsibilities by implementing a business unit based operating model that locally promotes accountability, enables quick and efficient response and is built on a shared global ‘Combined Company’ culture.

Any failure to successfully execute the Combined Company’s business strategy could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Uncertain global economic and financial market conditions could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

In recent years, the general economic and financial market conditions in Europe and other parts of the world have undergone significant volatility due to, among other factors, the sovereign debt crisis in certain European countries. Although general economic conditions and financial market conditions have improved somewhat recently, this does not guarantee that similar volatlity will not continue in the future. The Combined Company is especially exposed to the macroeconomic conditions affecting Europe which accounted for 70.8 percent of Munksjö’s total net sales and 46.5 percent of Ahlstrom’s total net sales for the year ended December 31, 2015.

Furthermore, global economic conditions have been, and are likely to continue to be, affected by concerns over increased geopolitical tensions, including those related to the crisis in Eastern Ukraine and the Middle East, as well as political developments, such as the United Kingdom referendum on June 23, 2016 in which a majority voted to leave the EU (“Brexit”) and the U.S. presidential election. Increased volatility may occur as a result of these or other geopolitical tensions or political developments.

It is difficult to predict how market conditions will develop, as they are impacted by macro movements of the financial markets and many other factors, including the stock, bond and derivatives markets as well as measures taken by various governmental and regulatory authorities and central banks, over which the Combined Company has no control. Uncertainty remains in the global markets and it cannot be ruled out that the global economy could fall back into a recession, or even a depression, which could be deeper and longer lasting than the recessions experienced since 2008.

The uncertainty in the global economy and financial markets could have a material adverse effect on the Combined Company. Although Munksjö believes that the Combined Company’s capital structure and credit facilities will provide sufficient liquidity, the Combined Company’s liquidity and access to financing may be materially affected by changes in the financial markets, or its capital resources may not, at all times, be sufficient to satisfy its liquidity needs. The materialization of any of the above risks could have a material adverse effect on the Combined Company’s asset values, future cost of debt and access to bank and capital market financing in the future, which, in turn, could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The demand for the Combined Company’s products will be affected by, among others, the cyclical nature of the industry in which it operates and changing market conditions.

The Combined Company’s business may be affected by risks related to the fiber-based solutions and products industry in which it operates, many of which are beyond the Combined Company’s control. The Combined Company’s products will generally be affected by the business cycle both in terms of pricing and delivery volumes, and the cycles may vary in different customer industries and in geographic regions. Demand for the Combined Company’s products will be affected by global, regional and national macroeconomic conditions that affect end-users of its products. Accordingly, the Combined Company will also be exposed to cyclical changes in the various industries in which its customers operate, such as the building, automotive, food packaging, energy transmission and wind energy industries.

The cyclical nature of the fiber-based solutions and products industry may result in overcapacity and consequently put pressure on the pricing of the Combined Company’s products, which could have a material adverse effect on the Combined Company’s profitability. In the absence of sufficient economic growth, periods of local excess supply may decrease the demand for the Combined Company’s products and lead to decreases in market prices. Demand for the Combined Company’s products could also decline due to various other factors, some of which are discussed under “—Uncertain global economic and financial market conditions could have a material adverse effect on the Combined Company’s business, financial condition and results of operations” above, “—The markets for fiber-based solutions and products are highly competitive, which could drive down prices or lead to a significant reduction in the demand for the Combined Company’s products” below and “—The Combined Company may not be successful in product development and innovation or in development of its production processes to keep pace with competitors, or the Combined Company may be forced to make further investments due to technological developments in the industry” below. Shifts in the patterns of demand, whether foreseen or not, could strain the flexibility of the Combined Company’s asset base and leave some assets underutilized, while others may become overloaded. See “—Problems associated with operational efficiency could have a material adverse effect on the Combined Company” below.

Any decreases or changes in the patterns of demand for the Combined Company’s products could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The markets for fiber-based solutions and products are highly competitive, which could drive down prices or lead to a significant reduction in the demand for the Combined Company’s products.

The markets for fiber-based solutions and products are highly competitive, and the Combined Company will compete with several large multinational companies, regional manufacturers and specialized manufacturers. Certain of the Combined Company’s products are priced in a competitive market environment, resulting in small margins at the prevailing market prices. Recently, the competitive environment has tightened in particular in Asia and North America due to the Combined Company’s competitors’ increased or planned increases in production capacity in the region.

Existing competitors or new competitors may enter one or more of the Combined Company’s key markets, or they may seek to increase their market share through aggressive pricing strategies or otherwise. With respect to certain of the Combined Company’s products, existing or potential competitors might begin to manufacture competing products by adapting their existing production capacity or by investing in new capacity. If this were to occur to any significant degree, decreased prices for those products would likely follow, thus adversely affecting the profitability of the Combined Company’s business. See “—The Combined Company may not be successful in product development and innovation or in development of its production processes to keep pace with competitors, or the Combined Company may be forced to make further investments due to technological developments in the industry” below and “—The demand for the Combined Company’s products will be affected by, among others, the cyclical nature of the industry in which it operates and changing market conditions” above. Furthermore, the Combined Company’s products may face competition from alternative materials, such as petroleum-based materials including plastics. If the use of other materials and products in certain applications increases at the expense of fiber-based solutions and products, there is a risk that demand for the Combined Company’s products will decrease.

Materialization of any of the above risks could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company may not be successful in product development and innovation or in development of its production processes to keep pace with competitors, or the Combined Company may be forced to make further investments due to technological developments in the industry.

The Combined Company’s market position will be dependent on a combination of continuous product and technology development and long-term customer relationships. The future growth and success of the Combined Company will depend on its continued ability to identify and respond to changes in consumer and industry preferences and demand, develop its production and launch new and improved products in a timely manner using its existing or new production capabilities in all of its key markets and manufacture and market the products in changing markets. Furthermore, the production chain of the Combined Company’s products can be fairly complex, which may cause additional challenges in responding to specific customer and industry needs in the different stages of the production chain. The speed to the market will be essential for the Combined Company to be able to compete effectively in product development. The Combined Company may not be successful in launching new products on time or as expected during ramp-up as the commercialization process may require considerable amount of time.

Should there be an important advance in production processes or technology by a competitor in which the Combined Company was not able to participate, there could be a material adverse effect on the Combined Company’s business, financial condition and results of operations. The Combined Company’s future growth may depend on its ability to foresee the direction of the commercial and technological development of production processes and technologies in all of its key markets. For example, the wider adoption of the SMS (spunbond-meltblow-spunbond) technology is taking market share from wetlaid technology, which will represent a small portion of the Combined Company’s product portfolio, in certain food and medical business related products, and Ahlstrom is making an effort to redesign its product portfolio and lower its relevant cost structure as well as investing in new technology in response to this development.

There can be no assurance that the Combined Company will be successful in continuing to meet its customers’ needs through innovation or in developing new products and/or technologies, or that, if developed, any such new products or technologies will be accepted by its customers. The Combined Company may not be able to recover investments that it has made in order to develop these new products or technologies, and may not have sufficient resources to keep pace with technological developments. The failure of the Combined Company to keep pace with the evolving technological innovations in its markets and adequately foresee customer preferences could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Volatility or increases in raw material prices and energy costs as well as the availability of raw materials and energy could have a material effect on the Combined Company’s profitability.

The profitability of the Combined Company’s business will be materially affected by changes in the availability and market price of the raw materials used in its production. The Combined Company will purchase long- and short-fiber pulp, titanium dioxide, wood, synthetic fibers, latex, various chemicals, other raw materials and energy, such as electricity, oil and gas, from external suppliers. The Combined Company will also produce and sell bleached and unbleached long-fiber pulp. In total, the Combined Company will be a net seller of long-fiber pulp, a purchaser of short-fiber pulp and a net purchaser of pulp overall. As a result, the Combined Company will be adversely affected by low long-fiber pulp prices and high short-fiber pulp prices. During 2016, prices for both long- and short-fiber pulp have been lower than the average prices for the last five years. The market prices of pulp, wood, chemicals, energy and other raw materials are subject to substantial cyclical fluctuations, including the potential for rapid increases, which are beyond the Combined Company’s control. A substantial increase in the prices of pulp, wood, chemical, energy or other raw materials that the Combined Company will use could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The level of raw materials production capacity is a key factor affecting the price and availability of raw materials. In general, global overproduction decreases the price of a raw material and increases availability. In an underproduction situation, the availability of raw materials in the market decreases and prices may increase. The prices of raw materials or energy could also increase due to natural disturbances or problems in the Combined Company’s supply agreements. Price increases in raw materials, energy and services, such as transportation, that cannot be offset by a corresponding price increase in the Combined Company’s products could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. The Combined Company’s ability to timely pass price increases on to its customers through increases in the prices of its products will be dependent on several external factors, such as the demand for the Combined Company’s products and the negotiation power of the Combined Company’s major suppliers and customers. Furthermore, there can be significant delays before any price increase can be put into effect because of specific contractual provisions, competitive pressures or other factors. In the event of a significant increase in the prices of raw materials or a significant interruption in the supply of any raw materials, the Combined Company may have to purchase raw materials from alternative sources and the Combined Company’s ability to provide competitively priced products to customers in a timely manner could be significantly affected. Materialization of any of the above risks could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Problems associated with operational efficiency could have a material adverse effect on the Combined Company.

The Combined Company’s ability to utilize its production capacity efficiently could be materially affected by variations in customer demand or interruptions in production. Inability to adjust production capacity may lead to opportunity loss in case of increasing demand or heavy cost burden in case of decreasing demand. Rapid production changes may be challenging to implement, which will also increase the Combined Company’s vulnerability to adverse general economic and industry conditions. The Combined Company will typically only produce goods against orders received, rather than for stock. However, a variety of conditions may cause customers to reduce, delay or cancel anticipated or confirmed orders and lower capacity utilization to align the production with the demand. Problems associated with operational efficiency could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The fiber-based solutions and products industry is characterized by significant capital expenditure in the production processes and maintenance of existing production and converting facilities and the failure or delay of any current or upcoming investment of a significant size or in the related investment process may have a material adverse effect on the Combined Company.

In recent years, Ahlstrom has undertaken certain investments in order to improve the efficiency of its production processes and to increase capacity, and Munksjö has undertaken similar investments on a smaller scale. For example, Ahlstrom has announced it will invest an estimated approximately EUR 23 million in the engine and industrial filtration product capabilities at its Madisonville plant in Kentucky, United States. Munksjö has announced that it will rebuild a paper machine at its Arches production facility in France to enable the expansion of its abrasive backings product portfolio. Munksjö and Ahlstrom also have ongoing maintenance-related-investments, which account for the majority of Munksjö’s and Ahlstrom’s respective ongoing investments. The investments undertaken by the Combined Company may not be completed in the expected timeframe or at all, may experience budget overruns or may not result in the benefits expected by the Combined Company, any of which could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Loss of significant customer relationships and customer concentration could harm the Combined Company’s business.

Munksjö’s ten largest customers accounted for 25 to 30 percent and Ahlstrom’s ten largest customers accounted for 28 percent of their respective net sales in 2015. Changes in customer industries related to customer strategies or end-user needs could have a material adverse effect on the Combined Company’s business. While Munksjö is not dependent on any specific customer or group of customers, it has customers that, although not necessarily material to its business as a whole, are significant to the operations of an individual business area. Additionally, a number of Munksjö’s and Ahlstrom’s customers are, or could in future be, under pressure in their own domestic markets from imports, in particular from Asia, and may consequently lose market share or have to relocate their production or converting facilities to other markets, which could cause the Combined Company’s customers to reduce the volume of their purchases. The loss of a significant number of the Combined Company’s key customers, if not replaced with new customer agreements on similar terms, or a significant reduction in sales to any such customers could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. The Combined Company will also be exposed to a risk of customer concentration. The industries in which the Combined Company’s customers operate may be subject to future consolidation. Any such consolidation could result in companies having increased bargaining power and could lead to a decline in the Combined Company’s market share if an existing customer merges with or is acquired by an entity that has a strong relationship with a competitor of the Combined Company.

The Combined Company will be subject to interruptions and damage at its production and converting facilities.

Any interruption in production at the Combined Company’s production sites, whether due to lack of orders, labor action, environment-related accidents, breakdown of major paper or other production machines, interruptions in the distribution of energy, system failures or service interruptions in IT systems, fire, accidents, transportation disruptions, problems in the Combined Company’s supply agreements or other factors, could have a material adverse effect on the Combined Company’s ability to meet its production goals and result in lost opportunities in the future and have a material adverse effect on the Combined Company’s business, financial condition and results of operations. In addition, the Combined Company’s business operations may be interrupted by unplanned maintenance and installation breaks. The Combined Company may not be able to control these situations by preventive measures. Unforeseeable interruptions may lead to loss of business and increased costs, such as repair costs, higher insurance premiums and claims for damages. Also, any failure to fill customer orders on schedule could lead to customers seeking alternative sources of supply. If the operations of the Combined Company were interrupted for any significant length of time, either because of a natural disaster (such as flooding, fire or earthquake), a failure to obtain raw materials, or any other reason, it could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. See also “—Issues relating to product safety and product liability could interrupt the Combined Company’s production operations and the Combined Company may be required to pay damages or other remedies as a result of product liability claims” below.

Any significant problems with IT systems could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company’s operations will be dependent on the integrity, security and stable operation of its IT systems and software, which are partly provided by third-party suppliers. The operation of the Combined Company’s IT systems and software could be interrupted by power cuts, software or telecommunication errors, computer viruses, crime targeted at IT systems or major disasters, such as fires or natural disasters, as well as human errors made by the Combined Company’s own staff or third-party suppliers. If the Combined Company’s IT systems and software were to become unusable or their function were to be significantly impaired for any reason during an extended period of time, the Combined Company’s operations could be adversely affected since its production processes and its ability to deliver products at the appointed time, order raw materials and handle inventory will be largely dependent on the Combined

Company’s IT systems and software. Difficulties in maintaining, upgrading and integrating Munksjö’s and Ahlstrom’s separate IT systems and software could result in increased costs and damage to the Combined Company’s reputation in the eyes of its customers and other third parties, which, in turn, could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. In addition, any problems with IT systems and software could result in leakage of sensitive information and theft of intellectual property, which, in turn, could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Failure to establish, manage and protect intellectual property rights could have a material adverse effect on the Combined Company’s competitiveness as well as on its business, financial condition and results of operations.

A key success factor for the Combined Company will be to be at the leading edge in terms of product development and the constant improvement of manufacturing and production processes. The Combined Company’s focus on sustainable and innovative fiber-based solutions will continue to have a strong foothold in intellectual property rights. Munksjö and Ahlstrom have taken active measures to obtain protection of their intellectual property by obtaining patents, trademarks and undertaking monitoring activities in their major markets. See “Information about Munksjö—Business of Munksjö—Intellectual Property” and “Information about Ahlstrom—Business of Ahlstrom—Intellectual Property.” In addition to its patent portfolio and trademarks, the Combined Company will rely on trade secrets, know-how, the development of new products, and technological development in combination with non-disclosure agreements and certain other agreements to protect intellectual property rights. However, there can be no assurance that the measures the Combined Company takes will effectively deter competitors from improper use of its intellectual property. Protection of intellectual property rights may pose challenges especially in Asia, where there have been attempts in the past, for example, to misuse the Ahlstrom company name. Competitors, suppliers and customers may misappropriate intellectual property owned or licensed by the Combined Company, disputes as to ownership of intellectual property may arise and intellectual property may otherwise become known or independently developed by competitors, suppliers or customers. In addition, certain technologies and processes used by the Combined Company may be subject to the intellectual property rights of third parties. Such third parties may take legal action for infringement of these intellectual property rights and any such claim could delay or prevent the delivery of the Combined Company’s products. Any failure by the Combined Company to establish, manage and protect its intellectual property or resulting claims of infringement on third-party intellectual property rights could have a material adverse effect on the Combined Company’s business, financial condition and results of operations as well as its competitiveness.

The Combined Company will be subject to the risk that its financial reporting is inaccurate or misleading.

Effective internal controls are necessary for the Combined Company to provide reliable financial information. While each of Munksjö and Ahlstrom has implemented policies and controls regarding their financial reporting, integration of their IT systems, policies and controls may have a material adverse effect on the Combined Company’s ability to produce and provide its management with timely, reliable, accurate and up-to-date financial information on the development of the business operations and, thereby, lead to wrong decisions or actions by its management. Inaccurate or misleading financial reporting could also cause investors and other third parties to lose confidence in the Combined Company’s reported financial information, which could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company may fail to retain and recruit key individuals.

The Combined Company will be to a certain extent dependent on key individuals. The Combined Company will operate in a technically demanding industry where qualified and experienced employees within business operations are an important competitive advantage. The Combined Company also faces the risk of an aging workforce. The Combined Company’s ability to retain and recruit employees who have relevant qualifications and to succeed in succession planning will be important for the Combined Company’s future development. If the Combined Company fails to retain and recruit key individuals or if the Combined Company fails in succession planning, it could have a material adverse effect on its business, financial condition and results of operations.

The Combined Company will be subject to the risk of labor disputes, work stoppages and increased labor costs.

The majority of Munksjö’s and Ahlstrom’s employees, respectively, are represented by labor unions with which there are several collective bargaining agreements. The organizations collectively representing the Combined Company and other employers may not be able to renegotiate satisfactory collective labor agreements when they expire, which could lead to, inter alia, increased labor costs. Although Munksjö and Ahlstrom believe that their relations with their respective employees and employees’ representative unions are currently good, there can be no assurance that future development in relation to the Combined Company’s business would not affect such relationships and that strikes or work stoppages would not occur at any of its facilities in the future. In addition, labor disputes in the transportation sector may prevent the distribution of the Combined Company’s products, and labor disputes affecting the Combined Company’s important suppliers and/or customers may have a material adverse effect on the Combined Company’s business. Any sustained labor dispute leading to a substantial interruption in the overall business of the Combined Company, increased labor costs or adverse changes to the present terms of collective labor agreements could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Compliance with environmental, health and safety and other national and international laws and regulations could increase the Combined Company’s operating costs.

The Combined Company and its operations will be subject to various regional, national and international laws and regulations, such as environmental regulations, health and safety regulations, labor regulations, competition regulations, regulations restricting competitive trading conditions as well as corporate, accounting and tax laws. These requirements are complex and frequently changing, and they have tended to become more stringent over time. The Combined Company will incur capital and operating costs in its efforts to comply with these laws and regulations. For example, wastewater discharges and air emissions are highly regulated, and investments are required to ensure compliance with applicable requirements. In addition, there can be no assurance that the requirements of such laws and regulations and the associated cost of compliance will not increase in the future. Adapting operations to such changes may require the Combined Company to incur costs that are difficult to anticipate, which, in turn, could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company’s operations in the EU will also be affected by the cost of compliance with the EU Emissions Trading System in accordance with directive 2003/87/EC, as amended, establishing a scheme for greenhouse gas emission allowance trading. If the level of the Combined Company’s emissions of carbon dioxide exceeds the rights in its possession, sufficient allowances for the emissions must be purchased. From 2013 onwards, manufacturing companies have generally had to purchase a steadily increasing amount of emission rights in auctions, for which the costs for emission allowances are difficult to foresee. The cap on total annual emissions in the EU will gradually be reduced, and auctions will become the main method for issuing allowances. Further, regulations on chemicals, such as the REACH Regulation of the EU, may also impose obligations and related costs on the Combined Company. Any of the above events could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Other environmental and health and safety expenditures relate to maintenance, inspection and security requirements, contingency arrangements for emergency preparedness and insurance coverage. The risk of substantial environmental costs and liabilities are inherent in industrial operations, including in the production processes in which the Combined Company engages. There may be future changes to laws, regulations and operating permits which the Combined Company is unable to predict and which may require the Combined Company to incur increased operating costs and may impose additional liabilities on the Combined Company. Such changes could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company may fail to comply with the terms of its environmental permits, which could lead to production losses and penalties for the Combined Company and/or the permits may be modified.

The Combined Company’s activities in pulp, paper and fiber-based materials production are generally licensed in accordance with the environmental regulations of the relevant country of production and may be affected by the constraints imposed by the environment in which these activities are conducted. The Combined Company’s activities may affect the environment primarily through emissions into the air and water. There is a risk of the Combined Company failing to comply with the terms of its permits as well as a risk of the permits being modified, either of which could lead to production losses and penalties for the Combined Company. Furthermore, from September 2018 onwards, the Combined Company’s operations in the EU will be subject to more strict limitations on industrial emissions as they will be required to comply with the conclusions of the best available techniques (the “BATs”), as defined in commission implementing decision (2014/687/EU) for the production of pulp, paper and board under Directive 2010/75/EU on industrial emissions. By September 2018, competent environmental authorities must ensure that all environmental permit conditions have been updated, if necessary, to comply with the BATs and that the installations concerned comply with the conditions. If the Combined Company fails to comply with the terms of its environmental permits, the resulting remediation measures or reconsideration of permit conditions could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company’s operations will be exposed to risks related to human health, environment and natural resources.

The nature of the Combined Company’s manufacturing processes and products will expose the Combined Company to potential liability risks under applicable laws and regulations relating to human health, the environment and natural resources.

To promote a safe work environment, the Combined Company will apply safety procedures and provide regular training to its employees. However, health and safety related accidents have occurred in the past at Munksjö’s and Ahlstrom’s production sites, and work-related accidents could occur in the future. Accidents can lead to harm to employees and disruptions in production processes, which may result in costs and other liabilities and have a material adverse effect on the Combined Company’s business, financial condition and results of operations as well as damage its reputation and ability to recruit qualified employees.

The Combined Company’s operations will result in emissions of substances in both air and water and also generate noise. Production processes and products, which by their nature require the use of chemicals and materials that are potentially harmful to the environment, also result in the generation of waste products that require special treatment. Many of Munksjö’s and Ahlstrom’s manufacturing facilities are situated in locations with a long history of environmentally harmful industrial use, including the use, storage and disposal of hazardous materials. The Combined Company could be required to investigate, remediate, monitor or otherwise pay for such measures at the locations in question, where operations are currently pursued or where they have been pursued in the past. Such liability for costs might also arise with respect to real estate property that Munksjö or Ahlstrom owns, has previously owned or where predecessor companies previously had operations, or in connection with a closure of a production facility.

Any environmental accident or finding, employee injury, occupational disease or other health and safety issue could impose significant liabilities and remedial costs on the Combined Company as well as result in reputational damage. In addition, individuals (employees as well as third parties) could seek damages for alleged personal injury or property damage due to accidents or exposure to chemicals, materials or substances that are currently used or were used in the past by Munksjö or Ahlstrom or that are present at facilities operated by Munksjö or Ahlstrom. The Rottersac production site in France has been officially designated as a site having manufactured goods containing asbestos from 1956 to 1997 and the Arches site in France has also been officially designated as a site having manufactured goods containing asbestos from 1960 until 1989. As a result of potential exposure to asbestos, the employees employed at the Rottersac and Arches production sites during these periods are entitled to or have already opted for early retirement. In addition, Munksjö is aware of a number of cases where individual employees and/or their beneficiaries have presented asbestos indemnification claims for their alleged loss of salary, anxiety suffering (préjudice d’anxiété) and difficult living conditions (trouble dans les conditions d’existence). Although Munksjö does not believe that these claims will have a material effect on the Combined Company’s financial condition, there can be no assurance that further claims will not be made against the Combined Company. The Combined Company may also face other asbestos-related liabilities as asbestos has been identified in materials and structures in certain of Munksjö’s or Ahlstrom’s current and former production sites. If materials and structures containing asbestos become damaged or are renovated or demolished, additional costs may be incurred.

If any of the above mentioned risks were to materialize, it could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. In addition, any potential non-compliance with environmental, health and safety regulations could lead to administrative sanctions, such as warnings, fines and suspension of activities, as well as to criminal sanctions.

Munksjö’s insurance policies provide limited coverage, potentially leaving the Combined Company uninsured against certain risks.

While Munksjö maintains insurance covering, among others, property damage, business interruption and product and general liability in amounts believed to be consistent with industry practices, it is not fully insured against all risks, and insurance against all types of risks and catastrophic events may not be available on reasonable economic terms or at all. Following the completion of the Merger, the Combined Company is expected to review its insurance policies and insurance coverage. Notwithstanding the insurance coverage that the Combined Company carries, the occurrence of an accident that causes losses in excess of limits specified under the relevant policy or is subject to material deductibles or self-insured retentions, or losses arising from events not covered by insurance policies such as certain catastrophic events, could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. Natural catastrophic events to which the Combined Company will be exposed include, among others, windstorms, severe winter weather, floods and earthquakes, which are inherently unpredictable in terms of both their occurrence and severity. The Combined Company may also be exposed to the risk of terrorism, the materialization of which could have a material adverse effect on the industry where the Combined Company operates and the Combined Company’s business.

Issues relating to product safety and product liability could interrupt the Combined Company’s production operations and the Combined Company may be required to pay damages or other remedies as a result of product liability claims.

The quality and safety of the Combined Company’s products will be critical to the success of its business. The quality targets of its customers in many product segments are very high and tend to have risen further in recent years, which highlights the importance of consistency and repeatability in production processes to ensure customer satisfaction. Furthermore, certain of Munksjö’s and Ahlstrom’s products are used in the food industry, where key customers have stringent requirements regarding the products they purchase and conduct regular audits to ensure compliance. The consequences of quality or safety issues due to, for example, accidental or malicious raw material contamination or due to supply chain contamination caused by human error, sabotage or equipment fault could be severe. While the Combined Company will aim to detect potential quality issues and hazards as early as possible, detected faults or defects in products or in product descriptions discovered at a critical point in the Combined Company’s production chain could interrupt production in the unit concerned and disturb the entire chain’s operations. Such disturbances could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Notwithstanding the product liability insurance coverage that the Combined Company will carry, its insurance coverage may not be sufficient to cover all of the Combined Company’s potential liabilities. Accordingly, a major claim, or a series of smaller claims, for damages related to the Combined Company’s products sold, or advice given to customers in connection with products sold, may not be fully covered by insurance, or may not be covered by insurance at all, which could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. The Combined Company’s products will generally be integrated into and become a part of more valuable end products. If a product supplied by the Combined Company is found to be defective and causes the end product to fail, the Combined Company’s potential liability may be higher than the cost of the faulty product sold by the Combined Company. In the event that effective contractual limitations of liability have not been included in some of the supply agreements into which Munksjö and Ahlstrom have entered or the Combined Company will enter with its customers, or if such limitations are not enforceable, the Combined Company may be required to pay substantial damages if faulty products have been or are delivered by the Combined Company under such supply agreements. If the Combined Company were required to pay substantial damages or other remedies relating to a supply agreement, it could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Political, financial or legal risks in emerging markets could have a material adverse effect on the Combined Company.

The Combined Company will have operations around the world, including in a number of emerging markets, in particular in Asia and South America. Emerging markets are generally subject to greater political, economic and social uncertainties than countries with more developed institutional structures, and the risk of losses resulting from changes in law, authorities’ practices and interpretations, economic or social upheaval and other factors may be substantial. Among the more significant risks of operating and investing in emerging markets are those arising from the introduction of trade restrictions, enforcement of foreign exchange restrictions, inflation and changes in tax laws and enforcement mechanisms. Operations in certain emerging market countries may also include the risk of the possibility of expropriation or nationalization of assets. Materialization of any of the above risks could substantially reduce or eliminate any benefits derived from operating in these markets and could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Economic sanctions and trade restrictions could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company will operate in a large number of countries, some of which are or have been subject to economic sanctions and export controls, and the Combined Company’s sale of products may become subject to new or tightened export control regulations, sanctions, embargoes or other economic and trade restrictions in the future. Ensuring compliance with such controls and regulations may be difficult or costly and the Combined Company may become subject to related investigations or claims by authorities or contracting parties. For example, economic or political instability due to the recent events involving Russia and Ukraine could have a material adverse effect on the Combined Company’s operations in, or raw material supply from, Ukraine, Russia and/or related markets, including as a result of possible further trade restrictions, protectionist measures or economic uncertainty or slowdown resulting from these events. In the worst case, part or all of the Combined Company’s assets in the affected regions could be at risk of seizure. In addition, authorities in the countries in which the Combined Company will operate or from which it will import its products may impose new custom duties to imports, or repeal current ones, which could have a material adverse effect on the supply of products or their prices. Changes in the level of custom duties may have a material adverse effect on the Combined Company’s ability to import its products or the profitability of its domestic operations in markets where such protectionist measures are applied. Materialization of any of the above risks could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company may from time to time be involved in litigation and other similar proceedings that could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company may from time to time be involved in litigation and other similar proceedings and further disputes could arise in the ordinary course of business related to, among others, contracts, tax issues, alleged defects in product deliveries, health and safety matters, competition law, intellectual property, employment matters and environmental issues. Such litigation and other similar proceedings may be costly, divert management attention, disrupt normal operations and result in reputational damage for the Combined Company. The outcome of any dispute is impossible to predict. It is also impossible to rule out the possibility of an unfavorable outcome in ongoing proceedings, or any proceedings that may arise in the future, which could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Risks Relating to the Combined Company’s Financial Condition and Financing

The Combined Company may not be able to access additional financing or comply with the financial covenants included in its credit facilities and other loans, which could have a material adverse effect on its business, financial condition and result of operations.

The Combined Company’s ability to finance its operations will depend on a number of factors, such as its cash flows from operations and access to additional debt and equity financing, and there can be no assurance that financing will be available at a commercially reasonable cost, or at all. The Combined Company’s credit capacity, adverse developments in the credit markets or other future adverse developments, such as the deterioration of the overall financial markets or a worsening of general economic conditions, could have a material adverse effect on the Combined Company’s ability to borrow additional funds as well as the cost and other terms of funding. There is also a risk that the Combined Company’s balance sheet structure may limit the Combined Company’s ability to finance its future growth. For example, factoring and other similar arrangements currently constitute a significant source of funding to Munksjö and Ahlstrom. Adverse changes in the commercial terms for factoring, or the cancellation of such arrangements by the Combined Company’s counterparties, could have a material adverse effect on the Combined Company’s balance sheet and liquidity. Furthermore, the financing of Ahlstrom’s Chinese operations currently relies significantly on uncommitted credit limits. Although most such limits have been agreed upon with Ahlstrom’s core banks, there is a risk that such banks could cease funding the Combined Company’s operations in China, including due to, for example, possible future actions by the Chinese authorities regarding operational licenses of international banks. The failure to obtain sufficient funding for operations or the increased costs or unfavorable terms of financing or refinancing could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company’s credit facilities and other loans will contain certain customary financial and operational covenants. Operational and financial covenants may restrict the Combined Company’s options for business development and lead to decisions that are not optimal from a commercial or business perspective. If the Combined Company is unable to comply with these covenants in the future, interest rates payable under credit facilities and other loans may increase or the Combined Company could be required to renegotiate its credit facilities and other loans, request waivers or replace such credit facilities and other loans with other financial instruments or arrangements in order to prevent a default. There can be no assurance that the Combined Company would be able to take any such action on terms that are acceptable to it, or at all. If the Combined Company is not able to comply with the operational and financial covenants included in its credit facilities and other loans, it could have a material adverse effect on the Combined Company’s business, financial condition and results of operations as well as make it difficult for the Combined Company to obtain additional financing, if needed.

The Combined Company’s tax burden could increase due to changes in tax laws or regulations or their application and interpretation, or as a result of current or future tax audits.

Due to the international nature of its business, the Combined Company will be subject to the tax laws and regulations of several jurisdictions, in particular with regard to transfer pricing rules. Pursuant to such rules, related companies must conduct any inter-company transactions on an arm’s length basis and provide sufficient documentation thereof, subject to applicable rules of the relevant jurisdiction. Furthermore, in the fall of 2015, as a part of the Base Erosion and Profit Shifting project, the Organization for Economic Cooperation and Development introduced new guidelines with regard to transfer pricing that will be applicable as soon as its national implementation has been carried out. In addition, the estimation of the Combined Company’s total income taxes requires thorough consideration and numerous filings in various countries and the final amount of taxes related to certain transactions and calculations cannot be estimated with full certainty. The tax burden of the Combined Company is, therefore, dependent on specific aspects of tax laws and regulations in several jurisdictions including their application and interpretation. Changes in tax laws or regulations or their application or interpretation could significantly increase the Combined Company’s tax burden, which could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

In addition, the Combined Company will be, from time to time, subject to general tax audits by national tax authorities. As a result of future tax audits or other review actions of tax or other relevant authorities, additional taxes (such as income taxes, withholding taxes, real estate taxes, capital gains taxes, transfer taxes and value added taxes) could be imposed, which could lead to an increase in the tax liabilities of the Combined Company either as a result of the relevant tax payment being imposed directly against the Combined Company or as a result of the Combined Company becoming liable for the relevant tax as a secondary obligor.

Ongoing and future tax audits and claims could have a material adverse effect on Munksjö. Munksjö has historically grown by acquisitions, most recently by the acquisition of LP Europe and Coated Specialties in 2013. In recent years, Ahlstrom has also completed several corporate transactions, including the divestment of the Home and Personal business area to Suominen Corporation in 2011, the acquisition of the Munktell group in 2012 and the divestment of the Label and Processing business to Munksjö in 2013. Tax authorities may question some of the positions that Munksjö, Ahlstrom or their predecessors have taken and, consequently, additional taxes may be assessed or tax assets may be challenged. For

Munksjö, the main items under discussion or already disputed relate to transfer pricing and previous divestments. For Ahlstrom, income tax returns are currently under examination in tax audits or have been already disputed by the relevant tax authorities with regard to certain Ahlstrom group companies. The main items under discussion or already disputed relate to transfer pricing and restructuring issues. Although Munksjö and Ahlstrom currently believe that the abovementioned processes will not have a significant effect on the financial position or profitability of Munksjö and Ahlstrom, respectively, the realization of any risks described above could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

If the Combined Company will be unable to utilize its deferred tax assets, its results of operations could be adversely affected.

As at September 30, 2016, the recorded deferred tax assets of Munksjö were EUR 48.3 million (net deferred tax liabilities of EUR 26.1 million) and the recorded deferred tax assets of Ahlstrom were EUR 66.6 million (net deferred tax assets of EUR 64.5 million). The Combined Company’s ability to generate taxable income will be subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If lower taxable income than the amount Munksjö and/or Ahlstrom has assumed in determining its deferred tax assets is generated, then the value of its deferred tax assets would be reduced, which could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. In addition, the value of the Combined Company’s deferred tax assets would be reduced if tax rates are reduced. Furthermore, due to the Merger, some of Ahlstrom’s current deferred tax assets may be lost. For example, under current legislation the tax loss carryforwards of Ahlstrom’s subsidiaries in Germany would be forfeited, although there is a possibility that the tax losses could be available after the Merger due to a possible amendment of tax law in Germany that is currently pending. Any of these factors could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

An impairment of goodwill, other intangible assets or tangible assets could have a material adverse effect on the financial position or operating results of the Combined Company.

As at September 30, 2016, Munksjö had EUR 225.5 million of goodwill, EUR 43.5 million of other intangible assets, such as customer relationships, patents and software, and EUR 416.1 million of tangible assets in its balance sheet. In the Unaudited Pro Forma Financial Information prepared to illustrate the financial impact of the Merger, the unaudited pro forma combined statement of financial position as at September 30, 2016 includes EUR 573.2 million of goodwill, EUR 275.5 million of other intangible assets and EUR 859.3 million of tangible assets. See “Unaudited Pro Forma Financial Information.”

Goodwill and intangible assets with indefinite useful lives and intangible assets not yet ready in use are not amortized but are tested for impairment annually, or more often, if an event or circumstance indicates that an impairment loss may have been incurred. Other intangible assets and tangible assets are amortized and depreciated on a straight-line basis over their estimated useful lives and reviewed for impairment whenever there are events such as product discontinuances, plant closures, product dispositions or other changes in circumstances that indicate that the carrying amount may not be wholly recoverable.

Impairment is recognized when an asset’s or a cash-generating unit’s (for goodwill impairment testing representing Munksjö’s business areas) carrying value exceeds the recoverable amount. Impairment is recognized as an expense in the consolidated statement of comprehensive income. Impairment identified for a cash-generating unit is applied first to goodwill and thereafter proportionally to all other intangible and tangible assets of that unit. The value in use for cash-generating units is calculated through discounting the future cash flows that takes into account the risk-free interest and the risk associated with the specific asset or a cash-generating unit. The calculation of the value in use is based on assessments and estimates. The most significant estimates comprise sales development, current market prices, current cost levels with supplements for changes in real price and cost inflation, estimates regarding the development of the operating margin and the current weighted average cost of capital (WACC) used to discount future cash flows. If management’s judgements, assumptions, estimates or market conditions change, the estimate of the recoverable amount of goodwill and other intangible assets or tangible assets could fall significantly and result in an impairment. An impairment charge could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company will be exposed to fluctuations in foreign exchange rates.

The Combined Company will operate and sell products globally and, as a result, it will generate a portion of its sales and incur a part of its expenses in currencies other than the euro, primarily U.S. dollars, Chinese yuan renminbi, Swedish kronor, Brazilian real and British pounds sterling. The Combined Company’s results of operations will be subject to currency transaction risk and currency translation risk. As the Combined Company will incur a portion of its expenses in currencies other than the currencies in which it generates sales, appreciation of a currency in which costs are incurred against a currency in which sales are generated could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. To reduce the effects of the transaction exposure at group level,

Munksjö continuously hedges a forecasted exposure in foreign currencies according to the financial policy. The Combined Company will report its results in euro, but it will have assets in foreign currencies, primarily through the ownership of its foreign subsidiaries. Consequently, the Combined Company will incur foreign currency translation risk to the extent that assets, liabilities, revenues and expenses of its subsidiaries are reported in currencies other than the euro. In order to prepare its consolidated financial statements, the Combined Company must translate the values of those assets, liabilities, revenues and expenses into euro at the applicable exchange rates. Munksjö and Ahlstrom do not under normal circumstances hedge their net investment in foreign subsidiaries. As a consequence, fluctuations in foreign currencies could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. It is expected that the Combined Company will continue to hedge the forecasted exposure in foreign exchange rates according to its financial policy, but there can be no assurance that hedging will mitigate the impact of adverse foreign exchange fluctuations.

The Combined Company will be exposed to fluctuations in interest rates.

As at September 30, 2016, Munksjö’s interest-bearing liabilities were EUR 316 million, of which EUR 240 million incurred interest at a fixed rate (including the effect of interest rate derivatives). See “Information about Munksjö—Operating and Financial Review and Prospects of Munksjö—Financial Risk Management—Interest Risk.” As at September 30, 2016, Ahlstrom’s interest-bearing liabilities were EUR 184.9 million, of which EUR 99.6 million incurred interest at a fixed rate. See “Information about Ahlstrom—Operating and Financial Review and Prospects of Ahlstrom—Financial Risk Management—Interest Rate Risk.” In connection with the Merger, Munksjö has agreed on new financing as described under “Information about the Combined Company—New Financing Agreements.” The interest margin payable on amounts drawn on the Term and Revolving Facilities (as defined under “Unaudited Pro Forma Financial Information—New Financing Agreements”) will depend on the ratio of the consolidated senior net debt to consolidated EBITDA for Munksjö and the interest margin payable on amounts drawn on the Amended and Restated Bridge Facility (as defined under “Unaudited Pro Forma Financial Information—New Financing Agreements”) will increase with time elapsed from the Effective Date.

Any increase or decrease in interest rates would have a material effect on the Combined Company’s current interest expenses and its future refinancing costs. If interest rates fall below the level hedged by the derivative financial instruments, the Combined Company may be required to pay interest at a higher rate than the then prevailing interest rate under these hedging transactions or may have incurred the expenses of the hedging transaction without receiving any benefit. Furthermore, the default of a counterparty to any of the hedges or the early termination of any hedging transaction may lead to increased costs or the loss of the planned protective mechanism. In addition, the Combined Company may be unable to use hedging instruments in line with its hedging strategy or may incur increased costs, or not be able to hedge at all, due to the conditions in the financial markets, the Combined Company’s own financial situation, especially its level of indebtedness, or other factors. There can be no assurance that the Combined Company will be able to hedge its exposure to fluctuations in interest rates or that any hedging policy that it adopts will mitigate the adverse effects of interest rate fluctuations on its results of operations. A failure to properly manage such risks could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Costs related to pension benefit plans could increase.

Each of Munksjö and Ahlstrom has established certain defined pension benefit and defined pension contribution plans in various countries in which it operates, or has liability for such plans as a part of its historical operations. Accordingly, the Combined Company will be exposed to various risks related to these defined benefit plans, including the risk of actual investment returns being lower than assumed rates of return and the risk of results deviating from actuarial assumptions for areas such as mortality of plan participants. In addition, fluctuations in interest rates may cause changes in the annual cost and benefit obligations. The above-mentioned risks relate in particular to Munksjö’s plans that are in effect in Sweden, Germany, France, Italy and the United States and Ahlstrom’s plans that are in effect in the United States, Germany and the United Kingdom. As at December 31, 2015, Munksjö’s unfunded defined benefit obligations amounted to EUR 37.0 million and the present value of Ahlstrom’s unfunded benefit obligations amounted to EUR 62.1 million. Any of the above-mentioned risks, if they were to materialize, could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Financial difficulties or bankruptcy of one or more of the Combined Company’s major customers or financing counterparties could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company will face credit risk in relation to their accounts receivable from customers. As at September 30, 2016, Munksjö’s accounts receivable amounted to EUR 115.9 million and Ahlstrom’s trade and other receivables amounted to EUR 143.4 million. In recent years, certain of Munksjö’s and Ahlstrom’s customers have experienced, and the Combined Company’s customers may experience in the future, financial and operational challenges the continuation or exacerbation of which could place them in additional financial and operational distress or could even result in their bankruptcy. Furthermore, the changes in the global economy may put additional financial stress on the

Combined Company’s customers. Financial and operational challenges experienced by customers may impact the Combined Company’s ability to collect outstanding accounts receivables fully or in a timely manner, or at all, and, consequently, result in credit losses and have a material adverse effect on the Combined Company’s cash flows. Due to the uncertain economic situation, it will be difficult to fully cover all of the Combined Company’s customer credit risks with credit insurance. Further, the failure by customers to fulfill their payment obligations towards the Combined Company may have a material adverse effect on the terms or availability of credit insurance for the Combined Company. These factors, combined with limited availability of credit, could also cause the Combined Company’s customers to reduce the volume of their purchases in an effort to improve their own financial position.

The uncertain economic situation also leads to increased counterparty risk, that is the risk that one or more of the Combined Company’s counterparties in financing transactions (e.g., banks and insurance companies) may be unable to fulfill their contractual obligations to the Combined Company. The economies in the various markets in which Munksjö and Ahlstrom operate have been adversely affected by the uncertain global economic and financial market conditions. European markets continue to suffer from slower growth and the recent slowdown in the Chinese economy has also raised concerns. Following the global economic downturn, a number of banks, insurance companies and other corporations may continue to face financial difficulties, which, in turn, may lead to corporate restructuring arrangements, states taking over companies and bankruptcies. Despite any efforts by the Combined Company to manage its counterparty risk, there is a possibility that one or more of the Combined Company’s financing counterparties could face serious financial difficulties or bankruptcy. If a counterparty risk materializes, the Combined Company may incur costs relating to, among other things, rearranging its credit transactions, including on less favorable terms, such as an incremental change in its financing rate. Further, counterparty risks that materialize could force the Combined Company to obtain alternative financing to meet its obligations under its financing arrangements, and such financing may not be available on commercially acceptable terms, or at all.

Materialization of a credit or counterparty risk could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Risks Relating to the Shares in the Combined Company

The Combined Company’s ability to pay dividends or other distributions of unrestricted equity in accordance with its dividend policy or otherwise is dependent on the availability of distributable funds and the Combined Company may be unable to, or decide not to, pay any dividends or other distributions of unrestricted equity in the future.

Pursuant to the Finnish Companies Act, the amount distributed by the Combined Company as dividends may not exceed the amount of distributable funds shown on its latest unconsolidated parent company audited financial statements adopted by the general meeting of shareholders. As the Combined Company will be the parent company of the Combined Company group, its distributable funds and, by extension, its ability to pay dividends or make other distributions of unrestricted equity, will depend, inter alia, upon the level of income to be derived from its subsidiaries in the form of management fees, group contributions, dividend payments and interest income, if any, as well as its cash balances. As a result, any potential distribution of dividends or other distributions of unrestricted equity will depend on the Combined Company’s and its subsidiaries’ results of operations, financial condition, cash flows, need for working capital, capital expenditure, future outlook, terms of its financing agreements, ability to upstream any income to the Combined Company from its subsidiaries and other factors. Any payment of dividends or other distributions of unrestricted equity will always be at the discretion of the Board of Directors of the Combined Company and, ultimately, be dependent on a resolution of a general meeting of shareholders. Moreover, under the Finnish Companies Act, the distribution of dividends is not permitted if it would jeopardize the Combined Company’s solvency. The Boards of the Directors of Munksjö and Ahlstrom have together with the management of the companies considered appropriate financial targets for the Combined Company and agreed on a financial target framework. According to the framework, the Combined Company aims for a stable and annually increasing dividend. Subsequent to the completion of the Merger, the new management team of the Combined Company will together with the Board of Directors of the Combined Company refine and possibly adapt the targets. See “Information about the Combined Company—Financial Target Framework.” Notwithstanding any dividend policy adopted by the Combined Company, the Combined Company will evaluate the preconditions for the payment of dividends or other distributions of unrestricted equity annually, while also considering, among other things, the Combined Company’s structure, financial condition, general economic and business conditions and future prospects, which may result in a deviation or change in the dividend policy, including a decision not to distribute any dividends. The amount of any dividends paid by the Combined Company in any given financial year is, therefore, uncertain. Further, any payment of dividends, or other distributions of unrestricted equity, by Munksjö with respect to prior financial periods is not an indication of the dividends to be paid for financial periods in the future, if any. See also “Information about Munksjö—Description of the Shares and Share Capital of Munksjö—Dividends and Dividend Policy.”

Interests of certain larger shareholders of the Combined Company may differ from the interests of other shareholders.

Following the registration of the Merger Consideration Shares with the Finnish Trade Register, Ahlström Capital (through AC Invest Five B.V. and AC Invest Six B.V.) and Viknum AB, which is controlled by Virala Corporation, will continue to own more than ten percent of the Combined Company and there can be no assurance that the interests of such, or other larger shareholders, will be in line with those of the Combined Company’s other shareholders.

The market price of the shares in the Combined Company could fluctuate considerably.

The market price of the shares in the Combined Company, including the Merger Consideration Shares, could be subject to significant fluctuations due to a change in sentiment in the market regarding the shares in the Combined Company or similar securities, and in response to various facts and events, including any variations in the Combined Company’s results of operations and business developments. Further, stock markets may from time to time experience significant price and volume fluctuations that may be unrelated to the Combined Company’s operating performance or prospects. Any of these factors could result in a decline in the market price of the shares in the Combined Company. See also “—Risks Relating to the Merger—The number of Merger Consideration Shares will not be adjusted to reflect fluctuations in the market price of the shares in Munksjö or Ahlstrom, and the value of the Merger Consideration for the purposes of financial reporting will be measured on the Effective Date” above.

CERTAIN MATTERS

Statement Regarding Information in this Prospectus

Munksjö is responsible for the information included in this Prospectus (excluding the information about Ahlstrom as set out below) and having taken all reasonable care to ensure that is the case, such information is, to the best knowledge of Munksjö, in accordance with the facts and contains no omission likely to affect its import.

Ahlstrom is responsible for the information included in this Prospectus in the sections “Information about Ahlstrom,” “Selected Consolidated Financial Information—Selected Consolidated Financial Information of Ahlstrom” and “Annex B: Articles of Association of Ahlstrom,” the information specifically about Ahlstrom in Elements B.4a, B.7, B.8, E.1 and E.2a of the section “Summary,” and the information specifically about Ahlstrom in the sections “Risk Factors,” “Certain Matters,” “Unaudited Pro Forma Financial Information,” “Merger of Munksjö and Ahlstrom,” “Information about the Combined Company,” “Shareholder Rights,” “Taxation” and “Documents Incorporated by Reference into this Prospectus,” and having taken all reasonable care to ensure that is the case, such information is, to the best knowledge of Ahlstrom, in accordance with the facts and contains no omission likely to affect its import.

December 16, 2016

Munksjö	Ahlstrom

Special Cautionary Notice Regarding Forward-looking Statements

This Prospectus contains forward-looking statements. These statements may not be based on historical facts, but are statements about future expectations. When used in this Prospectus, the words “aims,” “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions as they relate to Munksjö, Ahlstrom, the Merger or the Listing identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this Prospectus, including in “Summary,” “Risk Factors,” “Capitalization and Indebtedness,” “Merger of Munksjö and Ahlstrom,” “Information about the Combined Company,” “Information about Munksjö,” “Information about Ahlstrom,” and wherever this Prospectus includes information on the future results, plans and expectations with regard to the Combined Company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions.

These forward-looking statements are based on present plans, estimates, projections and expectations. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the Combined Company to differ materially from those expressed or implied in the forward-looking statements.

The absence or the occurrence of these factors may cause the Combined Company’s actual results of operation and financial condition to differ significantly from the results stated or described, expressly or implicitly, in the sections containing such forward-looking statements. In light of the risks, uncertainties, assumptions and other factors referred to in this Prospectus, events described in the forward-looking statements may not occur or may fail to materialize. Consequently, there can be no guarantee regarding the accuracy and completeness of any of the forward-looking statements contained in this Prospectus or the actual materialization of predicted developments.

Presentation of Financial Information

Historical Financial Statements of Munksjö

The historical financial information of Munksjö included in this Prospectus has been derived from Munksjö’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016 prepared in accordance with “IAS 34 – Interim Financial Reporting,” including the unaudited comparative consolidated financial information as at and for the nine months ended September 30, 2015, and Munksjö’s audited consolidated financial statements as at and for the years ended December 31, 2015, 2014 and 2013 prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Prospectus.

As of January 1, 2014, Munksjö adopted “IFRS 11 – Joint Arrangements,” which affected the accounting treatment of AM Real Estate S.r.l in Turin, Italy. AM Real Estate S.r.l was established as part of the business combination between Munksjö AB, LP Europe and Coated Specialties completed in 2013 and its purpose is to hold the assets shared by Munksjo Italia S.p.A. and the Ahlstrom business remaining at the Turin site. The entity is now treated as a joint operation and Munksjö recognizes the assets, liabilities, revenues and expenses relating to its 50 percent interest in the joint operation. Previously, the entity was accounted for using the equity method. For additional information on the impact of

“IFRS 11 – Joint Arrangements” on Munksjö’s audited consolidated financial statements, see Note 1 to Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2014 incorporated by reference into this Prospectus.

On August 28, 2012, Munksjö Oyj, Munksjö AB, EQT III Limited and Ahlstrom Corporation agreed to form a global leader in specialty papers by combining Munksjö AB with LP Europe and Coated Specialties. The combination of the operations was completed in two phases during 2013. Phase 1, the combination of Munksjö AB with LP Europe, was effected on May 27, 2013 following regulatory approvals from the European Commission’s Competition Authority and the Brazilian Competition Authority (CADE). The second phase of the combination was completed on December 2, 2013, when the Coated Specialties operations in Jacarei, Brazil, were combined with Munksjö Oyj in a partial demerger. Accordingly, the consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein, which has been derived from Munksjö’s audited consolidated financial statements as at and for the years ended December 31, 2013, includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013. See Notes 1 and 3 to Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2013 incorporated by reference to this Prospectus.

Historical Financial Statements of Ahlstrom

The historical financial information of Ahlstrom included in this Prospectus has been derived from Ahlstrom’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016 prepared in accordance with “IAS 34 – Interim Financial Reporting,” including the unaudited comparative consolidated financial information as at and for the nine months ended September 30, 2015, and Ahlstrom’s audited consolidated financial statements as at and for the years ended December 31, 2015, 2014 and 2013 prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Prospectus.

Pro Forma Financial Information

The Unaudited Pro Forma Financial Information is presented for illustrative purposes only to give effect to the Merger and the refinancing under the New Financing Agreements (as defined under “Unaudited Pro Forma Financial Information—New Financing Agreements”) on Munksjö’s financial information. The unaudited pro forma combined statement of financial position as at September 30, 2016 gives effect to the Merger and the refinancing under the New Financing Agreements as if they had occurred on that date. The unaudited pro forma combined income statements for the nine months ended September 30, 2016 and for the year ended December 31, 2015 give effect to the Merger and the refinancing under the New Financing Agreements as if they had occurred on January 1, 2015. The Unaudited Pro Forma Financial Information has been prepared in accordance with the Annex II to the Commission Regulation (EU) N:o 809/2004, as amended, and on a basis consistent with IFRS as adopted by the EU and with the accounting principles applied in Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2015. The Unaudited Pro Forma Financial Information has not been compiled in accordance with Article 11 of Regulation S-X under the Securities Act or the guidelines established by the American Institute of Certified Public Accountants.

The Unaudited Pro Forma Financial Information reflects the application of pro forma adjustments that are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the Unaudited Pro Forma Financial Information and that Munksjö believes are reasonable under the circumstances. Actual results of the Merger may materially differ from the assumptions used in the Unaudited Pro Forma Financial Information presented in this Prospectus. The Unaudited Pro Forma Financial Information has been prepared by Munksjö for illustrative purposes only and it reflects the assumed circumstances, and is not necessarily indicative of the actual financial position or results of operations of Munksjö that would have been realized had the Merger and the refinancing under the New Financing Agreements occurred as at the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations that Munksjö will experience going forward. In addition, the unaudited pro forma combined income statements do not reflect any expected cost savings or synergy benefits that are expected to be generated or incurred.

The Unaudited Pro Forma Financial Information does not include all information required to be included in financial statements prepared in accordance with IFRS and they should be read together with the historical financial information of Munksjö and Ahlstrom include by reference to this Porspectus. See also “Unaudited Pro Forma Financial Information” and “Risk Factors—Risks Relating to the Merger—The Unaudited Pro Forma Financial Information in this Prospectus is presented for illustrative purposes only and may differ materially from the actual operating results and financial position of the Combined Company following completion of the Merger and the New Financing Agreements.”

Alternative Performance Measures

This Prospectus includes certain performance measures of Munksjö and Ahlstrom’s historical financial performance, financial position and cash flows, which, in accordance with the “Alternative Performance Measures” guidance issued by ESMA are not accounting measures defined or specified in IFRS and are therefore considered alternative performance measures.

Munksjö presents the following alternative performance measures:

●	EBITDA, which is defined as operating result before depreciation and amortization.

●	Adjusted EBITDA, which is defined as EBITDA excluding items affecting comparability.

●	Adjusted EBITDA margin, which is defined as adjusted EBITDA as a percentage of net sales.

●	Operating result, which is defined as net result for the period before taxes, finance expenses and finance income.

●	Adjusted operating result, which is defined as operating result excluding items affecting comparability.

●	Adjusted operating margin, which is defined as adjusted operating result as a percentage of net sales.

●

Items affecting comparability, which are defined as material items outside ordinary course of business such as direct transaction costs related to business acquisitions, costs for closure of business operations and restructurings, one-off items arising from purchase price allocation and compensation related to environmental damages arising from unexpected or rare events.

●	Adjusted return on operating capital, which is calculated by dividing adjusted operating result by operating capital based on the rolling 12-month period.

●	Return on shareholders’ equity, which is calculated by dividing result for the period by average shareholders’ equity.

●	Operating capital, which is defined as balance sheet total less interest-bearing assets, tax assets and non-interest-bearing operating liabilities (including pension provisions).

●	Interest-bearing net debt, which is defined as interest-bearing debt less interest-bearing assets (including cash and cash equivalents).

●	Debt/equity ratio, which is calculated by dividing (i) interest-bearing net debt by (ii) shareholders’ equity and non-controlling interests.

●	Equity/assets ratio, which is calculated by (i) adding shareholders’ equity to non-controlling interests and (ii) dividing this sum by total assets.

●	Shareholders’ equity per share, which is calculated by dividing shareholders’ equity by number of shares outstanding at the end of the period.

Ahlstrom presents the following alternative performance measures:

●	EBITDA, which is defined as operating profit before depreciation, amortizations and impairments.

●	Adjusted EBITDA, which is defined as EBITDA excluding items affecting comparability.

●	Operating profit/loss, which is defined as net result for the period before income taxes, share of profit/loss of equity accounted investments, finance expenses and finance income.

●	Adjusted operating profit/loss, which is defined as operating profit excluding items affecting comparability.

●

Items affecting comparability, which are defined as material items outside ordinary course of business such as costs for closure of business operations, restructurings and rightsizing, net gains or losses from business disposals including direct transaction costs as well as goodwill impairment charges and write-down of non-current assets.

●

Return on capital employed (ROCE), which is calculated by (i) adding profit/(loss) before taxes to financing expenses and (ii) dividing this sum by total assets (annual average) less non-interest-bearing liabilities (annual average).

●	Return on equity (ROE), which is calculated by dividing profit/(loss) for the period by total equity (annual average).

●	Interest-bearing net liabilities, which is defined as interest-bearing loans and borrowings less cash and cash equivalents and other investments (current).

●	Equity ratio, which is calculated by dividing (i) total equity by (ii) total assets less advances received.

●	Gearing ratio, which is calculated by dividing interest-bearing net liabilities by total equity.

●	Equity per share, which is calculated by dividing equity attributable to owners of the parent by number of shares outstanding at the end of the period.

●	Capital employed at the end of the period, which is defined as total assets less non-interest-bearing liabilities.

Munksjö and Ahlstrom present alternative performance measures as additional information to financial measures presented in the consolidated income statement, consolidated statement of financial position and consolidated statement of cash flows prepared in accordance with IFRS. Munksjö and Ahlstrom believe that EBITDA, adjusted EBITDA, adjusted operating result and adjusted operating profit/loss measures provide meaningful supplemental information to the financial measures presented in the consolidated income statement prepared in accordance with IFRS to Munksjö’s and Ahlstrom’s management and the readers of financial statements by excluding items outside ordinary course of business which reduce comparability from period to period. Munksjö presents return on shareholders’ equity, interest-bearing net debt, debt/equity ratio and equity/assets ratio as complementing measures, which are, in Munksjö’s view, useful measures of Munksjö’s ability to obtain financing and service its debts. Ahlstrom presents return on capital employed (ROCE), return on equity (ROE), interest-bearing net liabilities, equity ratio and gearing ratio as complementing measures, which are, in Ahlstrom’s view, useful measures of Ahlstrom’s ability to obtain financing and service its debts. In addition, adjusted return on operating capital, operating capital and capital expenditure provide additional information of the cash flow needs of Munksjö’s operations and capital expenditure provides additional information of the cash flow needs of Ahlstrom’s operations.

Alternative performance measures are not accounting measures defined or specified in IFRS and, therefore, they are considered non-IFRS measures which should not be viewed in isolation or as a substitute to the IFRS financial measures. Companies do not calculate alternative performance measures in a uniform way and, therefore, the alternative performance measures presented in this Prospectus may not be comparable between Munksjö and Ahlstrom or with similarly named measures presented by other companies. The alternative performance measures presented in this Prospectus are unaudited excluding operating result and operating profit/(loss) presented for the years ended December 31, 2015, 2014 and 2013.

Market and Industry Information

This Prospectus contains estimates regarding the markets and industries in which Munksjö and Ahlstrom operate as well as their competitive positions therein. Such estimates cannot be gathered from publications by market research institutions or any other independent sources. In many cases, there is no publicly available information on such data, for example from industry associations, public authorities or other organizations and institutions. Munksjö and Ahlstrom believe that their internal estimates of market data and information derived therefrom and included in this Prospectus are helpful in order to give investors a better understanding of the industries in which Munksjö and Ahlstrom operate as well as their positions therein. Although Munksjö and Ahlstrom believe that their internal market estimates are fair, they have not been reviewed or verified by any external experts and Munksjö and Ahlstrom cannot guarantee that a third-party expert using different methods would obtain or generate the same results.

Presentation of Certain Other Information

Financial information set forth in this Prospectus has been rounded. Accordingly, in certain instances, the sum of the numbers in a column or row may not conform exactly to the total amount given for that column or row.

All references in this Prospectus to “euro” and “EUR” refer to the currency of Economic and Monetary Union of the EU, those to “Swedish krona,” “Swedish kronor” and “SEK” refer to the currency of Sweden, those to “U.S. dollar” and “USD” refer to the currency of the United States of America, those to “Brazilian real” and “BRL” refer to the currency of Brazil and those to “British pounds sterling” refer to the currency of the United Kingdom.

Munksjö’s and Ahlstrom’s respective financial years end on December 31. References in this Prospectus to any specific year are to the twelve-month period ended December 31 of such year.

Available Information

The Finnish Prospectus will be available on the internet at www.munksjo.com/ahlstrommunksjo/fin and www.ahlstrom.com/fi/Sijoittajat/ahlstromin-ja-munksjon-yhdistyminen/ on or about December 16, 2016, as well as at the reception of Nasdaq Helsinki at Fabianinkatu 14, FI-00100 Helsinki, Finland, at the registered office of Munksjö at Eteläesplanadi 14, FI-00130 Helsinki, Finland and at the registered office of Ahlstrom at Alvar Aallon katu 3 C, FI-00100 Helsinki, Finland. The English language Prospectus will be available on the internet at www.munksjo.com/ahlstrommunksjo and www.ahlstrom.com/en/Investors/ahlstrommunksjo-combination/ starting on or about December 16, 2016.

Munksjö publishes annual reports, including its audited consolidated financial statements, quarterly interim financial information and other information as required by Nasdaq Helsinki and Nasdaq Stockholm. All annual reports, interim reports and stock exchange releases of Munksjö are published in Finnish, Swedish and English.

Ahlstrom publishes annual reports, including its audited consolidated financial statements, quarterly interim financial information and other information as required by the Nasdaq Helsinki. All annual reports, interim reports and stock exchange releases of Ahlstrom are published in Finnish and in English.

No Incorporation of Website Information

This Prospectus and possible supplements to this Prospectus will be published on Munksjö’s website at www.munksjo.com/ahlstrommunksjo and on Ahlstrom’s website at www.ahlstrom.com/en/Investors/ahlstrommunksjo-combination/. However, other information on Munksjö’s website or any other website, excluding the documents incorporated by reference into this Prospectus as set forth in “Documents Incorporated by Reference into this Prospectus,” do not form a part of this Prospectus.

CERTAIN IMPORTANT DATES

Announcement of the Merger	November 7, 2016

Notice to the EGMs of Munksjö and Ahlstrom	November 14, 2016

Prospectus available	December 16, 2016

Record date for the EGMs of Munksjö and Ahlstrom	December 29, 2016

Last date for the holders of nominee-registered shares registered in Euroclear Sweden to be temporarily entered into the register of shareholders maintained by Euroclear Sweden in order to gain the right to participate in the EGM of Munksjö

December 29, 2016

Last date for the holders of nominee-registered shares registered in Euroclear Finland to be temporarily entered into the shareholders’ register maintained by Euroclear Finland in order to gain the right to participate in the EGMs of Munksjö and Ahlstrom

January 5, 2017 by 10:00 a.m. (EET)

Last date for the notice of participation in the EGMs of Munksjö and Ahlstrom	January 5, 2017

EGMs of Munksjö and Ahlstrom	January 11, 2017

Planned Effective Date (subject to the fulfilment of the conditions for executing the Merger)	April 1, 2017

Merger Consideration Shares registered on the book-entry accounts of the shareholders of Ahlstrom	on or about April 3, 2017

Trading in the Merger Consideration Shares commences on Nasdaq Helsinki and Nasdaq Stockholm	on or about April 3, 2017

EXCHANGE RATES

The following table sets forth the average, high, low, and period end reference rates as published by the European Central Bank for the Swedish krona as at the dates and for the periods indicated:

	Reference rates of SEK per EUR
	Average	High	Low	Period-end
2013	8.6515	9.0604	8.2931	8.8591
2014	9.0985	9.6234	8.7661	9.3930
2015	9.3535	9.6557	9.1141	9.1895
2016 (through December 14)	9.4602	10.0025	9.1381	9.7553

The following table sets forth the average, high, low, and period end reference rates as published by the European Central Bank for the U.S. dollar as at the dates and for the periods indicated:

	Reference rates of USD per EUR
	Average	High	Low	Period-end
2013	1.3281	1.3814	1.2768	1.3791
2014	1.3285	1.3953	1.2141	1.2141
2015	1.1095	1.2043	1.0552	1.0887
2016 (through December 14)	1.1097	1.1569	1.0548	1.0644

The above rates are provided solely for the convenience of the reader and are not necessarily the rates used in the preparation of Munksjö’s or Ahlstrom’s financial statements and financial statement information. No representation is made that the euros could have been converted into Swedish kronor or U.S. dollars at the rates shown or at any other rate at such dates or during such periods.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth Munksjö’s capitalization and indebtedness (i) on an actual basis as at September 30, 2016 as derived from Munksjö’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016, prepared in accordance with “IAS 34 – Interim Financial Reporting,” and (ii) on a pro forma basis to give effect to the Merger and the refinancing under the New Financing Agreements (as defined under “Unaudited Pro Forma Financial Information—New Financing Agreements”) assuming they had been completed on September 30, 2016. This table should be read in conjunction with “Selected Consolidated Financial Information,” “Unaudited Pro Forma Financial Information,” “Information about the Combined Company—New Financing Agreements,” “Information about Munksjö—Operating and Financial Review and Prospects of Munksjö,” “Information about Ahlstrom—Operating and Financial Review and Prospects of Ahlstrom” and Munksjö’s and Ahlstrom’s audited consolidated financial statements and unaudited consolidated financial information incorporated by reference into this Prospectus.

	As at September 30, 2016
	Actual	Pro forma(1)
	(unaudited)
	(EUR in millions)
Capitalization
Current borrowings:
Guaranteed/secured	19.6	3.6
Unguaranteed/unsecured	2.8	59.5

Total current borrowings	22.4	63.1
Non-current borrowings:
Guaranteed/secured	291.8	8.0
Unguaranteed/unsecured	1.8	563.0

Total non-current borrowings	293.6	571.0

Total current and non-current borrowings	316.0	634.1

Equity attributable to parent company’s shareholders:
Share capital	15.0	85.0
Reserve for unrestricted equity	254.1	682.7
Other reserves	370.9	370.9
Retained earnings	(219.1)	(74.9)

Total equity attributable to parent company’s shareholders	420.9	1,063.7
Non-controlling interests	4.0	8.7

Total equity	424.9	1,072.4

Total equity and borrowings	740.9	1,706.5

Indebtedness
Cash and cash equivalents	116.2	127.0

Liquidity	116.2	127.0
Current borrowings	22.4	59.5

Net current financial indebtedness	(93.8)	(67.5)
Non-current borrowings	293.6	563.0

Net financial indebtedness	199.8	495.5

(1)	For information on pro forma adjustments and the basis for preparing the information set forth in this column, see “Unaudited Pro Forma Financial Information.”

For information on Munksjö’s contractual, contingent and off-balance-sheet liabilities, see “Information about Munksjö—Operating and Financial Review and Prospects of Munksjö—Contractual Obligations and Contingent Liabilities” and “Information about Munksjö—Operating and Financial Review and Prospects of Munksjö—Off-balance-sheet Liabilities.”

For information on Ahlstrom’s contractual, contingent and off-balance-sheet liabilities, see “Information about Ahlstrom—Operating and Financial Review and Prospects of Ahlstrom—Contractual Obligations and Contingent Liabilities” and “Information about Ahlstrom—Operating and Financial Review and Prospects of Ahlstrom—Off-balance-sheet Liabilities.”

Since September 30, 2016, there have not been any material changes in Munksjö’s capitalization and indebtedness up until the date of this Prospectus.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Selected Consolidated Financial Information of Munksjö

The following tables set forth selected consolidated financial information for Munksjö as at and for the nine months ended September 30, 2016 and 2015 and as at and for the years ended December 31, 2015, 2014 and 2013. The selected consolidated financial information below has been derived from Munksjö’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016 prepared in accordance with “IAS 34 – Interim Financial Reporting,” including the unaudited comparative consolidated financial information as at and for the nine months ended September 30, 2015, and Munksjö’s audited consolidated financial statements as at and for the years ended December 31, 2015, 2014 and 2013 prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Prospectus.

The selected consolidated financial information presented below should be read together with “Certain Matters—Presentation of Financial Information,” “Information about Munksjö—Operating and Financial Review and Prospects of Munksjö” and Munksjö’s audited consolidated financial statements and unaudited consolidated financial information incorporated by reference into this Prospectus.

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013(1)
	(unaudited)		(audited)
	(EUR in millions, unless otherwise indicated)
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Net sales	860.5	840.7	1,130.7	1,137.3	863.3
Other operating income	5.3	8.2	11.6	11.4	6.9

Total income	865.8	848.9	1,142.3	1,148.7	870.2
Changes in inventories	2.1	17.7	1.0	1.1	2.2
Materials and supplies	(411.5)	(437.7)	(573.9)	(557.2)	(447.7)
Other external costs	(199.5)	(216.1)	(283.6)	(292.7)	(255.5)
Personnel costs	(156.3)	(148.8)	(199.5)	(200.5)	(163.6)
Depreciation and amortization	(42.1)	(40.0)	(53.6)	(54.0)	(39.3)
Share of profit in equity accounted investments	0.0	0.2	0.0	0.0	0.3

Operating result	58.5	24.2	32.7	45.4	(33.4)
Financial income	4.0	8.6	10.5	6.4	1.0
Financial costs	(18.2)	(10.7)	(15.2)	(34.9)	(23.9)

Profit/(loss) before tax	44.3	22.1	28.0	16.9	(56.3)
Taxes	(12.8)	(6.5)	(5.2)	(9.2)	(1.1)

Net result for the period	31.5	15.6	22.8	7.7	(57.4)

Other comprehensive income
Items that may be reclassified to profit or loss
Exchange differences on translation	8.9	(27.2)	(22.3)	(5.7)	(1.0)
Change in cash flow hedge reserve	(4.0)	(3.7)	(3.2)	(7.3)	(2.8)
Cash flow hedge transferred to this year’s result	2.1	5.7	6.2	4.5	1.0
Items that will not be reclassified to profit or loss
Actuarial gains and losses on defined benefit plans	0.0	0.0	1.0	(6.3)	1.8
Tax attributable to other comprehensive income	0.4	(0.4)	(1.0)	2.1	0.2

Total comprehensive income	38.9	(10.0)	3.5	(5.0)	(58.2)

Net result attributable to:
Parent company’s shareholders	31.3	15.4	22.4	7.0	(57.7)
Non-controlling interests	0.2	0.2	0.4	0.7	0.3

Total comprehensive income attributable to:
Parent company’s shareholders	38.7	(10.2)	3.1	(5.7)	(58.5)
Non-controlling interests	0.2	0.2	0.4	0.7	0.3

Earnings per share
Basic earnings per share, EUR	0.62	0.30	0.44	0.14	(1.97)
Diluted earnings per share, EUR	0.62	0.30	0.44	0.14	(1.97)

	As at September	As at December 31,
	30, 2016	2015	2014	2013
				(restated)(2)
	(unaudited)	(audited)		(unaudited)
	(EUR in millions)
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
Assets
Non-current assets
Tangible assets	416.1	430.0	446.4	459.2
Goodwill	225.5	223.9	226.7	226.6
Other intangible assets	43.5	46.6	55.2	56.4
Equity accounted investments	2.2	2.3	2.2	2.4
Other non-current assets	3.2	3.6	3.9	4.1
Deferred tax assets	48.3	51.8	60.2	54.6

Total non-current assets	738.8	758.2	794.6	803.3
Current assets
Inventory	156.0	155.4	152.2	146.6
Accounts receivable	115.9	111.1	114.6	128.7
Other current assets	30.4	38.3	31.8	27.3
Current tax asset	1.2	5.3	2.2	0.4
Cash and cash equivalents	116.2	105.1	84.1	83.1

Total current assets	419.7	415.2	384.9	386.1

Total assets	1,158.5	1,173.4	1,179.5	1,189.4

Equity and liabilities
Equity
Attributable to parent company’s shareholders
Share capital	15.0	15.0	15.0	15.0
Reserve for unrestricted equity	254.1	269.3	282.0	287.1
Other reserves	370.9	363.5	386.5	394.4
Retained earnings	(219.1)	(250.6)	(273.9)	(276.3)

Total equity attributable to parent company’s shareholders	420.9	397.2	409.6	420.2
Non-controlling interests	4.0	4.1	4.0	3.6
Total equity	424.9	401.3	413.6	423.8

Non-current liabilities
Non-current borrowings	293.6	313.5	271.7	270.8
Other non-current liabilities	3.1	1.7	1.0	0.1
Pension obligations	51.7	52.4	51.0	45.9
Deferred tax liabilities	74.4	74.1	84.7	85.0
Provisions	17.7	23.9	23.5	36.1

Total non-current liabilities	440.5	465.6	431.9	437.9
Current liabilities
Current borrowings	22.4	22.5	41.6	45.0
Accounts payable	141.2	165.9	164.3	167.4
Liabilities to equity accounted investments	5.9	8.0	8.3	8.4
Accrued expenses and deferred income	103.6	94.5	100.0	89.1
Current tax liabilities	8.0	2.7	8.2	8.3
Other current liabilities	12.0	12.9	11.6	9.5

Total current liabilities	293.1	306.5	334.0	327.7

Total liabilities	733.6	772.1	765.9	765.6

Total equity and liabilities	1,158.5	1,173.4	1,179.5	1,189.4

	As at and for the nine months ended September 30,		As at and for the year ended December 31,
	2016	2015	2015	2014	2013(1)
	(unaudited)		(audited)
	(EUR in millions)
CONSOLIDATED STATEMENT OF CASH FLOWS DATA
Net cash generated from operating activities	73.0	11.0	55.5	57.8	45.7
Cash flow used in investing activities	(28.5)	(30.9)	(39.8)	(35.1)	(13.5)
Cash flow from/used in financing activities	(33.1)	(14.3)	6.0	(21.0)	(5.7)
Cash flow for the period	11.4	(34.2)	21.7	1.7	26.5

Cash and cash equivalents at the beginning of the period	105.1	84.1	84.1	83.1	57.1
Cash flow for the period	11.4	(34.2)	21.7	1.7	26.5
Exchange gains/(losses) on cash and cash equivalents	(0.3)	(2.1)	(0.7)	(0.7)	(0.5)
Cash and cash equivalents at the end of the period	116.2	47.8	105.1	84.1	83.1

	As at and for the nine months ended September 30,		As at and for the year ended December 31,
	2016	2015	2015		2014		2013(1)
	(unaudited, unless otherwise indicated)
	(percent, unless otherwise indicated)
KEY FIGURES
EBITDA,(3) EUR in millions	100.6	64.2	86.3		99.4		5.9
Adjusted EBITDA,(4)(5) EUR in millions	100.6	71.5	93.6		105.0		55.0
Adjusted EBITDA margin(4)(6)	11.7	8.5	8.3		9.2		6.4
Operating result, EUR in millions	58.5	24.2	32.7	(7)	45.4	(7)	(33.4	)(7)
Adjusted operating result,(4) EUR in millions	58.5	31.5	40.0		51.0		15.7
Adjusted operating margin(4)(8)	6.8	3.7	3.5		4.5		1.8
Adjusted return on operating capital(4)(9)	10.1	6.7	5.9		7.3		2.8
Return on shareholders’ equity(10)	9.4	4.5	5.7		1.8		(10.8)
Operating capital,(11) EUR in millions	657.6	674.6	651.9		673.2		694.8
Interest-bearing net debt,(12) EUR in millions	199.8	264.1	227.4		225.6		229.3
Debt/equity ratio(13)	47.0	68.1	56.7		54.5		54.1
Equity/assets ratio(14)	36.7	34.1	34.2		35.1		35.6
Capital expenditure, EUR in millions	28.5	30.9	39.8		35.1		22.6
Employees, full time equivalent	2,756	2,782	2,774		2,765		2,216
Shareholders’ equity per share,(15) EUR	8.3	7.6	7.9		8.1		8.3
Number of shares at the end of the period	51,061,581	51,061,581	51,061,581		51,061,581		51,061,581

(1)	The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013.

(2)

Restated to reflect the adoption of “IFRS 11 – Joint Arrangements,” which affected the accounting treatment of AM Real Estate S.r.l in Turin, Italy. AM Real Estate S.r.l was established as part of the business combination between Munksjö AB, LP Europe and Coated Specialties completed in 2013 and its purpose is to hold the assets shared by Munksjo Italia S.p.A. and the Ahlstrom business remaining at the Turin site. The entity is now treated as a joint operation and Munksjö recognizes the assets, liabilities, revenues and expenses relating to its 50 percent interest in the joint operation. Previously, the entity was accounted for using the equity method. The impact of the change from the application to equity method to accounting for Munksjö’s interest as a joint operation was immaterial to the December 31, 2013 balance sheet.

(3)	EBITDA	=	Operating result + Depreciation and amortization

(4)	Adjusted for items affecting comparability, i.e., income or expenses arising from exceptional transactions that are not related to recurring business operations.

(5)	Adjusted EBITDA	=	Adjusted operating result(4) + Depreciation and amortization

(6)	Adjusted EBITDA margin	=	Adjusted operating result(4) + Depreciation and amortization	x 100
Net sales

(7)	Audited.

(8)	Adjusted operating margin	=	Adjusted operating result(4)	x 100
Net sales

(9)	Adjusted return on operating capital	=	Adjusted operating result(4)	x 100
Operating capital(11) based on the rolling 12-month period

(10)	Return on shareholders’ equity	=	Result for the period	x 100
Average shareholders’ equity

(11)	Operating capital	=	Balance sheet total – Interest-bearing assets – Tax assets – Non-interest-bearing operating liabilities (including pension provisions)

(12)	Interest-bearing net debt	=	Interest-bearing debt – Interest-bearing assets (including cash and cash equivalents)

(13)	Debt/equity ratio	=	Interest-bearing net debt
Shareholders’ equity + Non-controlling interests

(14)	Equity/assets ratio	=	Shareholders’ equity + Non-controlling interests	x 100
Total assets

(15)	Shareholders’ equity per share	=	Shareholders’ equity
Number of shares outstanding at the end of the period

Reconciliation of Certain Alternative Performance Measures

The following table sets forth a reconciliation of Munksjö’s adjusted EBITDA, EBITDA and adjusted operating result to reported operating result for the years ended December 31, 2015, 2014 and 2013 and for the nine months ended September 30, 2016 and 2015:

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015		2014		2013(1)
	(unaudited, unless otherwise indicated)
	(EUR in millions)
Adjusted EBITDA and EBITDA
Adjusted EBITDA(2)(3)(4)	100.6	71.5	93.6		105.0		55.0
Depreciation and amortization	(42.1)	(40.0)	(53.6	)(5)	(54.0	)(5)	(39.3	)(5)
Adjusted operating result(3)(4)(6)	58.5	31.5	40.0		51.0		15.7
Items affecting comparability(3)
Transaction costs related to business acquisitions	–	(0.4)	(0.4)		(2.4)		(26.9)
Restructuring expenses	–	(4.5)	(4.5)		(3.0)		(12.8)
Inventory adjustment	–	–	–		–		(2.4)
Environmental provision	–	(2.4)	(2.4)		(0.2)		(6.6)
Other(3)	–	–	–		–		(0.4)
Total items affecting comparability	–	(7.3)	(7.3)		(5.6)		(49.1)
Operating result (IFRS)	58.5	24.2	32.7	(5)	45.4	(5)	(33.4	)(5)
Depreciation and amortization	42.1	40.0	53.6	(5)	54.0	(5)	39.3	(5)
EBITDA(7)	100.6	64.2	86.3		99.4		5.9

Adjusted operating result
Adjusted operating result(3)(4)(6)	58.5	31.5	40.0		51.0		15.7
Items affecting comparability(3)
Transaction costs related to business acquisitions	–	(0.4)	(0.4)		(2.4)		(26.9)
Restructuring expenses	–	(4.5)	(4.5)		(3.0)		(12.8)
Inventory adjustment	–	–	–		–		(2.4)
Environmental provision	–	(2.4)	(2.4)		(0.2)		(6.6)
Other(3)	–	–	–		–		(0.4)
Total items affecting comparability	–	(7.3)	(7.3)		(5.6)		(49.1)
Operating result (IFRS)	58.5	24.2	32.7	(5)	45.4	(5)	(33.4	)(5)

(1)	The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013.

(2)	Munksjö defines adjusted EBITDA as EBITDA excluding items affecting comparability.

(3)

Munksjö presents adjusted EBITDA and adjusted operating result in addition to EBITDA and operating result to reflect the underlying business performance and to enhance comparability from period to period. Comparable performance measures exclude items affecting comparability being material items outside ordinary course of business such as direct transaction costs related to business acquisitions, costs for closure of business operations and restructurings, one-off items arising from purchase price allocation and compensation related to environmental damages arising from unexpected or rare events. Other items includes fines (such as VAT tax audit fines) or other similar stipulated payments.

(4)

Munksjö believes that EBITDA, adjusted EBITDA and adjusted operating result measures provide meaningful supplemental information to the financial measures presented in the consolidated income statement prepared in accordance with IFRS to Munksjö’s management and the readers of its financial statements by excluding items outside ordinary course of business which reduce comparability from period to period. EBITDA, adjusted EBITDA and adjusted operating result are not accounting measures defined or specified in IFRS in accordance with the “Alternative Performance Measures” guidance issued by ESMA and are, therefore, considered non-IFRS financial measures, which should not be viewed in isolation or as a substitute to the IFRS financial measures. Companies do not calculate alternative performance measures in a uniform way and, therefore, the alternative performance measures presented in this Prospectus may not be comparable between Munksjö and Ahlstrom or with similarly named measures presented by other companies.

(5)	Audited.

(6)	Munksjö defines adjusted operating result as operating result excluding items affecting comparability.

(7)	Munksjö defines EBITDA as operating result before depreciation and amortization.

Selected Consolidated Financial Information of Ahlstrom

The following tables set forth selected consolidated financial information for Ahlstrom as at and for the nine months ended September 30, 2016 and 2015 and as at and for the years ended December 31, 2015, 2014 and 2013. The selected consolidated financial information below has been derived from Ahlstrom’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016 prepared in accordance with “IAS 34 – Interim Financial Reporting,” including the unaudited comparative consolidated financial information as at and for the nine months ended September 30, 2015, and Ahlstrom’s audited consolidated financial statements as at and for the years ended December 31, 2015, 2014 and 2013 prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Prospectus.

The selected consolidated financial information presented below should be read together with “Certain Matters—Presentation of Financial Information,” “Information about Ahlstrom—Operating and Financial Review and Prospects of Ahlstrom” and Ahlstrom’s audited consolidated financial statements and unaudited consolidated financial information incorporated by reference into this Prospectus.

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)		(audited)
	(EUR in millions, unless otherwise indicated)
CONSOLIDATED INCOME STATEMENT
Continuing operations
Net sales	819.8	819.8	1,074.7	1,001.1	1,014.8
Cost of goods sold	(663.3)	(682.7)	(910.0)	(855.0)	(870.8)
Gross profit	156.5	137.0	164.8	146.1	144.0
Sales and marketing expenses	(28.8)	(30.6)	(40.2)	(43.1)	(42.2)
R&D expenses	(12.4)	(13.5)	(20.9)	(17.5)	(19.3)
Administrative expenses	(55.8)	(57.8)	(76.4)	(80.4)	(74.7)
Other operating income	7.4	5.0	7.0	6.2	8.9
Other operating expense	(3.9)	(2.0)	(12.4)	(15.0)	(5.9)
Operating profit/loss	62.9	38.2	21.9	(3.7)	10.7
Financial income	0.3	0.3	0.5	0.6	1.0
Financial expenses	(11.9)	4.5	0.1	(6.4)	(21.5)
Share of profit/loss of equity accounted investments	0.2	0.1	0.2	0.1	(5.7)
Profit/loss before taxes	51.4	43.2	22.6	(9.4)	(15.4)
Income taxes	(18.0)	(14.4)	(14.1)	(0.9)	(3.5)
Profit/loss for the period from continuing operations	33.5	28.8	8.6	(10.3)	(18.9)
Discontinued operations
Profit/loss for the period	–	–	–	6.9	118.2
Impairment and cost to sell	–	–	–	0.6	(42.3)
Profit/loss for the period from discontinued operations	–	–	–	7.5	75.9
Profit/loss for the period	33.5	28.8	8.6	(2.7)	57.0

Attributable to
Owners of the parent	33.4	29.2	9.2	3.6	61.0
Non-controlling interest	0.0	(0.4)	(0.7)	(6.3)	(3.9)

Continuing operations
Basic and diluted earnings per share, EUR	0.61	0.52	0.06	(0.22)	(0.46)
Including discontinued operations
Basic and diluted earnings per share, EUR	0.61	0.52	0.06	(0.06)	1.17

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)		(audited)
	(EUR in millions)
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Profit/loss for the period	33.5	28.8	8.6	(2.7)	57.0
Other comprehensive income, net of tax
Items that will not be reclassified to profit or loss Remeasurements of defined benefit plans	(2.2)	(0.6)	(2.6)	(15.9)	3.5
Total items that will not be reclassified to profit or loss	(2.2)	(0.6)	(2.6)	(15.9)	3.5
Items that may be reclassified subsequently to profit or loss Translation differences	(2.5)	2.5	6.5	9.4	(34.0)
Hedges of net investments in foreign operations	(0.8)	–	0.2	–	–
Share of other comprehensive income of equity accounted investments	–	–	–	0.5	(0.5)
Changes in the fair value of available-for-sale financial assets	–	(17.0)	(17.0)	17.0	–
Cash flow hedges	(0.3)	0.1	0.5	(0.2)	(0.1)
Total items that may be reclassified subsequently to profit or loss	(3.5)	(14.4)	(9.9)	26.8	(34.7)
Other comprehensive income, net of tax	(5.7)	(15.0)	(12.6)	10.9	(31.1)
Total comprehensive income for the period	27.7	13.8	(4.0)	8.1	25.9

Attributable to
Owners of the parent	27.9	14.0	(3.6)	14.0	30.1
Non-controlling interest	(0.2)	(0.2)	(0.4)	(5.9)	(4.2)

		As at September	As at December 31,
		30, 2016	2015	2014	2013
		(unaudited)	(audited)
		(EUR in millions)
CONSOLIDATED BALANCE SHEET
Assets
Non-current assets
Property, plant and equipment		312.7	339.8	372.9	370.8
Goodwill		72.2	74.3	69.0	66.8
Other intangible assets		10.7	12.5	13.9	24.1
Equity accounted investments		15.7	15.5	15.3	36.3
Other investments		0.3	0.3	43.5	53.3
Other receivables		7.8	5.8	6.5	8.6
Deferred tax assets		66.6	71.0	78.1	73.4

Total non-current assets		486.0	519.2	599.3	633.4
Current assets
Inventories		123.2	117.6	108.1	106.6
Trade and other receivables		143.4	151.9	170.7	173.0
Income tax receivables		1.3	1.6	1.7	0.6
Cash and cash equivalents		54.5	47.3	41.4	38.2

Total current assets		322.4	318.5	321.9	318.4
Assets classified as held for sale and distribution to owners		–	–	–	18.9

Total assets		808.4	837.8	921.1	970.6

Equity and liabilities
Equity attributable to equity holders of the parent
Issued capital		70.0	70.0	70.0	70.0
Reserves		41.2	41.9	48.5	21.2
Retained earnings		91.8	83.3	96.6	141.2

Total equity attributable to equity holders of the parent		203.0	195.2	215.1	232.4
Hybrid bond		100.0	100.0	100.0	100.0
Non-controlling interest		4.6	4.2	5.0	9.0

Total equity		307.6	299.4	320.1	341.4
Non-current liabilities
Interest-bearing loans and borrowings		100.3	126.9	147.5	182.3
Employee benefit obligations		99.5	100.3	96.0	76.1
Provisions		0.4	0.8	1.2	1.4
Other liabilities		0.0	0.0	1.4	0.5
Deferred tax liabilities		2.1	2.0	1.8	4.0

Total non-current liabilities		202.4	230.0	247.9	264.3
Current liabilities
Interest-bearing loans and borrowings		84.6	116.4	147.7	148.2
Trade and other payables		201.4	183.5	194.0	200.2
Income tax liabilities		7.2	1.5	1.0	3.9
Provisions		5.1	7.1	10.4	6.9

Total current liabilities		298.4	308.4	353.1	359.1

Total liabilities		500.8	538.4	601.0	623.4

Liabilities directly associated with assets classified as held for sale and distribution to owners		–	–	–	5.9

Total equity and liabilities		808.4	837.8	921.1	970.6

	As at and for the nine months ended September 30,		As at and for the year ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)		(audited)
	(EUR in millions)
CONSOLIDATED STATEMENT OF CASH FLOWS DATA
Net cash from operating activities	98.9	36.7	60.0	35.4	41.0
Net cash from investing activities	(22.8)	29.7	22.1	21.5	(158.4)
Net cash from financing activities	(69.4)	(43.4)	(75.1)	(54.8)	104.3

Net change in cash and cash equivalents	6.7	23.1	6.9	2.1	(13.1)
Cash and cash equivalents at the beginning of the period	47.3	41.4	41.4	38.7	55.5
Foreign exchange effect on cash	0.5	(1.5)	(1.0)	0.6	(3.7)

Cash and cash equivalents at the end of the period	54.5	63.0	47.3	41.4	38.7

	As at and for the nine months ended September 30,		As at and for the year ended December 31,
	2016	2015	2015		2014		2013
	(unaudited)		(unaudited, unless otherwise indicated)
	(percent, unless otherwise indicated)
KEY FIGURES
EBITDA,(1) EUR in millions	101.2	81.6	96.4		66.5		64.6
percent of net sales	12.3	10.0	9.0		6.6		6.4
Adjusted EBITDA,(2) EUR in millions	104.5	83.2	104.8		78.6		65.0
percent of net sales	12.8	10.1	9.7		7.9		6.4
Operating profit/loss, EUR in millions	62.9	38.2	21.9	(3)	(3.7	)(3)	10.7	(3)
percent of net sales	7.7	4.7	2.0		(0.4)		1.1
Adjusted operating profit/loss,(4) EUR in millions	66.2	39.9	47.5		28.6		13.4
percent of net sales	8.1	4.9	4.4		2.9		1.3
Return on capital employed (ROCE)(5)	16.3	8.6	3.9		1.3		(4.3)
Return on equity (ROE)(6)	14.7	12.0	2.8		(0.8)		13.8
Interest-bearing net liabilities,(7) EUR in millions	130.5	203.7	195.9		253.8		291.7
Equity ratio(8)	38.1	34.8	35.8		34.8		35.2
Gearing ratio(9)	42.4	64.2	65.4		79.3		85.5
Equity per share,(10) EUR	4.36	4.57	4.20		4.65		5.04
Capital expenditure (excluding acquisitions), EUR in millions	18.0	13.6	27.3		49.1		84.8
Capital employed at the end of the period,(11) EUR in millions	492.5	583.9	542.6		615.3		671.8
Number of employees, average	3,298	3,390	3,376		3,499		4,490
Total number of shares at the end of the period	46,670,608	46,670,608	46,670,608		46,670,608		46,670,608

(1)	EBITDA	=	Operating profit + Depreciation, amortizations and impairments

(2)	Adjusted EBITDA	=	EBITDA excluding items affecting comparability

(3)	Audited.

(4)	Adjusted operating profit/loss	=	Operating profit excluding items affecting comparability

(5)	Return on capital employed (ROCE)	=	Profit/(loss) before taxes + Financing expenses	x 100
Total assets (annual average) – Non-interest-bearing liabilities (annual average)

(6)	Return on equity (ROE)	=	Profit/(loss) for the period	x 100
Total equity (annual average)

(7)	Interest-bearing net liabilities	=	Interest-bearing loans and borrowings – Cash and cash equivalents – Other investments (current)

(8)	Equity ratio	=	Total equity	x 100
Total assets – Advances received

(9)	Gearing ratio	=	Interest-bearing net liabilities	x 100
Total equity

(10)	Equity per share	=	Equity attributable to owners of the parent
Number of outstanding shares at the end of the period

(11)	Capital employed at the end of the period	=	Total assets – Non interest-bearing liabilities

Reconciliation of Certain Alternative Performance Measures

The following table sets forth a reconciliation of Ahlstrom’s EBITDA, adjusted EBITDA and adjusted operating profit/loss to reported operating profit/loss for the years ended December 31, 2015, 2014 and 2013 and for the nine months ended September 30, 2016 and 2015:

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015		2014		2013
	(unaudited, unless otherwise indicated)
	(EUR in millions)
EBITDA and adjusted EBITDA
Operating profit/loss (IFRS)	62.9	38.2	21.9	(1)	(3.7	)(1)	10.7	(1)
Depreciation, amortizations and impairments	38.3	43.4	74.6		70.2		53.9
EBITDA(2)(3)	101.2	81.6	96.4		66.5		64.6
Items affecting comparability (4)
Restructuring expenses	4.5	2.8	7.2		11.6		4.4
Net gains or losses from business disposals	(1.1)	(1.3)	1.1		0.5		(4.0)
Total items affecting comparability	3.4	1.6	8.3		12.1		0.3
Adjusted EBITDA(3)(4)(5)	104.5	83.2	104.8		78.6		65.0

Adjusted operating profit/loss
Operating profit/loss (IFRS)	62.9	38.2	21.9	(1)	(3.7	)(1)	10.7	(1)
Items affecting comparability(4)
Restructuring expenses	4.5	2.8	7.2		11.6		4.4
Net gains or losses from business disposals	(1.1)	(1.3)	1.1		0.5		(4.0)
Impairment charges and write-down of non-current assets	–	0.1	17.3		20.2		2.3
Total items affecting comparability	3.4	1.7	25.6		32.3		2.7
Adjusted operating profit (3)(4)(6)	66.2	39.9	47.5		28.6		13.4

(1)	Audited.

(2)	Ahlstrom defines EBITDA as operating profit before depreciation, amortizations and impairments.

(3)

Ahlstrom believes that EBITDA, adjusted EBITDA and adjusted operating profit/loss measures provide meaningful supplemental information to the financial measures presented in the consolidated income statement prepared in accordance with IFRS to Ahlstrom’s management and the readers of its financial statements by excluding items outside ordinary course of business which reduce comparability from period to period. EBITDA, adjusted EBITDA and adjusted operating profit/loss are not accounting measures defined or specified in IFRS in accordance with the “Alternative Performance Measures” guidance issued by ESMA and are, therefore, considered non-IFRS financial measures, which should not be viewed in isolation or as a substitute to the IFRS financial measures. Companies do not calculate alternative performance measures in a uniform way and, therefore, the alternative performance measures presented in this Prospectus may not be comparable between Munksjö and Ahlstrom or with similarly named measures presented by other companies.

(4)

Ahlstrom presents adjusted EBITDA and adjusted operating profit/loss in addition to EBITDA and operating profit/loss to reflect the underlying business performance and to enhance comparability from period to period. Comparable performance measures exclude items affecting comparability being material items outside ordinary course of business such as costs for closure of business operations, restructurings and rightsizing, net gains or losses from business disposals including direct transaction costs as well as goodwill impairment charges and write-down of non-current assets.

(5)	Ahlstrom defines adjusted EBITDA as EBITDA excluding items affecting comparability.

(6)	Ahlstrom defines adjusted operating profit/loss as operating profit/loss excluding items affecting comparability.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined financial information (the “Unaudited Pro Forma Financial Information”) is presented for illustrative purposes only to give effect to the Merger and refinancing the existing indebtedness of Munksjö (whether originally incurred by Munksjö or assumed by Munksjö as a result of the Merger) under the New Financing Agreements (as defined below) on Munksjö’s financial information. The Unaudited Pro Forma Financial Information is prepared on the basis of the historical results of Munksjö and Ahlstrom presented in accordance with IFRS. For additional information on the historical results of Munksjö or Ahlstrom, see the audited historical consolidated financial information and the unaudited interim consolidated financial information of Munksjö and Ahlstrom incorporated by reference into this Prospectus.

Merger of Munksjö and Ahlstrom

The Boards of Directors of Munksjö and Ahlstrom have, on November 14, 2016, proposed that the EGMs of Munksjö and Ahlstrom scheduled to be held on January 11, 2017 resolve on the Merger in accordance with the Merger Plan and approve the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the respective EGMs of Munksjö and Ahlstrom, merger control approvals from relevant competition authorities, the satisfaction or waiver of the other conditions precedent in the Combination Agreement and the Merger Plan, the Combination Agreement not having been terminated in accordance with its terms and the registration of the completion of the Merger with the Finnish Trade Register. For information on the conditions to the completion of the Merger in the Combination Agreement and the Merger Plan, see “Merger of Munksjö and Ahlstrom—Combination Agreement—Conditions to the Completion of the Merger” as well as the Merger Plan, which is attached to this Prospectus as Annex E. On the Effective Date, Ahlstrom will automatically dissolve.

The completion of the Merger is, among other things, conditional upon the sale by Ahlstrom of its entire interest in the plant located at Osnabrück, Germany. Ahlstrom announced on November 7, 2016 that it has signed an agreement to sell its German subsidiary with operations in Osnabrück. Ahlstrom produces base papers for wallcovers, poster papers as well as release liners for self-adhesive labels at the Osnabrück plant, which is part of the Filtration & Performance business area. The transaction will also include Ahlstrom’s 50 percent stake in AK Energie GmbH (a joint venture with Kämmerer Paper Holding GmbH (“Kämmerer”)), which is the site’s utility providing power and water treatment services.

The completion of the Merger is expected to be registered with the Finnish Trade Register on or about April 1, 2017 (i.e., the Effective Date), provided that the conditions to the completion of the Merger have been fulfilled.

New Financing Agreements

On November 7, 2016, Munksjö and Ahlstrom agreed on financing commitments for the Merger and the Combined Company with Nordea and SEB as mandated lead arrangers. In accordance with these commitments, Munksjö entered into a facilities agreement with Nordea and SEB as mandated lead arrangers and underwriters and Nordea as agent on November 10, 2016 (the “Term and Revolving Facilities Agreement”), pursuant to which a term loan facility of EUR 80 million, a term loan facility of EUR 40 million, a term loan facility of EUR 150 million, a term loan facility of SEK 600 million and a term loan facility of USD 35 million (together, the “Term Loan Facilities”) as well as a multicurrency revolving credit facility of EUR 200 million (the “Revolving Credit Facility,” and together with the Term Loan Facilities, the “Term and Revolving Facilities”) will be made available to Munksjö.

On the same date, Ahlstrom entered into a EUR 200 million bridge facility agreement with Nordea and SEB as mandated lead arrangers and underwriters and Nordea as agent (the “Bridge Facility Agreement”). Assuming that the Merger is completed, the Bridge Facility Agreement will be assumed by Munksjö on the Effective Date pursuant to an amended and restated bridge facility agreement (the “Amended and Restated Bridge Facility Agreement,” and together with the Term and Revolving Facilities Agreement, the “New Financing Agreements”) with amended and restated terms and the commitments reduced to EUR 100 million (the “Amended and Restated Bridge Facility,” and together with the Term Loan Facilities and the Revolving Credit Facility, the “Facilities”). The Term and Revolving Facilities Agreement and the Amended and Restated Bridge Facility Agreement provide that the Facilities will be available to the Combined Company on a certain funds basis subject to the completion of the Merger and certain other customary conditions precedent.

The existing indebtedness that is expected to be refinanced under the Facilities include, among others, indebtedness under Munksjö’s EUR 345 million and SEK 570 million term and revolving facilities agreement (as discussed under “Information about Munksjö—Operating and Financial Review and Prospects of Munksjö—Liquidity and Capital Resources—Borrowings”), Ahlstrom’s EUR 180 million multicurrency revolving credit facility agreement (as discussed under “Information about Ahlstrom—Operating and Financial Review and Prospects of Ahlstrom—Liquidity and Capital Resources—Liquidity”) and certain bilateral financing arrangements of Ahlstrom.

Basis of Presentation

The Merger will be accounted for as a business combination at consolidation using the acquisition method of accounting under the provisions of IFRS 3 with Munksjö determined as the acquirer of Ahlstrom. The acquisition method of accounting in accordance with IFRS 3 applies the fair value concepts defined in “IFRS 13 – Fair Value Measurement,” and requires, among other things, that the identifiable assets acquired and liabilities assumed in a business combination are recognized at their fair values as of the acquisition date, with any excess of the purchase consideration over the fair value of identifiable net assets acquired recognized as goodwill. The purchase price calculation presented herein has been made solely for the purpose of preparing this Unaudited Pro Forma Financial Information. The Unaudited Pro Forma Financial Information has been prepared in accordance with the Annex II to the Commission Regulation (EU) N:o 809/2004, as amended, and on a basis consistent with IFRS as adopted by the EU and with the accounting principles applied in Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2015. The Unaudited Pro Forma Financial Information has not been compiled in accordance with Article 11 of Regulation S-X under the Securities Act or the guidelines established by the American Institute of Certified Public Accountants.

The Unaudited Pro Forma Financial Information has been derived from (a) Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2015, (b) Munksjö’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016, (c) Ahlstrom’s audited consolidated financial statements as at and for the year ended December 31, 2015 and (d) Ahlstrom’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016.

The unaudited pro forma combined statement of financial position as at September 30, 2016 gives effect to the Merger and the refinancing under the New Financing Agreements as if they had occurred on that date. The unaudited pro forma combined income statements for the nine months ended September 30, 2016 and for the year ended December 31, 2015 give effect to the Merger and the refinancing under the New Financing Agreements as if they had occurred on January 1, 2015.

The Unaudited Pro Forma Financial Information reflects adjustments to historical financial information to give pro forma effect to events that are directly attributable to the Merger and to the refinancing under the New Financing Agreements and which are factually supportable. The Unaudited Pro Forma Financial Information and explanatory notes present how Munksjö’s financial statements may have appeared had the businesses actually been combined and had Munksjö’s capital structure reflected the Merger and the refinancing under the New Financing Agreements on the dates noted above.

Munksjö has performed a preliminary review of Ahlstrom’s IFRS accounting policies, based primarily on publicly available information, to determine whether any adjustments were necessary to ensure comparability in the Unaudited Pro Forma Financial Information. At this time, Munksjö has identified two differences which are further described in Note 1 to the Unaudited Pro Forma Financial Information below. Upon the completion of the Merger, Munksjö will conduct a detailed review of Ahlstrom’s accounting policies. Further, certain reclassifications were made to amounts in Ahlstrom’s financial statements to align with Munksjö’s presentation as described further in Note 1 to the Unaudited Pro Forma Financial Information below.

The Unaudited Pro Forma Financial Information assumes that all shares in Ahlstrom will be exchanged to shares in Munksjö applying the Merger Consideration (excluding treasury shares held by Ahlstrom) and that none of Ahlstrom’s shareholders have demanded their shares in Ahlstrom to be redeemed in cash.

The Unaudited Pro Forma Financial Information reflects the application of pro forma adjustments that are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the Unaudited Pro Forma Financial Information below and that Munksjö believes are reasonable under the circumstances. Actual results of the Merger may materially differ from the assumptions used in the Unaudited Pro Forma Financial Information. The Unaudited Pro Forma Financial Information has been prepared by Munksjö for illustrative purposes only and it reflects the assumed circumstances, and is not necessarily indicative of the actual financial position or results of operations of Munksjö that would have been realized had the Merger and the refinancing under the New Financing Agreements occurred as at the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations that Munksjö will experience going forward. In addition, the unaudited pro forma combined income statements do not reflect any expected cost savings or synergy benefits that are expected to be generated or incurred.

All amounts presented are in millions of euros unless otherwise noted. The Unaudited Pro Forma Financial Information set forth herein has been rounded. Accordingly, in certain instances, the sum of the numbers in a column or row may not conform exactly to the total amount given for that column or row.

Unaudited Pro Forma Combined Statement of Financial Position as at September 30, 2016

The following table sets forth the unaudited pro forma combined statement of financial position as at September 30, 2016:

	As at September 30, 2016
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
		(Note 1)	(Note 2)	(Note 3)
	(EUR in millions)
Assets
Non-current assets
Tangible assets	416.1	312.7	130.5	–	859.3
Goodwill	225.5	72.2	275.5	–	573.2
Other intangible assets	43.5	10.7	221.3	–	275.5
Equity accounted investments	2.2	15.7	(15.7)	–	2.2
Other non-current assets	3.2	8.1	(0.5)	1.9	12.7
Deferred tax assets	48.3	66.6	(9.1)	–	105.8

Total non-current assets	738.8	486.0	601.9	1.9	1,828.6
Current assets
Inventory	156.0	123.2	(8.3)	–	270.9
Accounts receivable	115.9	111.7	(7.1)	–	220.6
Other current assets	30.4	31.7	(3.0)	–	59.0
Current tax asset	1.2	1.3	–	–	2.5
Cash and cash equivalents	116.2	54.5	(62.6)	19.0	127.0

Total current assets	419.7	322.4	(81.1)	19.0	680.0

Total assets	1,158.5	808.4	520.8	21.0	2,508.6

Equity and liabilities
Equity
Attributable to parent company’s shareholders
Share capital	15.0	70.0	–	–	85.0
Reserve for unrestricted equity	254.1	–	428.6	–	682.7
Other reserves	370.9	41.2	(41.2)	–	370.9
Retained earnings	(219.1)	91.8	55.9	(3.5)	(74.9)
Hybrid bond	–	100.0	(100.0)	–	–

Total equity attributable to parent company’s shareholders	420.9	303.0	343.3	(3.5)	1,063.7
Non-controlling interests	4.0	4.6	–	–	8.7
Total equity	424.9	307.6	343.3	(3.5)	1,072.4

Non-current liabilities
Non-current borrowings	293.6	100.3	109.9	67.2	571.0
Other non-current liabilities	3.1	0.0	–	–	3.1
Pension obligations	51.7	99.5	(33.3)	–	117.8
Deferred tax liabilities	74.4	2.1	94.0	–	170.6
Provisions	17.7	0.4	–	–	18.2

Total non-current liabilities	440.5	202.4	170.6	67.2	880.6
Current liabilities
Current borrowings	22.4	84.6	(0.2)	(43.7)	63.1
Accounts payable	141.2	139.8	0.3	1.0	282.3
Liabilities to equity accounted investments	5.9	–	–	–	5.9
Accrued expenses and deferred income	103.6	44.1	7.0	–	154.8
Current tax liabilities	8.0	7.2	0.0	–	15.2
Other current liabilities	12.0	22.7	(0.4)	–	34.4

Total current liabilities	293.1	298.4	6.9	(42.7)	555.6

Total liabilities	733.6	500.8	177.5	24.5	1,436.2

Total equity and liabilities	1,158.5	808.4	520.8	21.0	2,508.6

Refer to accompanying notes to the Unaudited Pro Forma Financial Information

Unaudited Pro Forma Combined Income Statement for the Nine Months Ended September 30, 2016

The following table sets forth the unaudited pro forma combined income statement for the nine months ended September 30, 2016:

	For the nine months ended September 30, 2016
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
		(Note 1)	(Note 2)	(Note 3)
	(EUR in millions, unless otherwise indicated)
Net sales	860.5	819.8	(59.9)	–	1,620.4
Other operating income	5.3	5.5	(0.1)	–	10.7
Total income	865.8	825.3	(60.0)	–	1,631.1
Changes in inventories	2.1	1.9	0.1	–	4.0
Materials and supplies	(411.5)	(368.1)	33.4	–	(746.2)
Other external costs	(199.5)	(194.3)	26.5	–	(367.2)
Personnel costs	(156.3)	(163.6)	3.4	–	(316.5)
Depreciation and amortization	(42.1)	(38.3)	(23.1)	–	(103.5)
Share of profit in equity accounted investments	–	0.2	(0.2)	–	–
Operating result	58.5	63.0	(19.9)	–	101.7
Financial income	4.0	0.3	(0.1)	–	4.3
Financial costs	(18.2)	(11.9)	0.7	(0.9)	(30.3)
Net financial items	(14.2)	(11.6)	0.7	(0.9)	(26.0)
Profit/(loss) before tax	44.3	51.4	(19.2)	(0.9)	75.7
Taxes	(12.8)	(18.0)	6.2	0.2	(24.4)
Net result for the period	31.5	33.5	(13.0)	(0.7)	51.2

Net result attributable to:
Parent company’s shareholders	31.3	33.4	(13.0)	(0.7)	51.0
Non-controlling interests	0.2	0.0	–	–	0.3

Earnings per share (attributable to parent company’s shareholders)
Basic earnings per share, EUR	0.62				0.53
Diluted earnings per share, EUR	0.62				0.53

Average number of shares
Basic	50,761,581				96,138,573
Diluted	50,878,354				96,255,346

Refer to accompanying notes to the Unaudited Pro Forma Financial Information

Unaudited Pro Forma Combined Income Statement for the Year Ended December 31, 2015

The following table sets forth the unaudited pro forma combined income statement for the year ended December 31, 2015:

	For the year ended December 31, 2015
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
		(Note 1)	(Note 2)	(Note 3)
	(EUR in millions, unless otherwise indicated)
Net sales	1,130.7	1,074.7	(80.8)	–	2,124.6
Other operating income	11.6	4.4	3.8	–	19.8
Total income	1,142.3	1,079.1	(76.9)	–	2,144.4
Changes in inventories	1.0	5.2	(4.3)	–	2.0
Materials and supplies	(573.9)	(495.2)	48.2	–	(1,020.8)
Other external costs	(283.6)	(276.0)	21.1	–	(538.6)
Personnel costs	(199.5)	(216.6)	4.4	–	(411.8)
Depreciation and amortization	(53.6)	(74.6)	(22.5)	–	(150.6)
Share of profit in equity accounted investments	0.0	0.2	(0.2)	–	0.0
Operating result	32.7	22.1	(30.1)	–	24.6
Financial income	10.5	0.5	(0.0)	–	11.0
Financial costs	(15.2)	0.1	0.9	(5.2)	(19.4)
Net financial items	(4.7)	0.6	0.9	(5.2)	(8.5)
Profit/(loss) before tax	28.0	22.6	(29.3)	(5.2)	16.2
Taxes	(5.2)	(14.1)	4.4	1.0	(13.8)
Net result for the period	22.8	8.6	(24.8)	(4.2)	2.4

Net result attributable to:
Parent company’s shareholders	22.4	9.2	(24.8)	(4.2)	2.6
Non-controlling interests	0.4	(0.7)	–	–	(0.2)

Earnings per share (attributable to parent company’s shareholders)
Basic earnings per share, EUR	0.44				0.03
Diluted earnings per share, EUR	0.44				0.03

Average number of shares
Basic	50,818,260				96,195,252
Diluted	50,918,311				96,295,303

Refer to accompanying notes to the Unaudited Pro Forma Financial Information

Notes to the Unaudited Pro Forma Financial Information

(1)	Alignment of Ahlstrom’s Financial Information with Munksjö’s Accounting Principles and Presentation

Accounting Policy Alignment

Munksjö has performed a preliminary review of Ahlstrom’s accounting policies, based primarily on publicly available information, to determine whether any adjustments were necessary to ensure comparability in the Unaudited Pro Forma Financial Information. Munksjö has identified two differences, one relating to the accounting for government grants and another relating to the accounting for emission rights.

According to Munksjö’s accounting policies, grants related to expense items are recognized in the consolidated statement of comprehensive income to adjust those expenses that the grants are intended to offset. According to Ahlstrom’s accounting policies, grants received as reimbursement of expenses are recognized in other operating income. Thus, in the Unaudited Pro Forma Financial Information, the government grants have been adjusted in accordance with Munksjö’s accounting policies as presented in “—Reclassification of Ahlstrom’s Historical Financial Information” below.

According to Munksjö’s accounting policies, emission rights are initially recorded at fair value when the group obtains control and are subsequently measured at cost on a FIFO (first-in-first-out) basis. According to Ahlstrom’s accounting policies, the allocated emission allowances received free of charge and the liability based on the actual emissions are netted. No intangible asset is recognized for the excess of allowances. Thus, Ahlstrom’s net assets as at September 30, 2016 have been adjusted with the fair value of the emission allowances in excess in Note 2 below.

Upon the completion of the Merger, Munksjö will conduct a detailed review of Ahlstrom’s accounting policies. As a result of that review, Munksjö may identify additional accounting policy differences between the two companies that, when conformed, could have further impact on the combined financial statements. Based on the information available at this time, Munksjö is not aware of any other accounting policy differences that could have a material impact on the Unaudited Pro Forma Financial Information.

Reclassification of Ahlstrom’s Historical Financial Information

Certain reclassifications were made to align Ahlstrom’s historical financial information with Munksjö’s financial statement presentation. Upon the completion of the Merger, Munksjö will conduct a detailed review of Ahlstrom’s financial statement presentation. As a result of that review, Munksjö may identify additional presentation differences between the two companies that, when conformed, could have further impact on the presentation of the combined financial statements. Based on the information available at this time, Munksjö is not aware of any other presentation differences that could have a material impact on the Unaudited Pro Forma Financial Information.

The following table sets forth the reclassifications that were made to align Ahlstrom’s historical statement of financial position as at September 30, 2016 with Munksjö’s financial statement presentation:

	As at September 30, 2016
	Historical Ahlstrom	Reclassi- fications	Note	Ahlstrom reclassified
	(EUR in millions)
Non-current assets
Other non-current assets	–	8.1	(i), (ii)	8.1
Other receivables	7.8	(7.8)	(i)	–
Other investments	0.3	(0.3)	(ii)	–
Current assets
Accounts receivable	–	111.7	(iii)	111.7
Other current assets	–	31.7	(iii)	31.7
Trade and other receivables	143.4	(143.4)	(iii)	–
Current liabilities
Accounts payable	–	139.8	(iv)	139.8
Accrued expenses and deferred income	–	44.1	(iv)	44.1
Other current liabilities	–	22.7	(iv), (v)	22.7
Trade and other payables	201.4	(201.4)	(iv)	–
Provisions	5.1	(5.1)	(v)	–

(i)	Reclassification of EUR 7.8 million from other receivables to other non-current assets.
(ii)	Reclassification of EUR 0.3 million from other investments to other non-current assets.
(iii)	Reclassification of EUR 143.4 million from trade and other receivables to accounts receivable (EUR 111.7 million) and other current assets (EUR 31.7 million).
(iv)

Reclassification of EUR 201.4 million from trade and other payables to accounts payable (EUR 139.8 million), accrued expenses and deferred income (EUR 44.1 million) and other current liabilities (EUR 17.5 million).

(v)	Reclassification of EUR 5.1 million from provisions to other current liabilities.

The following table sets forth the accounting policy alignments and reclassifications that were made to align Ahlstrom’s historical income statement presentation with expense classification based on function for the nine months ended September 30, 2016 with Munksjö’s financial statement presentation with expense classification based on nature:

	For the nine months ended September 30, 2016
	Historical Ahlstrom	Reclassi- fications	Accounting policy alignment	Note	Ahlstrom reclassified
	(EUR in millions)
Other operating income	7.4	–	(1.9)	(i)	5.5
Changes in inventories	–	1.9	–	(ii)	1.9
Materials and supplies	–	(368.1)	–	(ii)	(368.1)
Other external costs	–	(196.1)	1.9	(i), (ii), (iii), (iv), (v), (vi)	(194.3)
Personnel costs	–	(163.6)	–	(ii), (iii), (iv), (v)	(163.6)
Depreciation and amortization	–	(38.3)	–	(ii), (iii), (iv), (v), (vi)	(38.3)
Cost of goods sold	(663.3)	663.3	–	(ii)	–
Sales and marketing expenses	(28.8)	28.8	–	(iii)	–
R&D expenses	(12.4)	12.4	–	(iv)	–
Administrative expenses	(55.8)	55.8	–	(v)	–
Other operating expenses	(3.9)	3.9	–	(vi)	–

(i)

Adjustment of income relating to government grants received of EUR 1.9 million from other operating income to a deduction of other external costs to align Ahlstrom’s accounting policy with Munksjö’s accounting policy.

(ii)

Reclassification of EUR 663.3 million from cost of goods sold to materials and supplies (EUR 368.1 million), other external costs (EUR 153.6 million), personnel costs (EUR 108.7 million), depreciation and amortization (EUR 34.6 million) and changes in inventories (EUR 1.9 million).

(iii)

Reclassification of EUR 28.8 million from sales and marketing expenses to personnel costs (EUR 21.1 million), other external costs (EUR 7.7 million) and depreciation and amortization (EUR 0.1 million).

(iv)	Reclassification of EUR 12.4 million from R&D expenses to personnel costs (EUR 8.3 million), other external costs (EUR 2.9 million) and depreciation and amortization (EUR 1.1 million).
(v)	Reclassification of EUR 55.8 million from administrative expenses to other external costs (EUR 28.4 million), personnel costs (EUR 25.4 million) and depreciation and amortization (EUR 1.9 million).
(vi)	Reclassification of EUR 3.9 million from other operating expenses to other external costs (EUR 3.5 million) and depreciation and amortization (EUR 0.5 million).

The following table sets forth the reclassifications that were made to align Ahlstrom’s historical income statement presentation with expense classification based on function for the year ended December 31, 2015 with Munksjö’s financial statement presentation with expense classification based on nature:

	For the year ended December 31, 2015
	Historical Ahlstrom	Reclassi- fications	Accounting policy alignment	Note	Ahlstrom reclassified
	(EUR in millions)
Other operating income	7.0	–	(2.6)	(i)	4.4
Changes in inventories	–	5.2	–	(ii)	5.2
Materials and supplies	–	(495.2)	–	(ii)	(495.2)
Other external costs	–	(278.6)	2.6	(i), (ii), (iii), (iv), (v), (vi)	(276.0)
Personnel costs	–	(216.6)	–	(ii), (iii), (iv), (v)	(216.6)
Depreciation and amortization	–	(74.6)	–	(ii), (iii), (iv), (v), (vi)	(74.6)
Cost of goods sold	(910.0)	910.0	–	(ii)	–
Sales and marketing expenses	(40.2)	40.2	–	(iii)	–
R&D expenses	(20.9)	20.9	–	(iv)	–
Administrative expenses	(76.4)	76.4	–	(v)	–
Other operating expenses	(12.4)	12.4	–	(vi)	–

(i)

Adjustment of income relating to government grants received of EUR 2.6 million from other operating income to a deduction of other external costs to align Ahlstrom’s accounting policy with Munksjö’s accounting policy.

(ii)

Reclassification of EUR 910.0 million from cost of goods sold to materials and supplies (EUR 495.2 million), other external costs (EUR 214.0 million), personnel costs (EUR 144.0 million), depreciation and amortization (EUR 61.9 million) and changes in inventories (EUR 5.2 million).

(iii)

Reclassification of EUR 40.2 million from sales and marketing expenses to personnel costs (EUR 28.1 million), other external costs (EUR 11.6 million) and depreciation and amortization (EUR 0.4 million).

(iv)	Reclassification of EUR 20.9 million from R&D expenses to personnel costs (EUR 11.8 million), other external costs (EUR 7.5 million) and depreciation and amortization (EUR 1.5 million).
(v)	Reclassification of EUR 76.4 million from administrative expenses to other external costs (EUR 40.6 million), personnel costs (EUR 32.7 million) and depreciation and amortization (EUR 3.2 million).
(vi)	Reclassification of EUR 12.4 million from other operating expenses to depreciation and amortization (EUR 7.5 million) and other external costs (EUR 4.9 million).

In addition to the accounting policy alignments and reclassifications presented above for both the nine months ended September 30, 2016 and for the year ended December 31, 2015, it should be noted that Ahlstrom has historically presented share of profits of equity accounted investments below operating result (EUR 0.2 million for the nine months ended September 30, 2016 and for the year ended December 31, 2015), whereas Munksjö includes share of profits in equity accounted investments within operating result. Ahlstrom’s presentation has been aligned with Munksjö’s presentation in this regard.

(2)	Merger

The following table sets forth the pro forma adjustments that give effect to the Merger on the unaudited pro forma combined statement of financial position as at September 30, 2016 (the adjustments have been separated into different sections based on the nature of the adjustment as described below under each section in the respective notes):

	As at September 30, 2016
	Fund distributions	Acquisition - Purchase price allocation to acquired assets and assumed liabilities	Merger impact to parent company equity	Transaction costs	The Merger in total
	(Note 2a)	(Notes 2a and 2b)	(Note 2c)	(Note 2d)	(Note 2)
	(EUR in millions)
Assets
Non-current assets
Tangible assets	–	130.5	–	–	130.5
Goodwill	–	275.5	–	–	275.5
Other intangible assets	–	221.3	–	–	221.3
Equity accounted investments	–	(15.7)	–	–	(15.7)
Other non-current assets	–	(0.5)	–	–	(0.5)
Deferred tax assets	–	(9.4)	–	0.3	(9.1)

Total non-current assets	–	601.6	–	0.3	601.9
Current assets
Inventory	–	(8.3)	–	–	(8.3)
Accounts receivable	–	(7.1)	–	–	(7.1)
Other current assets	–	(2.7)	–	(0.3)	(3.0)
Current tax asset	–	–	–	–	–
Cash and cash equivalents	(22.8)	(39.8)	–	–	(62.6)

Total current assets	(22.8)	(57.9)	–	(0.3)	(81.1)

Total assets	(22.8)	543.7	–	(0.1)	520.8

Equity and liabilities
Equity
Attributable to parent company’s shareholders
Share capital	–	(70.0)	70.0	–	–
Reserve for unrestricted equity	(22.8)	684.7	(232.2)	(1.1)	428.6
Other reserves	–	(41.2)	–	–	(41.2)
Retained earnings	–	(91.8)	162.2	(14.5)	55.9
Hybrid bond	–	(100.0)	–	–	(100.0)

Total equity attributable to parent company’s shareholders	(22.8)	381.8	–	(15.6)	343.3
Non-controlling interests	–	–	–	–	–

Total equity	(22.8)	381.8	–	(15.6)	343.3

Non-current liabilities
Non-current borrowings	–	109.9	–	–	109.9
Other non-current liabilities	–	–	–	–	–
Pension obligations	–	(33.3)	–	–	(33.3)
Deferred tax liabilities	–	94.0	–	–	94.0
Provisions	–	–	–	–	–

Total non-current liabilities	–	170.6	–	–	170.6
Current liabilities
Current borrowings	–	(0.2)	–	–	(0.2)
Accounts payable	–	(15.2)	–	15.5	0.3
Accrued expenses and deferred income	–	7.0	–	–	7.0
Current tax liabilities	–	0.0	–	–	0.0
Other current liabilities	–	(0.4)	–	–	(0.4)

Total current liabilities	–	(8.7)	–	15.5	6.9

Total liabilities	–	161.9	–	15.5	177.5

Total equity and liabilities	(22.8)	543.7	–	(0.1)	520.8

(2a)	Fund Distributions

The Boards of Directors of Munksjö and Ahlstrom have proposed to their respective EGMs the authorization of the respective Board of Directors to resolve upon the distribution of funds in the total amount of approximately EUR 23 million each, corresponding to EUR 0.45 per share in Munksjö and EUR 0.49 per share in Ahlstrom, to their respective shareholders before the completion of the Merger in lieu of the companies’ ordinary annual distribution. Munksjö would implement such distribution as a return of equity from the reserve for invested unrestricted equity and Ahlstrom would implement such distribution as a dividend payment.

This distribution of funds for Munksjö has been reflected in the unaudited pro forma combined statement of financial position by deducting EUR 22.8 million from the reserve for unrestricted equity and EUR 22.8 million from cash and cash equivalents. Ahlstrom’s dividend payment will take place prior to the Effective Date and as such, will decrease the acquired assets of Ahlstrom at the acquisition date and is reflected in the adjustment 2b below for the assets acquired and liabilities assumed in the acquisition.

(2b)	Acquisition – Purchase Price Allocation to Acquired Assets and Assumed Liabilities

The Merger will be accounted using the acquisition method of accounting where Munksjö acquires Ahlstrom. Under the acquisition method of accounting, purchase consideration is allocated to assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the estimated preliminary purchase consideration over the estimated fair value of the identifiable net assets acquired has been allocated to goodwill in this Unaudited Pro Forma Financial Information.

Preliminary Estimate of the Fair Value of the Purchase Consideration

The purchase consideration is determined based on the fair value of the Merger Consideration Shares. The aggregate number of the Merger Consideration Shares is expected to be 45,376,992 shares (excluding treasury shares held by Ahlstrom and assuming that none of Ahlstrom’s shareholders demand at the EGM of Ahlstrom resolving on the Merger that their shares in Ahlstrom be redeemed) with an aggregate fair value of EUR 684.7 million based on the November 10, 2016 closing price of EUR 15.09 of the Munksjö share on Nasdaq Helsinki, corresponding to the preliminary estimate of the purchase consideration as if the acquisition occurred on September 30, 2016. Ahlstrom’s shareholders will receive as Merger Consideration 0.9738 Merger Consideration Shares for each share in Ahlstrom owned by them.

The preliminary estimate of the purchase consideration reflected in the Unaudited Pro Forma Financial Information does not purport to represent the actual consideration to be transferred upon the completion of the Merger. In accordance with IFRS, the fair value of the Merger Consideration Shares to be issued by Munksjö corresponding to the purchase consideration transferred in the acquisition will be measured on the Effective Date at the then-current market price (fair value) of the Munksjö share. This requirement will likely result in a purchase consideration different from the amount used in the Unaudited Pro Forma Financial Information and that difference may be material. A change of 5 percent per share in the Munksjö share price would increase or decrease the consideration expected to be transferred by approximately EUR 34.2 million, which would be reflected in the Unaudited Pro Forma Financial Information as an increase or decrease to goodwill.

Assets Acquired and Liabilities Assumed in Connection with the Merger

Munksjö has made a preliminary allocation of the aggregate estimated purchase consideration, which is based upon estimates that are believed to be reasonable. As at the date of this Prospectus, Munksjö has not completed all of the detailed valuation studies necessary to arrive at the required estimates of fair value for all of Ahlstrom’s assets to be acquired and liabilities to be assumed. Upon the completion of the Merger, Munksjö will conduct a detailed valuation of all assets and liabilities as of the acquisition date at which point the fair value of acquired assets and assumed liabilities may materially differ from the amounts presented herein. Ahlstrom’s consolidated balance sheet information as at September 30, 2016 was used in the preliminary purchase price allocation presented below and accordingly, the final fair values will be determined on the basis of assets acquired and liabilities assumed at the Effective Date.

The following table sets forth the net assets acquired and the preliminary purchase price allocation:

		Pro forma adjustment
	Ahlst- rom reclassi- fied	Fair valuation of assets and liabilities	Note	Funds distri- bution	Sale of Ahlst- rom Osna- brück GmbH	Acquisi- tion of the 50 percent interest in AM Real Estate S.r.l	Total adjust- ment without additi- onal goodwill	Total
	(Note 1)	(Notes 2a and 2b)		(Note 2a)	(Note 2b)	(Note 2b)
	(EUR in millions)
Tangible assets	312.7	120.0	(i)	–	–	10.5	130.5	443.3
Goodwill	72.2	(72.2)	(ii)	–	–	–	(72.2)	–
Other intangible assets	10.7	221.3	(ii), (iii)	–	(0.1)	–	221.3	232.0
Equity accounted investments	15.7	–		–	(3.2)	(12.5)	(15.7)	(0.0)
Other non-current assets	8.1	–		–	(0.5)	–	(0.5)	7.5
Deferred tax assets	66.6	(10.1)	(v)	–	–	0.7	(9.4)	57.2

Total non-current assets	486.0	259.0		–	(3.8)	(1.2)	254.0	739.9
Inventory	123.2	4.4	(iv)	–	(12.7)	–	(8.3)	114.8
Accounts receivable	111.7	–	(ix)	–	(6.9)	(0.2)	(7.1)	104.6
Other current assets	31.7	–		–	(3.0)	0.3	(2.7)	28.9
Current tax asset	1.3	–		–	–	–	–	1.3
Cash and cash equivalents	54.5	–		(22.8)	(17.8)	0.8	(39.8)	14.7

Total current assets	322.4	4.4		(22.8)	(40.4)	0.9	(57.9)	264.5
Non-current borrowings	100.3	110.6	(vi)	–	–	(0.7)	109.9	210.2
Other non-current liabilities	0.0	–		–	–	–	–	0.0
Pension obligations	99.5	–		–	(33.3)	–	(33.3)	66.2
Deferred tax liabilities	2.1	93.0	(vii)	–	–	1.1	94.0	96.1
Provisions	0.4	–		–	–	–	–	0.4

Total non-current liabilities	202.4	203.6		–	(33.3)	0.3	170.6	373.0
Current borrowings	84.6	0.4	(vi)	–	–	(0.5)	(0.2)	84.4
Accounts payable	139.8	–	(ix)	–	(15.1)	(0.1)	(15.2)	124.6
Accrued expenses and deferred income	44.1	8.1	(viii)	–	(1.0)	(0.0)	7.0	51.2
Current tax liabilities	7.2	–		–	–	0.0	0.0	7.2
Other current liabilities	22.7	–		–	(0.4)	(0.0)	(0.4)	22.3

Total current liabilities	298.4	8.5		–	(16.5)	(0.6)	(8.7)	289.7

Net assets acquired								341.7
Non-controlling interests								(4.6)
Goodwill			(ii)					347.6
Estimated purchase consideration			(2b)					684.7

Fair valuation of assets and liabilities

(i)

A preliminary fair value adjustment of EUR 120.0 million has been recorded to tangible assets in the pro forma combined statement of financial position as at September 30, 2016 to reflect the preliminary fair value of acquired property, plant and equipment (“PPE”) of EUR 443.3 million after taking consideration also the impact of the acquisition of the 50 percent in AM Real Estate S.r.l as described in “—Acquisition of the 50 Percent Interest of AM Real Estate S.r.l” below.

Based on the preliminary valuation, additional depreciation expense of EUR 7.5 million has been recorded to the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and EUR 10.0 million for the year ended December 31, 2015. The remaining depreciation period for the acquired PPE is estimated to be 12 years.

(ii)

These adjustments reflect the elimination of the historical goodwill totaling EUR 72.2 million and book value of existing intangible assets totaling EUR 3.3 million, which are fair valued as part of the preliminary purchase price allocation. Correspondingly, amortization of EUR 1.1 million has been eliminated from the unaudited pro forma combined income statement for the nine months period ended September 30, 2016 and EUR 3.0 million from the unaudited pro forma combined income statement for the year ended December 31, 2015.

The goodwill recognized in the unaudited pro forma combined statement of financial position as at September 30, 2016 represents the excess of the preliminary purchase consideration transferred over the preliminary fair value of identifiable net assets acquired. The goodwill of EUR 347.6 million arising from the acquisition is attributable to synergies and assembled workforce. Munksjö expects that the goodwill will not be deductible for tax purposes.

For pro forma presentation purposes, the difference between Ahlstrom’s existing goodwill of EUR 72.2 million and the preliminary goodwill amount arising in the transaction of EUR 347.6 million of EUR 275.5 million is adjusted in the unaudited pro forma combined statement of financial position.

(iii)

The preliminary fair values of intangible assets have been determined primarily through the use of the “income approach,” which requires an estimate or forecast of expected future cash flows. Either the multi-period excess earnings method or the relief-from-royalty method has been used as the income based valuation method.

The following table sets forth the preliminary fair value estimates of the identifiable intangible assets and result for the period estimated average useful lives representing the amortization periods:

			Estimated Amortization
	Estimated preliminary fair value	Useful life	For the nine months ended September 30, 2016	For the year ended December 31, 2015
	(EUR in millions)
Customer relationships	167.0	10 years	(12.5)	(16.7)
Trademark	45.7	15 years	(2.3)	(3.0)
Technology	9.4	10 years	(0.7)	(0.9)
Contract based intangibles	2.5	1 year	–	(2.5)
Other intangibles	7.4		(0.5)	(0.6)

Total	232.0		(16.0)	(23.8)

Customer relationships represent the fair value of the customer agreements and underlying relationships with Ahlstrom’s customers. Order backlog is included in the fair value of customer relationships. Based on the preliminary valuation, amortization expense of EUR 12.5 million has been recorded to the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and EUR 16.7 million for the year ended December 31, 2015.

Trademarks represent the fair value of the Ahlstrom trademark and other substantial trademarks owned by Ahlstrom. Based on the preliminary valuation, amortization expense of EUR 2.3 million has been recorded to the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and EUR 3.0 million for the year ended December 31, 2015.

Ahlstrom has acquired and internally developed patents that are estimated to provide future economic benefits. Technology represents the fair value of Ahlstrom’s products that have reached technological feasibility and are part of Ahlstrom’s product lines at the time of acquisition. Based on the preliminary valuation, amortization expense of EUR 0.7 million has been recorded to the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and EUR 0.9 million for the year ended December 31, 2015.

Contract based intangibles represent emission rights that Ahlstrom owns. The total fair value of emission rights has been expensed in the pro forma income statement during 2015 assuming that these rights would be consumed within one year. Thus, amortization expense of EUR 2.5 million has been recorded to the unaudited pro forma combined income statement for the year ended December 31, 2015.

Other intangibles represent computer software and other licenses used by Ahlstrom. For pro forma purposes it has been concluded that the carrying value of EUR 7.4 million represents the fair value and the useful lives are not impacted by the acquisition. Based on the preliminary valuation, amortization expense of EUR 0.5 million has already been recorded to Ahlstrom’s income statement for the nine months ended September 30, 2016 and EUR 0.6 million for the year ended December 31, 2015.

(iv)

A preliminary fair value adjustment of EUR 4.4 million has been recorded to inventories in the unaudited pro forma combined statement of financial position as at September 30, 2016 to reflect the preliminary fair value of acquired inventories of EUR 114.8 million. Munksjö expects that the acquired inventory would turn over within a year and accordingly, the preliminary fair value adjustment of EUR 4.4 million has been recorded to the unaudited pro forma combined income statement as an expense for the year ended December 31, 2015. This adjustment is not expected to have a continuing impact on the Combined Company’s results or financial position.

(v)

This adjustment reflects the write-down of the deferred tax asset recognized on the tax loss carryforwards in Germany amounting to EUR 10.1 million. The tax loss carryforwards will not be available under currently enacted tax laws applying to the change of control.

(vi)

Munksjö assumes in the acquisition Ahlstrom’s hybrid bond of EUR 100.0 million which Ahlstrom has classified as equity at consolidation. The assumed liability has been reclassified from equity to debt and is included in the acquired net assets. Further, it is fair valued at the make whole price of EUR 105.5 million, as defined in the terms and conditions of the hybrid bond, representing the settlement price for the bond by a market participant as at September 30, 2016.

A fair value adjustment of EUR 5.1 million has been recognized for the Notes (as defined under “Information about the Combined Company—Certain Other Financing Arrangements”) included in Ahlstrom’s non-current borrowings. The carrying value of the Notes amounts to EUR 104.8 million after the adjustment representing the ask price of the bond as at September 30, 2016.

A fair value adjustment of EUR 0.4 million has been recorded in current borrowings held at amortized cost. After the adjustment, the current borrowings are valued at fair value (exit price) as at September 30, 2016.

(vii)

Represents the estimated non-current deferred tax liability related to the fair value adjustments reflected in the unaudited pro forma combined statement of financial position (excluding adjustments related to goodwill, which is assumed to be non-deductible). The resulting impact increases deferred tax liabilities by EUR 93.0 million. Deferred income tax impacts for non-financial assets were calculated based on an assumed blended tax rate of 28.0 percent and for assumed financial liabilities based on nominal tax rate of 20.0 percent representing the tax rate in Finland. The tax rates are based on preliminary assumptions related to the underlying jurisdictions that the income or expense will be recorded. The effective tax rate of the Combined Company could be significantly different depending on the post-acquisition activities, including cash needs, geographical mix of net income and tax planning strategies.

(viii)

Pursuant to the terms and conditions of Ahlstrom’s long-term incentive plan 2014–2018, the plan will be settled in cash if Ahlstrom decides on a merger. Accordingly, the assumed liabilities have been adjusted to account for the estimated settlement liability assuming that the maximum reward of 276,500 shares would be settled in full applying Ahlstrom’s share price as at November 10, 2016 of EUR 14.95 (the pro forma share price date) including the tax and social cost impact. The value of this liability will be measured based on Ahlstrom’s share price at each reporting date.

(ix)

This adjustment reflects the elimination of balances between Munksjö and Ahlstrom amounting to EUR 0.0 million as at September 30, 2016. The net sales of EUR 0.2 million and corresponding materials and supplies have been eliminated from the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and, respectively, EUR 0.3 million from the unaudited pro forma combined income statement for the year ended December 31, 2015.

The following tables set forth the impact of the acquisition and the preliminary purchase price allocation that has been reflected to the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and for the year ended December 31, 2015:

	For the nine months ended September 30, 2016
	Additional depreciation of tangible assets	Elimination of amortization of existing intangible assets	Additional amortization of intangible assets	Inventory fair value adjustment	Elimination of transactions between Munksjö and Ahlstrom	Total
	(EUR in millions)
Net sales	–	–	–	–	(0.2)	(0.2)
Changes in inventories	–	–	–	–	–	–
Materials and supplies	–	–	–	–	0.2	0.2
Depreciation and amortization	(7.5)	1.1	(15.5)	–	–	(21.9)

Operating result	(7.5)	1.1	(15.5)	–	–	(21.9)
Taxes	2.1	(0.3)	4.3	–	–	6.1

Net result for the period	(5.4)	0.8	(11.2)	–	–	(15.8)

	For the year ended December 31, 2015
	Additional depreciation of tangible assets	Elimination of amortization of existing intangible assets	Additional amortization of intangible assets	Inventory fair value adjustment	Elimination of transactions between Munksjö and Ahlstrom	Total
	(EUR in millions)
Net sales	–	–	–	–	(0.3)	(0.3)
Changes in inventories	–	–	–	(4.4)	–	(4.4)
Materials and supplies	–	–	–	–	0.3	0.3
Depreciation and amortization	(10.0)	3.0	(23.2)	–	–	(30.2)

Operating result	(10.0)	3.0	(23.2)	(4.4)	–	(34.6)
Taxes	2.8	(0.8)	6.5	1.2	–	9.7

Net result for the period	(7.2)	2.2	(16.7)	(3.2)	–	(24.9)

Sale of Ahlstrom Osnabrück GmbH

On November 7, 2016, Ahlstrom announced that it has signed an agreement to sell its shares in a German subsidiary Ahlstrom Osnabrück GmbH, including Ahlstrom’s 50 percent stake in AK Energie GmbH (a joint venture with Kämmerer).

The unaudited pro forma combined statement of financial position and the unaudited pro forma combined income statements for all periods presented were adjusted to fully eliminate all of the assets, liabilities and historical results of Ahlstrom Osnabrück GmbH. In addition, the unaudited pro forma combined statement of financial position as at September 30, 2016 reflects adjustments for the transaction, including the estimated net cash outflow of approximately EUR 17.8 million due to settlement of Ahlstrom’s intercompany balances prior to the transaction and cash proceeds from the sale. The unaudited pro forma combined income statement for the year ended December 31, 2015 reflects adjustments of the estimated EUR 5.6 million gain on the sale and tax impact of approximately EUR 1.2 million related to the sale of certain intellectual property rights as part of the transaction.

The following table sets forth the impact of the sale of Ahlstrom Osnabrück GmbH for the nine months ended September 30, 2016 and for the year ended December 31, 2015 in the unaudited pro forma combined income statements:

	For the nine months ended September 30, 2016	For the year ended December 31, 2015
	(EUR in millions)
Net sales	(59.7)	(80.4)
Other operating income	(0.0)	5.5
Changes in inventories	0.1	0.1
Materials and supplies	33.2	47.9
Other external costs	23.8	33.1
Personnel costs	3.4	4.4
Depreciation and amortization	0.5	9.0

Operating result	1.3	19.5
Financial income	(0.1)	(0.0)
Financial costs	0.7	0.8

Profit before tax	1.9	20.3
Taxes	0.2	(5.2)

Net result for the period	2.0	15.1

Acquisition of the 50 percent interest in AM Real Estate S.r.l

As a result of the business combination in 2013 in which Munksjö AB was combined with LP Europe and Coated Specialties to form a new company, Munksjö Oyj, certain assets in Turin, Italy, were shared by Munksjo Italia S.p.A. and Ahlstrom business remaining at the Turin site. The shared assets were transferred to AM Real Estate S.r.l, which is 50 percent owned by Munksjö Oyj and 50 percent owned by an Ahlstrom group company.

As a result of the Merger, the 50 percent interest in AM Real Estate S.r.l is acquired by Munksjö and Munksjö will consolidate AM Real Estate S.r.l as a subsidiary. The pro forma adjustment reflects the elimination of the respective joint arrangement consolidations by both Munksjö and Ahlstrom, including the elimination of the proportionate consolidation applied by Munksjö and the equity accounting applied by Ahlstrom. Further, the pro forma adjustment reflects the consolidation of AM Real Estate S.r.l as a wholly-owned subsidiary including elimination of group internal transactions and balances assuming that the Merger has taken place.

The following table sets forth the impact of the acquisition of the 50 percent share of AM Real Estate S.r.l for the nine months ended September 30, 2016 and for the year ended December 31, 2015 in the unaudited pro forma combined income statements:

	For the nine months ended September 30, 2016	For the year ended December 31, 2015
	(EUR in millions)
Other operating income	(0.1)	(1.6)
Other external costs	2.2	3.1
Depreciation and amortization	(1.7)	(1.3)
Share of profit in equity accounted investments	(0.2)	(0.2)

Operating result	0.2	0.0
Financial income	0.0	0.0
Financial costs	0.1	0.1

Profit before tax	0.3	0.1
Taxes	(0.1)	(0.0)

Net result for the period	0.2	0.1

(2c)	Merger Impact to Parent Company’s Equity Structure

At the Effective Date, Munksjö Oyj, the parent company, will record the transferring assets and liabilities to its balance sheet based on the book values of Ahlstrom Corporation in accordance with the provisions of the Finnish Accounting Act and the Finnish Accounting Standards Board Statement 1964/2016. The equity of Munksjö’s parent company will be formed in the Merger applying merger accounting so that the amount recorded to the share capital of Munksjö’s parent company will equal the amount of share capital of Ahlstrom’s parent company, the amount entered to the retained earnings will equal the amount of the retained earnings of Ahlstrom’s parent company and the amount entered to the reserve for invested unrestricted equity of Munksjö’s parent company will equal the reserve for invested unrestricted equity of Ahlstrom’s parent company and the merger result determined as the difference between net assets of Ahlstrom’s parent company and the value of the Merger Consideration will be recorded to the unrestricted equity of Munksjö’s parent company.

As a result of the difference in the merger accounting method between the parent company financial statements and consolidated financial statements prepared in accordance with IFRS, the equity at consolidation in the Combined Company’s statement of financial position will reflect the impact of the merger accounting with respect to Munksjö Oyj’s share capital and unrestricted equity. Accordingly, the unaudited pro forma combined statement of financial position has been adjusted to reflect the equity structure of the parent following the Merger by initially recording the estimated Merger Consideration of EUR 684.7 million to reserve for invested unrestricted equity (representing the value of the purchase consideration transferred under IFRS) and then by transferring EUR 70.0 million from reserve for invested unrestricted equity to share capital and EUR 162.2 million to retained earnings calculated on the basis of Ahlstrom’s parent company balance sheet as at September 30, 2016 and assuming that the dividend has been distributed. The difference between the Merger Consideration used for consolidation and for parent company purposes will be reflected in the consolidated reserve for invested unrestricted equity. Merger Consideration representing the transferred purchase consideration will be valued under IFRS using the closing price of the Munksjö share at the Effective Date, whereas for parent company purposes, the Merger Consideration will be valued using a share price reflecting the Merger announcement date valuation.

(2d)	Transaction Costs

The total costs expected to be incurred by Munksjö and Ahlstrom in connection with the Merger primarily comprise financial, legal and advisory costs and amount to approximately EUR 16.4 million (excluding estimated transaction costs for refinancing) of which EUR 15.1 million has been recorded in other external costs in the unaudited pro forma combined income statement for the year ended December 31, 2015. Transaction costs of EUR 0.6 million have already been recorded in Ahlstrom’s income statement for the nine months ended September 30, 2016, and have been eliminated from other external costs. This adjustment is not expected to have a continuing impact on the Combined Company’s results or financial position.

The estimated costs for issuance of Merger Consideration Shares amount to EUR 1.1 million (net of taxes) and have been deducted from the reserve for invested unrestricted equity in the unaudited pro forma combined statement of financial position as at September 30, 2016. The tax effect for the adjustment of EUR 0.3 million is included in the deferred tax assets in the unaudited pro forma combined statement of financial position.

In the unaudited pro forma combined statement of financial position, the unpaid portion of the transaction costs amounting to EUR 15.5 million has been recorded as accounts payable. Transaction costs already paid by Munksjö of EUR 0.3 million have been deducted from other current assets and the amount of transaction costs to be expensed after September 30, 2016 of EUR 14.5 million has been deducted from the retained earnings.

(3)	New Financing Agreements

In connection with the Merger, Munksjö and Ahlstrom agreed on financing commitments for the Merger and the Combined Company with Nordea and SEB as mandated lead arrangers. In accordance with these commitments, Munksjö entered on November 10, 2016 into the Term and Revolving Facilities Agreement, pursuant to which the Term Loan Facilities (i.e., a term loan facility of EUR 80 million, a term loan facility of EUR 40 million, a term loan facility of EUR 150 million, a term loan facility of SEK 600 million and a term loan facility of USD 35 million) as well as the Revolving Credit Facility of EUR 200 million will be made available to Munksjö.

For pro forma purposes, it has been assumed that new borrowings amounting to EUR 363.7 million would be required to enable Munksjö to refinance the borrowings transferred from Ahlstrom and certain existing loans of Munksjö as well as to finance the transaction costs related to the new loan facilities. In the unaudited pro forma combined statement of financial position as at September 30, 2016 the Term Loan Facilities are recognized initially at fair value, net of transaction costs incurred.

The following table sets forth the impact of the refinancing under the New Financing Agreements to the pro forma combined statement of financial position as at September 30, 2016:

	As at September 30, 2016
	Repayment of borrowings in Munksjö	Repayment of borrowings in Ahlstrom	The Term Loan Facilities of Combined Company	Transaction costs related to the Facilities	Consent fee from the Notes	Total adjustment
		(EUR in millions)
Other non-current assets	–	–	–	1.9 (1)	–	1.9
Cash and cash equivalents	(302.2)	(35.3)	363.7	(7.1)	–	19.0

Total assets	(302.2)	(35.3)	363.7	(5.2)	–	21.0

Retained earnings	(2.5)	–	–	–	(1.0)	(3.5)
Non-current borrowings	(283.8)	(0.0)	355.7	(4.8)	–	67.2
Current borrowings	(16.0)	(35.3)	8.0	(0.4)	–	(43.7)
Accounts payable	–	–	–	–	1.0	1.0

Total equity and liabilities	(302.2)	(35.3)	363.7	(5.2)	0.0	21.0

(1)

Consists of the Revolving Credit Facility fee of EUR 1.9 million which has been capitalized as a prepayment and amortized on a straight line basis over the commitment period. It has been assumed that the Revolving Credit Facility will not be drawn down in connection with the Merger and it will be kept for liquidity needs.

With this pro forma adjustment, new borrowings (net of transaction costs) amounting to EUR 350.9 million have been recorded to the non-current borrowings and EUR 7.6 million to the current borrowings in the unaudited pro forma combined statement of financial position. For information on pro forma net debt of the Combined Company as at September 30, 2016, see “—Additional Pro Forma Information” below.

The following table sets forth the impact of the refinancing under the New Financing Agreements to financial costs in the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and for the year ended December 31, 2015:

	For the nine months ended September 30, 2016
	Munksjö financial costs related to repaid borrowings		Ahlstrom financial costs related to repaid borrowings		Interest expense of Term Loan Facilities		Consent and Revolving Credit Facility fees	Interest adjustment of hybrid bond and the Notes	Total adjustment
			(EUR in millions)
Financial costs	6.0	(1)	1.3	(1)	(5.6	)(2)	(0.3)	(2.3)	(0.9)

(1)

Reflects the elimination of interest costs including the transaction costs recorded as an expense related to the existing term loan facilities of Munksjö and Ahlstrom. This adjustment does not have a continuing impact on the Combined Company’s financial costs.

(2)

Reflects the interest costs of EUR 4.6 million and the transaction costs of EUR 1.0 million recorded as an expense related to the Term Loan Facilities, which have a continuing impact on the Combined Company’s financial costs.

	For the year ended December 31, 2015
	Munksjö financial costs related to repaid borrowings		Ahlstrom financial costs related to repaid borrowings		Interest expense of Term Loan Facilities		Consent and Revolving Credit Facility fees	Interest adjustment of hybrid bond and the Notes	Total adjustment
			(EUR in millions)
Financial costs	5.0	(1)	2.0	(2)	(7.7	)(3)	(1.4)	(3.2)	(5.2)

(1)

Reflects the elimination of interest costs of EUR 7.5 million including the transaction costs recorded as an expense related to the existing term loan facilities of Munksjö. In addition, EUR 2.5 million of capitalized transaction costs for Munksjö’s term loan facility has been expensed due to the refinancing. These adjustments do not have a continuing impact on the Combined Company’s financial costs.

(2)

Reflects the elimination of interest costs of EUR 2.7 million including the transaction costs recorded as an expense related to the existing term loan facilities of Ahlstrom. In addition, EUR 0.6 million of capitalized transaction costs for Ahlstrom’s term loan facility has been expensed due to the refinancing. These adjustments do not have a continuing impact on the Combined Company’s financial costs.

(3)

Reflects the interest costs of EUR 6.3 million and the transaction costs of EUR 1.4 million recorded as an expense related to the Term Loan Facilities, which have a continuing impact on the Combined Company’s financial costs.

The income statement adjustment reflects the elimination of the financial costs historically recorded on the borrowings subject to refinancing for both Munksjö and Ahlstrom and the effective interest cost accrued over the respective income statement periods on the New Financing Agreements for the Combined Company. For pro forma purposes, the interest expense of the hybrid bond recorded by Ahlstrom has been transferred from equity to financial costs, and the impact of this adjustment is EUR -5.9 million to the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and EUR -7.9 million for the year ended December 31, 2015. In addition, the financial costs have been adjusted by EUR 3.6 million for the nine months ended September 30, 2016 and EUR 4.7 million for the year ended December 31, 2015 to reflect the amortization of the fair value adjustments recorded on the assumed liabilities of Ahlstrom, including the hybrid bond and the Notes, to the respective periods. As a result, the pro forma income statements reflect the effective interest cost on the assumed liabilities calculated on their acquisition date fair values over the estimated life of the borrowings. The effective interest rates used for pro forma purposes vary from 2.13 percent to 4.55 percent depending on the underlying loan.

Further, the total adjustment includes the estimated costs for the Revolving Credit Facility fee and consent fee for the Notes that will not have a continuing impact on the Combined Company’s results.

Additional Pro Forma Information

Earnings per Share

Pro forma basic earnings per share is calculated by dividing the pro forma net result attributable to equity holders of the parent by the pro forma weighted average number of shares outstanding as adjusted for the Merger.

Pro forma diluted earnings per share is calculated by adding the historical dilution effect to the calculated pro forma weighted average number of shares. The Merger is assumed to have no dilution effect.

The following table sets forth the pro forma earnings per share attributable to parent company’s shareholders for the periods indicated:

	For the nine months ended September 30, 2016	For the year ended December 31, 2015
	(EUR in millions, unless otherwise indicated)
Pro forma net result attributable to parent company’s shareholders	51.0	2.6

Number of shares
Weighted average number of shares in issue – historical	50,761,581	50,818,260
Merger Consideration Shares to be issued to Ahlstrom shareholders	45,376,992	45,376,992

Pro Forma weighted average number of shares in issue – basic	96,138 573	96,195,252
Dilution effect – historical	116,773	100,051

Pro Forma weighted average number of shares – diluted	96,255,346	96,295,303

Pro forma earnings per share attributable to parent company’s shareholders – basic, EUR	0.53	0.03
Pro forma earnings per share attributable to parent company’s shareholders – diluted, EUR	0.53	0.03

Alternative Performance Measures

The following tables set forth a reconciliation of the Combined Company’s pro forma adjusted EBITDA and pro forma adjusted operating result to pro forma reported operating result for the nine months ended September 30, 2016 and for the year ended December 31, 2015:

	For the nine months ended September 30, 2016
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
		(Note 1)	(Note 2)	(Note 3)
	(EUR in millions)
Adjusted EBITDA(1)(2)(3)	100.6	104.7	2.7	–	208.0
Depreciation and amortization	(42.1)	(38.3)	(23.1)	–	(103.5)

Adjusted operating result(2)(3)(4)	58.5	66.4	(20.5)	–	104.5
Items affecting comparability
Items affecting comparability reported historically(5)	–	(3.4)	–	–	(3.4)
Transaction costs incurred(3)	–	–	0.6	–	0.6

Total items affecting comparability(3)(5)	–	(3.4)	0.6	–	(2.8)

Operating result (IFRS)	58.5	63.0	(19.9)	–	101.7
Depreciation, amortization and impairment charges	42.1	38.3	23.1	–	103.5

EBITDA(2)(6)	100.6	101.3	3.2	–	205.2

	For the year ended December 31, 2015
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
		(Note 1)	(Note 2)	(Note 3)
	(EUR in millions)
Adjusted EBITDA(1)(2)(3)	93.6	105.0	6.2	–	204.7
Depreciation and amortization	(53.6)	(57.3)	(22.5)	–	(133.3)

Adjusted operating result(2)(3)(4)	40.0	47.7	(16.3)	–	71.4
Items affecting comparability
Items affecting comparability reported historically(5)	(7.3)	(25.6)	–	–	(32.9)
Estimated transaction costs (3)	–	–	(15.1)	–	(15.1)
Estimated inventory fair value adjustment(3)	–	–	(4.4)	–	(4.4)
Pro forma gain on business disposal(3)	–	–	5.6	–	5.6

Total items affecting comparability(3)(5)	(7.3)	(25.6)	(13.9)	–	(46.8)

Operating result (IFRS)	32.7	22.1	(30.1)	–	24.6
Depreciation, amortization and impairment charges	53.6	74.6	22.5	–	150.6

EBITDA(2)(6)	86.3	96.6	(7.7)	–	175.2

(1)	Munksjö defines pro forma adjusted EBITDA as pro forma EBITDA excluding items affecting comparability.
(2)

Munksjö believes that pro forma EBITDA, pro forma adjusted EBITDA and pro forma adjusted operating result measures provide meaningful supplemental information to the financial measures presented in the consolidated income statement prepared in accordance with IFRS to Munksjö’s management and the readers of its financial statements by excluding items outside ordinary course of business which reduce comparability from period to period. EBITDA, adjusted EBITDA and adjusted operating result are not accounting measures defined or specified in IFRSs in accordance with the “Alternative Performance Measures” guidance issued by ESMA and are, therefore, considered non-IFRS financial measures, which should not be viewed in isolation or as a substitute to the IFRS financial measures. Companies do not calculate alternative performance measures in a uniform way, and, therefore, the alternative performance measures presented in this Prospectus may not be comparable with similarly named measures presented by other companies. To ensure comparability in the Unaudited Pro Forma Financial Information, Munksjö has performed a preliminary review of Ahlstrom’s IFRS accounting policies and made certain adjustments to Ahlstrom’s historical financial information related to accounting policy alignments and reclassifications. These adjustments are described further in Note 1 to the Unaudited Pro Forma Financial Information.

(3)

Pro forma comparable performance measures exclude pro forma adjustments that do not have a continuing impact on the Combined Company’s results and which are deemed to be material items outside ordinary course of business comprising transaction costs related to the Merger, fair value adjustment on acquired inventory as well as the estimated net gain arising on the sale of Ahlstrom Osnabrück GmbH.

(4)	Munksjö defines pro forma adjusted operating result as pro forma operating result excluding items affecting comparability.
(5)

Represents items affecting comparability historically reported by Munksjö and Ahlstrom based on their definitions of the items affecting comparability. Munksjö defines items affecting comparability as material items outside ordinary course of business such as direct transaction costs related to business acquisitions, costs for closure of business operations and restructurings, one-

off items arising from purchase price allocation and compensation related to environmental damages arising from unexpected or rare events. Other items includes fines (such as VAT tax audit fines) or other similar stipulated payments. Ahlstrom defines items affecting comparability as material items outside ordinary course of business such as costs for closure of business operations, restructurings and rightsizing, net gains or losses from business disposals including direct transaction costs as well as goodwill impairment charges and write-down of non-current assets. The following table sets forth the items affecting comparability historically reported by Munksjö and Ahlstrom:

	For the nine months ended September 30, 2016	For the year ended December 31, 2015
	(unaudited)
	(EUR in millions)
Munksjö’s items affecting comparability
Transaction costs related to business acquisitions	–	(0.4)
Restructuring expenses	–	(4.5)
Inventory adjustment	–	–
Environmental provision	–	(2.4)
Other	–	–

Total items affecting comparability	–	(7.3)

Ahlstrom’s items affecting comparability
Restructuring expenses	(4.5)	(7.2)
Net gains or losses from business disposals	1.1	(1.1)
Impairment charges and write-down of non-current assets	–	(17.3)

Total items affecting comparability	(3.4)	(25.6)

(6)	Munksjö defines pro forma EBITDA as pro forma operating result before pro forma depreciation, amortization and impairment charges.

Pro Forma Net Debt and Gearing

The following tables set forth the pro forma net debt and gearing ratio of the Combined Company as at September 30, 2016, including all the pro forma adjustments impacting the net interest-bearing liabilities and the equity of the Combined Company:

	Pro forma net debt of the Combined Company as at September 30, 2016
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
		(Note 1)	(Note 2)	(Note 3)
	(EUR in millions)
Assets
Cash and cash equivalents	116.2	54.5	(62.6)	19.0	127.0
Liabilities
Non-current borrowings	293.6	100.3	109.9	67.2	571.0
Current borrowings	22.4	84.6	(0.2)	(43.7)	63.1

Pro forma net debt	199.8	130.5	172.4	4.4	507.0

	Pro forma gearing ratio of the Combined Company as at September 30, 2016
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
		(Note 1)	(Note 2)	(Note 3)
	(EUR in millions, unless otherwise indicated)
Pro forma net debt	199.8	130.5	172.4	4.4	507.0
Total equity	424.9	307.6	343.3	(3.5)	1,072.4
Pro forma gearing, percent	47.0	42.4	–	–	47.3

MERGER OF MUNKSJÖ AND AHLSTROM

The following discussion provides an overview of the Merger and the Combined Company and is based on, among other things, the assumption that the Merger and the combination of the business operations of Munksjö and Ahlstrom will be completed in the manner and the timeframe contemplated in this Prospectus. However, there can be no certainty that the Merger will be completed, or that the business operations of Munksjö and Ahlstrom will be combined in the manner or timeframe contemplated in this Prospectus, any of which could cause any of the statements below regarding the Combined Company to not materialize. See “Risk Factors—Risks Relating to the Merger—There is no certainty that the Merger will be completed, or the completion may be delayed” and “Risk Factors—Risks Relating to the Merger—The Merger may not be completed in the manner currently contemplated, which could have a material adverse effect on the estimated benefits of the Merger or the market price of the shares in Munksjö and/or Ahlstrom.”

Background to the Merger

Munksjö and Ahlstrom are both focused on sustainable and innovative fiber-based solutions. The companies have also had a jointly operated site in Turin, Italy, since the business combination of Munksjö AB and Ahlstrom’s Label and Processing business area (i.e., LP Europe and Coated Specialties) in 2013. For the past years, both companies have focused on streamlining operations and improving operational efficiency with clear results.

The Merger is a natural next step in the development of the two companies as it has a strong strategic logic and is expected to improve competitiveness. The Merger is also expected to increase and create new growth opportunities through the complementary customer bases, product portfolios and geographical footprints of the two companies. The companies also believe that by combining their operations, they can achieve further efficiency improvements as well as benefits of scale in the capital markets in the form of increased liquidity, investor interest and analyst coverage. As a result of their history, the companies know each other well and strongly believe the companies will have a good operational fit. Therefore, the Boards of Directors of Munksjö and Ahlstrom have, on November 7, 2016, entered into the Combination Agreement and executed the Merger Plan, pursuant to which the companies will combine. See “—Combination Agreement” and “—Merger Plan” below for summaries of the Combination Agreement and the Merger Plan, respectively. The Merger Plan is attached to this Prospectus as Annex E.

Overview of the Merger

The proposed Merger will be executed through a statutory absorption merger pursuant to the Finnish Companies Act in such a manner that all assets and liabilities of Ahlstrom are transferred without a liquidation procedure to Munksjö.

Ahlstrom’s shareholders will receive as Merger Consideration 0.9738 Merger Consideration Shares for each share in Ahlstrom owned by them (i.e., Merger Consideration Shares will be issued to Ahlstrom’s shareholders in proportion to their existing shareholdings in Ahlstrom in the ratio of 0.9738:1), except for such Ahlstrom’s shareholders who have demanded at the EGM of Ahlstrom resolving on the Merger that their shares in Ahlstrom be redeemed and voted against the Merger. The aggregate number of the Merger Consideration Shares to be issued is expected to be 45,376,992 shares (excluding treasury shares held by Ahlstrom and assuming that none of Ahlstrom’s shareholders demand at the EGM of Ahlstrom resolving on the Merger that their shares in Ahlstrom be redeemed).

The Boards of Directors of Munksjö and Ahlstrom have, on November 14, 2016, proposed that the EGMs of Munksjö and Ahlstrom scheduled to be held on January 11, 2017 resolve on the Merger in accordance with the Merger Plan and approve the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the respective EGMs of Munksjö and Ahlstrom, merger control approvals from relevant competition authorities, the satisfaction or waiver of the other conditions precedent in the Combination Agreement and the Merger Plan, the Combination Agreement not having been terminated in accordance with its terms and the registration of the completion of the Merger with the Finnish Trade Register. For information on the conditions to the completion of the Merger in the Combination Agreement and the Merger Plan, see “—Combination Agreement—Conditions to the Completion of the Merger” below as well as the Merger Plan, which is attached to this Prospectus as Annex E. On the Effective Date, Ahlstrom will automatically dissolve.

The Boards of Directors of Munksjö and Ahlstrom have also proposed to their respective EGMs the authorization of the respective Board of Directors to resolve upon the distribution of funds in the total amount of approximately EUR 23 million each, corresponding to EUR 0.45 per share in Munksjö and EUR 0.49 per share in Ahlstrom, to their respective shareholders before the completion of the Merger in lieu of the companies’ ordinary annual distribution. Munksjö would implement such distribution as a return of equity from the reserve for invested unrestricted equity and Ahlstrom would implement such distribution as a dividend payment.

The completion of the Merger is expected to be registered with the Finnish Trade Register on or about April 1, 2017 (i.e., the Effective Date), provided that the conditions to the completion of the Merger have been fulfilled. Therefore, no annual general meeting of Ahlstrom is expected to be held in 2017. Pursuant to the Finnish Companies Act, the Board of Directors of Ahlstrom will convene a meeting of the shareholders to resolve upon the adoption of Ahlstrom’s final accounts following the completion of the Merger. The 2017 annual general meeting of Munksjö, originally planned to be held on March 21, 2017, is expected to be held following the completion of the Merger. Munksjö’s Board of Directors will convene the annual general meeting through a notice, which will be published through a stock exchange release.

Ahlstrom has received an advance tax ruling from the Finnish Tax Office for Major Corporations (Konserniverokeskus) according to which the Merger will be treated as a tax neutral merger as defined in Section 52 a of the Finnish Business Income Tax Act (Laki elinkeinotulon verottamisesta 360/1968, as amended, the “Finnish Business Income Tax Act”).

Fairness Opinions

With support in their assessments in the form of fairness opinions from the respective financial advisers of Munksjö and Ahlstrom, the Boards of Directors of Munksjö and Ahlstrom have concluded that the Merger and the Merger Consideration are in the best interest of the respective companies and their respective shareholders.

Shareholder Support

Shareholders holding in aggregate approximately 40.2 percent of the shares and votes in Munksjö and approximately 33.5 percent of the shares and votes in Ahlstrom as at November 30, 2016, including Ahlström Capital (through AC Invest Five B.V. and AC Invest Six B.V.), Virala group of companies (through Viknum AB as well as shares held by Belgrano Inversiones Oy, a company controlled by Alexander Ehrnrooth that is not part of the Virala group of companies), Ilmarinen Mutual Pension Insurance Company, Varma Mutual Pension Insurance Company, Peter Seligson (including shares held by Baltiska Handels A.B.), Johan Erik Gullichsen, Robin Ahlström, Johannes Gullichsen, Thomas Ahlström and Martti Saikku, have irrevocably undertaken to attend the respective EGMs of Munksjö and Ahlstrom and to vote in favor of the Merger.

Financing

For information on the financing of the Combined Company, see “Information about the Combined Company—New Financing Agreements.”

Combination Agreement

This summary is not an exhaustive presentation of all the terms and conditions of the Combination Agreement. The summary aims to describe the terms and conditions of the Combination Agreement to the extent that such terms and conditions may materially affect a shareholder’s assessment of the terms and conditions of the Merger. Nothing in the Combination Agreement (or this summary thereof) confers any rights or obligations on any person other than Munksjö and Ahlstrom.

General

Pursuant to the Combination Agreement entered into by and between Munksjö and Ahlstrom on November 7, 2016, Munksjö and Ahlstrom have agreed to combine their business operations under one management by way of a statutory merger pursuant to the Finnish Companies Act, whereby all assets and liabilities of Ahlstrom will be transferred to Munksjö, without a liquidation procedure, through an absorption merger upon the completion of which Ahlstrom will automatically dissolve and cease to exist as a separate legal entity.

Representations, Warranties and Undertakings

The Combination Agreement contains certain customary representations and warranties as well as undertakings, such as, inter alia, each party conducting its businesses in the ordinary course of business before the completion of the Merger, keeping the other party informed of any and all matters that may be of material relevance for the purposes of effecting the completion of the Merger, cooperating with the other party in making necessary regulatory filings and cooperating with the other party in respect of the financing of the Combined Company. Munksjö and Ahlstrom have also undertaken to prepare for certain governance arrangements that will be implemented by Munksjö after the Effective Date. For information about the organization and governance structure of the Combined Company, see “Information about the Combined Company—Board of Directors and Management” and “Information about the Combined Company—Corporate Governance and Listing.” In addition, Munksjö and Ahlstrom each undertake not to solicit competing proposals. Munksjö and Ahlstrom agree to bear their own fees, costs and expenses incurred in connection with the Merger.

Munksjö and Ahlstrom give each other customary reciprocal representations and warranties related to, inter alia, authority to enter into the Combination Agreement, due incorporation, status of the shares in the respective company, compliance with applicable securities laws, preparation of financial statements, compliance with licenses and laws, ownership of intellectual property, absence of a breach of contracts, taxes and the completeness of the due diligence materials provided to the other party. In addition, Munksjö gives customary representations and warranties regarding the Merger Consideration Shares.

The Board of Directors of Munksjö undertakes to propose to the EGM of Munksjö that the EGM of Munksjö grants an authorization to the Board of Directors of Munksjö to resolve upon the payment by Munksjö of funds from the reserve for invested unrestricted equity as return of equity in the total amount of approximately EUR 23 million, corresponding to EUR 0.45 per share in Munksjö, to the shareholders of Munksjö prior to the completion of the Merger.

The Board of Directors of Ahlstrom undertakes to propose to the EGM of Ahlstrom that the EGM of Ahlstrom grants an authorization to the Board of Directors of Ahlstrom to resolve upon the payment by Ahlstrom of a dividend in the total amount of approximately EUR 23 million, corresponding to EUR 0.49 per share in Ahlstrom, to the shareholders of Ahlstrom prior to the completion of the Merger.

Ahlstrom undertakes to use its reasonable best efforts to negotiate with any creditor of Ahlstrom objecting to the Merger in order to reach an agreement regarding the Merger or to commence a process at a relevant district court to obtain a confirmatory judgment that the underlying receivable of such objecting creditor has been repaid or such objecting creditor has been provided with sufficient collateral, if applicable.

Conditions to the Completion of the Merger

The completion of the Merger is conditional upon the satisfaction or, to the extent permitted by applicable law, waiver of each of the following conditions:

●

the Merger having been duly approved by the EGM of Ahlstrom provided, however, that shareholders of Ahlstrom representing no more than 20 percent of all shares and votes in Ahlstrom having demanded the redemption of his/her/its shares in Ahlstrom pursuant to Chapter 16, Section 13 of the Finnish Companies Act;

●	the Merger, the proposed amendments to the articles of association and the election of the members of the Board of Directors having been duly approved by the EGM of Munksjö;

●

the EGMs of Munksjö and Ahlstrom having resolved on the authorization regarding the distribution of funds as described under “—Representations, Warranties and Undertakings” above and such distribution having been executed;

●	the necessary competition clearances having been obtained for the Merger;

●

Munksjö having obtained from both Nasdaq Helsinki and Nasdaq Stockholm written confirmations that the listing of the Merger Consideration Shares on the official lists of said stock exchanges will take place promptly upon the registration of the completion of the Merger with the Finnish Trade Register;

●

the sale by Ahlstrom of its entire interest in the plant located at Osnabrück, Germany, having been completed in the manner consistent with the terms and conditions of the related share purchase agreement;

●

the financing required in connection with the Merger being available materially in accordance with the financing agreements of Munksjö and Ahlstrom described under “Information about the Combined Company—New Financing Agreements;”

●

no default under any of the material finance arrangements of Ahlstrom, as defined in the Combination Agreement, having occurred and being continuing if, in the opinion of either Munksjö or Ahlstrom (in each case, acting reasonably and based on advice of legal counsel), such default would have a material adverse effect on the Merger or the Combined Company;

●

no default under the material finance arrangements of Munksjö, as defined in the Combination Agreement, having occurred and being continuing if, in the opinion of either Munksjö or Ahlstrom (in each case, acting reasonably and based on advice of legal counsel), such default would have a material adverse effect on the Merger or the Combined Company;

●

the repayment or securing by collateral of the total aggregate amount of the receivables required by creditors objecting to the Merger in accordance with Chapter 16, Section 15 of the Finnish Companies Act, if any, not resulting in a default by Ahlstrom under any of the material finance arrangements of Ahlstrom, as defined in the Combination Agreement, or, in the event of any such default, the necessary waivers and consents having been granted;

●	the Combination Agreement not having been terminated in accordance with its provisions; and

●

no event, circumstance or change having occurred on or after the date of the Combination Agreement that would have a material adverse effect as defined in the Combination Agreement in respect of Munksjö or Ahlstrom.

Munksjö and Ahlstrom have agreed to use reasonable best efforts to cause all conditions precedent to be satisfied by August 1, 2017 and to take all other necessary actions set forth in the Combination Agreement.

Termination

The Combination Agreement may be terminated by mutual written consent duly authorized by the Boards of Directors of Munksjö and Ahlstrom. If the Merger has not been completed by August 1, 2017 or if it becomes evident that the completion of the Merger cannot take place before such date, Munksjö or Ahlstrom may terminate the Combination Agreement, provided that the party causing such failure will not have the right to terminate. In addition, each of Munksjö and Ahlstrom may terminate the Combination Agreement if, among other things, the resolutions necessary to implement the Merger at the EGMs of Munksjö and Ahlstrom have not been considered by a relevant general meeting by August 1, 2017 or if upon consideration by the relevant general meetings, such resolutions fail to be duly approved, or if any governmental entity including, but not limited to, any competition authority, gives an order or takes any regulatory action that is non-appealable and conclusively prohibits the completion of the Merger. Furthermore, each of Munksjö and Ahlstrom may terminate the Combination Agreement in case of a breach by the other party of any of the representations, warranties, covenants, undertakings or agreements under the Combination Agreement if such breach has resulted, or could reasonably be expected to result, in a material adverse effect in respect of the breaching party.

Governing Law

The Combination Agreement is governed by Finnish law.

Merger Plan

This summary is not an exhaustive presentation of all the terms and conditions of the Merger Plan. The summary aims to describe the terms and conditions of the Merger Plan to the extent that such terms and conditions may materially affect a shareholder’s assessment of the terms and conditions of the Merger. Nothing in the Merger Plan (or this summary thereof) confers any rights or obligations on any person other than Munksjö and Ahlstrom.

The Merger Plan is attached to this Prospectus as Annex E. The Merger Plan with its appendices is available for inspection on Munksjö’s website at www.munksjo.com/egm, and on Ahlstrom’s website at www.ahlstrom.com/en/Investors/Corporate-governance/General-Meeting/egm-2017/, as well as at Munksjö’s registered office located at Eteläesplanadi 14, FI-00130 Helsinki, Finland, and at Ahlstrom’s registered office located at Alvar Aallon katu 3 C, FI-00100 Helsinki, Finland, on weekdays during normal business hours.

General

Pursuant to the Merger Plan entered into by and between Munksjö and Ahlstrom on November 7, 2016, the Boards of Directors of Munksjö and Ahlstrom propose that Ahlstrom be merged into Munksjö through an absorption merger, so that all assets and liabilities of Ahlstrom will be transferred without a liquidation procedure to Munksjö, as set forth in the Merger Plan. As Merger Consideration, the shareholders of Ahlstrom will receive Merger Consideration Shares in proportion to their existing shareholdings in Ahlstrom, as discussed under “—Merger Consideration” below. Ahlstrom will automatically dissolve as a result of the Merger.

Trading in the shares in Ahlstrom on Nasdaq Helsinki is expected to end no later than the Effective Date and the shares in Ahlstrom are expected to be delisted from Nasdaq Helsinki as of no later than the Effective Date.

Amendments to Munksjö’s Articles of Association

In the Merger Plan, Article 1, the first sentence of Article 2, Article 4 and Article 6 of the articles of association of Munksjö are proposed to be amended in connection with the registration of the completion of the Merger with the Finnish Trade Register to read as follows:

“1 § The name of the Company is Ahlstrom-Munksjö Oyj. The domicile of the Company is Helsinki.”;

“2 § The Company’s field of business is to engage in the manufacture, converting and sale of fiber-based solutions and products and in other related or supporting activities.”;

“4 § The Board of Directors of the Company shall comprise a minimum of four (4) and a maximum of twelve (12) ordinary members.”; and

“6 § The Company shall have one (1) auditor, which shall be an audit firm authorised by the Finnish Patent and Registration Office.”

The articles of association of Munksjö, including the above proposals, are attached as an annex to the Merger Plan.

Board of Directors of Munksjö

According to the proposed articles of association of Munksjö in the Merger Plan, Munksjö will have a Board of Directors consisting of a minimum of 4 and a maximum of 12 ordinary members. It is agreed that the number of members of the Board of Directors of Munksjö will be conditionally confirmed and the members of the Board of Directors will be conditionally elected by the EGM of Munksjö resolving on the Merger. The term of such members of the Board of Directors will commence on the Effective Date and will expire at the end of the next annual general meeting of Munksjö following the Effective Date.

It is agreed that the Board of Directors of Munksjö, after consultation with the Shareholders’ Nomination Board of each of Munksjö and Ahlstrom, will propose to the EGM of Munksjö resolving on the Merger that Peter Seligson, Elisabet Salander Björklund, Sebastian Bondestam, Alexander Ehrnrooth, Hannele Jakosuo-Jansson, Mats Lindstrand and Anna Ohlsson-Leijon, each a current member of the Board of Directors of Munksjö, be conditionally elected to continue to serve on the Board of Directors of Munksjö and that Hans Sohlström, Jan Inborr, Johannes Gullichsen and Harri-Pekka Kaukonen, each a current member of the Board of Directors of Ahlstrom, be conditionally elected as members of the Board of Directors of Munksjö for the term commencing on the Effective Date and expiring on the end of the next annual general meeting of Munksjö following the Effective Date.

It is agreed that the Board of Directors of Munksjö, after consultation with the Shareholders’ Nomination Board of each of Munksjö and Ahlstrom, may amend the above-mentioned proposal concerning the election of members of the Board of Directors of Munksjö if one or more of the above-mentioned persons would not be available for election at the EGM of Munksjö resolving on the Merger. It is agreed that the Board of Directors of Munksjö, after consultation with the Shareholders’ Nomination Board of each of Munksjö and Ahlstrom, may as necessary convene a general meeting of shareholders after the EGM of Munksjö resolving on the Merger but prior to the Effective Date to resolve to supplement or amend the composition of the Board of Directors of Munksjö.

Merger Consideration

General

Ahlstrom’s shareholders will receive as Merger Consideration 0.9738 Merger Consideration Shares for each share in Ahlstrom owned by them (i.e., Merger Consideration Shares will be issued to Ahlstrom’s shareholders in proportion to their existing shareholdings in Ahlstrom in the ratio of 0.9738:1), except for such Ahlstrom’s shareholders who have demanded at the EGM of Ahlstrom resolving on the Merger that their shares in Ahlstrom be redeemed and voted against the Merger. If the number of Merger Consideration Shares received by a shareholder of Ahlstrom is a fractional number, the fractions will be rounded down to the nearest whole number. Fractional entitlements to the Merger Consideration Shares will be aggregated and sold in the market and the proceeds will be distributed pro rata to Ahlstrom’s shareholders who would have been entitled to receive fractional entitlements.

The Merger Consideration has been determined based on the relative valuations of Munksjö and Ahlstrom. The value determination has been made by applying generally used valuation methods. The value determination has primarily been based on the market value of Munksjö and Ahlstrom on Nasdaq Helsinki. The allocation of the Merger Consideration will be based on the shareholding in Ahlstrom at the end of the last trading day preceding the Effective Date. The final total number of Merger Consideration Shares to be issued will be determined on the basis of the number of shares in Ahlstrom held by shareholders, other than treasury shares held by Ahlstrom, on the Effective Date.

Distribution of the Merger Consideration

The Merger Consideration will be distributed to the shareholders of Ahlstrom on the Effective Date or as soon as reasonably possible thereafter in the book-entry securities system maintained by Euroclear Finland. The Merger Consideration payable to each shareholder of Ahlstrom will be calculated, using the exchange ratio set forth under “—General” above, based on the number of shares in Ahlstrom registered in the book-entry accounts of each such shareholder at the end of the last trading day preceding the Effective Date. The Merger Consideration will be distributed automatically, and no actions will be required from the shareholders of Ahlstrom in relation thereto. The Merger Consideration Shares will carry full shareholder rights as of their date of registration with the Finnish Trade Register.

Listing of the Merger Consideration Shares

Munksjö has agreed to apply for the listing of the Merger Consideration Shares on the official lists of Nasdaq Helsinki and Nasdaq Stockholm. Trading in the Merger Consideration Shares on the official lists of Nasdaq Helsinki and Nasdaq Stockholm is expected to commence on or about the first trading day following the Effective Date or as soon as reasonably possible thereafter.

Share Capital of Munksjö

The share capital of Munksjö will be increased by EUR 70,000,000.00 in connection with the registration of the completion of the Merger with the Finnish Trade Register.

Matters Outside of Ordinary Business Operations

In the Merger Plan, each of Munksjö and Ahlstrom agree to continue to conduct their operations in the ordinary course of business and in a manner consistent with past practice.

The Board of Directors of Munksjö has agreed to make a proposal to the EGM of Munksjö resolving on the Merger concerning the authorization of the Board of Directors of Munksjö to resolve on the payment of funds from the reserve for invested unrestricted equity as return of equity in the total amount of up to EUR 0.45 per each outstanding share in Munksjö (corresponding to approximately EUR 22,842,711 in total) to the shareholders of Munksjö prior to the Effective Date.

The Board of Directors of Ahlstrom has agreed to make a proposal to the EGM of Ahlstrom resolving on the Merger concerning the authorization of the Board of Directors of Ahlstrom to resolve on the payment of a dividend of up to EUR 0.49 per each outstanding share in Ahlstrom (corresponding to approximately EUR 22,832,949 in total) to the shareholders of Ahlstrom prior to the Effective Date. Further, the Board of Directors of Ahlstrom has agreed to make a proposal to the EGM of Ahlstrom resolving on the Merger to authorize the Board of Directors of Ahlstrom to resolve on the issuance of new shares in Ahlstrom to Ahlstrom free of charge for the purpose that Ahlstrom may dispose of such treasury shares pursuant to Ahlstrom’s long-term incentive plan 2014–2018 (the “LTIP Treasury Shares”). The LTIP Treasury Shares shall, however, not be disposed of in the event the Merger is completed in accordance with the Merger Plan.

Except as set forth above and in the Combination Agreement (see “—Combination Agreement” above), Munksjö and Ahlstrom have agreed during the Merger process not to resolve on any matters (regardless of whether such matters are ordinary or extraordinary) that would affect the shareholders’ equity or number of outstanding shares in the relevant company, including, but not limited to, corporate acquisitions and divestments, share issues, acquisition or disposal of treasury shares, changes in share capital, or any comparable actions, or take or commit to take any such actions.

Conditions to the Merger

The completion of the Merger is conditional upon the satisfaction or, to the extent permitted by applicable law, waiver of each of the conditions set forth under “—Combination Agreement—Conditions to the Completion of the Merger” above.

Extraordinary General Meeting of Munksjö to Approve the Merger

General

The Board of Directors of Munksjö has, on November 14, 2016, proposed that the EGM of Munksjö scheduled to be held on January 11, 2017 resolve on the Merger in accordance with the Merger Plan and approve the Merger Plan.

Right to Participate

General

Each Munksjö shareholder who is registered on December 29, 2016 in the shareholders’ register of Munksjö held by Euroclear Finland has the right to participate in the EGM of Munksjö. A shareholder whose shares in Munksjö are registered on his/her personal Finnish book-entry account is registered in the shareholders’ register of Munksjö.

A shareholder who wishes to participate in the EGM shall register for the meeting by giving prior notice of participation on January 5, 2017 4:00 p.m. (EET) at the latest. Such notice can be given:

●	on Munksjö’s website www.munksjo.com/egm;

●	by email to yhtiokokous@munksjo.com;

●	by mail to Munksjö, EGM, Eteläesplanadi 14, FI-00130 Helsinki, Finland; or

●	by telephone during office hours from 10:00 a.m. to 4:00 p.m. (EET) to +46 (0)10 250 10 54.

In connection with the registration, a shareholder must state his/her name, personal identification number, address, telephone number and the name of a possible assistant or proxy representative and the personal identification number of such proxy representative. The personal data given to Munksjö will be used only in connection with the EGM and with the processing of related registrations.

Holders of Nominee registered Shares

A holder of nominee registered shares has the right to participate in the EGM by virtue of such shares based on which he/she on the record date of the EGM (i.e. December 29, 2016) would be entitled to be registered in the shareholders’ register of Munksjö held by Euroclear Finland. The right to participate in the EGM requires, in addition, that the shareholder on the basis of such shares has been registered into the temporary shareholders’ register of Munksjö held by Euroclear Finland at the latest by January 5, 2017 10:00 a.m. (EET). As regards nominee registered shares this constitutes due registration for the EGM.

A holder of nominee registered shares is advised to request without delay necessary instructions regarding the registration in the temporary shareholders’ register of Munksjö, the issuing of proxy documents and registration for the EGM from his/her custodian bank. The account management organization of the custodian bank has to register a holder of nominee registered shares who wants to participate in the EGM into the temporary shareholders’ register of Munksjö at the latest by the time stated above.

Shareholders Registered in the Register of Shareholders Maintained by Euroclear Sweden AB

A shareholder whose shares are registered in the register of shareholders of Munksjö maintained by Euroclear Sweden AB (“Euroclear Sweden”) shall fulfill the requirements to attend the EGM note the following:

(i)	the shareholder has to be entered in the register of shareholders of Munksjö maintained by Euroclear Sweden on December 29, 2016, at the latest; and

(ii)

the shareholder must contact Euroclear Sweden and request temporary registration in the shareholders’ register of Munksjö held by Euroclear Finland. Such request shall be submitted to Euroclear Sweden on a designated form available on Munksjö’s website, www.munksjo.com/egm. The request must be received by Euroclear Sweden on December 29, 2016, at the latest.

A shareholder whose shares are nominee registered in the register of shareholders of Munksjö maintained by Euroclear Sweden shall, in order to fulfill requirement (i) above, temporarily register his/her shares under his/her name in the register. A shareholder who wishes such temporary registration must contact his/her custodian bank well in advance before December 29, 2016 and ask the custodian bank to temporarily register the shareholder in the register of Munksjö’s shareholders maintained by Euroclear Sweden.

Proxy Representative and Powers of Attorney

A shareholder may participate in the EGM and exercise his/her rights at the meeting by way of proxy representation. A proxy representative shall produce a dated proxy document or otherwise in a reliable manner demonstrate his/her right to represent the shareholder at the EGM. When a shareholder participates in the EGM by means of several proxy representatives representing the shareholder with shares at different book-entry accounts, the shares by which each proxy representative represents the shareholder must be identified in connection with the registration for the EGM.

Possible proxy documents must be delivered to the address under “—General” above before the last date of registration. A template for a proxy is available at Munksjö’s website mentioned under “—General” above.

Voting Rights and the Majority Required for the Approval of the Merger

Each share in Munksjö entitles the holder to one vote at the EGM of Munksjö. The Merger and the Merger Plan must be approved by Munksjö shareholders representing at least two-thirds of the votes cast and shares represented at the EGM of Munksjö. The Merger Plan must be approved in the form proposed by the Board of Directors of Munksjö. If the EGM of Munksjö does not approve the Merger and the Merger Plan, the Merger would not be completed.

Shareholders holding in aggregate approximately 39.6 percent of the shares and votes in Munksjö have irrevocably undertaken to attend the EGM of Munksjö and to vote in favor of the Merger. See “—Shareholder Support” above.

Extraordinary General Meeting of Ahlstrom to Approve the Merger

General

The Board of Directors of Ahlstrom has, on November 14, 2016, proposed that the EGM of Ahlstrom scheduled to be held on January 11, 2017 resolve on the Merger in accordance with the Merger Plan and approve the Merger Plan.

Right to Participate

General

Each Ahlstrom shareholder who is registered on December 29, 2016 in the shareholders’ register of Ahlstrom held by Euroclear Finland has the right to participate in the EGM of Ahlstrom. A shareholder whose shares in Ahlstrom are registered on his/her personal Finnish book-entry account is registered in the shareholders’ register of Ahlstrom.

A shareholder who wishes to participate in the EGM shall register for the meeting by giving prior notice of participation at the latest on January 5, 2017 at 4:00 p.m. (EET). Such notice can be given:

●	on Ahlstrom’s website www.ahlstrom.com/agm;

●	by email to yhtiokokous@ahlstrom.com;

●	by mail to Ahlstrom, EGM, P.O.B. 329, FI-00101 Helsinki, Finland;

●	by telefax to +358 (0)10 888 5813; or

●	by telephone during office hours to +358 (0)10 888 4726.

In connection with the registration, a shareholder must state his/her name, personal identification number, address, telephone number and the name of a possible assistant or proxy representative and the personal identification number of such proxy representative. The personal data given to Ahlstrom will be used only in connection with the EGM and with the processing of related registrations.

Holders of Nominee registered Shares

A holder of nominee-registered shares has the right to participate in the EGM by virtue of such shares based on which he/she on the record date of the EGM (i.e. December 29, 2016) would be entitled to be registered in the shareholders’ register of Ahlstrom held by Euroclear Finland. The right to participate in the EGM requires, in addition, that the shareholder on the basis of such shares has been registered into the temporary shareholders’ register of Ahlstrom held by Euroclear Finland at the latest by January 5, 2017 10:00 a.m. (EET). As regards nominee registered shares this constitutes due registration for the EGM.

A holder of nominee registered shares is advised to request without delay necessary instructions regarding the registration in the temporary shareholders’ register of Ahlstrom, the issuing of proxy documents and registration for the EGM from his/her custodian bank. The account management organization of the custodian bank has to register a holder of nominee registered shares who wants to participate in the EGM into the temporary shareholders’ register of Ahlstrom at the latest by the time stated above.

Proxy Representative and Powers of Attorney

A shareholder may participate in the EGM and exercise his/her rights at the meeting by way of proxy representation. A proxy representative shall produce a dated proxy document or otherwise in a reliable manner demonstrate his/her right to represent the shareholder at the EGM. When a shareholder participates in the EGM by means of several proxy representatives representing the shareholder with shares at different book-entry accounts, the shares by which each proxy representative represents the shareholder must be identified in connection with the registration for the EGM.

Possible proxy documents should be delivered to the address under “—General” above before the last date of registration. A template for a proxy is available at Ahlstrom’s website mentioned under “—General” above.

Voting Rights and the Majority Required for the Approval of the Merger

Each share in Ahlstrom entitles the holder to one vote at the EGM of Ahlstrom. The Merger and the Merger Plan must be approved by Ahlstrom shareholders representing at least two-thirds of the votes cast and shares represented at the EGM of Ahlstrom. The Merger Plan must be approved in the form proposed by the Board of Directors of Ahlstrom. If the EGM of Ahlstrom does not approve the Merger and the Merger Plan, the Merger would not be completed.

Shareholders holding in aggregate approximately 32.9 percent of the shares and votes in Ahlstrom have irrevocably undertaken to attend the EGM of Ahlstrom and to vote in favor of the Merger. See “—Shareholder Support” above.

Redemption Right

If the Merger is approved by the EGM of Ahlstrom, any shareholders of Ahlstrom who have at the EGM demanded that their shares in Ahlstrom be redeemed, and who have subsequently voted against the Merger at the EGM, have the right pursuant to Chapter 16, Section 13 of the Finnish Companies Act to have their shares in Ahlstrom redeemed in cash at a fair price. See also “Risk Factors—Risks Relating to the Merger—Ahlstrom’s shareholders who vote against the Merger in the EGM of Ahlstrom have the right to require Munksjö to redeem their shares in Ahlstrom in cash.”

Fees and Expenses Related to the Merger

The total costs expected to be incurred by Munksjö and Ahlstrom in connection with the Merger primarily comprise financial, legal and advisory costs and amount to approximately EUR 16.4 million (excluding estimated transaction costs for refinancing).

Listing of the Merger Consideration Shares

Trading in the Merger Consideration Shares on the official lists of Nasdaq Helsinki and Nasdaq Stockholm is expected to commence on or about April 3, 2017.

INFORMATION ABOUT THE COMBINED COMPANY

The following discussion provides an overview of the Combined Company and is based on, among other things, the assumption that the Merger and the combination of the business operations of Munksjö and Ahlstrom will be completed in the manner and the timeframe contemplated in this Prospectus. However, there can be no certainty that the Merger will be completed, or that the business operations of Munksjö and Ahlstrom will be combined in the manner or timeframe contemplated in this Prospectus, any of which could cause any of the statements below regarding the Combined Company to not materialize. See “Risk Factors—Risks Relating to the Merger—There is no certainty that the Merger will be completed, or the completion may be delayed” and “Risk Factors—Risks Relating to the Merger—The Merger may not be completed in the manner currently contemplated, which could have a material adverse effect on the estimated benefits of the Merger or the market price of the shares in Munksjö and/or Ahlstrom.” See also “Certain Matters—Market and Industry Information.”

The following discussion includes estimates relating to the cost synergy benefits expected to arise from the Merger and the combination of the business operations of Munksjö and Ahlstrom as well as the related integration costs. Such estimates present the expected future impact of the Merger and the combination of the business operations of Munksjö and Ahlstrom on the Combined Company’s business, financial condition and results of operations. Such estimates have been prepared by Munksjö and Ahlstrom and are based on a number of assumptions and judgments. The assumptions relating to the estimated cost synergy benefits and the related integration costs are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost synergy benefits from the Merger and the combination of the business operations of Munksjö and Ahlstrom, if any, and the related integration costs to differ materially from the estimates in this Prospectus. For information on the assumptions used to estimate the cost synergy benefits expected to arise from the Merger and the combination of the business operations of Munksjö and Ahlstrom as well as the related integration costs, see “—Assumptions Used in Preparing the Cost Synergy Benefits and Related Integration Cost Estimates” below.

Rationale for the Merger

The combination of Munksjö and Ahlstrom will create a global leader in sustainable and innovative fiber-based solutions (more than 90 percent produced from renewable fibers), with leading global positions in the main product areas decor, filtration and release liners (Munksjö’s estimate, measured by sales volume). The Combined Company will focus on attractive specialty niches, where the flexible production platform supports customer-tailored solutions. The Combined Company will be better positioned to serve customers and will have a strengthened position in the value chain through increased size.

Through the combination, a strong and well-established platform will be created with multiple growth opportunities through a broadened customer base, a widened geographical footprint and expanded product and service offerings. Together, the companies will be able to serve a broad range of end-market segments with complementary product and service offerings (e.g., filtration and abrasives to the automotive industry as well as food and beverage packaging and release liners to the food and beverage industry), which creates potential for innovation within new customer-focused solutions. The two companies have complementary geographical footprints, as Munksjö has strong market positions in Europe and South America and Ahlstrom has strong market positions in Europe, North America and Asia, which opens up new geographical growth opportunities through coordination of the product portfolios and distribution and logistics networks. The Combined Company will have a more diversified revenue and earnings base through this wider geographic footprint and broader product offering and is expected to have a strong financial position and cash flow to support the Combined Company’s strategic growth ambitions. The increased size and strengthened capital base also gives potential for increased financing optionality and lower cost of debt. Furthermore, the combination offers employees enhanced career opportunities, supporting the Combined Company’s ability to attract and retain top talent.

Overview

The Combined Company will develop, produce, market and sell customer-focused sustainable and innovative fiber-based solutions that are central elements in the design and manufacturing processes for its customers. The Combined Company’s products include, inter alia, filter papers, decor paper, release liners, electrotechnical insulation, abrasive backings, various process and label papers, and food and medical fiber materials. The products are used in a broad range of industrial applications and consumer-driven products and processes for everyday applications, such as oil and fuel filtration materials, pressure-sensitive labels, transportation and energy transmission, medical gowns and drapes, diagnostics, flooring, kitchens and furnishings, as well as food and beverage packaging. The solutions are designed and produced to meet and exceed specific customer demands concerning quality and functionality to ensure added value to customers. The products are developed in close cooperation with customers and other stakeholders in the value-chain, requiring experience and high technical expertise within the production of specialty papers and fiber-based solutions.

The Combined Company will provisionally be named Ahlstrom-Munksjö Oyj, with the intention to propose a new name by the Effective Date for approval by the annual general meeting of Munksjö following the completion of the Merger. The Combined Company will have approximately 6,200 employees and 41 production and converting facilities located in

France, Sweden, Germany, Italy, Spain, Brazil, China, United States, United Kingdom, South Korea, Finland, Belgium, India and Russia.

The Combined Company’s operations and financial reporting will be divided into the following four, roughly equally sized (measured by net sales) business areas:

●	The Decor business area offers papers for high- and low-pressure laminates, print base paper and pre-impregnated paper. Customers include laminators, impregnators and printers.

●

The Filtration and Performance business area offers a broad range of filtration papers and products, which are used mainly in oil filtration, fuel filtration, air filtration, gas turbine filtration and various industrial filtration applications, graphics, wall-cover, glass fiber and industrial nonwoven materials. Customers include heavy duty vehicle and automotive suppliers and OEMs (original equipment manufacturers), gas turbine filter producers, indoor air quality filter makers, building and wind power industries, hygiene and wound care product manufacturers and laundry care suppliers.

●

The Industrial Solutions business area offers a broad range of paper products, including release liners, abrasive backings, electrotechnical insulation, balancing foils, thin paper, tape base, fine art paper, electrotechnical unbleached and bleached kraft pulp and many other products used in industrial processes. Customers include self-adhesive laminate manufacturers, manufacturers of abrasive materials and high quality stainless steel, construction and energy companies, and other industries that require high quality materials.

●

The Specialties business area offers innovative fiber-based solutions that are used for flexible packaging, ready-made meals packaging, baking and wrapping papers, single-serve tea bags and coffee capsules and meat casing, bottle labeling, industrial water purification, hot cooking oil and milk process filtration, anti-bacterial drapes and gowns, anti-viral drapes and gowns and facemasks. Customers include converters in the packaging industry, printers, brand owners in single-serve tea and coffee markets as well as in the food packaging, laboratories, laboratory consumable and equipment suppliers, life science instrument and materials manufacturers, water purification equipment manufacturers, marketers, converters and laminators.

Synergies

The combination is expected to create significant value for the stakeholders in the Combined Company through synergies resulting from the coordination of the operations of the two companies. Short to mid-term, the annual cost synergies are estimated to be approximately EUR 35 million.

The majority of the planned cost synergies are expected to be achieved through organizational streamlining, mainly within sales, general and administrative expenses (SG&A) as well as through a focusing of central administration and a combination of administration for closely located sales offices and production and converting facilities. The remaining planned cost synergies are mainly expected to be reached through coordination of purchasing and production.

The annual cost synergies are expected to be gradually realized over two years following completion of the Merger. A more pronounced impact on the Combined Company’s profitability is expected from the fourth quarter of 2017 and the cost synergies are expected to be fully realized as from the second quarter of 2019. Integration costs of approximately EUR 30 million are expected to have nonrecurring cash flow impacts from the third quarter of 2017 to the second quarter of 2018, with the majority of the nonrecurring costs impacting the second and third quarters of 2017. Munksjö and Ahlstrom will inform, consult and negotiate with relevant employee organizations regarding the social, economic and legal consequences of the proposed combination in accordance with the applicable legal requirements.

The Combined Company will continue to evaluate additional revenue and cost synergies beyond the current plan through leveraging the combined R&D platform and wider geographical footprint, cross selling through the combined customer base and further coordination of production, sales and procurement.

The above statements regarding cost synergy benefits and related integration costs may constitute forward-looking statements, which should not be unduly relied upon. Numerous factors may cause actual results of operations to differ materially from the results of operations implied in the forward-looking statements. For additional information, see “Certain Matters—Special Cautionary Notice Regarding Forward-looking Statements.” For information on the assumptions used to estimate the cost synergy benefits expected to arise from the Merger and the combination of the business operations of Munksjö and Ahlstrom as well as the related integration costs, see “—Assumptions Used in Preparing the Cost Synergy Benefits and Related Integration Cost Estimates” below. See also “Risk Factors—Risks Relating to the Merger—The Combined Company may not be able to realize some or any of the estimated benefits of the Merger, or it may not be successful in combining the business operations of Munksjö and Ahlstrom in the manner or within the timeframe currently estimated.”

Assumptions Used in Preparing the Cost Synergy Benefits and Related Integration Cost Estimates

The estimates relating to cost synergy benefits expected to arise from the Merger and the combination of the business operations of Munksjö and Ahlstrom as well as the related integration costs have been prepared by Munksjö and Ahlstrom and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the Merger and the combination of the business operations of Munksjö and Ahlstrom on the business, financial condition and results of operations of the Combined Company. The assumptions relating to the estimated cost synergy benefits and related integration costs are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost synergy benefits from the Merger and the combination of the business operations of Munksjö and Ahlstrom, if any, and the related integration costs to differ materially from the estimates in this Prospectus. These assumptions include, among others:

●	the completion of the Merger and the combination of the business operations of Munksjö and Ahlstrom in the manner and timeframe contemplated in this Prospectus;

●	the successful implementation of a business unit structure for the Combined Company that sets out clear roles and responsibilities;

●	the streamlining of the Combined Company’s central administration in the planned manner and timeframe;

●	the combination of administration for the Combined Company’s closely located sales offices and production and converting facilities in the planned manner and timeframe;

●	the optimization of the Combined Company’s purchasing operations in the planned manner and timeframe;

●	the planned redundancies and negotiations with relevant employee organizations occurring in a manner consistent with past restructurings in the industry; and

●	no material changes in the costs underlying the analysis of cost synergy benefits, which are based on historical performance data, during the integration.

Strategy for the Combined Company

The Combined Company will aim to further develop the combined strategies of Munksjö and Ahlstrom through a clear customer focused growth path. The management of the Combined Company will further review and develop the strategy that will later be adopted by the Board of Directors of the Combined Company. The strategic foundation upon which the Combined Company’s strategy is expected to be developed is:

Ability to grow in selected niches of the innovative fiber-based solutions market with a positive growth outlook

To promote growth, the Combined Company will continue to develop organic growth opportunities through its geographical footprint and through the innovation opportunities in product areas and markets where Munksjö and Ahlstrom are both active. Furthermore, Munksjö and Ahlstrom have reviewed, and will continue to review, the portfolio of products and solutions that the Combined Company will offer. Growth and divestment opportunities will continuously be evaluated with the aim of ensuring that the profitability of the Combined Company’s product and solution portfolio is aligned with the Combined Company’s financial targets. The Combined Company is expected to have strategic growth opportunities through geographical expansion in current segments as well as in attractive new niches of the innovative fiber-based solutions market. The Combined Company aims to take advantage of these opportunities through strategic investments in the Combined Company’s current production and converting facilities as well as through acquisitions.

Continuing to deliver a clear customer value-add through a high quality offering supported by advanced technology, deep know-how and tailored services

Munksjö and Ahlstrom have both developed customer-focused, value-added solutions over the last years. Significant process improvements have been achieved through identifying and understanding customer demands and assigning a value to the customer benefits of the solutions provided by Munksjö and Ahlstrom. The Combined Company will strive to further develop in this area through a stronger understanding and presence in the value chains in which it will operate. In order to drive and influence the demands and needs of the customers and end users, both in terms of innovation and sustainability, the Combined Company will continue to create new partnerships across the value chain. The Combined Company will maintain a strong research and development focus to develop new innovative solutions for and together with customers.

Efficiently utilizing the flexible and agile production and service platform, which is well suited to develop the Combined Company’s customer-specific solutions in a sustainable manner

The Combined Company will have a production platform that is set up to efficiently and effectively meet changing and varying customer demands. The Combined Company will continue to develop and strengthen the flexibility and efficiency of its production through process and material innovations, as well as through efficiency investments. The combined procurement organization will continue to develop sustainable value by improving upon current purchasing practices. Developing a customer-specific, effective go-to-market approach and an efficient sales organization are expected to further strengthen the customer offering.

Developing clear responsibilities by implementing a business unit based operating model that locally promotes accountability, enables quick and efficient response and is built on a shared global ‘Combined Company’ culture

The Combined Company will create an organization that decentralizes everyday business decisions while maintaining economies of scale in business-oriented support functions. Through its larger size, the Combined Company will be able to attract and retain engaged and dedicated personnel by offering challenging jobs, development opportunities and increased mobility within the group. The Combined Company will focus on creating a culture of safe work environment, shared values and a collaborative attitude that enhances innovation and promotes an entrepreneurial spirit. The Combined Company will build on strong leaders who drive change and employee engagement, customer satisfaction and profitable growth.

Financial Target Framework

The Boards of the Directors of Munksjö and Ahlstrom have together with the management of the companies considered appropriate financial targets for the Combined Company and agreed on the following framework:

●	EBITDA margin target: EBITDA(1) margin above 14 percent over a business cycle.

●	Net gearing target: Net gearing below 100 percent.

●	Dividend target: The Combined Company aims for a stable and annually increasing dividend.

(1)

The Boards of Directors of Munksjö and Ahlstrom believe that EBITDA adjusted for items affecting comparability will reflect the underlying performance of the Combined Company’s business and enhances comparability from period to period.

Following the completion of the Merger, the new management team of the Combined Company will together with the Board of Directors of the Combined Company refine and possibly adapt the above targets.

The statements set forth in this section include forward-looking statements and are not guarantees of the Combined Company’s financial performance in the future. The Combined Company’s actual results of operations and financial condition could differ materially from those expressed or implied by these forward-looking statements as a result of many factors, including, but not limited to, those described in “Certain Matters—Special Cautionary Notice Regarding Forward-looking Statements,” “Risk Factors” and “Information about Munksjö—Operating and Financial Review and Prospects of Munksjö—Key Factors Affecting Results of Operations.” Undue reliance should not be placed on these forward-looking statements.

Board of Directors and Management

Pursuant to the proposed amendments to the articles of association of Munksjö in the Merger Plan, Munksjö would have a Board of Directors consisting of a minimum of four and a maximum of twelve ordinary members. Following consultation with the Shareholders’ Nomination Board of each of Munksjö and Ahlstrom, the Board of Directors of Munksjö has made a proposal to the EGM of Munksjö resolving on the Merger that Peter Seligson, Elisabet Salander Björklund, Sebastian Bondestam, Alexander Ehrnrooth, Hannele Jakosuo-Jansson, Mats Lindstrand and Anna Ohlsson-Leijon, current members of the Board of Directors of Munksjö, be conditionally elected to continue to serve on the Board of Directors of Munksjö following the completion of the Merger and that Hans Sohlström, Jan Inborr, Johannes Gullichsen and Harri-Pekka Kaukonen, current members of the Board of Directors of Ahlstrom, be conditionally elected as members of the Board of Directors of Munksjö following the completion of the Merger (see also “Merger of Munksjö and Ahlstrom—Merger Plan—Board of Directors of Munksjö”). The nominees have indicated that if elected they will elect Hans Sohlström as Chairman of the Board of Directors of Munksjö, and Peter Seligson and Elisabet Salander Björklund as Vice-Chairmen of the Board of Directors of Munksjö.

Munksjö’s current CEO, Jan Åström, will continue to serve as the CEO of the Combined Company.

The business areas of the Combined Company will be led by an experienced team combining the talent of both companies:

●	The Decor business area will be led by Norbert Mix.

●	The Filtration and Performance business area will be led by Fulvio Capussotti.

●	The Industrial Solutions business area will be led by Daniele Borlatto.

●	The Specialties business area will be led by Omar Hoek.

The management of the Combined Company will also include an experienced team of functional managers:

●	Sakari Ahdekivi will serve as Deputy CEO and Executive Vice President Corporate Development.

●	Pia Aaltonen-Forsell will serve as Chief Financial Officer.

●	Andreas Elving will serve as General Counsel.

●	Åsa Jackson will serve as Senior Vice President Human Resources.

●	Anna Selberg will serve as Senior Vice President Communications.

The new management team of the Combined Company will become effective as of the Effective Date.

Corporate Governance and Listing

Munksjö will be domiciled in Helsinki and its reporting languages will be Finnish, Swedish and English. The shares in Munksjö will continue to have a primary listing on Nasdaq Helsinki and a secondary listing on Nasdaq Stockholm. Munksjö will continue to follow those rules and regulations for corporate governance applicable to a company whose shares are listed on Nasdaq Helsinki and listed secondarily on Nasdaq Stockholm.

It is currently proposed that, following the completion of the Merger, the Combined Company will continue to have its administrative head office in Stockholm, Sweden and supporting administrative functions in Helsinki, Finland. Final decisions regarding the location of the administrative head office functions will be taken as part of the integration process related to the Merger. Munksjö and Ahlstrom will consult and negotiate with relevant employees, their representatives and/or employee organizations regarding the consequences of such decision in accordance with the applicable legal requirements.

Shares and Ownership

As at the date of this Prospectus, Munksjö has 50,761,581 shares outstanding (excluding treasury shares) and Ahlstrom has 46,597,856 shares outstanding (excluding treasury shares). Pursuant to the Merger Plan, Ahlstrom’s shareholders will receive as Merger Consideration 0.9738 Merger Consideration Shares for each share in Ahlstrom owned by them, corresponding to an ownership in the Combined Company following the completion of the Merger of approximately 52.8 percent for Munksjö shareholders and approximately 47.2 percent for Ahlstrom shareholders (excluding treasury shares held by Ahlstrom and assuming that none of Ahlstrom’s shareholders demand at the EGM of Ahlstrom resolving on the Merger that their shares in Ahlstrom be redeemed). The total number of the Merger Consideration Shares is expected to be 45,376,992 shares, and the total number of outstanding shares in Munksjö is expected to be 96,138,573 shares (excluding treasury shares held by Munksjö and Ahlstrom and assuming that none of Ahlstrom’s shareholders demand at the EGM of Ahlstrom resolving on the Merger that their shares in Ahlstrom be redeemed). Each share in Munksjö entitles the holder to one vote at the general meetings of shareholders of Munksjö. See also “Shareholder Rights.”

The following table sets forth the expected five largest shareholders of Munksjö upon the completion of the Merger (i) based on the shareholder registers of Munksjö and Ahlstrom maintained by Euroclear Finland as at November 30, 2016 (excluding treasury shares) and (ii) assuming that (a) there are no changes in the holdings of the shareholders of Munksjö and Ahlstrom and (b) none of Ahlstrom’s shareholders demand at the EGM of Ahlstrom resolving on the Merger that their shares in Ahlstrom be redeemed:

As at November 30, 2016
Percent of shares and votes
Ahlström Capital(1)	14.0
Virala group of companies(2)	12.6
Ilmarinen Mutual Pension Insurance Company	4.7
Varma Mutual Pension Insurance Company	2.4
OP Mutual Funds	1.8

Top five shareholders	35.5
Other shareholders	64.5

Total	100.0

Current Munksjö shareholders	52.8
Current Ahlstrom shareholders	47.2

(1)	Shares owned through AC Invest Five B.V. and AC Invest Six B.V.
(2)	Through Viknum AB. Includes also the shares held by Belgrano Inversiones Oy, a company controlled by Alexander Ehrnrooth (and not a part of the Virala group of companies).

The Merger Consideration Shares will entitle the holders to dividends and other distributions of funds by Munksjö as well as other shareholder rights as of their registration with the Finnish Trade Register. Trading in the Merger Consideration Shares on the official lists of Nasdaq Helsinki and Nasdaq Stockholm is expected to commence on or about April 3, 2017.

New Financing Agreements

On November 7, 2016, Munksjö and Ahlstrom agreed on financing commitments for the Merger and the Combined Company with Nordea and SEB as mandated lead arrangers. In accordance with these commitments, Munksjö entered into the Term and Revolving Facilities Agreement with Nordea and SEB as mandated lead arrangers and underwriters and Nordea as agent on November 10, 2016. Nordea and SEB have started the syndication process for the Term and Revolving Facilities.

Pursuant to the Term and Revolving Facilities Agreement, a term loan facility of EUR 80 million, a term loan facility of EUR 40 million, a term loan facility of EUR 150 million, a term loan facility of SEK 600 million and a term loan facility of USD 35 million as well as a Revolving Credit Facility of EUR 200 million will be made available to the Combined Company. On the same date, Ahlstrom entered into the EUR 200 million Bridge Facility Agreement with Nordea and SEB as mandated lead arrangers and underwriters and Nordea as agent. For a summary of the Bridge Facility Agreement, see “Information about Ahlstrom—Operating and Financial Review and Prospects of Ahlstrom—Liquidity and Capital Resources—Bridge Facility Agreement Related to the Merger.” Assuming that the Merger is completed, the Bridge Facility Agreement will be assumed by Munksjö on the Effective Date pursuant to the Amended and Restated Bridge Facility Agreement with amended and restated terms and the commitments reduced to EUR 100 million. The Term and Revolving Facilities Agreement and the Amended and Restated Bridge Facility Agreement provide that the Facilities will be available to the Combined Company on a certain funds basis subject to the completion of the Merger and certain other customary conditions precedent.

Each of the Term Loan Facilities may be utilized by way of loans for the purpose of (directly or indirectly) refinancing the existing indebtedness of Munksjö (whether originally incurred by Munksjö or assumed by the Combined Company as a result of the Merger) and financing the Merger-related costs. The Revolving Credit Facility may be utilized by way of loans for the purpose of (directly or indirectly) refinancing the existing indebtedness of Munksjö (whether originally incurred by Munksjö or assumed by the Combined Company as a result of the Merger), financing the Merger-related costs and financing the general corporate requirements of the Munksjö group (including acquisitions). Munksjö is entitled to request that its subsidiaries accede to the Term and Revolving Facilities Agreement as additional borrowers under the Revolving Credit Facility. The Amended and Restated Bridge Facility, which will be effective as of the Effective Date, may be utilized by way of loans for the purpose of refinancing the Notes (as defined below) and Ahlstrom’s EUR 100 million capital notes callable in October 2017, in each case, that are assumed by Munksjö on the Effective Date (unless repaid prior to such date).

The existing indebtedness that is expected to be refinanced under the Facilities include, among others, indebtedness under Munksjö’s EUR 345 million and SEK 570 million term and revolving facilities agreement (as discussed under “Information about Munksjö—Operating and Financial Review and Prospects of Munksjö—Liquidity and Capital Resources—Borrowings”), Ahlstrom’s EUR 180 million multicurrency revolving credit facility agreement (as discussed under “Information about Ahlstrom—Operating and Financial Review and Prospects of Ahlstrom—Liquidity and Capital Resources—Liquidity”) and certain bilateral financing arrangements of Ahlstrom.

Each of the Term and Revolving Facilities have a maturity of five years from the earlier of (i) April 1, 2017 and (ii) the Effective Date, except for the EUR 150 million term loan facility, which matures on the third anniversary the earlier of (i) April 1, 2017 and (ii) the Effective Date. The EUR 80 million term loan facility will be amortized through semi-annual repayments of EUR 8 million each. Subject to the completion of the Merger, the Amended and Restated Bridge Facility will mature on the date falling 18 months from the earlier of (i) April 1, 2017 and (ii) the Effective Date. If the Merger is not completed by August 1, 2017, the Facilities will be immediately cancelled in full. The structure of the Facilities may be adjusted by reallocating EUR 100 million (or its equivalent in other currencies) from a non-amortizing facility to an amortizing facility, provided, however, that the maximum annual amortization does not exceed EUR 20 million.

The rate of interest payable on loans made under the Facilities is the aggregate of the applicable margin plus Euribor (or Stibor in relation to any loan denominated in Swedish kronor or Libor in relation to any loan denominated in any other currency). The interest margin payable on amounts drawn on the Term and Revolving Facilities depends on the ratio of the consolidated senior net debt to consolidated EBITDA for the Combined Company and the interest margin payable on amounts drawn on the Amended and Restated Bridge Facility increases with time elapsed from the Effective Date.

The Term Loan Facilities will be available from and including the Effective Date to and including dates falling five business days or two months from the Effective Date, and the Revolving Credit Facility will be available from and including the Effective Date to and including the date falling one month prior to the applicable termination date of five years from the earlier of (i) April 1, 2017 and (ii) the Effective Date, in each case, subject to satisfaction of certain customary conditions precedent (which will be limited on a customary certain funds basis). The Amended and Restated Bridge Facility will be available subject to satisfaction of certain customary conditions precedent (which will be limited on a customary certain funds basis) from and including the Effective Date to and including September 30, 2017. As of the Effective Date, (and if such date is not a business day, on the first following business day), the bridge facility made available under the Bridge Facility Agreement will be automatically reduced to EUR 100 million, and any amount exceeding EUR 100 million will be automatically cancelled and any such amount exceeding EUR 100 million outstanding under the facility will become immediately due and payable by the Combined Company.

The Term and Revolving Facilities Agreement and the Amended and Restated Bridge Facility Agreement contain customary prepayment and cancellation provisions, including a requirement for the Combined Company to use any proceeds received from any debt capital markets issue to prepay the Amended and Restated Bridge Facility (and to the extent such proceeds exceed the amount required to repay the Amended and Restated Bridge Facility in full, to prepay the EUR 150 million term loan facility under the Term and Revolving Facilities Agreement). In addition, as long as any amount is outstanding under the Amended and Restated Bridge Facility, the Combined Company is required to use any cash proceeds received from any equity capital markets issue to prepay the Amended and Restated Bridge Facility. The Term and Revolving Facilities Agreement and the Amended and Restated Bridge Facility Agreement contain customary financial covenants, operational covenants, representations and warranties and events of default (subject to certain exceptions and qualifications). The Facilities will be unsecured and unguaranteed.

Certain Other Financing Arrangements

On December 2, 2016, Ahlstrom commenced a consent solicitation process soliciting consents from holders of its outstanding EUR 100,000,000 senior unsecured callable fixed rate notes due 2019 (the “Notes”) for the Merger and the related change of the issuer of the Notes, waivers to waive any breaches of any undertakings or obligations under the Notes which may be breached as a result of the Merger and decisions to amend the terms and conditions of the Notes in order to take into account the size and structure of the Combined Company following the completion of the Merger. In connection with the consent solicitation process, the holders of the Notes have also been asked to waive their statutory right to object to the Merger pursuant to Chapter 16, Section 6 of the Finnish Companies Act. The noteholders who cast a vote for the proposal (in favor or against) will be entitled to an instruction fee of either 0.50 percent or 0.10 percent of the principal amount of the Notes voted for, the higher fee being payable to those noteholders who submit their voting instructions in favor of the proposal by an earlier deadline set out in the consent solicitation memorandum concerning the consent solicitation process (subject, in each case, to the proposal being duly passed and having become effective and the completion of the Merger). The noteholders meeting voting on the proposal has been convened for January 10, 2017. To be passed at the noteholders meeting, the resolution requires the consent of noteholders representing a majority of at least 75 percent of the adjusted nominal amount of the Notes. In the event that the noteholders grant the requested consents and waivers and agree to the requested amendments, the Notes will remain in place, but will be assumed by Munksjö on the Effective Date, as amended. In the event that the noteholders do not grant the requested consents and waivers or agree to the requested amendments, Ahlstrom has a right to prepay the Notes. In connection with the entry into the Combination Agreement, Ahlstrom entered into the EUR 200 million Bridge Facility Agreement, which may be used, among other things, towards prepayment of the Notes in such a situation.

In addition, as is customary, a number of financing agreements and other financing arrangements of Munksjö and Ahlstrom contain merger and change of control clauses that could be breached as a result of the Merger without an appropriate waiver or consent by the other contract parties. Munksjö and Ahlstrom are in the process of obtaining necessary consents and waivers. In addition, some existing financing arrangements are also expected to be refinanced or terminated in connection with the Merger, as such arrangements are replaced by the Term and Facilities Agreements or other arrangements, or if such arrangements are otherwise not needed for the Combined Company. See “Risk Factors—Risks Relating to the Merger—Certain financing and other agreements entered into by Munksjö and Ahlstrom, respectively, may be terminated by Munksjö’s and Ahlstrom’s respective counterparties as a result of the Merger.”

INFORMATION ABOUT MUNKSJÖ

Business of Munksjö

Overview

Munksjö is an international specialty paper company that develops, produces, markets and sells customer-specific specialty paper products, including decor paper, release liners, electrotechnical paper, abrasive backings, process and label paper, and interleaving paper, among others. Specialty papers are designed and produced to meet specific customer demands concerning quality and functionality. Munksjö’s experience and technical expertise within production of specialty papers enables it to develop products and solutions in close relationship with its customers. Munksjö’s products are central elements in the design and manufacturing processes for its customers and are used in a range of industrial applications and consumer-driven products, including flooring, kitchens and furnishings, release liners, consumer-friendly packaging and energy transmission, among others.

Munksjö is one of the largest specialty paper companies with 2,928 employees as at September 30, 2016 and 15 production and converting facilities located in France, Sweden, Germany, Italy, Spain, Brazil and China.

Munksjö’s operations and financial reporting are divided into the following four business areas:

●

Business Area Decor offers papers for high- and low-pressure laminates, print base paper and pre-impregnated paper. Customers include laminators, impregnators and printers. The business area’s external net sales accounted for 32.6 percent of Munksjö’s total net sales for the year ended December 31, 2015.

●

Business Area Release Liners offers release liners, both super calendered and coated, as well as coated specialties and other papers in South America. The Release Liners business area also offers specialty pulp from a production facility located in Aspa, Sweden. Customers include manufacturers of laminates for self-adhesive labeling, industrial siliconizers as well as – for coated specialties – packaging converters. Specialty pulp customers include producers of specialty papers, such as electrotechnical paper and molding compounds (unbleached pulp), as well as producers of graphic papers and coated papers (bleached pulp). The business area’s external net sales accounted for 37.9 percent of Munksjö’s total net sales for the year ended December 31, 2015.

●

Business Area Industrial Applications offers a broad range of products, including abrasive backings, electrotechnical paper, balancing foils, thin paper and fine art paper. Customers include manufacturers of transformers, abrasive materials, furniture and high quality stainless steel and other industries that require high quality materials and specialty paper expertise. The business area’s external net sales accounted for 14.6 percent of Munksjö’s total net sales for the year ended December 31, 2015.

●

Business Area Graphics and Packaging offers advanced papers that are used for flexible packaging, bottle labeling, graphics and industrial applications. Customers include converters in the packaging industry and printers. The business area’s external net sales accounted for 15.4 percent of Munksjö’s total net sales for the year ended December 31, 2015.

The costs remaining in the segment Other include head office costs comprising the following functions: CEO, Group Finance, Treasury, Investor Relations, Strategy, Legal, Communications, Group IT and HR. The head office costs comprise mainly salaries, rent and professional fees. The segment Other also includes certain other exceptional costs not used in the assessment of business area performance.

Munksjö had net sales of EUR 860.5 million for the nine months ended September 30, 2016 and EUR 1,130.7 million for the year ended December 31, 2015.

Vision and Strategic Rationale

Munksjö’s vision is to be the leading manufacturer of specialty paper products developed with intelligent paper technology enabling a customer-specific, innovative and environmentally friendly product design. Munksjö aims to implement its vision through the following strategic rationale:

Profitable growth in specialty paper. Munksjö aims to grow through organic and strategic initiatives, and focus on specialty paper markets with underlying growth (driven by a growing middle class, urbanization, resource scarcity and the transition to a sustainable society).

A leader in all of its markets. Munksjö aims to be a leading supplier in all of its markets, driving customer-specific innovations to stay top of mind for its customers.

Offer the highest quality in products and services. Munksjö aims to offer the highest quality in its products and services, unique know-how, and reliable supply, to meet its customers’ needs.

Focus on operational efficiency. Munksjö aims to continuously improve and streamline its operations to promote cost efficiency in its production operations, supporting functions, and ways of working.

Focus on employees, organization, health and safety. Munksjö aims to implement its strategy through engaged employees, entrepreneurial leaders, a lean and efficient organization with a focus on accountability – and with a health and safety mindset in all it does.

History

Munksjö paper mill was founded in Sweden in 1862 by Johan Edvard Lundström and Lars Johan Hierta. In 1890, the company was converted to a limited liability company and in 1919 Munksjö AB was listed on the Stockholm stock exchange. Investment in development and innovation has marked Munksjö AB group’s operations in the history. In 1917, Munksjö AB acquired Aspa Bruk and in 1927, it was turned into a kraft pulp mill.

From 1981 to 1983, Munksjö AB went through extensive restructuring measures that included a change of focus from traditional forestry to specialty papers. The Billingsfors paper mill was acquired in 1982 and in 1987, Munksjö AB acquired the Norwegian packaging company Inpak A/S. In 1991, Munksjö AB was acquired by Trelleborg and Custodia, which delisted Munksjö AB and divested certain operations, including approximately 20 of Munksjö AB’s subsidiaries. Munksjö AB was listed again on the Stockholm stock exchange in 1993. In the middle of the 1990s, the Munksjö AB group entered the decor paper market and acquired decor paper mills from PWA in Germany, Spain and the United States, and a decor company in Italy from the Binda Group.

In 2002, Munksjö AB was purchased and delisted from the official list of Nasdaq Stockholm by Jefferson Smurfit Group. In 2004, certain private equity funds managed by EQT III Limited acquired Munksjö AB, which brought about a further divestment of operations: the Hygiene business area was divested to Svenska Cellulosa Aktiebolag and the Packaging business area was retained by the Smurfit Group. In 2006, a conversion mill was established outside of Shanghai, China.

In 2011, Munksjö AB group acquired ArjoWiggins’ operations in Decor Paper, Abrasive Backings, Thin Print Paper and Fine Art Paper with their associated production facilities in Arches (France) and Dettingen (Germany). To further streamline specialty papers operations, Munksjö AB group also divested Munksjö Inpak AS operations in Ski (Norway) and parts of Munksjö Inpak AB in Ed (Sweden). Munksjö AB celebrated its 150th anniversary in 2012. Production is still ongoing in the same location in Jönköping, Sweden, where operations began in 1862.

In 2013, Munksjö AB was combined with LP Europe and Coated Specialties, parts of Ahlstrom, to form a new company, Munksjö Oyj. Munksjö Oyj was listed on Nasdaq Helsinki in 2013 and on Nasdaq Stockholm in 2014.

On November 7, 2016, the Boards of Directors of Munksjö and Ahlstrom agreed on combining the two companies, and entered into the Combination Agreement and executed the Merger Plan pursuant to which Ahlstrom would be merged into Munksjö through a statutory absorption merger in such a manner that all assets and liabilities of Ahlstrom would be transferred without a liquidation procedure to Munksjö. For information about the Merger, see “Merger of Munksjö and Ahlstrom.”

Business Operations

Overview

Munksjö is organized in four business areas: Decor, Release Liners, Industrial Applications and Graphics and Packaging, which also form Munksjö’s financial reporting segments. In addition, Munksjö has seven group functions: Finance, Communications, Strategic Development, Human Resources, Legal, Sustainability and Sales Offices.

The following chart sets forth Munksjö’s organizational structure as at the date of this Prospectus:

The following table sets forth Munksjö’s external net sales by business area for the periods indicated:

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013(1)
	(unaudited)		(audited)
	(EUR in millions)
Decor	273.1	271.5	369.1	373.8	367.4
Release Liners	331.1	319.9	428.0	437.2	241.4
Industrial Applications	123.7	123.3	164.8	157.0	151.7
Graphics and Packaging	132.9	130.8	173.6	172.8	102.4
Other and eliminations	(0.3)	(4.8)	(4.8)	(3.5)	0.4
Total	860.5	840.7	1,130.7	1,137.3	863.3

(1)

The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013. For additional information, see “Certain Matters—Presentation of Financial Information—Historical Financial Statements of Munksjö.”

The majority of Munksjö’s net sales are generated in Europe, which accounted for 70.8 percent of Munksjö’s total net sales for the year ended December 31, 2015.

The following table sets forth a breakdown of Munksjö’s net sales by market (based on customers’ geographic location (invoicing address)) for the years indicated:

	For the year ended December 31,
	2015	2014	2013(1)
	(audited)
	(EUR in millions)
Germany	192.4	193.5	146.9
Italy	85.4	85.9	65.2
Spain	86.7	87.2	66.2
Poland	72.0	72.4	55.0
Netherlands	55.8	56.1	42.6
France	61.2	61.5	46.7
Rest of EU	164.5	165.5	125.6
Turkey	51.6	51.9	39.4
Rest of Europe	30.5	30.7	23.3
United States	58.2	58.5	44.4
Brazil	78.8	79.3	60.2
Rest of Americas	31.2	31.4	23.8
China	47.2	47.5	36.0
Korea	21.1	21.2	16.1
India	20.7	20.8	15.8
Rest of Asia Pacific	52.3	52.6	39.9
Africa and Middle East	21.3	21.4	16.3
Total	1,130.7	1,137.3	863.3

(1)

The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013. For additional information, see “Certain Matters—Presentation of Financial Information—Historical Financial Statements of Munksjö.”

Decor Business Area

The Decor business area develops, produces, markets and sells white and colored decor paper as well as thin print papers.

Products

Decor Paper

Decor paper is a type of surface material for decorative applications (i.e., decorative surface materials). Following several further processing steps, decor paper is mainly used in laminated furniture, flooring and interior applications both for technical purposes (surface resistance) and esthetical purposes (colors and patterns, for example to provide the appearance of wood or other materials).

Decor paper is processed in different ways before it reaches its final field of application. The value chain for decor paper can, according to Munksjö, generally be divided into the following steps: (1) decor paper production, (2) printing, (3) impregnation, (4) laminating and (5) incorporation into the end product. Munksjö operates in the first step of the value chain.

Munksjö produces decor paper in a wide range of colors, grades and grammages according to customers’ specifications. Munksjö’s principal decor paper customers are downstream processors, including laminators, impregnators and printers.

The Decor business area offers a broad product portfolio that includes decor paper for high- and low-pressure laminates, print base paper and pre-impregnated papers.

●

Decor paper for high- and low-pressure laminates offers high color consistency and technological features for fast and economical impregnation. After lamination (by a customer), decor paper becomes durable and achieves the surface properties that make it suitable for use in environments involving rough wear and tear. Examples of application include kitchen furniture and worktops, office furniture and building facades.

●	Print base paper is white or solid colored decor paper that is ready for printing. Following printing and lamination (by a customer), the product is mainly used for laminate flooring and furniture.

●

Pre-impregnated paper is a partly pre-impregnated foil base paper offering high internal bond level and high printability results, which are suitable for finish foil applications. Pre-impregnated paper is suitable for upgrading surfaces that require moderate scratch and wear resistance. After printing (if requested), lacquering and gluing onto wood substrate (by a customer), the finished product is suitable for furniture, doors, laminate flooring, roof and wall covering applications.

Thin Print Papers

Thin print papers are thin, lightweight papers used for applications requiring a large amount of text to be printed on the smallest space possible and on both sides of the paper, while still offering excellent printability, high opacity and good processing properties on printing and folding machines. Thin print papers are mainly used by the pharmaceutical and cosmetics industries as a print paper for the instructions included in pharmaceutical and cosmetics packages as well as for books with high pagination (e.g., legal publications, dictionaries and religious literature), catalogues and diaries.

Munksjö produces a broad range of thin print papers and sells them to a wide customer base, including printers, merchants, converters and end customers, such as pharmaceutical companies.

Production

Munksjö produces decor paper as make-to-order productions (i.e., exactly matching customer specifications). Decor paper is produced at four production facilities, Arches (France), Dettingen and Unterkochen (Germany), and Tolosa (Spain). The main raw materials used in the production of decor paper include pulp (short-fiber eucalyptus), white pigments such as titanium dioxide, colored pigments (organic and inorganic), wet strength additives and latex (for pre-impregnated papers).

Although seemingly different than decor paper, thin print papers are manufactured in similar processes using similar inputs. Thin print papers are produced at Munksjö’s Dettingen production facility in Germany and Munksjö’s Rottersac production facility in France. The main raw materials used in the production of thin print papers include white pigments and pulp. All thin print papers are wood-free and are produced with elementary chlorine free pulp.

Release Liners Business Area

The Release Liners business area develops, produces, markets and sells release liners, coated specialties and specialty pulp. Release liners and specialty pulp are produced in Europe while coated specialties are produced in Brazil.

Products

Release Liners

Release liners are used in general as carriers for labels and other pressure-sensitive adhesive materials and components. The end-use products, self-adhesive materials, are generally referred to as pressure-sensitive adhesive materials. Release liners are divided into two categories depending on production technology: supercalendered release liners and clay-coated release liners. Supercalendered release liners are primarily used as carriers for self-adhesive labels in the retail, consumer and durable goods industries, as well as carriers of technical adhesive materials and components applied in the aeronautical, electronic and medical industries. Clay-coated release liners are used in self-adhesive graphics, mainly for wide-format advertising on a range of surfaces, as well as in point of sales or exhibition communications.

Munksjö has a broad release liners product range including trademarks Acti-V™ in supercalendered release liners and Silco™ in clay-coated release liners. Munksjö’s release liner products are delivered in the form of paper rolls, which are further processed by converting and printing companies to produce the end product. Munksjö’s principal customers for release liners include global producers of self-adhesive laminates and industrial siliconizers, who supply a silicone-coated release liners either to laminate producers or to manufacturers of tapes or other self-adhesive materials and components.

Coated Specialties

Coated specialties include, among other products, face-stock label papers that are used mainly for primary labeling of food and non-food products and variable information printing (“VIP”) labels, such as bar codes. For primary labeling, coated label papers offer medium and high glossy finishes for attractive labeling of food, beverage, cosmetic, pharmaceutical, household appliances and many other consumer and durable products. Most VIP labels are printed with thermal transfer technology, while highly popular self-adhesive office labels are printed with laser and inkjet desktop equipment. Munksjö offers VIP label papers with long-lasting readability due to their high definition printing performance and resistance to scratching and smudging. Coated specialties also include sublimation papers, which are used for textile transfer printing. In the textile transfer printing process, thin print paper is first printed and then the ink is gasified and transferred to polyester cloth using heat.

Munksjö serves the South American market with one-sided coated specialty paper for industrial converters within flexible packaging and self-adhesive laminates as well as uncoated papers for printing and writing applications.

Specialty Pulp

Munksjö produces bleached (elementary chlorine free) and unbleached (unbleached kraft pulp) long-fiber pulp, which are used in many different applications, for example release liners, electrotechnical paper and molding compounds.

Elementary chlorine free bleached pulp is used for specialty paper, hygiene products, graphic paper, printing and writing paper, coated paper, cardboard paper, transparent paper and passport paper as well as for specialty pulp applications such as molding compounds. Unbleached kraft pulp is a specialty pulp mainly produced for electrotechnical papers since it is pure and with a very low conductivity. End products include electrotechnical paper, board, hygiene paper and grease-proof paper.

Munksjö’s customers for specialty pulp include small and medium size, fine and specialty paper mills and chemistry companies, mainly in Western Europe.

Production

Munksjö produces supercalendered release liners for label stock, tape and industrial applications at its Turin production facility in Italy and its La Gère production facility in France. Clay-coated papers, mainly used for self-adhesive graphics and office labeling applications, are produced in the Stenay production facility in France. Silca Soft and clay coated release liners are produced at Munksjö’s Jacareí production facility in Brazil. The main raw materials used in the production of release liners include bleached pulp and chemicals.

Face-stock label papers for primary labeling and VIP labels are produced at the Jacareí production facility in Brazil. The Jacareí production facility also produces a large range of coated and uncoated paper for the South American market including one-side coated papers for flexible packaging, wet glue and industrial applications as well as uncoated papers for printing and writing end-uses. The main raw materials used in the production of coated specialties include bleached pulp and chemicals.

Specialty pulp is produced at Munksjö’s Aspa Bruk production facility in Sweden. Munksjö’s Billingsfors production facility in Sweden, which is part of the Industrial Applications business area, also produces specialty pulp primarily for use in Munksjö’s own production (see “—Industrial Applications Business Area” below). The main raw materials used in the production of specialty pulp include locally-sourced wood and chemicals.

Industrial Applications Business Area

The Industrial Applications business area develops, produces, markets and sells abrasive backings, electrotechnical papers, Spantex® balancing foils, thin paper and fine art paper.

Products

Abrasive Backings

Abrasive backings refers to backing materials (e.g., paper, cloth and film backings or other abrasive backing materials, such as vulcanized fiber, non-woven materials, or a combination of these materials), which in subsequent processing steps are coated with different kinds of abrasives and used for the production of coated abrasive products. Coated abrasive products are in turn used to sand or polish materials in wet or dry operations in many industrial sectors such as automotive, aeronautics, furniture, wood, metal and building or construction industries, and also in the “do-it-yourself” industry. Examples of different surface treatments where coated abrasives are used are removing a layer of material from a surface and making the surface smoother or making the surface rougher (e.g., as a preparation for gluing).

Munksjö’s product range includes a wide range of abrasive backings for coating purposes, from multipurpose paper to latex, antistatic and high mechanical resistant paper, as well as materials for oil-based impregnation. Munksjö’s principal abrasive backings customers are manufacturers of coated abrasive products, who sell their products to wholesalers or directly to end customers. Woodworking, automotive, assembly and “do-it-yourself” industries form the largest end markets for abrasive backings.

Electrotechnical Papers

Electrotechnical papers are used as insulation material primarily in cables, transformers and bushings. Electrotechnical paper for high-voltage cable insulation must be completely free of chemicals and charged ions, and must also be produced to meet very tight tolerances. Electrotechnical paper for transformers is impregnated in oil and must be durable to provide long-life insulation in a tough environment. Munksjö also offers thermally stabilized electrotechnical paper for increased durability. Electrotechnical paper is also a vital component in the manufacture of submarine cables with high demands on the paper’s insulating property, mechanical and chemical purity, strength and flexibility.

Munksjö’s principal electrotechnical papers customers are cable manufacturers, large producers of equipment for power transmission and distribution, and wire producers that sell their products to transformer producers.

Spantex® Balancing Foils

Spantex® is a registered trademark for foil used in numerous applications. Spantex® balancing foil is laminated onto the base or back of modular furniture and laminate floorings to protect the product from moisture damage and keep it from changing shape. Spantex® is often used to balance the tensions that arise when veneer or high-pressure laminates are applied to a particle board. Priming foils remove irregularities, seal the surface and provide a substrate for painting on a wood-based panel.

Munksjö’s product range includes durable edge-banding foils, balancing foils that protect chipboard against moisture and varnished or pattern-printed ready-to-use foils. Munksjö’s principal Spantex® balancing foil customers include sub-suppliers of furniture manufacturers, among others.

Thin Paper

Thin paper is primarily used as interleaving paper in the aluminum, steel and glass industries to separate layers of material, with the aim of protecting and reducing the friction between surfaces. Thin paper (masking paper) is also used in the textile industry to protect machinery from excess dye. Munksjö’s thin paper offering also includes grades used as base paper for one-time carbon.

Munksjö’s principal thin paper customers are large producers of aluminum, glass and stainless steel.

Fine Art Paper

Fine art paper, marketed under the trademark Arches®, is used mainly for water color painting, art publishing, printing and writing, and digital art publishing (reproduction). Fine art paper has qualities similar to traditional handmade paper and has characteristics that make it well suited for painting and the printing of art motifs. Fine art paper is made of cotton, with a structure that provides strength and a characteristic feel. Fine art paper is also used for, inter alia, exclusive books and stationery.

Munksjö’s principal fine art paper customers are artists, printmakers and art publishers, art galleries, printers and luxury packaging converters. Sales and marketing of fine art paper is done in cooperation with its distribution partner ColArt.

Production

Munksjö produces abrasive backings at its Arches production facility in France. The main raw materials used in the production of abrasive backings include bleached and unbleached kraft pulp, latex and other chemicals. Electrotechnical paper is produced at Munksjö’s Jönköping production facility in Sweden. The main raw materials used in the production of electrotechnical paper include highly purified (unbleached) electrotechnical pulp from Munksjö’s Billingsfors production facility in Sweden. The conversion of electrotechnical paper takes place in Jönköping and in Munksjö’s converting facility in Taicang (China). Spantex® and thin paper are produced at Munksjö’s Billingsfors production facility in Sweden from unbleached kraft pulp produced at the same production facility. Fine art paper is produced at Munksjö’s Arches production facility.

Graphics and Packaging Business Area

The Graphics and Packaging business area develops, produces, markets and sells flexible packaging paper and process and label papers, as well smaller volumes of E2P (European Printed Products), which specializes in printing decor papers and other materials for the furniture, fitting and flooring industries, among other products.

Products

Flexible Packaging Paper

Flexible packaging paper products are used to package and protect a range of fast-moving consumables (e.g., soap) and food. Uncoated papers are used in packaging for, inter alia, sweets, cheese, pet food, bread and baking, fast food and pharmacy. Coated papers are used in the packaging of dairy, pet food, soup, coffee, tea, soap and pharmacy products, among others.

Munksjö offers a broad range of flexible packaging paper products, including calendered, supercalendered, untreated, treated, one-side single and double coated, that serve many end-use markets, such as beverage, bread and bakery, confectionery, dairy, pet food and non-food applications. Munksjö’s principal flexible packaging paper customers are converters in the packaging industry that sell their products to brand owners. In general, the brand owners are the main decision makers concerning materials used in packaging and converters do not have much influence on the brand owners’ choice.

Process and Label Papers

Process papers include high performance coated and uncoated papers mainly used for repositionable notes, offset plate interleaving and transparent envelope windows, as well as other industrial applications. Munksjö offers a range of different characteristics of process papers from highly opaque to transparent, various levels of gloss, various treatments (e.g., flame retardant), from ultra-light to medium weight. Munksjö’s principal process papers customers differ by segment. Repositionable note paper is sold to producers of repositionable notes, interleaving papers to photo printing companies and envelope window papers to converters in the envelope industry.

Label (primarily metalizing base) paper is used for various labels and inner liners that are generally coated on one side. Munksjö produces base paper for metalizing papers, which are mainly used in the labels for beverages. Munksjö’s principal metalizing base paper customers include converters that produce metalized labels for the labeling industry. The primary end users include, inter alia, the beverage industry.

Production

Munksjö produces flexible packaging paper at its Rottersac and Stenay production facilities in France. The main raw materials used in the production of flexible packaging paper include pulp and chemicals. Metalizing base paper is produced at Munksjö’s Stenay production facility. The main raw materials used in the production of metalizing paper include pulp and chemicals. Other process and label papers are produced at Munksjö’s Rottersac production facility and Munksjö’s Stenay production facility. The main raw materials used in the production of process and label papers include pulp, clay and chemicals.

Competition

Munksjö focuses on selected niche markets where it believes that it can produce and sell value added innovative specialty paper products at a price premium because it addresses customers that require specific competence and customized products. Munksjö does not compete primarily on price, as it believes that the strongest competitive factors in its markets are product portfolio, technical competence, service and quality.

The following table sets forth Munksjö’s primary competitors by business area and product group:

Primary Competitors
Decor
Decor paper	Technocell Dekor (part of the Felix Schoeller Group), Malta Decor and Koehler, as well as Kingdecor, Shandong Qifeng and other Chinese producers
Thin print papers	delfortgroup

Release Liners
Release liners	UPM, delfortgroup and Boise Paper
Coated specialties	Oji Paper, Papeles Bio Bio, Fanapel and UPM
Specialty pulp	JSC Pitkyaranta, Rottneros Vallvik and Canfor

Industrial Applications
Abrasive backings	Neenah, Kämmerer, Hubei Haifeng, Hubei Yuli, Jiangxi Lemen, Hokuetsu and PSPI
Electrotechnical papers	Weidmann, Nordic Paper, Kämmerer and Nine Dragons
Balancing foils	Fa Schubert, Walki, LamiDecor and Mondi
Thin papers	Nordic Paper, Gascogne, Lenk and Expera
Fine art papers	Hahnemühle, St Cuthberts and Fabriano

Graphics and Packaging
Flexible packaging papers	Cham Paper Group, Metsä Board, Sappi, delfortgroup, Verso and Nordic Paper
Process and label papers

Aralar, Cham Paper Group, Brigl & Bergmeister (part of Roxcel group), Stora Enso, Torraspapel (Motril Mill; part of the Lecta Group), Pfleiderer, Koehler, Expera, Boise Paper, Georgia Pacific, Mondi, Glatfelter Ober-Schmitten and Grünperga

Production and Converting Facilities

Munksjö has production and converting facilities located in France, Sweden, Germany, Italy, Spain, Brazil and China.

The following table sets forth Munksjö’s production and converting facilities as at the date of this Prospectus:

Location	Main products	Equipment	FTE employees as at September 30, 2016	Owned/Leased
Achern, Germany	Sheeting of thin print papers	Cutting and sheeting equipment	8(1)	Leased(2)

Arches, France	Decor paper, abrasive backings, fine art paper and E2P	7 paper machines and 3 rotogravure printers	430	Owned

Aspa, Sweden(3)	Bleached and unbleached kraft pulp	1 pulp line	176	Owned

Billingsfors, Sweden	Thin paper, Spantex® and kraft pulp	3 paper machines and 1 pulp line	283	Owned

Dettingen, Germany	Decor paper and thin print paper	2 paper machines	197	Owned

Ed, Sweden	Coating and printing converting	1 flexoprint and coating machine	5(4)	Leased

Jacareí, Brazil	One-side coated face-stock papers for self-adhesive labels, one-side coated papers for release liners, one-side coated papers for packaging, tobacco and industrial applications, uncoated papers for printing and writing applications	1 paper machine	234	Owned

Jönköping, Sweden	Electrotechnical paper	1 paper machine	112	Owned

Pont-Evêque, France(5)	Acti-V® supercalendered release liners for pressure sensitive adhesive labelstock, specialty tapes and industrial applications	1 paper machine	172	Owned

Rottersac, France	Uncoated, treated and calendered papers for food and non-food flexible packaging, repositionable notes, envelope windows and industrial applications	2 paper machines	195	Owned

Stenay, France	One-side coated papers for flexible packaging, wet-glue label, metalizing, release liner and other industrial applications	2 paper machines	209	Owned

Taicang, China	Paper converting	1 slitting machine	10	Leased

Tolosa, Spain	Decor paper	2 paper machines	156	Owned

Turin, Italy	Acti-V® supercalendered release liners for pressure sensitive adhesive labelstock, tapes and industrial applications	1 paper machine	242	Owned

Unterkochen, Germany	Decor paper	2 paper machines	218	Owned

(1)	The employees of the Achern converting facility are also included in the headcount of the Dettingen production facility.
(2)	Munksjö leases the Achern converting facility but owns the equipment.
(3)	The name of the production facility is Aspa Bruk.
(4)	The employees of the Ed converting facility are also included in the headcount of the Billingsfors production facility.
(5)	The name of the production facility is La Gère.

Logistics

Munksjö organizes the transportation of a majority of its products directly to its own customers as business-to-business deliveries using a variety of third-party transport service providers. Munksjö’s products are usually transported by truck, train or ship. Munksjö aims to have at least two transportation service providers per destination and regularly evaluates its transportation service provider options.

Raw Materials and Energy

Munksjö has centralized its purchasing of key raw materials, equipment and services in order to, inter alia, improve Munksjö’s procurement leverage. Munksjö’s procurement department is responsible for sourcing goods and services, selecting suppliers and negotiating supply agreements. Once the agreements are in place, the relevant business units within Munksjö typically deal directly with the supplier. To reduce the sourcing risk, Munksjö’s aim is to have at least two suppliers for each sourcing need. Munksjö is sharing raw material sourcing operations with Ahlstrom. The cooperation is governed by a joint sourcing agreement and a joint category-based sourcing organization.

The major inputs used in Munksjö’s production are pulp, chemicals and binders, titanium dioxide, energy and wood.

The following table sets forth a breakdown of Munksjö’s input costs for the year ended December 31, 2015:

For the year ended December 31, 2015
(percent of total costs)
Pulp	30
Chemicals and binders	11
Titanium dioxide	10
Energy	9
Wood	5
Other external costs and personnel costs	35

Total costs	100

Sustainable forestry and pulp sourcing is important to Munksjö. Munksjö produces long-fiber pulp internally, but the majority of its pulp consumption is externally-sourced short-fiber pulp, which is purchased mainly from South America. Munksjö sources a wide variety of pulp and, therefore, it has several pulp suppliers, although it attempts to maximize its bargaining power by concentrating its purchases. Munksjö’s agreements with its pulp suppliers generally have lengths of one to three years. In 2015, Munksjö consumed a total of 430,000 tonnes of short-fiber pulp and 182,000 tonnes of long-fiber pulp, and Munksjö produced 245,000 tonnes of long-fiber pulp. All pulp procured by Munksjö meets the requirements for Controlled Wood or Mix Credit according to Forest Stewardship Council (“FSC®”) or are certified according to the Program for the Endorsement of Forest Certification (“PEFC™”).

An important raw material for Munksjö is titanium dioxide, which has in the past experienced significant price fluctuations. Munksjö purchases titanium dioxide from a limited number of suppliers pursuant to long-term contracts.

Munksjö purchases the majority of its wood and wood chips through Sydved, a sourcing organization jointly owned with Stora Enso, as well as a smaller part directly from local wood suppliers and forest owners. Munksjö aims to purchase wood that is harvested in close proximity to its pulp mills.

Part of Munksjö’s energy requirements is produced in its own pulp mills. In addition, Munksjö purchases gas, coal or oil that is converted into steam and electricity and Munksjö also purchases electricity from the grid. For the year ended December 31, 2015, the cost of the energy consumed by Munksjö (excluding energy produced at Munksjö’s pulp mill) was EUR 95.2 million. To spread its risk, Munksjö enters into contract with different lengths and amounts to purchase its energy requirements.

Research and Development

Research and development is essential to the manufacturing of specialty papers, which are designed and produced with the aim of meeting customer-specific demands and being a highly-integrated part of the customer’s process. Munksjö has specialized know-how regarding pulp and paper technologies, print technologies, impregnation and molding techniques, which is the basis for its product development. The development projects are initiated and implemented in collaboration with clients, but also in the context of Munksjö’s own product development.

Munksjö seeks to continuously develop its production processes, which is aimed at ensuring the most efficient repeatability and high consistence in quality. Munksjö’s new product development is based on close monitoring of the value chain as well as the process chain regarding new technologies and new applications. Furthermore, a significant portion of research and development in the paper industry comprises investments by suppliers in the course of their development of production equipment. The focal point of the research is the efficient use of resources and the efficient use of pigments, fibers and resin.

Munksjö’s four business areas are responsible for their respective product development. Most of this work is carried out in the Apprieu development center in France, with focus on meeting customer requirements for functionality and quality. All of Munksjö’s business areas utilize the Apprieu development center, where product development, materials analyses, research concerning alternative raw materials and patent administration is pursued. Munksjö works actively to protect the intellectual property rights arising from its development work, primarily at the Apprieu development center. At the end of 2015, Munksjö introduced a target share of net sales for new products of at least 15 percent calculated as an average over the preceding three years. Subsequent to the completion of the Merger, the new management team of the Combined Company will review the corresponding target for the Combined Company.

Intellectual Property

Munksjö aims to register and actively protect its brands and trade names in the jurisdictions in which it operates. Munksjö’s intellectual property rights are handled centrally. Munksjö’s most important intellectual property rights are Spantex®, Acti-V®, Gerstar®, Rocalonde®, Arches® and Lumimax™.

Spantex® is a registered trademark for impregnated paper used as so-called balance foil on wooden panels. Acti-V® is a registered trademark for release base papers used in self-adhesive applications. In flexible packaging, double coated papers for food wraps and pouches are marketed under the registered trademark Gerstar® while Rocalonde® covers calendered papers for twist wrapping used for sweet packaging or pharmaceutical powder sachets. Munksjö’s fine art paper products are marketed under the trademark Arches® by ColArt, a third-party licensee who holds an exclusive license to use the Arches® trademark for such products. In South America, Lumimax™ trademark covers Munksjö’s coated face-stock papers used for self-adhesive labels.

Munksjö has been granted a patent for Acti-V® in Europe, the United States, China, Japan and a number of other countries worldwide. Munksjö has pending patent applications for the protection of the Acti-V™ technology in other countries worldwide.

Group Legal Structure

Munksjö Oyj is the parent company of Munksjö. The following table sets forth the consolidated subsidiaries of Munksjö Oyj as at September 30, 2016:

	Registered office	Percent of shares and votes
Munksjö AB	Jönköping, Sweden	100
Munksjö Belgium SA	Wavre, Belgium	100
Munksjö UK Limited	London, England	100
Munksjö Poland sp. Z o.o.(1)	Warsaw, Poland	100
Munksjö Aspa Bruk AB	Askersund, Sweden	100
Munksjö Paper AB	Jönköping, Sweden	100
Munksjö Electrotechnical Paper AB(2)	Jönköping, Sweden	100
Munksjö Paper S.P.A.	Besozzo, Italy	100
Munksjö Spain Holding, S.L	Berástegui, Spain	100
Munksjö Paper S.A.	Berástegui, Spain	100
Munksjö Paper (Taicang) Co. Ltd	Taicang, China	100
Munksjö Germany Holding GmbH	Unterkochen, Germany	100
Munksjö Paper GmbH	Unterkochen, Germany	100
Kraftwerksgesellschaft Unterkochen GmbH	Unterkochen, Germany	60
Munksjö Dettingen GmbH	Dettingen, Germany	100
Munksjö Paper Inc.	Fitchburg, United States	100
Munksjö Brasil Indústria e Comércio de Papéis Especiais Ltda	Jacareí, Brazil	100
Munksjo Italia S.p.A.	Turin, Italy	100
Munksjö France Holding S.A.S.	Fontenay-sous-Bois Cedex, France	100
Munksjö Stenay S.A.S.	Bar le Duc, France	100
Munksjö Rottersac S.A.S.	Bergerac, France	100
Munksjö La Gère S.A.S.	Vienne, France	100
Munksjö Arches S.A.S.	Arches, France	100
Munksjö Apprieu S.A.S.	Vienne, France	100
Munksjö Paper Trading (Shanghai) Co., Ltd	Shanghai, China	100
Munksjö Rus O.O.O.	Moscow, Russia	100

(1)	Liquidated on October 7, 2016.
(2)	Dormant.

As at September 30, 2016, Munksjö had as a Swedish associated company Sydved AB in which Munksjö’s interest was 33 percent. In addition, Munksjö treats its 50 percent interest in AM Real Estate S.r.l as joint operation.

Employees

As at September 30, 2016, Munksjö had 2,928 employees.

The following table sets forth the average number of Munksjö employees (FTE) by business area for the periods indicated:

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013(1)
Decor	845	859	855	877	888
Release Liners	848	863	859	845	465
Industrial Applications	587	574	574	556	556
Graphics and Packaging	416	428	428	432	262
Other and eliminations	60	58	58	55	45
Total	2,756	2,782	2,774	2,765	2,216

(1)

Includes the employees of LP Europe as of May 27, 2013 and the employees of Coated Specialties as of December 2, 2013. For additional information, see “Certain Matters—Presentation of Financial Information—Historical Financial Statements of Munksjö.”

The following table sets forth the average number of Munksjö employees (FTE) by country for the years indicated:

	For the year ended December 31,
	2015	2014	2013(1)
France	1,031	1,040	812
Sweden	582	563	562
Germany	435	463	458
Italy	260	262	170
Brazil	252	233	19
Spain	157	162	162
Other	57	42	33
Total	2,774	2,765	2,216

(1)

Includes the employees of LP Europe as of May 27, 2013 and the employees of Coated Specialties as of December 2, 2013. For additional information, see “Certain Matters—Presentation of Financial Information—Historical Financial Statements of Munksjö.”

Munksjö believes that its relationships with its employees and labor unions are good. The majority of Munksjö’s employees are represented by labor unions with which there are several collective bargaining agreements.

Environmental, Health and Safety Matters

Munksjö’s operations are subject to comprehensive regulations regarding the environment, health and safety. Munksjö has operations that require environmental permits in France, Sweden, Germany, Italy, Spain, Brazil and China. Munksjö’s production processes and products, which, by nature, require the use of chemicals and materials that are potentially harmful for the environment, can have an environmental impact resulting in the generation of certain waste products and emission of substances into the water, air and soil. The production of paper and pulp, for example, requires permits pursuant to applicable environmental regulations that include provisions addressing, in particular, production volumes, emissions and noise levels, and the handling of waste and chemicals. As environmental regulations may change from time to time, Munksjö aims to ensure that its production processes comply with such regulations.

From September 2018 onwards, Munksjö’s operations in the EU will be subject to stricter limitations on industrial emissions as they will be required to comply with the BATs, as defined in commission implementing decision (2014/687/EU) for the production of pulp, paper and board under Directive 2010/75/EU on industrial emissions. By September 2018, competent environmental authorities must ensure that all environmental permit conditions have been updated, if necessary, to comply with the BATs and that the installations concerned comply with the conditions. Munksjö’s operations in the EU are also subject to the EU Emissions Trading System in accordance with directive 2003/87/EC, as amended, establishing a scheme for greenhouse gas emission allowance trading. Reducing carbon dioxide emissions from its production is part of Munksjö’s sustainability strategy. Further, Munksjö’s operations in the EU are subject to the REACH Regulation. See also “Risk Factors—Risks Relating to the Combined Company and its Operating Environment—The Combined Company may fail to comply with the terms of its environmental permits, which could lead to production losses and penalties for the Combined Company and/or the permits may be modified.”

The EU Timber Regulation (Regulation (EU) No 995/2010 of the European Parliament and of the Council) requires companies that bring paper and pulp to the EU market to operate due diligence systems for legality of the timber. Munksjö procures pulp from a great number of suppliers in order to meet the technical requirements of all products in Munksjö’s broad product offering. In 2015, Munksjö extended its due diligence system to include all pulp purchased by Munksjö, including pulp purchased in the EU. All pulp procured that is used in Munksjö products is either FSC® Mix Credit or PEFC™ certified or meets the requirements for FSC® Controlled Wood.

All of Munksjö’s production facilities operate under management systems certified according to ISO9001:2008–2015 and ISO14001:2004–2015. Six of the production facilities have their energy management systems certified to ISO50001:2011, and the remaining production facilities are expected by Munksjö to become certified according to ISO50001:2011 during 2017 or 2018. Two production facilities, Rottersac and Stenay in France, are in the process of becoming certified according to ISO22000, as these production facilities handle materials that are intended for food contact. In addition, 11 production facilities are certified according to FSC®, which means they are able to offer FSC® certified products to the market. Eight of Munksjö’s production facilities are also certified according to PEFC™.

In 2016, Munksjö introduced a supplier code of conduct, which requires its suppliers to adhere to basic sustainability criteria such as legal compliance, human rights, responsible business, and environmental performance. The supplier code of conduct ensures that Munksjö has the right to audit suppliers’ operations for compliance and in case of non-compliance, demand corrective action or cancel contracts.

Munksjö aims to create a safe work environment for its employees, as well as sub-contractors and visitors, by applying safety procedures and providing regular training to employees. Munksjö’s target is zero lost time accidents. In 2016, Munksjö aims to have all of its production facilities certified according to the international occupational health and safety management standard OHSAS 18001:2007.

See also “Risk Factors—Risks Relating to the Combined Company and its Operating Environment—The Combined Company’s operations will be exposed to risks related to human health, environment and natural resources” and “Risk Factors—Risks Relating to the Combined Company and its Operating Environment—Compliance with environmental, health and safety and other national and international laws and regulations could increase the Combined Company’s operating costs.”

Insurance

Munksjö maintains insurance covering property damage, business interruption, product and general liability, employment practice liability, travelling employees, transported goods, damage caused by crime and directors’ and officers’ liability. Munksjö believes that its insurance coverage is consistent with industry practice and is sufficient for the risks that would normally be associated with its operations. See also “Risk Factors—Risks Relating to the Combined Company and its Operating Environment—Munksjö’s insurance policies provide limited coverage, potentially leaving the Combined Company uninsured against certain risks.”

Material Contracts

Except for the Merger Plan and the Combination Agreement discussed under “Merger of Munksjö and Ahlstrom—Merger Plan” and “Merger of Munksjö and Ahlstrom—Combination Agreement,” respectively, and the New Financing Agreements discussed under “Information about the Combined Company—New Financing Agreements,” there are no contracts (other than contracts entered into in the ordinary course of business) that are, or may be, material and that have been entered into by any member of the Munksjö group during the two years immediately preceding the date of this Prospectus or that contain any provision under which any member of the Munksjö group has any obligation or entitlement that is material to the Munksjö group as at the date of this Prospectus.

Legal Proceedings

Munksjö has no pending governmental, legal or arbitration proceedings (including any proceedings which are pending or threatened of which Munksjö is aware) which may have, or have had, in the past 12 months, a significant effect on the financial position or profitability of Munksjö and/or its subsidiaries.

Operating and Financial Review and Prospects of Munksjö

The following discussion of Munksjö’s financial condition and results of operations should be read together with Munksjö’s audited consolidated financial statements as at and for the years ended December 31, 2015, 2014 and 2013 and Munksjö’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016, including the unaudited comparative consolidated financial information as at and for the nine months ended September 30, 2015, all of which are incorporated by reference into this Prospectus, as well as the information relating to Munksjö’s business included elsewhere in this Prospectus. For information on the basis of preparation of Munksjö’s audited consolidated financial statements, see “Certain Matters—Presentation of Financial Information.” The financial information included in this section does not take into account the Merger or the results of operations or financial condition of the Combined Company or the refinancing under the New Financing Agreements. For Unaudited Pro Forma Financial Information had the Merger and the refinancing under the New Financing Agreements occurred on earlier dates, see “Unaudited Pro Forma Financial Information.”

The following discussion includes forward-looking statements that reflect the current view of Munksjö’s management and involve inherent risks and uncertainties. Munksjö’s actual results of operations or financial condition could differ materially from those contained in such forward-looking statements as a result of many factors discussed below and elsewhere in this Prospectus, particularly in “Risk Factors.” See “Certain Matters—Special Cautionary Notice Regarding Forward-looking Statements.”

Operating Environment

During the periods under review, the market landscape for Munksjö’s products has been generally stable. The demand for Munksjö’s products has been, and continues to be, supported by several market drivers and megatrends, such as demographic trends (e.g., urbanization and a growing middle class), globalization and an increasing interest in sustainability in the markets. The demand for Munksjö’s products is also affected by general economic development and, therefore, Munksjö believes that GDP growth and consumer market indicators, such as unemployment rates and purchasing manager indices, are good indicators of the trends in demand for its products. Munksjö estimates that its markets have on average grown more than GDP during the periods under review. Munksjö is focused on small volume niche markets where growth has been, according to Munksjö’s estimates, higher than in traditional graphic paper segments, and such markets have been less sensitive to economic fluctuations than the traditional paper industry. Munksjö’s markets are primarily global, with significant exports worldwide.

Munksjö faces competition primarily from other suppliers and substitutes for its products. In general, the competitive landscape has been stable during the periods under review. The Graphics and Packaging business area has faced increased competition and significant overcapacity in certain product segments, mainly coated papers, during the periods under review. Munksjö has also experienced increasing competition in Asia in, for example, decor paper and release liners, due in part to the expansion of competitors’ local production operations in China.

Key Factors Affecting Results of Operations

The key factors that have affected Munksjö’s results of operations during the periods presented in the following discussion and analysis, and the factors that may have an impact on Munksjö’s results of operations in the future include, but are not limited to, the following:

●	demand for Munksjö’s products;

●	pricing of Munksjö’s products;

●	product portfolio and innovation;

●	seasonal fluctuations;

●	operational efficiency;

●	product and geographic mix;

●	pricing and availability of raw materials and energy; and

●	foreign exchange rate fluctuations.

Because certain of these factors are beyond Munksjö’s control and certain of these factors have historically been volatile, it is difficult to predict Munksjö’s future performance, and Munksjö’s past performance will not necessarily be indicative of its future performance.

Through the Merger and the combination of the business operations of Munksjö and Ahlstrom, it is estimated that the Combined Company can achieve cost synergy benefits and will incur related integration costs. For additional information, see “Information about the Combined Company—Synergies.”

The following discusses the key factors affecting the results of Munksjö’s operations.

Demand for Munksjö’s Products

Demand for Munksjö’s products is affected by global, regional and national macroeconomic conditions that affect end-users of its products. Munksjö believes that GDP growth and consumer market indicators, such as unemployment rates and purchasing manager indices, are good indicators of the trends in demand for Munksjö’s products as discussed in more detail below.

In recent years, the uncertain global economic and financial market conditions have had an adverse effect on general business conditions, increased unemployment and lowered business and consumer confidence. Despite the measures taken by various governmental and regulatory authorities as well as central banks around the world, the economic situation remains unstable. In recent years, the general economic and financial market conditions in Europe and other parts of the world have repeatedly undergone significant turmoil due to, among other factors, the sovereign debt crisis in certain European countries. Conditions and financing opportunities for these countries have, however, improved somewhat recently, but this does not guarantee that the crisis will not re-emerge in the future. In addition, geopolitical tensions, such as seen between Russia and Ukraine, and the Brexit vote have increased uncertainty. Munksjö is especially exposed to the macroeconomic conditions affecting Europe, which accounted for 70.8 percent of Munksjö’s net sales for the year ended December 31, 2015. Munksjö has also been affected by the economic slowdown in Brazil in recent years, which has resulted in decreased demand for Munksjö’s products.

The following table sets forth a breakdown of Munksjö’s net sales by market (based on customers’ geographic location) for the years indicated:

	For the year ended December 31,
	2015	2014	2013(1)
	(audited)
	(EUR in millions)
Germany	192.4	193.5	146.9
Italy	85.4	85.9	65.2
Spain	86.7	87.2	66.2
Poland	72.0	72.4	55.0
Netherlands	55.8	56.1	42.6
France	61.2	61.5	46.7
Rest of EU	164.5	165.5	125.6
Turkey	51.6	51.9	39.4
Rest of Europe	30.5	30.7	23.3
United States	58.2	58.5	44.4
Brazil	78.8	79.3	60.2
Rest of Americas	31.2	31.4	23.8
China	47.2	47.5	36.0
Korea	21.1	21.2	16.1
India	20.7	20.8	15.8
Rest of Asia Pacific	52.3	52.6	39.9
Africa and Middle East	21.3	21.4	16.3

Total	1,130.7	1,137.3	863.3

(1)

The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013. For additional information, see “Certain Matters—Presentation of Financial Information—Historical Financial Statements of Munksjö.”

The specialty paper market is cyclical, and downturns in the industry may result in overcapacity. In the absence of sufficient economic growth, supply exceeds demand. Changes in demand, both increases and decreases, can be amplified in the short term as Munksjö’s customers and others in the supply chain adjust their production in anticipation of reaction to changes in demand for the end products. These short-term fluctuations can cause cyclicality in Munksjö’s results of operations between quarters. During the periods under review, Munksjö has been affected by cyclicality in decor paper, which experienced lower demand in 2015 and release liners, which has experienced higher demand in 2015 and 2016.

Interchangeable materials and products that can replace Munksjö’s products, as well as new competitors, can also affect demand for Munksjö’s products. Munksjö’s customers require specific competence and customized products. Competition from existing suppliers may affect Munksjö. For example, the Graphics and Packaging business area has faced increased competition in certain product segments, mainly coated papers, during the periods under review. The Release Liners business area has faced increased competition in Asia during the periods under review, and the Decor business area has faced increased competition in Asia mainly due to Chinese decor paper manufacturers expanding their operations.

Changes in demography, globalization and the aspiration for a sustainable society affect all of Munksjö’s business areas, and the results of operations of individual business areas are affected by developments in the respective end-user industries. The results of operations of the Decor business area are affected by, inter alia, construction activity. The demand for paper-based surfacing for wood-based materials for real estate and furniture is driven by demographical factors such as number of households, furniture sales volumes, and renovations to name but a few. However all of these, including housing starts as well as building activity, are related to the overall GDP development. The drivers for paper-based surfacing in the wood panel industry are also driven by GDP and consumption patterns, however these are directly related to the demand for wood panels.

The results of operations of the Release Liners business area are affected by, inter alia, the transportation and distribution industries. The growth of global demand for release liners is correlated with GDP growth; however, there are differences between the regions. In addition to GDP growth, demand for release liners is driven by increasing use of self-adhesive labelling as a product decoration technique, as well as by the trends in supply chain and logistics, which generate growing needs of tracking and identification of goods.

The results of operations of the Industrial Applications business area are affected by, inter alia, the automotive and steel industries as well as infrastructure investment. Factors such as material innovation and substitution are important to market developments; however, underlying fundamentals such as GDP and developments in the large automotive, construction and power transmission industries, also drive market growth. Especially for abrasive backings, the Chinese automotive industry and the European market for woodworking are central end-user sectors.

The results of operations of the Graphics and Packaging business area are affected by, inter alia, the food and beverage industries. Demand for and prices of metalizing and face-stock base paper is mainly driven by the demand for beverages, alcoholic or non-alcoholic, where labels are used for brand identification. The market for flexible packaging paper, on its part, depends on the development of beverage, bread and bakery, fresh and dairy, confectionary, pet food and non-food industries. The business for flexible packaging is driven by for example increased in-house bakery and a growing demand for fast and convenience food. In addition, there is increased consumer demand on quality from a sustainable, health and security perspective. This is reflected in the higher interest in lower substance materials and in substituting plastic- and aluminum-based materials with paper-based products. In addition to those specific market drivers and the higher consumer consciousness on environmental topics, demand is driven by the increasing disposable income and standard of living, which is reflected in an increased usage of more sophisticated and advanced packaging.

Pricing of Munksjö’s Products

The pricing of Munksjö’s products is affected by demand, production capacity and the cost of raw materials. Munksjö operates in niche segments where there is no established market price for the products as compared to segments with more standard paper products, such as newsprint and magazine paper. Munksjö generally sets prices on a customer-by-customer basis, to reflect the specific needs for the product and related services needed to support customers in a timely and accurate manner. Volume demand as well as planning horizon in the demand forecast also affects Munksjö’s product pricing.

The raw materials that affect Munksjö the most are pulp, titanium dioxide, energy and wood. Munksjö uses a value based pricing methodology, which among other value factors (e.g., efficiency, sustainability, life time, service offer, material availability) takes raw material prices into account. However, fluctuations in raw materials costs are not immediately reflected in the prices of Munksjö’s products, which can affect Munksjö’s profitability. See also “—Pricing and Availability of Raw Materials” below.

Seasonal Fluctuations

Munksjö’s results of operations fluctuate among quarters. Munksjö generally schedules the planned annual maintenance and vacation shutdowns at its production and converting facilities to coincide with the summer vacation season. The planned shutdowns occur during the third quarter for most of Munksjö’s production and converting facilities, which generally leads to lower net sales and higher capital expenditure during the third quarter. To a lesser extent, Munksjö schedules planned shutdowns for the second quarter, and it also shuts down certain production and converting facilities around the Christmas and New Year holiday. In addition, Munksjö performs planned maintenance overhauls at the Aspa pulp mill at 12- to 18-month intervals, which affect Munksjö’s results of operations negatively during the shutdown.

Operational Efficiency

In line with its strategy, Munksjö continuously aims to improve its operational efficiency, including through, inter alia, cost management, footprint optimization and implementing best practices. Munksjö’s operational efficiency platform is aimed at continuous improvement. To further improve performance and innovations, targets are set and challenged, accountability is rewarded, group initiatives and investments are carried out in cooperation with functions and business areas.

During the periods under review, increased operational efficiency has generally positively affected Munksjö’s profitability. Examples of recent efficiency initiatives include the reorganization of certain sales functions as announced in December 2014 and the restructuring actions, including headcount reduction, at Munksjö’s Turin production facility in Italy, which was announced September 2015. Munksjö has also during the periods under review made investments at its La Gère production facility in France aimed at improving quality, reducing cost and achieving energy and raw material savings. Munksjö has also focused on reducing costs and increasing efficiency through, for example, sharing best practices and improving the efficiency of procurement.

Product and Geographic Mix

Product mix has affected, and will continue to affect, Munksjö’s results of operations. During the periods under review, Munksjö has aimed to change its product mix to increase sales of better margin and high added-value products, especially in the Graphics and Packaging business area.

Geographic mix has also affected, and will continue to affect, Munksjö’s results of operations. Sales prices for Munksjö’s products in certain regions, such as Europe, generally tend to be higher than in other regions, such as Asia. In general, a higher percentage of sales to regions with higher margins will positively affect Munksjö’s results of operation. During the periods under review, Munksjö has aimed to increase sales in new markets, such as sales of decor paper in Asia. While this has contributed to increasing sales volumes, it has a downward effect on the average selling price.

Pricing and Availability of Raw Materials

Munksjö’s profitability depends in part on the pricing and availability of raw materials. The primary raw materials that Munksjö uses to produce its products include long- and short-fiber pulp, titanium dioxide, wood, latex, various chemicals, other raw materials and energy, such as electricity, oil and gas. Munksjö is exposed to price volatility with respect to each of these raw materials. Price increases in raw materials could affect Munksjö’s results of operations if such price increases cannot be offset with corresponding price increases in Munksjö’s products. During 2015 and 2016, Munksjö has typically been able to increase its prices within one or two quarters of significant increases in raw material costs. In addition, there can be significant delays before any price increase can be put into effect because of specific contractual provisions, competitive pressures or other factors, which could affect Munksjö’s ability to balance increased raw material costs with implementation of price increases. Pulp, wood, chemical, energy and other raw material prices are subject to substantial cyclical fluctuations, including the potential for rapid increases which are beyond Munksjö’s control. Furthermore, an increase in the prices of raw materials or energy due to market shortages, natural disturbances or problems in Munksjö’s supply agreements could significantly affect Munksjö’s ability to provide competitively priced products to customers in timely manner. For additional information on Munksjö’s exposure to changes in the prices of raw materials and energy, see “—Financial Risk Management—Price Risk” below.

Pulp accounts for a significant portion of Munksjö’s production costs and, therefore, fluctuations in the price of pulp affect Munksjö’s results of operations. In 2015, the cost for pulp accounted for 30 percent of Munksjö’s total costs (defined as material and supplies costs, other external costs and personnel costs). The majority of the pulp used in Munksjö’s production is short-fiber pulp, which is purchased mainly from South America. Munksjö also produces and sells bleached and unbleached long-fiber pulp. In total, Munksjö is a net seller of long-fiber pulp, a purchaser of short-fiber pulp and a net purchaser of pulp overall. As a result, Munksjö benefits from high long-fiber pulp prices and low short-fiber pulp prices. In 2015, Munksjö consumed a total of 430,000 tonnes of short-fiber pulp and 182,000 tonnes of long-fiber pulp, and Munksjö produced 245,000 tonnes of long-fiber pulp. During 2016, prices for both long- and short-fiber pulp have been lower than the average prices for the last five years. Munksjö does not hedge its exposure to fluctuations in the price of pulp.

The availability of wood is critical to Munksjö’s production of specialty pulp. The price of pulpwood is determined mainly by demand from the pulp and sawn wood industry, but is also affected by other consumers of wood, such as bioenergy and thermal power stations. Munksjö buys the majority of its wood and wood chips from Sydved, a joint sourcing organization jointly owned with Stora Enso, as well as a smaller part directly from local wood suppliers and forest owners. The price of raw wood material was relatively stable in 2015. For the year ended December 31, 2015, Munksjö purchased 1,173,000 cubic meters of wood, accounting for 5 percent of Munksjö’s total costs (defined as material and supplies costs, other external costs and personnel costs).

As the production of Munksjö’s products requires large amounts of energy, Munksjö uses significant amounts of electricity as well as gas, coal and oil that are converted to steam and electricity. Munksjö’s energy costs are subject to large variations. Although Munksjö partly meets its energy needs through its own production, it is dependent on external suppliers of energy and is thereby exposed to risks associated with changes in the price of energy. Higher energy prices could result in an increase in Munksjö’s operating costs and impact operating result negatively. Munksjö has a number of production facilities that produce energy in order to reduce dependence on external deliveries. For the year ended December 31, 2015, the value of the energy consumed accounted for 9 percent of Munksjö’s total costs (defined as material and supplies costs, other external costs and personnel costs).

The production of Munksjö is also dependent on a number of other raw materials, including chemicals, such as titanium dioxide, which is an important raw material in the production of Munksjö’s decor paper. The supply could be affected by suppliers’ production capabilities and competing sectors’ needs of a specific product. For the year ended December 31, 2015, the cost for titanium dioxide accounted for 10 percent of Munksjö’s total costs (defined as material and supplies costs, other external costs and personnel costs). Other raw materials used in Munksjö’s production include latex and various chemicals, and in addition, machine cloth, packaging material and transport services. For the year ended December 31, 2015, the cost for chemicals and binders accounted for 11 percent of Munksjö’s total costs (defined as material and supplies costs, other external costs and personnel costs).

Foreign Exchange Rate Fluctuations

Munksjö operates and sells products globally and, accordingly, it generates a portion of its sales, incurs a part of its expenses and has assets in currencies other than the euro. Accordingly, fluctuations in foreign currency exchange rates can affect Munksjö’s financial condition and results of operations. Munksjö’s exposure to foreign exchange rates consists of transaction exposure and translation exposure. For additional information on Munksjö’s exposure to fluctuations in foreign exchange rates, see “—Financial Risk Management—Currency Risk” below.

Most of Munksjö’s European entities’ income and costs are primarily in euro; however, Munksjö’s Swedish entities are exposed to exchange rate fluctuations as the majority of their income is invoiced in foreign currencies, primarily euro and U.S. dollars, while their costs are in Swedish kronor. The transaction exposure is the profit and loss effect that arises between the time of sale and the time of payment following an exchange rate fluctuation. Munksjö’s Brazilian entity invoices primarily in Brazilian real and its costs are incurred mainly in the same currency.

In order to reduce currency exposure within Munksjö, the number of currencies in intercompany invoicing is minimized. The currency risk is handled by Group Treasury and the local entities operate primarily in local currency for intragroup transactions. When possible, Group Treasury matches the foreign exchange flows within Munksjö. The consolidated foreign exchange exposure is handled centrally by the Group Treasury department. To reduce the effects of the consolidated foreign exchange transaction exposure at the group level, Munksjö continuously hedges a forecasted exposure in foreign currencies according to its financial policy. According to the policy, all exposure, including indirect exposure, must be considered before hedging. If there is limited or no indirect exposure, 65 to 85 percent of the net flows in the upcoming nine-month period must be hedged. The currency forward contracts are usually entered into on a monthly basis, with a maturity of nine months.

Munksjö has assets in foreign currencies, primarily through the ownership of its Swedish and Brazilian subsidiaries. The translation exposure arises when the net assets of subsidiaries with other functional currencies are translated into euro. Munksjö does not hedge its net investment in foreign subsidiaries.

Recent Events

Other than described below, there has not been any significant change in the financial or trading position of Munksjö between September 30, 2016 and the date of this Prospectus.

On November 7, 2016, the Boards of Directors of Munksjö and Ahlstrom agreed on combining the two companies, and entered into the Combination Agreement and executed the Merger Plan pursuant to which Ahlstrom would be merged into Munksjö through a statutory absorption merger in such a manner that all assets and liabilities of Ahlstrom would be transferred without a liquidation procedure to Munksjö. For information about the Merger, see “Merger of Munksjö and Ahlstrom.”

On November 7, 2016, Munksjö and Ahlstrom agreed on financing commitments for the Merger and the Combined Company with Nordea and SEB as mandated lead arrangers. In accordance with these commitments, Munksjö entered into the Term and Revolving Facilities Agreement on November 10, 2016. For additional information on the financing of the Combined Company, see “Information about the Combined Company—New Financing Agreements.”

On December 16, 2016, Munksjö announced that out of the costs related to the Merger, amounting to approximately EUR 8 million for Munksjö and recorded in other external costs in the income statement, approximately EUR 4 million will be recorded in the fourth quarter of 2016 and will be reported as items affecting comparability. The rest of the costs related to the Merger are expected to be booked at the time of the completion of the Merger. Furthermore, Munksjö will in the fourth quarter of 2016 record approximately EUR 2 million of costs related to the long-term share-value-based incentive program, which is terminated as described under “—Board of Directors, Management and Auditors of Munksjö—Remuneration—Long-term Share-based Incentive Programs—2016 Long-term Share-value-based Incentive Program.” These costs are also reported as items affecting comparability.

Short-term Outlook

This section, “—Short-term Outlook,” contains forward-looking statements. These statements are not guarantees of Munksjö’s financial performance in the future. Munksjö’s actual results of operations and financial condition could differ materially from those expressed or implied by these forward-looking statements as a result of many factors, including, but not limited to, those described in “Risk Factors” and “Certain Matters—Special Cautionary Notice Regarding Forward-looking Statements.” Undue reliance should not be placed on these forward-looking statements.

The demand outlook for the last three months of 2016 for Munksjö’s specialty paper products is expected to remain stable compared with the current good level and to reflect the seasonal pattern.

The seasonal shutdowns at the end of 2016 are expected to be carried out to about the same extent as in 2015.

The EBITDA margin in 2016 is expected to further improve as compared to 2015 driven by the ongoing profitability improvement plan.

The cash flow effect of capital expenditure for fixed assets for 2016 is expected to be approximately EUR 40 million.

Munksjö’s sales and profit (EBITDA) forecast is based on Munksjö’s management’s estimates and assumptions about the development of Munksjö’s net sales, operating result and operating environment. The above forecast takes into account the actual performance of Munksjö during the nine months ended September 30, 2016.

The most significant factors affecting the forecast that Munksjö can influence are customer contracts, pricing and cost control (including, among others, the effect of the ongoing profitability improvement plan). The factors outside Munksjö’s influence are mainly related to general economic conditions, including, among others, raw material prices. Other factors outside Munksjö’s influence include other general risk factors related to the industry and business operations.

Munksjö’s auditor, KPMG Oy Ab, has, as required by Commission Regulation (EC) No. 809/2004, as amended, Annex I item 13.2, issued an auditors’ statement on the profit forecast stated above. A translation of the auditors’ statement on profit forecast is included as an annex to this Prospectus. The auditors’ statement on the profit forecast is issued solely to comply with the requirements of the Commission Regulation referred to above. Such profit forecast has not been prepared in accordance with generally accepted practice in the United States. The work by KPMG Oy Ab on the profit forecast has not been carried out in accordance with auditing standards or other standards and practices generally accepted in the United States or auditing standards of Public Company Accounting Oversight Board (United States) and, accordingly, should not be relied upon by U.S. investors.

Results of Operations

General

The following table sets forth Munksjö’s consolidated income statement data for the periods indicated:

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013(1)
	(unaudited)		(audited)
	(EUR in millions)
Net sales	860.5	840.7	1,130.7	1,137.3	863.3
Other operating income	5.3	8.2	11.6	11.4	6.9
Total income	865.8	848.9	1,142.3	1,148.7	870.2
Changes in inventories	2.1	17.7	1.0	1.1	2.2
Materials and supplies	(411.5)	(437.7)	(573.9)	(557.2)	(447.7)
Other external costs	(199.5)	(216.1)	(283.6)	(292.7)	(255.5)
Personnel costs	(156.3)	(148.8)	(199.5)	(200.5)	(163.6)
Depreciation and amortization	(42.1)	(40.0)	(53.6)	(54.0)	(39.3)
Share of profit in equity accounted investments	0.0	0.2	0.0	0.0	0.3
Operating result	58.5	24.2	32.7	45.4	(33.4)
Net financial items	(14.2)	(2.1)	(4.7)	(28.5)	(22.9)
Profit/(loss) before tax	44.3	22.1	28.0	16.9	(56.3)
Taxes	(12.8)	(6.5)	(5.2)	(9.2)	(1.1)
Net result for the period	31.5	15.6	22.8	7.7	(57.4)

(1)

The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013. For additional information, see “Certain Matters—Presentation of Financial Information—Historical Financial Statements of Munksjö.”

The following table sets forth Munksjö’s external net sales by business area for the periods indicated:

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013(1)
	(unaudited)		(audited)
	(EUR in millions)
Decor	273.1	271.5	369.1	373.8	367.4
Release Liners	331.1	319.9	428.0	437.2	241.4
Industrial Applications	123.7	123.3	164.8	157.0	151.7
Graphics and Packaging	132.9	130.8	173.6	172.8	102.4
Other and eliminations	(0.3)	(4.8)	(4.8)	(3.5)	0.4
Total	860.5	840.7	1,130.7	1,137.3	863.3

(1)

The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013. For additional information, see “Certain Matters—Presentation of Financial Information—Historical Financial Statements of Munksjö.”

The following table sets forth Munksjö’s operating result by business area for the periods indicated:

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013(1)
	(unaudited)		(audited)
	(EUR in millions)
Decor	36.7	25.6	34.6	35.8	14.5
Release Liners	20.2	5.1	8.0	15.3	(2.5)
Industrial Applications	15.5	15.5	19.6	16.3	7.3
Graphics and Packaging	(2.2)	(4.8)	(8.4)	(1.9)	(12.6)
Other and eliminations	(11.7)	(17.2)	(21.1)	(20.1)	(40.1)
Total	58.5	24.2	32.7	45.4	(33.4)

(1)

The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013. For additional information, see “Certain Matters—Presentation of Financial Information—Historical Financial Statements of Munksjö.”

Nine Months Ended September 30, 2016 as Compared to the Nine Months Ended September 30, 2015

Net Sales

Group

Munksjö’s net sales for the nine months ended September 30, 2016 were EUR 860.5 million, an increase of EUR 19.8 million, or 2.4 percent, as compared to EUR 840.7 million for the nine months ended September 30, 2015. The increase was primarily attributable to higher delivery volumes in all four business areas, and particularly in the specialty pulp business and the coated specialties business (South America) in the Release Liners business area. The increase was partially offset by the lower sales price for long-fiber specialty pulp and the change in the product mix.

Decor

The Decor business area’s external net sales for the nine months ended September 30, 2016 were EUR 273.1 million, an increase of EUR 1.6 million, or 0.6 percent, as compared to EUR 271.5 million for the nine months ended September 30, 2015. The increase was primarily attributable to higher delivery volumes due to a positive development in Europe and the geographical expansion outside of the core markets in, for example, Asia, which more than compensated for the negative development in the countries impacted by increased macroeconomic uncertainty, mainly Brazil. The increase was partially offset by the lower average selling price, which decreased mainly due to a less favorable product and geographical mix.

Release Liners

The Release Liners business area’s external net sales for the nine months ended September 30, 2016 were EUR 331.1 million, an increase of EUR 11.2 million, or 3.5 percent, as compared to EUR 319.9 million for the nine months ended September 30, 2015. The increase was primarily attributable to higher delivery volumes in all three businesses (i.e., the release liners business (Europe), the coated specialties business (South America) and the specialty pulp business), with particularly strong delivery volumes in the specialty pulp business and the coated specialties business as export volumes continued to compensate for the effect of the economic slowdown in Brazil. The increase was offset by the lower average selling price, which was mainly due to the lower sales price in the specialty pulp business, which, in turn, was due to the lower long-fiber pulp price. The average selling price was higher for the release liners business, as price increases had an expected positive effect. The average selling price measured in the local currency increased, and was stable in the reporting currency (i.e., euro), for the coated specialties business.

Industrial Applications

The Industrial Applications business area’s external net sales for the nine months ended September 30, 2016 were EUR 123.7 million, an increase of EUR 0.4 million, or 0.3 percent, as compared to EUR 123.3 million for the nine months ended September 30, 2015. The increase was primarily attributable to higher delivery volumes, with growth in most of the product segments. The increase was partially offset by the lower average selling price due to a less favorable product mix.

Graphics and Packaging

The Graphics and Packaging business area’s external net sales for the nine months ended September 30, 2016 were EUR 132.9 million, an increase of EUR 2.1 million, or 1.6 percent, as compared to EUR 130.8 million for the nine months ended September 30, 2015. The increase was primarily attributable to higher delivery volumes, while the challenging competitive situation in certain product segments, mainly in coated papers, continued. The increase was partially offset by the lower average selling price, which was mainly due to the less favorable product and customer mix.

Operating Result

Group

Munksjö’s operating result for the nine months ended September 30, 2016 was EUR 58.5 million, an increase of EUR 34.3 million as compared to EUR 24.2 million for the nine months ended September 30, 2015. The increase was primarily attributable to higher delivery volumes, lower variable costs due mainly to Munksjö’s profitability initiatives and changes in market conditions, primarily lower energy and raw materials prices. The drivers for Munksjö’s profitability initiatives include continued operational efficiency, profitable growth, product and service quality leadership and utilizing the position as a market and innovation leader. Within operational efficiency, the majority of the planned actions include measures to adjust Munksjö’s cost structure. The increase was partially offset by the lower average selling price and higher fixed costs, mainly as a result of accruals for incentive plans and increased staffing related to higher production volumes. The items affecting comparability for the nine months ended September 30, 2016 were EUR 0.0 million as compared to the items affecting comparability of negative EUR 7.3 million for the nine months ended September 30, 2015. The items affecting comparability for the nine months ended September 30, 2015 were related to restructuring and environmental expenses, mainly impacting Release Liners business area, Decor business area and segment Other.

Decor

The Decor business area’s operating result for the nine months ended September 30, 2016 was EUR 36.7 million, an increase of EUR 11.1 million, or 43.4 percent, as compared to EUR 25.6 million for the nine months ended September 30, 2015. The increase was primarily attributable to higher delivery volumes, Munksjö’s profitability initiatives and lower variable costs. The increase was partly offset by the effect of the lower average selling price.

Release Liners

The Release Liners business area’s operating result for the nine months ended September 30, 2016 was EUR 20.2 million, an increase of EUR 15.1 million as compared to EUR 5.1 million for the nine months ended September 30, 2015. The increase was primarily attributable to higher delivery volumes, Munksjö’s profitability initiatives and lower variable costs. The increase was partially offset by the lower average selling price and higher fixed costs, mainly as a result of accruals for incentive plans.

Industrial Applications

The Industrial Applications business area’s operating result for the nine months ended September 30, 2016 was EUR 15.5 million, which was unchanged as compared to EUR 15.5 million for the nine months ended September 30, 2015. The positive effect of higher delivery volumes, lower variable costs and Munksjö’s profitability initiatives was offset by the negative effect of higher fixed costs.

Graphics and Packaging

The Graphics and Packaging business area’s operating result for the nine months ended September 30, 2016 was a loss of EUR 2.2 million, a change of EUR 2.6 million, or 54.2 percent, as compared to a loss of EUR 4.8 million for the nine months ended September 30, 2015. The change was primarily attributable to lower variable costs, Munksjö’s profitability initiatives and higher delivery volumes.

Net Financial Items

Munksjö’s net financial items for the nine months ended September 30, 2016 was an expense of EUR 14.2 million, an increase of EUR 12.1 million as compared to an expense of EUR 2.1 million for the nine months ended September 30, 2015. The increase was primarily attributable to financing exchange rate losses.

Taxes

Munksjö’s taxes for the nine months ended September 30, 2016 were EUR 12.8 million, an increase of EUR 6.3 million, or 96.9 percent, as compared to EUR 6.5 million for the nine months ended September 30, 2015. The increase was primarily attributable to the higher operating result.

Net Result for the Period

Munksjö’s net result for the nine months ended September 30, 2016 was EUR 31.5 million, an increase of EUR 15.9 million as compared to EUR 15.6 million for the nine months ended September 30, 2015.

Year Ended December 31, 2015 as Compared to the Year Ended December 31, 2014

Net Sales

Group

Munksjö’s net sales for the year ended December 31, 2015 were EUR 1,130.7 million, a decrease of EUR 6.6 million, or 0.6 percent, as compared to EUR 1,137.3 million for the year ended December 31, 2014. The decrease was primarily attributable to lower delivery volumes in the Release Liners and Graphics and Packaging business areas. The decrease was partly offset by implemented price increases.

Decor

The Decor business area’s external net sales for the year ended December 31, 2015 were EUR 369.1 million, a decrease of EUR 4.7 million, or 1.3 percent, as compared to EUR 373.8 million for the year ended December 31, 2014. The decrease was primarily attributable to the lower average selling price, which was mainly due to a less favorable geographical and product mix and the selective price adjustments made during the fourth quarter of 2014. The decrease was partly offset by the price increases implemented since the second quarter of 2015 and the positive volume development in 2015 as compared to 2014.

Release Liners

The Release Liners business area’s external net sales for the year ended December 31, 2015 were EUR 428.0 million, a decrease of EUR 9.2 million, or 2.1 percent, as compared to EUR 437.2 million for the year ended December 31, 2014. The decrease was primarily attributable to lower delivery volumes, mainly as a result of lower delivery volumes for the paper business in Brazil. The demand in the South American market was affected by the economic slowdown in Brazil. The decrease was partly offset by the higher average selling price for all three businesses measured in local currencies.

Industrial Applications

The Industrial Applications business area’s external net sales for the year ended December 31, 2015 were EUR 164.8 million, an increase of EUR 7.8 million, or 5.0 percent, as compared to EUR 157.0 million for the year ended December 31, 2014. The increase was primarily attributable to the higher average selling price, which was mainly due to favorable currency development.

Graphics and Packaging

The Graphics and Packaging business area’s external net sales for the year ended December 31, 2015 were EUR 173.6 million, an increase of EUR 0.8 million, or 0.5 percent, as compared to EUR 172.8 million for the year ended December 31, 2014. The increase was primarily attributable to the higher average selling price mainly as a result of favorable currency development, as well as continued adjustment of the product mix and price increases implemented in 2014.

Operating Result

Group

Munksjö’s operating result for the year ended December 31, 2015 was EUR 32.7 million, a decrease of EUR 12.7 million, or 28.0 percent, as compared to EUR 45.4 million for the year ended December 31, 2014. The decrease was primarily attributable to higher raw material costs, lower net sales and higher items affecting comparability for the year ended December 31, 2015. The decrease was partly offset by the price increases implemented since the second quarter of 2015. The items affecting comparability for the year ended December 31, 2015 were negative EUR 7.3 million as compared to the items affecting comparability of negative EUR 5.6 million for the year ended December 31, 2014. The items affecting comparability for the year ended December 31, 2015 were related to restructuring and environmental expenses, mainly impacting Release Liners business area, Decor business area and segment Other.

Decor

The Decor business area’s operating result for the year ended December 31, 2015 was EUR 34.6 million, a decrease of EUR 1.2 million, or 3.4 percent, as compared to EUR 35.8 million for the year ended December 31, 2014. The decrease was primarily attributable to lower net sales.

Release Liners

The Release Liners business area’s operating result for the year ended December 31, 2015 was EUR 8.0 million, a decrease of EUR 7.3 million, or 47.7 percent, as compared to EUR 15.3 million for the year ended December 31, 2014. The decrease was primarily attributable to a less favorable price difference between short- and long-fiber pulp, which was not fully offset by the higher average selling price in all three businesses. The currency development in 2015 had a positive impact on the result of the pulp business and a negative impact on the result of the paper businesses.

Industrial Applications

The Industrial Applications business area’s operating result for the year ended December 31, 2015 was EUR 19.6 million, an increase of EUR 3.3 million, or 20.2 percent, as compared to EUR 16.3 million for the year ended December 31, 2014. The increase was primarily attributable to the higher average selling price, partly offset by higher raw material costs.

Graphics and Packaging

The Graphics and Packaging business area’s operating result for the year ended December 31, 2015 was a loss of EUR 8.4 million, a change of EUR 6.5 million as compared to a loss of EUR 1.9 million for the year ended December 31, 2014. The change was primarily attributable to higher raw material costs. The change was partly offset by the higher average selling price.

Net Financial Items

Munksjö’s net financial items for the year ended December 31, 2015 was an expense of EUR 4.7 million, a decrease of EUR 23.8 million, or 83.5 percent, as compared to an expense of EUR 28.5 million for the year ended December 31, 2014. The decrease was primarily attributable to a decrease in amortization of capitalized bank fees, a decrease in exchange rate losses, a decrease in interest expense from borrowings as well as to an increase in exchange rate gains.

Taxes

Munksjö’s taxes for the year ended December 31, 2015 were EUR 5.2 million, a decrease of EUR 4.0 million, or 43.5 percent, as compared to EUR 9.2 million for the year ended December 31, 2014. In 2015, Munksjö’s effective tax rate was 18.6 percent as compared to 54.4 percent in 2014. The lower effective tax rate in 2015 was mainly due to the reversal of valuation allowances on deferred tax assets related to tax losses. The effective rate in 2014 was affected by losses where no tax assets were recognized and prior period adjustments. The effective tax rate in 2015, excluding prior year adjustments and reversal of valuation allowance, would have been approximately 29 percent.

Net Result for the Period

Munksjö’s net result for the year ended December 31, 2015 was EUR 22.8 million, an increase of EUR 15.1 million as compared to EUR 7.7 million for the year ended December 31, 2014.

Year Ended December 31, 2014 as Compared to the Year Ended December 31, 2013

Net Sales

Group

Munksjö’s net sales for the year ended December 31, 2014 were EUR 1,137.3 million, an increase of EUR 274 million, or 31.7 percent, as compared to EUR 863.3 million for the year ended December 31, 2013. The increase was primarily attributable to the business combination between Munksjö AB, LP Europe and Coated Specialties completed in 2013.

Decor

The Decor business area’s external net sales for the year ended December 31, 2014 were EUR 373.8 million, an increase of EUR 6.4 million, or 1.7 percent, as compared to EUR 367.4 million for the year ended December 31, 2013. The increase was attributable to higher delivery volumes. The increase was partly offset by a less favorable geographic mix compared to 2013 and selective price adjustments resulting in the lower average selling price.

Release Liners

The Release Liners business area’s external net sales for the year ended December 31, 2014 were EUR 437.2 million, an increase of EUR 195.8 million, or 81.1 percent, as compared to EUR 241.4 million for the year ended December 31, 2013. The increase was primarily attributable to the business combination between Munksjö AB, LP Europe and Coated Specialties completed in 2013.

Industrial Applications

The Industrial Applications business area’s external net sales for the year ended December 31, 2014 were EUR 157.0 million, an increase of EUR 5.3 million, or 3.5 percent, as compared to EUR 151.7 million for the year ended December 31, 2013. The increase was primarily attributable to higher delivery volumes. The increase was partly offset by the lower average selling price due to changes in the product mix.

Graphics and Packaging

The Graphics and Packaging business area’s external net sales for the year ended December 31, 2014 were EUR 172.8 million, an increase of EUR 70.4 million, or 68.8 percent, as compared to EUR 102.4 million for the year ended December 31, 2013. The increase was primarily attributable to the business combination between Munksjö AB, LP Europe and Coated Specialties completed in 2013.

Operating Result

Group

Munksjö’s operating result for the year ended December 31, 2014 was EUR 45.4 million, a change of EUR 78.8 million as compared to a loss of EUR 33.4 million for the year ended December 31, 2013. The positive development was attributable to the business combination between Munksjö AB, LP Europe and Coated Specialties in 2013 and synergy benefits. The items affecting comparability for the year ended December 31, 2014 were negative EUR 5.6 million as compared to the items affecting comparability of negative EUR 49.1 million for the year ended December 31, 2013. The items affecting comparability for the year ended December 31, 2014 were related to the business combination between Munksjö AB, LP Europe and Coated Specialties as well as restructuring and environmental expenses, mainly impacting Decor business area and segment Other. The items affecting comparability for the year ended December 31, 2013 were mostly related to the business combination between Munksjö AB, LP Europe and Coated Specialties as well as restructuring and environmental expenses impacting all business areas.

Decor

The Decor business area’s operating result for the year ended December 31, 2014 was EUR 35.8 million, an increase of EUR 21.3 million as compared to EUR 14.5 million for the year ended December 31, 2013. The increase was primarily attributable to improved productivity and lower raw material costs, due to, among other things, by the lower price of titanium dioxide and short-fiber pulp.

Release Liners

The Release Liners business area’s operating result for the year ended December 31, 2014 was EUR 15.3 million, a change of EUR 17.8 million as compared to a loss of EUR 2.5 million for the year ended December 31, 2013. The positive development was primarily attributable to the business combination between Munksjö AB, LP Europe and Coated Specialties completed in 2013, favorable price difference between short- and long-fiber pulp, the impact of the synergy benefits on the cost base and the continued efforts to cut costs.

Industrial Applications

The Industrial Applications business area’s operating result for the year ended December 31, 2014 was EUR 16.3 million, an increase of EUR 9.0 million as compared to EUR 7.3 million for the year ended December 31, 2013. The increase was primarily attributable to improved capacity utilization and decreased raw material costs.

Graphics and Packaging

The Graphics and Packaging business area’s operating result for the year ended December 31, 2014 was a loss of EUR 1.9 million, a change of EUR 10.7 million, or 84.9 percent, as compared to a loss of EUR 12.6 million for the year ended December 31, 2013. The change was primarily attributable to the business combination between Munksjö AB, LP Europe and Coated Specialties completed in 2013 and focus on more profitable market segments.

Net Financial Items

Munksjö’s net financial items for the year ended December 31, 2014 was an expense of EUR 28.5 million, an increase of EUR 5.6 million, or 24.5 percent, as compared to an expense of EUR 22.9 million for the year ended December 31, 2013. The increase was primarily attributable to an increase in amortization of capitalized bank fees and exchange rate losses. The increase was partly offset by an increase in exchange rate gains.

Taxes

Munksjö’s taxes for the year ended December 31, 2014 were EUR 9.2 million, an increase of EUR 8.1 million as compared to EUR 1.1 million for the year ended December 31, 2013. In 2014, Munksjö’s effective rate was 54.4 percent, as compared to 2.0 percent in 2013. The effective rate in 2014 was affected by losses generated and not recognized as tax assets in low tax jurisdictions and profits generated in higher tax locations.

Net Result for the Period

Munksjö’s net result for the year ended December 31, 2014 was EUR 7.7 million, an change of EUR 65.1 million as compared to a loss of EUR 57.4 million for the year ended December 31, 2013.

Liquidity and Capital Resources

Historically, Munksjö has primarily financed its operations with cash generated from operating activities and, when necessary, external financing. Munksjö’s liquidity requirements principally arise from the need to fund capital expenditures.

Cash Flows

The following table sets forth a summary of Munksjö’s cash flow data as at the dates and for the periods indicated:

	As at and for the nine months ended September 30,		As at and for the year ended December 31,
	2016	2015	2015	2014	2013(1)
	(unaudited)		(audited)
	(EUR in millions)
Net cash generated from operating activities	73.0	11.0	55.5	57.8	45.7
Cash flow used in investing activities	(28.5)	(30.9)	(39.8)	(35.1)	(13.5)
Cash flow from/used in financing activities	(33.1)	(14.3)	6.0	(21.0)	(5.7)
Cash flow for the period	11.4	(34.2)	21.7	1.7	26.5
Cash and cash equivalents at the beginning of the period	105.1	84.1	84.1	83.1	57.1
Cash flow for the period	11.4	(34.2)	21.7	1.7	26.5
Exchange gains/(losses) on cash and cash equivalents	(0.3)	(2.1)	(0.7)	(0.7)	(0.5)
Cash and cash equivalents at the end of the period	116.2	47.8	105.1	84.1	83.1

(1)

The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013. For additional information, see “Certain Matters—Presentation of Financial Information—Historical Financial Statements of Munksjö.”

Net Cash Generated from Operating Activities

Munksjö’s net cash generated from operating activities for the nine months ended September 30, 2016 was EUR 73.0 million, an increase of EUR 62.0 million as compared to EUR 11.0 million for the nine months ended September 30, 2015. The increase was primarily attributable to increased profit for the period as well as better control of operating working capital.

Munksjö’s net cash generated from operating activities for the year ended December 31, 2015 was EUR 55.5 million, a decrease of EUR 2.3 million, or 4.0 percent, as compared to EUR 57.8 million for the year ended December 31, 2014. The decrease was primarily attributable to a decrease in net financial items related to lower average interest rate. The decrease net cash generated from operating activities was partly offset by an increase in profit before tax in 2015 compared to 2014.

Munksjö’s net cash generated from operating activities for the year ended December 31, 2014 was EUR 57.8 million, an increase of EUR 12.1 million, or 26.5 percent, as compared to EUR 45.7 million for the year ended December 31, 2013. The increase was primarily attributable to an increase in profit before tax in 2014 compared to 2013 and a positive cash flow from changes in working capital in 2013. The increase was partly offset by settlement of provisions.

Cash Flow Used in Investing Activities

Munksjö’s cash flow used in investing activities for the nine months ended September 30, 2016 was EUR 28.5 million, a decrease of EUR 2.4 million, or 7.8 percent, as compared to EUR 30.9 million for the nine months ended September 30, 2015. The decrease was primarily attributable the variation of timing of capital expenditure in 2016 as compared to 2015.

Munksjö’s cash flow used in investing activities for the year ended December 31, 2015 was EUR 39.8 million, an increase of EUR 4.7 million, or 13.4 percent, as compared to EUR 35.1 million for the year ended December 31, 2014. The increase was primarily attributable to an increase in purchases of tangible fixed assets mainly as a result of investments in maintenance.

Munksjö’s cash flow used in investing activities for the year ended December 31, 2014 was EUR 35.1 million, an increase of EUR 21.6 million, as compared to EUR 13.5 million for the year ended December 31, 2013. The increase was primarily attributable to an increase in purchases of tangible fixed assets mainly as a result of investments in the installation and start-up of two film presses within the Graphics and Packaging business area’s two production facilities in France and investments in connection with the scheduled maintenance shutdown at the Aspa facility in the second quarter of 2014.

Cash Flow From/Used in Financing Activities

Munksjö’s cash flow used in financing activities for the nine months ended September 30, 2016 was EUR 33.1 million, an increase of EUR 18.8 million as compared to EUR 14.3 million for the nine months ended September 30, 2015. The increase was primarily attributable to no new proceeds from borrowings received during the nine months ended September 30, 2016 as well as higher dividends paid.

Munksjö’s cash flow from financing activities for the year ended December 31, 2015 was EUR 6.0 million, a change of EUR 27.0 million as compared to cash flow used in financing activities of EUR 21.0 million for the year ended December 31, 2014. The change was primarily attributable to higher proceeds from borrowings after repayments made in 2015 as compared to 2014. The change was partly offset by an increase in repayment of capital in 2015 as compared to 2014.

Munksjö’s cash flow used in financing activities for the year ended December 31, 2014 was EUR 21.0 million, an increase of EUR 15.3 million as compared to EUR 5.7 million for the year ended December 31, 2013. The increase was primarily attributable to the share issue in 2013 and a decrease in proceeds from borrowings. The increase was partly offset by a decrease in repayment of borrowings.

Borrowings

In September 2014, Munksjö entered into a EUR 345 million term loan and revolving credit facilities agreement with a maturity of five years consisting of a EUR 275 million term loan facilities and a EUR 70 million revolving credit facility. In December 2015, the agreement was amended and restated to add a SEK 570 million term loan facility with a maturity of five years. As at December 31, 2015, Munksjö utilized EUR 321 million of the total facilities of EUR 390 million. The interest payable under the facilities agreement depends on the ratio of consolidated senior net debt to consolidated EBITDA. As at December 31, 2015, 2014 and 2013, the weighted average interest rate was approximately 2.7 percent, 2.7 percent and 4.2 percent, respectively. According to the financial covenants for 2015 in the amended and restated facilities agreement, Munksjö’s consolidated senior net debt to consolidated EBITDA must be 3.5 or less and Munksjö’s consolidated EBITDA to consolidated net finance charges must not be less than 4.5.

On November 7, 2016, Munksjö and Ahlstrom agreed on financing commitments for the Merger and the Combined Company with Nordea and SEB as mandated lead arrangers. It is expected that the new financing will be used to, inter alia, refinance Munksjö’s EUR 345 million and SEK 570 million term and revolving facilities agreement discussed above. For a summary of the New Financing Agreements, see “Information about the Combined Company—New Financing Agreements.”

The following table sets forth Munksjö’s liabilities to credit institutions and shareholders that fall to payment as at the dates indicated:

	As at December 31,
	2015	2014	2013
	(audited)
	(EUR in millions)
within 1 year	21.1	41.6	45.0
between 1–2 years	21.4	17.7	20.7
between 2–3 years	16.8	20.9	20.7
between 3–4 years	212.0	17.0	21.6
between 4–5 years	1.4	212.0	205.0
after 5 years	63.3	4.1	2.8

Total interest-bearing liabilities	336.0	313.3	315.8

Syndicated EUR loans	259.0	275.0	285.0
Syndicated SEK loans	62.1	–	–
Syndicated EUR revolver loans	0.0	20.0	20.0
Financial leases	8.4	10.1	7.8
Other interest-bearing liabilities	6.5	8.2	3.0

Total	336.0	313.3	315.8

Working Capital Statement

Munksjö believes that the working capital available to it is sufficient for at least 12 months following the date of this Prospectus.

Balance Sheet Data

The following table sets forth certain historical consolidated balance sheet data for Munksjö as at the dates indicated:

	As at September	As at December 31,
	30, 2016	2015	2014	2013
				(restated)(1)
	(unaudited)	(audited)		(unaudited)
	(EUR in millions)
Assets
Total non-current assets	738.8	758.2	794.6	803.3
Total current assets	419.7	415.2	384.9	386.1

Total assets	1,158.5	1,173.4	1,179.5	1,189.4

Equity and liabilities
Total equity	424.9	401.3	413.6	423.8
Total non-current liabilities	440.5	465.6	431.9	437.9
Total current liabilities	293.1	306.5	334.0	327.7

Total equity and liabilities	1,158.5	1,173.4	1,179.5	1,189.4

(1)

Restated to reflect the adoption of “IFRS 11 – Joint Arrangements,” which affected the accounting treatment of AM Real Estate S.r.l in Turin, Italy. AM Real Estate S.r.l was established as part of the business combination between Munksjö AB, LP Europe and Coated Specialties completed in 2013 and its purpose is to hold the assets shared by Munksjo Italia S.p.A. and the Ahlstrom business remaining at the Turin site. The entity is now treated as a joint operation and Munksjö recognizes the assets, liabilities, revenues and expenses relating to its 50 percent interest in the joint operation. Previously, the entity was accounted for using the equity method. The impact of the change from the application to equity method to accounting for Munksjö’s interest as a joint operation was immaterial to the December 31, 2013 balance sheet.

Assets

Munksjö’s non-current assets mainly consist of tangible assets and goodwill, while current assets mainly consist of inventory, accounts receivable and cash and cash equivalents.

Non-current Assets

As at September 30, 2016, Munksjö’s non-current assets amounted to EUR 738.8 million, a decrease of EUR 19.4 million, or 2.6 percent, as compared to EUR 758.2 million as at December 31, 2015. The decrease was primarily attributable to lower tangible assets as a result of capital expenditure being lower than depreciation.

As at December 31, 2015, Munksjö’s non-current assets amounted to EUR 758.2 million, a decrease of EUR 36.4 million, or 4.6 percent, as compared to EUR 794.6 million as at December 31, 2014. The decrease was primarily attributable to a decrease in tangible assets mainly as a result of depreciation of machinery and equipment, which was partly offset by additions to tangible assets mainly as a result of investments in maintenance. The decrease in other intangible assets and deferred tax assets also affected the decrease in non-current assets.

As at December 31, 2014, Munksjö’s non-current assets amounted to EUR 794.6 million, a decrease of EUR 8.7 million, or 1.1 percent, as compared to EUR 803.3 million as at December 31, 2013. The decrease was primarily attributable to a decrease in tangible assets mainly as a result of depreciation of machinery and equipment, which was partly offset by additions to tangible assets mainly as a result of investments in the installation and start-up of two film presses within the Graphics and Packaging business area’s two production facilities in France and investments in connection with the maintenance shutdown at the Aspa facility in the second quarter of 2014. The decrease in non-current assets was partly offset by an increase in deferred tax assets.

Current Assets

As at September 30, 2016, Munksjö’s current assets amounted to EUR 419.7 million, an increase of EUR 4.5 million, or 1.1 percent, as compared to EUR 415.2 million as at December 31, 2015. The increase was primarily attributable to higher trade receivables mainly due to an increase in sales, slight increase in geographical mix and higher cash and cash equivalents. The increase was partly offset by lower other short-term receivables mainly due to a decrease in currently hedged derivative assets and a decrease in miscellaneous receivables, and lower short-term tax receivables mainly due to a refund of taxes related to prior years.

As at December 31, 2015, Munksjö’s current assets amounted to EUR 415.2 million, an increase of EUR 30.3 million, or 7.9 percent, as compared to EUR 384.9 million as at December 31, 2014. The increase was primarily attributable to an increase in cash and cash equivalents and other current assets mainly as a result of receivables relating to value added tax.

As at December 31, 2014, Munksjö’s current assets amounted to EUR 384.9 million, a decrease of EUR 1.2 million, or 0.3 percent, as compared to EUR 386.1 million as at December 31, 2013. The decrease was primarily attributable to a decrease in accounts receivables. The decrease was partly offset by an increase in inventories and other current assets.

Equity and Liabilities

Munksjö’s equity consists primarily of reserve for unrestricted equity and other reserves, its non-current liabilities consists primary of non-current borrowings and its current liabilities consist primarily of accounts payable and accrued expenses and deferred income.

Equity

As at September 30, 2016, Munksjö’s total equity amounted to EUR 424.9 million, an increase of EUR 23.6 million, or 5.9 percent, as compared to EUR 401.3 million as at December 31, 2015. The increase was primarily attributable to an increase in Munksjö’s net result for the nine months ended September 30, 2016.

As at December 31, 2015, Munksjö’s total equity amounted to EUR 401.3 million, a decrease of EUR 12.3 million, or 3.0 percent, as compared to EUR 413.6 million as at December 31, 2014. The decrease was primarily attributable to a decrease in other reserves and a decrease in reserve for unrestricted equity as a result of return of equity resolved by the annual general meeting of shareholders of Munksjö held on April 15, 2015. The decrease was partly offset by an increase in Munksjö’s net result for 2015 as compared to 2014.

As at December 31, 2014, Munksjö’s total equity amounted to EUR 413.6 million, a decrease of EUR 10.2 million, or 2.4 percent, as compared to EUR 423.8 million as at December 31, 2013. The decrease was primarily attributable to decrease in other reserves and a decrease in reserve for unrestricted equity as a result of return of equity resolved by the annual general meeting of shareholders of Munksjö held on April 2, 2014.

Non-current Liabilities

As at September 30, 2016, Munksjö’s non-current liabilities amounted to EUR 440.5 million, a decrease of EUR 25.1 million, or 5.4 percent, as compared to EUR 465.6 million as at December 31, 2015. The decrease was primarily attributable to lower borrowings mainly due to repayment of borrowings and lower provisions mainly due to settlement of provisions.

As at December 31, 2015, Munksjö’s non-current liabilities amounted to EUR 465.6 million, an increase of EUR 33.7 million, or 7.8 percent, as compared to EUR 431.9 million as at December 31, 2014. The increase was primarily attributable to an increase in non-current borrowings mainly as a result of a new SEK 570 million term loan agreement entered into in December 2015.

As at December 31, 2014, Munksjö’s non-current liabilities amounted to EUR 431.9 million, a decrease of EUR 6.0 million, or 1.4 percent, as compared to EUR 437.9 million as at December 31, 2013. The decrease was primarily attributable to a decrease in provisions as a result of the use of restructuring provisions due to lower than estimated costs for implementing the integration and achieving synergy benefits from the business combination between Munksjö AB, LP Europe and Coated Specialties completed in 2013.

Current Liabilities

As at September 30, 2016, Munksjö’s current liabilities amounted to EUR 293.1 million, a decrease of EUR 13.4 million, or 4.4 percent, as compared to EUR 306.5 million as at December 31, 2015. The decrease was primarily attributable to lower accounts payables mainly due to lower raw material and energy prices.

As at December 31, 2015, Munksjö’s current liabilities amounted to EUR 306.5 million, a decrease of EUR 27.5 million, or 8.2 percent, as compared to EUR 334.0 million as at December 31, 2014. The decrease was primarily attributable to a decrease in current borrowings, accrued expenses and deferred income and current tax liabilities.

As at December 31, 2014, Munksjö’s current liabilities amounted to EUR 334.0 million, an increase of EUR 6.3 million, or 1.9 percent, as compared to EUR 327.7 million as at December 31, 2013. The increase was primarily attributable to an increase in accrued expenses and deferred income.

Contractual Obligations and Contingent Liabilities

Lease Liabilities

Munksjö has, as the lessee, signed financial and operational leasing contracts. The following table sets forth Munksjö’s future operating lease commitments as at the dates indicated:

	As at December 31,
	2015		2014		2013
	Future minimum leasing fees	of which premises	Future minimum leasing fees	of which premises	Future minimum leasing fees	of which premises
	(audited)
	(EUR in millions)
Within 1 year	8.4	0.9	7.4	0.9	5.6	0.9
2–5 years	20.5	1.5	17.9	1.5	14.9	1.7
More than 5 years	0.6	–	0.1	0.0	1.0	0.0

Total	29.5	2.4	25.4	2.4	21.5	2.6

Of the total future minimum leasing fees for the years ended December 31, 2015, 2014 and 2013, approximately EUR 6.5 million, EUR 8.5 million and EUR 11.8 million, respectively, related to obligations to Munksjö’s joint arrangement in Turin, Italy. For additional information on Munksjö’s joint operations, see Note 18 to Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2015 incorporated by reference into this Prospectus. For the years ended December 31, 2015, 2014 and 2013, Munksjö’s operational leasing costs for machinery and equipment plus rent on external properties amounted to EUR 9.2 million, EUR 7.3 million and EUR 6.7 million, respectively.

The following table sets forth Munksjö’s future financial lease commitments as at the dates indicated:

	Within 1 year	2–5 years	More than 5 years	Total
	(audited)
	(EUR in millions)
December 31, 2015
Minimum lease payments	1.9	6.2	1.4	9.5
Interest	(0.3)	(0.7)	(0.1)	(1.1)

Present value of minimum lease payments	1.6	5.5	1.3	8.4

December 31, 2014
Minimum lease payments	2.1	7.3	2.2	11.6
Interest	(0.4)	(0.9)	(0.2)	(1.5)

Present value of minimum lease payments	1.7	6.4	2.0	10.1

December 31, 2013
Minimum lease payments	1.7	6.9	0.3	8.9
Interest	(0.3)	(0.8)	0.0	(1.1)

Present value of minimum lease payments	1.4	6.1	0.3	7.8

As at December 31, 2015, 2014, and 2013, assets under financial leasing consisted of machinery and buildings with a net book value of EUR 5.2 million, EUR 6.6 million and EUR 7.8 million, respectively.

Assets Pledged and Contingent Liabilities

The following table sets forth Munksjö’s assets pledged and contingent liabilities as at the dates indicated:

	As at December 31,
	2015	2014	2013
	(audited)
	(EUR in millions)
Assets pledged
Property mortgages for other commitments	60.3	59.0	62.5
Blocked bank accounts	1.5	1.3	1.2
Chattel mortgages	49.8	48.7	51.6

Total pledged assets	111.5	109.0	115.3

Contingent liabilities
Guaranteed and other contingent liabilities	1.5	1.4	1.3

Total contingent liabilities	1.5	1.4	1.3

Certain properties and business mortgages of and shares in subsidiaries have been pledged to Nordea as the representative of a bank syndicate that provides non-current financing to Munksjö under its EUR 345 million and SEK 570 million term and revolving facilities agreement. On November 7, 2016, Munksjö and Ahlstrom agreed on financing commitments for the Merger and the Combined Company with Nordea and SEB as mandated lead arrangers. The New Financing Agreements will be unsecured and the security provided in respect of obligations under the EUR 345 million and SEK 570 million term and revolving facilities agreement will be released on the Effective Date (and if such date is not a business day, on the first following business day). For a summary of the New Financing Agreements, see “Information about the Combined Company—New Financing Agreements.”

Off-balance-sheet Liabilities

Except for the contractual obligations and contingent liabilities set forth in “—Contractual Obligations and Contingent Liabilities” above, Munksjö has no off-balance sheet entities or off-balance-sheet arrangements that are reasonably likely to have a material impact on Munksjö’s business, financial condition and results of operations.

Capital Expenditure

For the nine months ended September 30, 2016, Munksjö’s capital expenditure amounted to EUR 28.5 million and was of operative nature and included maintenance, cost improvement and efficiency improvement investments. The largest capital expenditure during the nine months ended September 30, 2016 related to the maintenance shut down at the pulp production facility in Aspa, Sweden. As at the date of this Prospectus, Munksjö’s ongoing investments include primarily maintenance related investments in line with the forecasted annual capital expenditure guideline of approximately EUR 40 million. Ongoing maintenance investments include, among others, upgrades to ensure that Munksjö is ready to comply with the new BAT regulation coming into force in 2018. These ongoing maintenance investments are financed with cash generated from operating activities, and when necessary, external financing. In addition, the Board of Directors of Munksjö decided in September 2016 on a strategic investment to upgrade the PM26 at the Arches production site in France. The investment is estimated to be in total approximately EUR 14 million. The investment is expected to be carried out in 2017 with a start-up scheduled for January 2018. The clear majority of the related cash flow effect is expected to occur during 2017, starting from the first quarter.

For the years ended December 31, 2015, 2014 and 2013, Munksjö’s capital expenditure amounted to EUR 39.8 million, EUR 35.1 million and EUR 22.6 million, respectively. Munksjö’s capital expenditure in 2015 was of operative nature and included maintenance, cost improvement and efficiency improvement investments. The largest investment in 2015 related to the maintenance shut down at the pulp production facility in Aspa, Sweden. Other investments included, for example, a new calender at the production facility in Dettingen, Germany, to sustain Munksjö’s quality position within decor paper and a new crepe machine at the production facility in Jönköping, Sweden, in order to sustain Munksjö’s competitive position within electrotechnical paper. The rest of the investments were mainly related to smaller investments for maintenance.

The largest investment in 2014 was the installation and start-up of two film presses within the Graphics and Packaging business area’s two production facilities in France. The purpose of the investment was to ensure the technical conditions for the development of the Graphics and Packaging business area’s product line, and strengthen the competitiveness of the Graphics and Packaging business area in accordance with the program aiming at a substantial improvement in the Graphics and Packaging business area’s financial result. The other investments in 2014 were mainly related to smaller investments for maintenance, for example, in connection with the maintenance shutdown at the facility in Aspa, Sweden, in the second quarter of 2014.

Munksjö’s capital expenditure in 2013 was mainly related to smaller investments for maintenance. The largest investment in 2013 was a wet pulp loading station in the production facility in Aspa, Sweden, to receive pulp from the production facility in Billingsfors, Sweden, leading to better capacity utilization in Billingsfors, and lower production cost per ton. The construction commenced at the end of 2012 and was completed in May 2013.

Financial Risk Management

General

Munksjö’s main financial risks consists currency risk (transaction and translation exposure), liquidity and financing risk, interest risk and credit risk (also referred to as counterparty risk). Munksjö’s financing activities and the management of financial risks are generally carried out centrally and are in compliance with the financial policy approved by the Board of Directors of Munksjö. The financial risks and the most significant risk management activities intended to mitigate them are described below. For additional information on Munksjö’s financial risk management, see Note 27 to Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2015 incorporated by reference into this Prospectus.

Currency Risk

Transaction Exposure

Currency risks refers to the risk that fluctuations in the foreign exchange market will affect Munksjö’s cash flow, profit and equity negatively. Currency exposure is defined as all unhedged exposure in foreign currency, as follows:

●	transaction exposure: current transactions in foreign currency (i.e., purchases, sales and flow of interest); and

●	translation exposure: loans and investments in foreign currency, including shares in subsidiaries.

Most Munksjö’s European entities invoice primarily in euro and their costs are incurred in the same currency. However, Munksjö’s Swedish entities are exposed to exchange rate fluctuations, as the main share of their income is invoiced in foreign currencies, primarily euro and U.S. dollars, while costs are in Swedish kronor. The transaction exposure is the profit and loss effect that arises between the time of sale and the time of payment following an exchange rate fluctuation. Munksjö’s Brazilian entity invoices primarily in Brazilian reals and its costs are incurred in the same currency.

In order to avoid unnecessary currency exposure within Munksjö, the number of currencies in the intercompany invoicing is minimized. The currency risk is handled by the Group Treasury and the local entities operate primarily in local currency for intra group transactions. When possible, the Group Treasury matches the foreign exchange flows within Munksjö. The consolidated foreign exchange exposure is handled centrally by the Group Treasury department.

To reduce the effects of the transaction exposure at group level, Munksjö continuously hedges a forecasted exposure in foreign currencies according to the financial policy. According to the financial policy, all exposure, including indirect exposure, shall be considered before hedging. If there is limited or no indirect exposure, 65 to 85 percent of the net flows in the upcoming nine month period shall be hedged. As at December 31, 2015, the currency contracts that had not yet been recognized as income amounted to EUR 1.2 million. The currency forward contracts are usually entered into on a monthly basis with a maturity of nine months.

The following table sets forth Munksjö’s cash flows by currency before financing activities for the years indicated:

	SEK	USD	EUR	BRL	Other
	(audited)
	(EUR in millions)
2015
Net sales	42	170	850	60	9
Net expenses	(180)	(105)	(750)	(75)	(4)

Exposure	(138)	65	100	(15)	5

2014
Net sales	47	160	848	82
Net expenses	(180)	(108)	(761)	(87)

Exposure	(133)	52	87	(5)

2013(1)
Net sales	36	137	685	7
Net expenses	(170)	(84)	(574)	(6)

Exposure	(134)	53	111	1

(1)

The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013. For additional information, see “Certain Matters—Presentation of Financial Information—Historical Financial Statements of Munksjö.”

The following table sets forth Munksjö’s notional amounts of derivative instruments as at the dates indicated:

	As at December 31,
	2015	2014	2013
	(audited)
	(EUR in millions)
Currency derivatives	96.1	89.3	77.7
Electricity derivatives	2.0	2.8	3.8
Pulp derivatives	–	–	25.8
Interest rate derivatives	240.0	240.0	200.0

Translation Exposure

Munksjö has assets in foreign currencies, primarily through the ownership of its Swedish and Brazilian subsidiaries. The translation exposure arises when the net assets of the foreign subsidiaries are translated into euro. Munksjö does not hedge its net investment in foreign subsidiaries.

Liquidity and Financing Risk

Funding risk refers to the risk that Munksjö does not have access to financing, or to financing at an acceptable cost. This situation may arise if Munksjö becomes too dependent on a single source of funding, or if the maturity structure of the debt portfolio is too concentrated. Munksjö aims to spread its funding on different lenders, different maturities and different forms of financing.

The ambition is that not more than 50 percent of the total debt portfolio should mature within the same 12-month period. The inclusion of covenants should, if possible, be avoided in all types of financing agreements, including leasing arrangements. Leasing arrangements must be approved by the CEO and CFO in advance. Liquidity risk refers to the risk that Munksjö will not have sufficient funds to pay foreseen or unforeseen expenditures. The Group Treasury manages Munksjö’s liquidity. The liquidity situation shall be monitored in such way that Munksjö has sufficient liquidity at all times. Munksjö’s cash accounts must be included in the cash pools. If external accounts are needed, they must be approved by the Group Treasury. As at December 31, 2015, Munksjö had EUR 69.3 million of unused credit facilities. See “—Liquidity and Capital Resources—Borrowings” above.

Interest Risk

Interest rate risk refers to the risk that changes in interest rate have a negative effect on Munksjö’s result of operations or that they affect Munksjö’s long term competitiveness. There is a risk of interest rates moving both upwards and downwards. Considerations shall at all times be taken to how vulnerable Munksjö is to a given change in interest rates.

●

In order to limit the impact of movements in the interest rates, Munksjö should aim at achieving an average maturity of the interest rates in the debt portfolio, including the interest rate derivatives, of 2 years +/–1 year or in accordance with loan agreement if so specified.

●	Interest maturities shall preferably be spread out evenly over time in order to avoid substantial risk concentrated to one period.

The profit and loss effect, excluding interest rate swaps, in one year of an interest rate fluctuation of 1 percentage point would amount to EUR 3.2 million, calculated based on liabilities of EUR 321 million as at December 31, 2015. Munksjö had an average fixed interest term of 16 months as at December 31, 2015.

As at December 31, 2015, 2014 and 2013, Munksjö held interest rate swaps of EUR 240 million, EUR 240 million and EUR 200 million on the syndicated loans. The fixed portion of the swaps had an average interest rate of 0.3 percent, while the flexible portion held by Munksjö is based on the 3 months’ Euribor rate. The interest rate swaps lessen the impact of an interest rate fluctuation. The interest rate swaps commenced in October 2013 and 2014 with maturity date in October 2016, 2017 and 2018. Settlement occurs on a quarterly basis.

The following table sets forth the effects of interest rate fluctuation on net financial items not covered by swaps for the years indicated:

	For the year ended December 31,
	2015	2014	2013(1)
	(audited)
	(EUR in millions)
Interest +1 percent	(0.8)	(0.6)	1.1
Interest +2 percent	(1.6)	(1.1)	2.1

(1)

The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013. For additional information, see “Certain Matters—Presentation of Financial Information—Historical Financial Statements of Munksjö.”

Price Risk

In 2015, Munksjö stopped hedging its electricity consumption in the Swedish entities. However, there are outstanding contracts with Statkraft that extend to 2017.

With regard to pulp, Munksjö has a policy of hedging no more than 50 percent of the sales and/or purchases. Effective from January 1, 2015, Munksjö decided to stop all hedging in relation to pulp prices. Long fiber pulp is manufactured and sold by Munksjö, whereas both long and short fiber pulp is used in production.

The following table sets forth the estimated effect of the stated changes in the cost of pulp, energy and titanium dioxide on Munksjö’s profit before tax for the year ended December 31, 2015:

For the year ended December 31, 2015
(audited)
(EUR in millions)
Long-fiber pulp +5 percent	2.4
Short-fiber pulp +5 percent	(11.9)
Energy +5 percent	(4.8)
Titanium dioxide +5 percent	(4.6)

Credit Risk

Credit risk refers to the risk that a counterparty in a financial transaction cannot meet its obligations. To avoid this, it is clearly defined in Munksjö’s financial policy how any excess liquidity may be invested. The calculation of credit risk includes positive profit and loss effects on derivative contracts with a counterparty. Munksjö’s maximum credit risk exposure corresponds to the fair values of the financial assets. See Note 23 to Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2015 incorporated by reference into this Prospectus.

Customer Structure and Customer Credit

Munksjö has longstanding customer relations, and the majority of its sales is to Europe. The sales can be based on framework agreements specifying general terms and conditions of supply and planned supply quantities or, alternatively, the customer submits a request regarding the quality and quantity for a specific purpose. Various pricing models are used, either according to an issued price list or using a fixed price for a certain period. For pulp there are publicity quoted market prices available. The extension of credits to customers varies depending on the market and the product. As at December 31, 2015, 2014 and 2013, Munksjö’s accounts receivables amounted to EUR 111.1 million, EUR 114.6 million and EUR 128.7 million, respectively. Approximately one-half of Munksjö’s customer receivables are covered by credit insurance. The total credit losses recorded in 2015, 2014 and 2013 amounted to EUR 0.9 million, EUR 0.4 million and EUR 1.5 million, respectively.

Munksjö has a credit policy that governs the management of customer credits. The fair value of accounts receivables and supplier credits is commensurate with the recognized value.

The following table sets forth information on Munksjö’s accounts receivables as at the dates indicated:

	As at December 31,
	2015	2014	2013
	(audited)
	(EUR in millions)
Accounts receivables not due	100.7	103.1	116.5
Receivables overdue:
Less than 30 days	8.5	10.1	10.5
30–90 days	1.3	0.8	0.3
More than 90 days	0.6	0.6	1.4

Receivables overdue	10.4	11.5	12.2

Total accounts receivable	111.1	114.6	128.7

Financial Instruments

In 2015, the currency and electricity hedges made negative contributions as the Swedish krona became weaker, the U.S. dollar stronger and electricity prices stayed low. The continued low interest rate has a negative impact on the interest rate swaps.

The following tables set forth information on Munksjö’s derivative assets and liabilities used for hedging purposes as at the dates and for the years indicated:

	As at and for the year ended December 31,
	2015	2014	2013(1)
	(audited)
	(EUR in millions)
Opening net liability	(4.3)	(1.5)	0.3
Changes in fair value	(3.2)	(7.3)	(2.8)
Realized hedges	6.2	4.5	1.0

Closing net liability	(1.3)	(4.3)	(1.5)
Deferred tax	0.3	0.9	0.3

Hedging reserve net of tax in equity	(1.0)	(3.4)	(1.2)

	As at December 31, 2015
	Bank(2)	Asset	Liability	Netting	Balance sheet presentation
		(EUR in millions)
Currency derivatives	A	1.1	–	1.1	Current assets
Interest rate swaps	A	–	(0.7)	(0.7)	Current borrowings
Electricity derivatives	B	–	(0.7)	(0.7)	Current liabilities
Interest rate swaps	C	–	(1.1)	(1.1)	Current borrowings
Currency derivatives	D	0.1	–	0.1	Current assets

Total		1.2	(2.5)	(1.3)

(1)

The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013. For additional information, see “Certain Matters—Presentation of Financial Information—Historical Financial Statements of Munksjö.”

(2)	Counterparty for the derivatives.

Fair Value Measurement, Per Level

The following table sets forth Munksjö’s fair value measurement of derivative instruments as at the dates indicated:

	Level 1	Level 2	Level 3	Total
	(EUR in millions)
December 31, 2015
Currency derivatives	–	1.2	–	1.2
Electricity derivatives	–	(0.7)	–	(0.7)
Pulp derivatives	–	–	–	0.0
Interest rate swaps	–	(1.8)	–	(1.8)

Total	0.0	(1.3)	0.0	(1.3)

December 31, 2014
Currency derivatives	–	(2.9)	–	(2.9)
Electricity derivatives	–	(0.2)	–	(0.2)
Pulp derivatives	–	–	–	0.0
Interest rate swaps	–	(1.2)	–	(1.2)

Total	0.0	(4.3)	0.0	(4.3)

December 31, 2013
Currency derivatives	–	(0.1)	–	(0.1)
Electricity derivatives	–	(0.5)	–	(0.5)
Pulp derivatives	–	(0.7)	–	(0.7)
Interest rate swaps	–	(0.2)	–	(0.2)

Total	0.0	(1.5)	0.0	(1.5)

The division per level is made as follows: level 1 means that there are quoted prices on active markets, which prices have been used in the valuation. Level 2 means that the valuation of the derivative is indirectly attributed from quoted prices. Level 3 means that the derivative instrument has been valued based on non-observable market data.

Munksjö’s derivatives are classified in level 2 and no changes between levels occurred in 2015. Derivatives are fair valued based on valuations provided by external parties using various valuation techniques. The fair value of interest rate swaps is calculated by discounting the estimated future cash flows based on observable yield curves. The fair value of forward exchange contracts is determined using forward exchange rates at the balance sheet date with the resulting fair value discounted to present value. The remaining financial instruments are fair valued using discounted cash flow analysis.

The following table sets forth Munksjö’s realized hedging for the years indicated:

	For the year ended December 31,
	2015	2014	2013(1)
	(audited)
	(EUR in millions)
Currency derivatives	(4.9)	(3.6)	(0.2)
Electricity derivatives	(0.6)	(0.6)	(0.4)
Pulp derivatives	0.0	–	(0.2)
Interest rate swaps	(0.7)	(0.3)	(0.2)

Total	(6.2)	(4.5)	(1.0)

(1)

The consolidated financial information of Munksjö for the year ended December 31, 2013 presented herein includes LP Europe as of May 27, 2013 and Coated Specialties as of December 2, 2013. For additional information, see “Certain Matters—Presentation of Financial Information—Historical Financial Statements of Munksjö.”

The realized interest rate swaps are recognized in net financial costs whereas the realized currency, electricity and pulp derivatives are recognized in operating result.

The following table sets forth the maturity of Munksjö’s derivatives as at the dates indicated:

	Balance as at December 31,	6 months	6–12 months	More than 1 year
	(EUR in millions)
December 31, 2015
Currency derivatives	1.2	1.0	0.2	–
Electricity derivatives	(0.7)	(0.3)	(0.3)	(0.1)
Interest rate swaps	(1.8)	(0.6)	(0.4)	(0.8)

Total	(1.3)	0.1	(0.5)	(0.9)

December 31, 2014
Currency derivatives	(2.9)	(2.6)	(0.3)	–
Electricity derivatives	(0.2)	(0.1)	(0.1)	0.0
Interest rate swaps	(1.2)	(0.2)	(0.2)	(0.8)

Total	(4.3)	(2.9)	(0.6)	(0.8)

Capital Management

Munksjö monitors capital on the basis of the gearing ratio. The ratio is calculated by dividing net debt by equity. Net debt is calculated as total borrowings as shown in the balance sheet less accrued interest less cash and cash equivalents. Munksjö’s aims to maintain a gearing ratio of below 80 percent and the gearing ratio was 56.7 percent as at December 31, 2015.

Critical Accounting Policies

According to Munksjö’s management, the following assessments and estimates are critical to the amounts recognized in the accounts, and there is a risk that future events and new information affect the basis for these assessments and estimates.

Goodwill

Munksjö carries out impairment testing of goodwill every year. The goodwill is divided among cash-generating units corresponding to Munksjö’s operating segments. The value in use of the cash-generating units is calculated based on the existing plans of Munksjö. The plans are based on market assumptions and comprise expected future cash flows for the existing operations, which are discounted with the relevant weighted average cost of capital. For the years ended December 31, 2015, 2014 and 2013, no impairment has been determined. As at December 31, 2015, 2014 and 2013, Munksjö’s goodwill amounted to EUR 223.9 million, EUR 226.7 million and EUR 226.6 million, respectively.

Tangible and Other Intangible Assets

As at December 31, 2015, 2014 and 2013, Munksjö’s tangible and other intangible assets amounted to EUR 476.6 million, EUR 501.6 million and EUR 515.6 million, respectively. The assets are tested for impairment when there is a triggering event. In 2015, certain assets in the Graphic and Packaging business area were tested for impairment. The recoverability of these assets is based on market assumptions and managements estimate of future cash flows. Changes in assumptions and failure to meet certain earnings targets could result in impairment. No impairment has been recorded. However the testing is sensitive to changes in EBITDA margin and discount rate as the difference between asset carrying values and recoverable amount is low.

Environment

Supported by environmental legislation in various countries, the authorities bring up issues regarding soil explorations and potential remediation in case of discontinued operations. The responsibility for any remediation is decided on a case-by-case basis, often aided by reasonability assessments. The provisions for environmental costs connected to discontinued operations are based on assessments regarding future restoration costs. Changes in assumptions or legislation may result in additional costs.

Pensions

The costs for and values of the pension commitments related to defined benefit pension plans are based on actuarial calculations based on assumptions made regarding discount rates, expected return on plan assets, future salary increases, inflation, and demographic distribution. Changes in these assumptions will result in volatility in the pension obligation. As at December 31, 2015, 2014 and 2013, the net of Munksjö’s pension commitments and the value of the plan assets amounted to EUR 52.4 million, EUR 51.0 million and EUR 45.9 million, respectively.

Taxes

Deferred tax is calculated on temporary differences between the carrying amounts and taxable values of assets and liabilities. Assessments and estimates are made to determine the value of various assets and liabilities and regarding the future taxable profit in case the future recovery of deferred tax assets would depend upon this. As at December 31, 2015, 2014 and 2013, Munksjö’s deferred tax assets amounted to EUR 51.8 million, EUR 60.2 million and EUR 54.6 million, respectively.

New Standards and Interpretations

Munksjö has not yet applied the following new or revised standards and interpretations already published by the International Accounting Standards Board but not endorsed for use by the EU as of December 31, 2015:

●	“IFRS 9 – Financial Instruments;”

●	“IFRS 15 – Revenue from Contracts with Customers;” and

●	“IFRS 16 – Leases.”

Munksjö aims to adopt the above-mentioned standards as of the date in which each standard or interpretation enters into force, as endorsed by the EU, or if such date is different from the first day of the financial period, as of the beginning of the financial period following the entry into force. Munksjö is currently estimating the effects of applying the new and revised standards. Munksjö does not expect the introduction of “IFRS 9 – Financial Instruments” and “IFRS 15 – Revenue from Contracts with Customers” to have a significant impact on its financial statements at adoption. However, Munksjö expects the introduction of “IFRS 16 – Leases” to have a significant impact on its net debt and EBITDA. For additional information on new and revised standards, see Note 1 to Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2015 incorporated by reference into this Prospectus.

Board of Directors, Management and Auditors of Munksjö

General

Munksjö Oyj is a public limited liability company incorporated and domiciled in Finland. In its corporate governance and management, Munksjö complies with applicable Finnish legislation, its articles of association and Munksjö’s corporate governance principles approved by its Board of Directors. Munksjö follows all regulations and recommendations of Nasdaq Helsinki, including the Finnish Corporate Governance Code 2015 issued by the Finnish Securities Market Association and adopted by Nasdaq Helsinki (the “Finnish Code”). Munksjö also complies with the Revised Swedish Corporate Governance Code (the “Swedish Code”) with the exceptions listed under “—Corporate Governance” below. The governing bodies of Munksjö (i.e., the general meeting of shareholders, the Board of Directors and the CEO) have the ultimate responsibility for Munksjö’s management and its operations. Munksjö’s Management Team reports to the CEO and is responsible for the efficient management of Munksjö’s operations.

Shareholders participate in the control and management of Munksjö through resolutions passed at general meetings of shareholders of Munksjö. General meetings of shareholders of Munksjö are generally convened upon notice given by the Board of Directors of Munksjö. In addition, general meetings of shareholders of Munksjö must be convened when requested in writing by an auditor of Munksjö or by shareholders representing at least one-tenth of all issued and outstanding shares in Munksjö.

The business address of the members of the Board of Directors, Management Team and CEO of Munksjö is c/o Munksjö Oyj, Eteläesplanadi 14, FI-00130 Helsinki, Finland.

Board of Directors and Management Team

Board of Directors

The tasks and responsibilities of the Board of Directors of Munksjö are determined on the basis of the Finnish Companies Act as well as other applicable legislation. The Board of Directors of Munksjö has general authority to decide and act in all matters not reserved for other corporate governing bodies by law or under the provisions of Munksjö’s articles of association. The general task of the Board of Directors of Munksjö is to duly organize Munksjö’s management and operations. In all situations, the Board of Directors of Munksjö must act in accordance with Munksjö’s best interest.

The operating principles and main duties of the Board of Directors of Munksjö have been defined in the procedural rules for the Board of Directors of Munksjö and include, among other things:

●	to establish business objectives and strategy;

●	to appoint, continuously evaluate and, if required, remove the CEO from office;

●	to ensure that there are effective systems in place for monitoring and controlling Munksjö’s operations and financial position compared to its stated objectives;

●	to ensure that there is satisfactory control of Munksjö’s compliance with laws and other regulations applicable to Munksjö’s operations;

●	to ensure that guidelines to govern Munksjö’s ethical conduct are adopted; and

●	to ensure that Munksjö’s external disclosure of information is marked by openness and is correct, timely, relevant and reliable, by way of, among other things, adopting a communication policy.

The annual general meeting of shareholders of Munksjö elects the members of the Board of Directors of Munksjö for a term expiring at the close of the following annual general meeting of shareholders of Munksjö. Therefore, the entire Board of Directors of Munksjö is elected at each annual general meeting of shareholders of Munksjö. The organization meeting of the Board of Directors of Munksjö elects the Chairman and the Vice Chairman of the Board of Directors of Munksjö. A member of the Board of Directors of Munksjö may be removed from office at any time by a resolution passed by a general meeting of shareholders. Proposals to the annual general meeting of shareholders of Munksjö concerning the election of members of the Board of Directors of Munksjö, which have been made known to the Board of Directors of Munksjö prior to the annual general meeting of shareholders of Munksjö, will be made public if such a proposal is supported by shareholders holding a minimum of one-tenth of all the shares and voting rights and the person being proposed has consented to such nomination.

In accordance with the articles of association of Munksjö, the Board of Directors of Munksjö is composed of a minimum of four and a maximum of eight ordinary members. The Board of Directors of Munksjö is quorate when more than one-half of its members are present. A decision by the Board of Directors of Munksjö is the opinion supported by more than one-half of the members present at a meeting. In the event of a tie, the Chairman has the casting vote. The Board of Directors of Munksjö typically meets nine times in a year. In 2015, the Board of Directors of Munksjö convened nine times, including two meetings held as telephone meetings.

The annual general meeting of shareholders of Munksjö held on April 6, 2016 confirmed the number of members of the Board of Directors of Munksjö to be seven. Peter Seligson, Sebastian Bondestam, Alexander Ehrnrooth, Hannele Jakosuo-Jansson, Mats Lindstrand, Anna Ohlsson-Leijon and Elisabet Salander Björklund were elected as members of the Board of Directors of Munksjö. The organization meeting of the Board of Directors of Munksjö elected Peter Seligson as Chairman and Elisabet Salander Björklund as Vice Chairman of the Board of Directors. As at the date of this Prospectus, all current members of the Board of Directors of Munksjö are independent of Munksjö. As at the date of this Prospectus, Sebastian Bondestam, Hannele Jakosuo-Jansson, Mats Lindstrand, Anna Ohlsson-Leijon and Elisabet Salander Björklund are independent of the significant shareholders of Munksjö and other current members of the Board of Directors are not independent of Munksjö’s significant shareholders. For information about expected changes to Munksjö’s Board of Directors in connection with the Merger, see “Information about the Combined Company—Board of Directors and Management.”

The following table sets forth the members of the Board of Directors of Munksjö as at the date of this Prospectus:

	Position	Citizenship	Year of birth
Peter Seligson	Chairman	Finnish	1964
Sebastian Bondestam	Member	Finnish	1962
Alexander Ehrnrooth	Member	Finnish	1974
Hannele Jakosuo-Jansson	Member	Finnish	1966
Mats Lindstrand	Member	Swedish	1959
Anna Ohlsson-Leijon	Member	Swedish	1968
Elisabet Salander Björklund	Vice Chairman and Member	Swedish	1958

Peter Seligson has been the Chairman of the Board of Directors of Munksjö since 2012. He currently acts as a Partner and a member of the Board of Directors at Seligson & Co Oyj, the Chairman of the Boards of Directors of Aurajoki Oy, Broadius Partners Ltd and Hercculia Oy Ab, the Chairman of Skatte- och Företagsekonomiska Stiftelsen, a member of the Board of Directors of Ahlström Capital Oy and a member of Folkhälsan. Previously, Mr. Seligson was a member of Board of Directors of Ahlstrom between 2001 and 2014, the Managing Director of Alfred Berg Finland between 1991 and 1997 and a Head of Sales and Trading of Arctos Securities between 1987 and 1991. Mr. Seligson holds a Lic. Oec. (HSG) degree.

Sebastian Bondestam has been a member of the Board of Directors of Munksjö since 2013. He has been the President of Uponor Infra Ltd since 2013. Previously, Mr. Bondestam was a member of the Board of Directors of Ahlstrom between

2001 and 2013. He joined Uponor Corporation in 2007 as EVP Supply Chain and held various executive positions at Tetra Pak Group between 1991 and 2006. Mr. Bondestam holds a Master of Science Degree in Engineering.

Alexander Ehrnrooth has been a member of the Board of Directors of Munksjö since 2014. He currently serves as the Managing Director of Virala Corporation, Atine Group Oy, Belgrano Inversiones Oy, Vikon Partners Ab, Vimpu Intressenter Ab and AI-Partners Oy. He also serves as the Chairman of the Boards of Directors of Aleba Corporation and Belgrano Inversiones Oy and as a member of the Boards of Directors of Virala Corporation, Ahlstrom, Fiskars Corporation (Vice Chairman), Vikon Partners Ab, AI-Partners Oy, Vimpu Intressenter Ab and Atine Group Oy. Previously, Mr. Ehrnrooth was the Managing Director of Sellan Intressenter Oy Ab between 2008 and 2015 and Vilha Intressenter Ab between 2007 and 2011. He was also a member of the Boards of Directors of Wärtsilä Corporation between 2010 and 2015, FEL Investments Oy between 2004 and 2016, Ferraria Oy Ab between 2007 and 2013, Vilha Intressenter Ab between 2007 and 2011 as well as Hindhår Storskog Oy Ab between 1998 and 2011. He was also a deputy member of the Board of Directors of Sellan Intressenter Oy Ab between 2008 and 2015. Mr. Ehrnrooth holds a Master of Science degree in Economics from Hanken School of Economics, a Master of Business Administration degree in Entrepreneurship from the University of Wisconsin-Madison School of Business and he has received a Kellogg Executive Scholars Certificate from the Kellogg School of Management at Northwestern University.

Hannele Jakosuo-Jansson has been a member of the Board of Directors of Munksjö since 2013. She currently serves as a Senior Vice President, Human Resources and Safety of Neste Corporation and as a member of the Board of Directors of Neste-Jacobs Oy. Previously, Ms. Jakosuo-Jansson was the Vice President, Human Resources at Oil Refining of Neste Oil Corporation between 2004 and 2005 and a Laboratory and Research Manager at the Technology Center of Neste Oil Corporation between 1998 and 2004. Ms. Jakosuo-Jansson holds a Master of Science Degree in Engineering.

Mats Lindstrand has been a member of the Board of Directors of Munksjö since 2016. He is the Founder and Managing Partner of BioMass Capital AB, the Founder, Owner and the Chairman of the Board of Directors of FRISQ AB and a member of the Boards of Directors of Papyrus AB, Sirva Inc. and Erik Andersson AB. Mr. Lindstrand also acts as a Senior Advisor of McKinsey & Company and Triton Advisers Ltd. Previously, Mr. Lindstrand was a Partner of McKinsey & Company between 1992 and 2008, a Director of McKinsey & Company between 1998 and 2008 and a Structural Engineer of Det Norske Veritas between 1982 and 1985. Mr. Lindstrand holds a Master of Business Administration degree and a Master of Science degree in Engineering.

Anna Ohlsson-Leijon has been a member of the Board of Directors of Munksjö since 2016. She serves as the CFO of AB Electrolux and is also a member of the Boards of Directors of several subsidiaries of AB Electrolux. Previously, Ms. Ohlsson-Leijon was the CFO EMEA of AB Electrolux between 2013 and 2016, the Senior Vice President, Head of Corporate Control and Services, of AB Electrolux between 2011 and 2013, the Senior Vice President, Group Treasurer, of AB Electrolux between 2008 and 2011, Senior Vice President, Head of MA & SA, of AB Electrolux between 2005 and 2008, Director Internal Audit Corporate & Global Program Manager of AB Electrolux between 2003 and 2005 and Director of Project Management of AB Electrolux between 2001 and 2003. She was the CFO of Kimoda.com AB in 2000, a Business Assurance Manager of PricewaterhouseCoopers between 1999 and 2000 and a Business Assurance Manager of PricewaterhouseCoopers (Boston, US) between 1997 and 1999. In addition, Ms. Ohlsson-Leijon held various business assurance positions at PricewaterhouseCoopers between 1993 and 1997. Ms. Ohlsson-Leijon holds a Bachelor of Science degree in Business Administration.

Elisabet Salander Björklund has been a member of the Board of Directors of Munksjö since 2013 and was a member of the Board of Directors of Munksjö AB between 2011 and 2013. She currently serves as the CEO of Bergvik Skog AB and as a member of the Boards of Directors of SweTree Technologies AB, Firefly AB, Cellutech AB and Marcus Wallenberg Prize Foundation. Ms. Salander Björklund is also a member of the Board of Directors of several subsidiaries of Bergvik Skog AB. Previously, Ms. Salander Björklund was the Executive Vice President and a member of the Executive Team of Stora Enso Oyj between 2005 and 2010 and a member of the Board of Directors of Clas Ohlson AB between 2000 and 2010. Ms. Salander Björklund holds a Master of Science Degree in Forestry.

CEO

CEO of Munksjö is appointed by the Board of Directors. The CEO is in charge of the day-to-day management of the company. The duties of the CEO are governed primarily by the Finnish Companies Act and the CEO instruction from the Board of Directors, and the CEO leads the operational activities and prepares information and decisions to support the Board of Directors and presents his findings at the meetings of the Board of Directors. In accordance with the Finnish Companies Act, the CEO has the right to make decisions on certain urgent matters that otherwise would require a decision by the Board of Directors of Munksjö.

Management Team

The Management Team of Munksjö consists of the CEO, functional managers and business area managers. The members of the Management Team are proposed by the CEO and appointed by the Board of Directors of Munksjö. The members of the Management Team report to the CEO.

The CEO, CFO and functional leaders meet with the business area leaders and other business area management monthly to discuss the business areas’ performance and financial status. In addition, the Management Team meets to discuss issues concerning group performance, strategy, budget, forecasting, business and people development and other matters relating to Munksjö. In accordance with the policies and guidelines established by the Board of Directors of Munksjö, group functions are responsible for business development, distribution of financial resources between Munksjö’s operations, capital structure and risk management. Their duties also include matters concerning group-wide research and development, acquisitions and disposals, purchasing coordination, consolidated financial reporting, human resources, internal and external communications, IT, legal matters and coordination and monitoring of safety, environment, sustainability, occupational health and quality and some major projects.

The following table sets forth the members of the Management Team of Munksjö as at the date of this Prospectus:

	Position	Citizenship	Year of birth
Jan Åström	President and CEO	Swedish	1956
Pia Aaltonen-Forsell	CFO	Finnish	1974
Gustav Adlercreutz	Senior Vice President and General Counsel	Finnish	1957
Anna Bergquist	Senior Vice President Strategic Development	Swedish	1980
Anders Hildeman	Senior Vice President Sustainability	Swedish	1956
Åsa Jackson	Senior Vice President Human Resources	Swedish	1964
Anna Selberg	Senior Vice President Communications	Swedish	1962
Daniele Borlatto	Executive Vice President and President Release Liners	Italian	1969
Norbert Mix	President Decor	German	1957
Dan Adrianzon	President Industrial Applications	Swedish	1960
Roland Le Cardiec	President Graphics and Packaging	French	1957

Jan Åström has been the President and CEO of Munksjö since in 2012 and a member of the Management Team of Munksjö since 2013. He serves as a member of the Board of Directors of Sekab BioFuel Industries AB and EcoDevelopment in Europe AB. Previously, Mr. Åström was the President and CEO of Munksjö AB between 2008 and 2013, the President and CEO of SCA AB between 2002 and 2007, deputy to the CEO of SCA AB between 2000 and 2002 and the CEO of Modo Paper AB between 1999 and 2000. Mr. Åström holds a Master of Science degree in Chemical Engineering.

Pia Aaltonen-Forsell has been the CFO of Munksjö since 2015 and a member of the Management Team of Munksjö since 2015. She serves as a member of Board of Directors of Helapala Oy. Previously, Ms. Aaltonen-Forsell was the CFO of Vacon Plc. between 2013 and 2015, the Senior Vice President Finance, IT and M&A, Building and Living Business Area, of Stora Enso between 2012 and 2013, the Senior Vice President, Group Controller, of Stora Enso between 2009 and 2012, and held various other positions at Stora Enso between 2000 and 2009. In addition, Ms. Aaltonen-Forsell has held various positions within controlling and finance at Corenso United between 1997 and 2000. Ms. Aaltonen-Forsell holds a Master of Social Science degree in Economics.

Gustav Adlercreutz has been the Senior Vice President and General Counsel of Munksjö since 2013 and a member of the Management Team since 2013. In July 2016, Munksjö announced that Mr. Adlercreutz will retire in February 2017. Mr. Adlercreutz serves as the Chairman of the Board of Directors of Soldino Oy and a member of Boards of Directors of Oy The English Tearoom Ab and Mannerheim Foundation. Previously, he was the Senior Vice President, General Counsel and a member of the Management Team of Ahlstrom between 2001 and 2010 and the Vice President, General Counsel of Ahlstrom between 2010 and 2013. In addition, Mr. Adlercreutz has held various positions at Ahlstrom between 1984 and 2013. Mr. Adlercreutz holds a Master of Laws degree.

Anna Bergquist has been the Senior Vice President Strategic Development of Munksjö since 2013 and a member of the Management Team since 2013. Previously, Ms. Bergquist was the Senior Vice President of Strategic Development of Munksjö AB between 2010 and 2013 and an Engagement Manager at McKinsey between 2005 and 2010. Ms. Bergquist holds a Master of Science degree in Industrial Economy.

Anders Hildeman has been the Senior Vice President Sustainability of Munksjö since 2015 and a member of the Management Team since 2015. He serves as the Chairman of the Sow a Seed Foundation. Previously, Mr. Hildeman was the Global Forestry Manager of IKEA between 2009 and 2015. In addition, he has held various positions at SCA between 1984 and 2009 and served as an Associate Professional Officer of the United Nations Food and Agriculture Organization between 1989 and 1991. Mr. Hildeman holds a Master of Science degree in Forestry.

Åsa Jackson has been the Senior Vice President Human Resources of Munksjö since 2015 and a member of the Management Team since 2015. She serves as a member of the Board of Directors of Mälardalen University. Previously, Ms. Jackson was the Senior Vice President, Human Resources, of ABB Sweden between 2012 and 2015 and she held various positions within finance, marketing and human resources at ABB between 1994 and 2011. Ms. Jackson holds a Master of Business Administration and Economics degree.

Anna Selberg has been the Senior Vice President Communications of Munksjö since 2015 and a member of the Management Team since 2015. Ms. Selberg serves as a member of the Board of Directors of Astega Advisory AB. Previously, Ms. Selberg was Communication Consultant and Partner of Astega Advisory AB between 2010 and 2015, Acting Senior Vice President, Communications, of SCA in 2010, Vice President, Corporate Branding, of SCA between 2008 and 2010 and Vice President, Group and Internal Communications, of SCA between 2005 and 2008, and held various communications positions at SEB and Sveriges Riksbank between 1995 and 2005. Ms. Selberg holds a Master of Science degree in Business and Economics.

Daniele Borlatto has been the Executive Vice President and President Release Liners of Munksjö since 2013 and a member of the Management Team of Munksjö since 2013. Previously, Mr. Borlatto was the Executive Vice President, Label and Processing business area, of Ahlstrom between 2011 and 2013, Vice President, Release & Label business unit and Supply Chain Label & Processing business area, of Ahlstrom between 2010 and 2011 and Senior Vice President, Release & Label Papers, and a member of the Corporate Executive Team of Ahlstrom between 2007 and 2010. Mr. Borlatto was employed at Ahlstrom between 1990 and 2013. Mr. Borlatto has a degree in business and administration and completed the Global Executive Program at INSEAD.

Norbert Mix has been the President Decor of Munksjö since 2015 and a member of the Management Team since 2013. Previously, Mr. Mix was the Business Area Manager Sales & Marketing Decor of Munksjö between 2013 and 2015, Business Area Manager Sales and Marketing Decor of Munksjö AB between 2011 and 2013, the President and CEO of Munksjö Inc (USA), Sales and Technical Director, Technocell Dekor (Canada and USA), Technical Director Munksjö Decor Inc. (USA) and the Head of Technical Customer Support, PWA Dekor Germany. Mr. Mix holds a Master of Science degree in Finance and Forestry Economics.

Dan Adrianzon has been the President Industrial Applications of Munksjö since 2013 and a member of the Management Team since 2013. Previously, Mr. Adrianzon was a Group Chief Controller of Munksjö AB, Interim CEO and CFO, Specialty Pulp, of Munksjö Aspa Bruk AB and Interim CFO of Munksjö Arches (France). He has been employed at Munksjö since 1998. Mr. Adrianzon holds a Bachelor in Business Administration and Economics degree and a Mechanical Engineering degree from a technical high school.

Roland Le Cardiec has been the President Graphics and Packaging of Munksjö since 2013 and a member of the Management Team since 2013. Previously, Mr. Le Cardiec was the Vice President of Thin Print paper, Fine Art paper and E2P of Munksjö AB between 2011 and 2013, the Business Unit Manager of Thin Print Papers, EMEA Projects Director, General Manager in China, Sales and Marketing Manager and Production Manager at ArjoWiggins between 1988 and 2011 and Production Manager and Process Engineer of Le Nickel-SLN (Eramet) between 1981 and 1988. Mr. Le Cardiec holds a Master of Science degree in Engineering.

On July 14, 2016, Munksjö announced that Gustav Adlercreutz will be succeeded by Andreas Elving. Andreas Elving joined Munksjö on October 17, 2016 and will formally take over the position of General Counsel on February 1, 2017.

The following table sets forth information on Andreas Elving:

	Citizenship	Year of birth
Andreas Elving	Swedish	1976

Andreas Elving served as Associate General Counsel of Autoliv, Inc. prior to joining Munksjö. Previously, Mr. Elving was a Senior Associate at Mannheimer Swartling Advokatbyrå AB between 2014 and 2015, a Senior Associate at Mannheimer Swartling (China) between 2010 and 2014, and an Associate/Senior Associate at Mannheimer Swartling Advokatbyrå AB between 2004 and 2010 and a Law Clerk at the District Court of Stockholm between 2002 and 2004. Mr. Elving holds a Master of Laws degree.

Corporate Governance

Munksjö is a Finnish public limited liability company, the shares of which are listed on Nasdaq Helsinki and Nasdaq Stockholm. In its corporate governance, Munksjö complies with applicable laws and regulations, including without limitation, the Finnish Companies Act, the Finnish Securities Market Act, the regulation (EU) 596/2014 on market abuse (the “MAR”), the rules of Nasdaq Helsinki as well as the articles of association of Munksjö. In addition, Munksjö complies with the Finnish Code and the Swedish Code.

Munksjö does not deviate from any of the recommendations of the Finnish Code. Munksjö also complies with the Swedish Code with the exceptions listed below. The deviations are due to the differences between the Swedish and

Finnish legislation, governance code rules and practices and the fact that Munksjö follows the rules and practices in Finland.

Munksjö’s corporate governance and control system deviates from the following recommendations under the Swedish Code:

●

Swedish Code Rule 1.3 and 1.4: The shareholders’ meeting. According to Finnish annual general meeting of shareholders practice, the Chairman of the Board of Directors opens the annual general meetings of shareholders and proposes the chair, who is normally an attorney-at-law. The general meetings of shareholders of Munksjö are conducted in Finnish and partly in Swedish. The materials of the general meetings of shareholders of Munksjö are available in Finnish, Swedish and English. The minutes of the general meetings of shareholders of Munksjö are in Finnish.

●

Swedish Code Rule 2.1 and 2.6: The nomination committee. The Shareholders’ Nomination Board makes proposals to the general meeting of shareholders of Munksjö in accordance with its charter. As the Chairman of the Board of Directors of Munksjö, in accordance with the Finnish Companies Act and the articles of association of Munksjö, is elected by the Board of Directors, the Shareholders’ Nomination Board cannot propose the Chairman, but, in accordance with its charter, the Shareholders’ Nomination Board makes a recommendation as to who should be elected as Chairman. The Audit Committee prepares the proposals on the election and remuneration of the statutory auditor in line with the Finnish Code. Under the Finnish Code, the Shareholders’ Nomination Board does not issue a statement explaining its proposal regarding the composition of the Board of Directors on Munksjö’s website. The share ownership of the candidates or related persons and companies are only published once the candidate has been elected as a member of the Board of Directors.

●

Swedish Code Rule 6.1: The chair of the board. According to the Finnish Companies Act, the Chairman of the Board of Directors is elected by the Board of Directors if not otherwise stated in the company’s articles of association or otherwise decided when the Board of Directors is elected.

●

Swedish Code Rule 9.1 and 9.6: Remuneration of the board and executive management. According to Finnish law, the remuneration of the CEO and management is the responsibility of the Board of Directors. The guidelines and information on remuneration is presented in the corporate governance statement of Munksjö and on Munksjö’s website in the remuneration statement. The incentive plans are established by the Board of Directors of Munksjö. If the plan includes issuing new shares, options or repurchase of shares or disposal of shares, such disposal, issuance or repurchase of shares will be subject to shareholders approval or authorization. Currently, the Board of Directors of Munksjö has an authorization to repurchase shares and dispose of them.

●

Swedish Code Rule 10.2 and 10.3: Information on corporate governance. Under the Finnish Code, shareholdings in companies with which Munksjö has significant business do not have to be reported. Infringements of the stock exchange rules applicable to Munksjö and similar do not need to be reported according to the Finnish Code. According to the Finnish Code, the Audit Committee or some other competent committee must review the corporate governance statement of Munksjö. The auditors must check that the statement has been issued and that the descriptions of the main features of the internal control and risk management systems related to the financial reporting process included in it is consistent with the financial statements. The incentive plans are established by the Board of Directors of Munksjö. If the plan includes issuing new shares or repurchase of shares or disposal of shares, such disposal, issuance or repurchase of shares will be subject to shareholders approval or authorization. Currently, the Board of Directors of Munksjö has an authorization to repurchase shares and dispose of them.

Board Committees

Overview

The Board of Directors of Munksjö annually appoints an Audit Committee and Remuneration Committee and may also appoint other permanent committees if considered necessary at its organization meeting following the annual general meeting of shareholders of Munksjö. The composition, duties and working procedures of the committees must be defined by the Board of Directors of Munksjö in the charters confirmed for the committees. The committees regularly report on their work to the Board of Directors of Munksjö.

Audit Committee

The Audit Committee consists of at least three members. All members of the Audit Committee must be independent of Munksjö and at least one member must be independent of Munksjö’s significant shareholders. The members of the Audit Committee must have the qualifications necessary to perform the responsibilities of the Audit Committee. At least one member must have expertise specifically in accounting, bookkeeping or auditing. All members of the Audit Committee must be versed in financial matters.

According to its charter, the Audit Committee assists the Board of Directors of Munksjö in fulfilling its supervisory responsibilities and also prepares certain accounting and auditing matters to be handled by the Board of Directors. In addition, the Audit Committee makes recommendations for the election and removal of the external auditors and for their compensation and approves the external auditors’ audit plan based on the auditors’ proposal. Among its other duties, the Audit Committee reviews and monitors the financial reporting process, the efficiency of the system of internal control and risk management, and the audit process.

The members of the Audit Committee as at the date of this Prospectus are Elisabet Salander Björklund (Chair), Sebastian Bondestam and Anna Ohlsson-Leijon. All members of the Audit Committee are independent of Munksjö and Munksjö’s significant shareholders. The Audit Committee meets at least four times per year. In 2015, the Audit Committee met seven times.

Remuneration Committee

The Remuneration Committee consists of at least three members, all of whom must be members of the Board of Directors of Munksjö who are independent of Munksjö. Representatives of Munksjö’s senior management, including members of the Management Team, may not be members of the Remuneration Committee.

According to its charter, the Remuneration Committee assists the Board of Directors of Munksjö in the efficient preparation and handling of the matters pertaining to the appointment and dismissal of the CEO and other executives and their remuneration.

The members of the Remuneration Committee as at the date of this Prospectus are Peter Seligson (Chairman), Alexander Ehrnrooth and Hannele Jakosuo-Jansson. Hannele Jakosuo-Jansson is independent of Munksjö and Munksjö’s significant shareholders. Peter Seligson and Alexander Ehrnrooth are independent of Munksjö, but not independent of Munksjö’s significant shareholders. The Remuneration Committee meets at least three times per year. In 2015, the Remuneration Committee met three times.

Shareholders’ Nomination Board

On May 13, 2013 based on the proposal by the Board of Directors of Munksjö, the annual general meeting of shareholders of Munksjö resolved to establish a Shareholders’ Nomination Board to prepare proposals to the annual general meeting of shareholders of Munksjö for the election and remuneration of the members of the Board of Directors of Munksjö and the remuneration of the board committees and the Shareholders’ Nomination Board. The Shareholders’ Nomination Board consists of five members, three of which represent Munksjö’s three largest shareholders who, on May 31 preceding the next annual general meeting of shareholders of Munksjö, hold the largest number of votes calculated of all shares in Munksjö. The Chairman and a person nominated by the Board of Directors of Munksjö, as expert members, are the other two members of the Shareholders’ Nomination Board.

The duties of the Shareholders’ Nomination Board include:

●

to prepare and present to the annual general meeting of shareholders of Munksjö a proposal on the remuneration of the members of the Board of Directors of Munksjö as well as a proposal on the remuneration of the board committees and the Shareholders’ Nomination Board;

●	to prepare and present to the annual general meeting of shareholders of Munksjö a proposal on the number of the members of the Board of Directors of Munksjö;

●

to prepare and present to the annual general meeting of shareholders of Munksjö a proposal on the members of the Board of Directors of Munksjö, including a recommendation on who of the proposed members of the Board of Directors of Munksjö should be elected Chairman of the Board of Directors of Munksjö;

●	to establish the principles of diversity that it applies; and

●	to seek for prospective successors for the members of the Board of Directors of Munksjö.

The Chairman of the Shareholders’ Nomination Board convenes the Shareholders’ Nomination Board as required. The members of the Shareholders’ Nomination Board as at the date of this Prospectus are Thomas Ahlström, Chairman (appointed by AC Invest Five B.V., Kai Nahi, Niklas Lund, Kasper Kylmälä, Michael Sumelius and Carl Ahlström), Alexander Ehrnrooth (appointed by Viknum AB), Mikko Mursula (appointed by Ilmarinen Mutual Pension Insurance Company), Peter Seligson (expert member) and Mats Lindstrand (expert member).

Information on the Members of the Board of Directors and the Management Team

As at the date of this Prospectus, none of the members of the Board of Directors or the Management Team of Munksjö have, during the previous five years:

●	had any convictions in relation to fraudulent offences;

●

been in a managerial position, such as a member of the administrative or management or a supervisory body or belonged to the senior management, of any company at the time of its bankruptcy, receivership or liquidation (excluding liquidation which has been carried out in order to dissolve the company due to tax reasons or reasons related to the simplification of group structure); or

●

been the subject of any official public incrimination and/or sanctions by statutory or regulatory authorities (including designated professional bodies) and been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of any company or from managing the affairs of any company.

Conflicts of Interest

Provisions regarding the conflicts of interest of the management of a Finnish company are set forth in the Finnish Companies Act. Pursuant to Chapter 6, Section 4 of the Finnish Companies Act, a member of the Board of Directors may not participate in the handling of a contract between himself or herself and the company, nor may he or she participate in the handling of a contract between the company and a third party if he or she may thereby receive a material benefit, which may be in contradiction with the interests of the company. This provision also applies to any other legal act, legal proceeding or other similar matter. This provision also applies to the CEO.

Except for their legal and/or beneficial interest in shares in Munksjö, including pursuant to Munksjö’s share ownership policy discussed under “—Management Ownership” below, there are no (i) conflicts of interest between any duties to Munksjö of any member of the Board of Directors or the Management Team of Munksjö and their private interests and/or other duties; (ii) arrangements or understandings with major shareholders, members, suppliers or others pursuant to which any member of the Board of Directors or the Management Team of Munksjö was elected; or (iii) restrictions agreed by any member of the Board of Directors or the Management Team of Munksjö on the disposal of their holdings in Munksjö’s securities within a certain time.

Remuneration

Board of Directors

The remuneration of the members of the Board of Directors of Munksjö is decided by the annual general meeting of shareholders of Munksjö based on a proposal by the Shareholders’ Nomination Board. On April 6, 2016, the annual general meeting of shareholders of Munksjö decided that the Chairman of the Board of Directors will receive EUR 80,000 per year, the Vice Chairman EUR 50,000 per year and the ordinary members EUR 40,000 per year each. The Chairman of the Audit Committee will receive EUR 12,000 per year and other members will receive EUR 6,000 per year each. The Chairman of the Remuneration Committee will receive EUR 6,000 per year and other members will receive EUR 3,000 per year each. The Chairman of the Shareholders’ Nomination Board will receive EUR 6,000 a year and the ordinary members EUR 3,000 per year each. Travel expenses will be reimbursed in accordance with Munksjö’s travel policy.

The following table sets forth the remuneration paid to the members of the Board of Directors of Munksjö for the years indicated:

	For the year ended December 31,
	2015	2014	2013(1)
	(audited)
	(EUR in thousands)
Peter Seligson	86	77	46
Fredrik Cappelen(2)(3)	44	39	24
Elisabet Salander Björklund(4)	50	44	26
Sebastian Bondestam	45	41	24
Hannele Jakosuo-Jansson	42	38	22
Alexander Ehrnrooth(5)	45	31	–
Caspar Callerström(6)	9	28	4	(7)
Jarkko Murtoaro(8)	–	–	–	(9)

(1)	For the period from May 27, 2013 to December 31, 2013.
(2)	In addition, the remuneration from Munksjö AB was SEK 78 thousand for the period from January 1, 2013 to May 26, 2013.
(3)	Member of the Board of Directors until April 6, 2016.
(4)	In addition, the remuneration from Munksjö AB was SEK 39 thousand for the period from January 1, 2013 to May 26, 2013.
(5)	Member of the Board of Directors since April 2, 2014.
(6)	Member of the Board of Directors since April 2, 2014 and until April 15, 2015.
(7)	This amount is compensation for being the Chairman of the Shareholders’ Nomination Board for the period from May 27, 2013 to December 31, 2013.
(8)	Member of the Board of Directors until April 2, 2014.
(9)	Jarkko Murtoaro has renounced his remuneration.

Management Team

The Board of Directors of Munksjö decides on the remuneration of the CEO based on a proposal by the Remuneration Committee and on the remuneration of the other members of the Management Team based on a proposal by the CEO, which is reviewed by the Remuneration Committee.

Salaries and variable remuneration are fixed per calendar year. The CEO and other members of the Management Team of Munksjö may be offered variable remuneration. Any variable remuneration must be limited and in proportion to the fixed salary and be based on the financial objectives of Munksjö as well as individual targets. The final resolution on the payment of variable remuneration must be passed by the Board of Directors of Munksjö after the approval of the audited financial statements. Any variable remuneration must not be pensionable, unless otherwise stipulated in any applicable law or in the rules of a general pension plan. To the extent that other benefits are paid, they consist of company cars and health insurance.

The following table sets forth the remuneration and benefits paid to the CEO and other members of the Management Team of Munksjö for the years indicated:

	Gross salary	Variable remuneration	Other benefits	Pension expenses	Total
	(audited)
	(EUR in thousands)
2015
CEO of Munksjö	561	222	1	182	966
Other members of the Management Team of Munksjö	1,778	567	64	450	2,859

Total	2,339	789	65	632	3,825

2014
CEO of Munksjö	537	94	1	200	832
Other members of the Management Team of Munksjö	1,979	276	65	467	2,787

Total	2,516	370	66	667	3,619

2013
CEO of Munksjö(1)	339	96	1	99	535
CEO of Munksjö AB(2)	205	416	1	65	687
Other members of the Management Team of Munksjö(1)	1,029	485	84	268	1,866
Other members of the Management Team of Munksjö AB(2)	794	880	63	203	1,940

Total	2,367	1,877	149	635	5,028

(1)	For the period from May 27, 2013 to December 31, 2013.
(2)	For the period from January1, 2013 to May 26, 2013.

Long-term Share-based Incentive Programs

2014 Long-term Share-based Incentive Program

In May 2014, the Board of Directors of Munksjö approved a long-term share-based incentive program for the members of the Management Team and other key personnel of Munksjö. At the end of 2015, 35 persons had enrolled to the program. The total cost for the program will be recognized over its vesting period, which commenced in July 2014 and ends on December 31, 2016.

Participants in the program are awarded matching and performance shares based on an initial investment in saving shares. For each saving share, the plan offers the participant the right to receive one matching share and the opportunity to receive up to five performance shares if the performance targets set by the Board of Directors of Munksjö are attained. The matching and performance shares will vest conditional on performance criteria as specified below, holding of investment shares and continued employment of the participant. The vesting date for the 2014 plan is December 31, 2016 (i.e., a three-year vesting period). For each saving share, the potential pay-out is as follows:

●	A-Rights: one matching share with no performance criteria.

●

B-Rights: one share will be granted at EUR 200 million dividend capacity, two shares will be granted at EUR 225 million dividend capacity and three shares will be granted at EUR 250 million dividend capacity. Allotment will be linear between the levels. Vesting is also conditional on positive absolute total shareholder return (“TSR”) for Munksjö during the vesting period.

●

C-Rights: one share will be granted if TSR is equal or better than an index for the peer group, and two shares will be granted if the TSR is 10 percentage units better than an index for the peer group. Vesting is also conditional on positive absolute TSR for Munksjö during the vesting period.

The absolute TSR condition and relative TSR condition is recognized as a market condition according to “IFRS 2 – Share-based Payments” while the dividend capacity condition is recognized as a non-market condition. Due to uncertainty whether, and how many of, the matching and performance shares is expected to vest, a Monte Carlo simulation model is used to value the related instruments. For the instruments where vesting is conditional on a market condition the Monte Carlo simulation model is applied to calculate the fair value excluding the present value of future dividends. For the other instruments, the share price excluding the present value of future dividends is the fair value.

The total number of potential shares granted amounted to 417,474 of which 15,245 were forfeited during 2014 and a further 27,424 during 2015. An additional 52,301 shares were granted during 2015 leaving a closing balance of 427,106. The weighted average fair value of instruments granted was EUR 5.03 and the intrinsic value of instruments expected to vest amounted to EUR 2,448,738. In 2015, the total cost amounted to EUR 0.9 million. As at December 31, 2015, the cash settled liability amounted to EUR 0.6 million and the amount recognized in equity amounted to EUR 0.3 million. The program has a cap maximizing the gross reward to an amount corresponding to 300 percent of the participant’s annual base salary.

The program will remain in force in accordance with its terms until December 31, 2016. The awards under the program will be delivered to the participants in shares and in cash pursuant to the terms of the program. The Board of Directors of Munksjö will take the final decision regarding the payment of the award and its amount under the program following the adoption of Munksjö’s financial statements for 2016 or, at the latest, as soon as practicably possible following the completion of the Merger.

2016 Long-term Share-value-based Incentive Program

In June 2016, the Board of Directors of Munksjö approved a new long-term share-value-based incentive program for the members of the Management Team and other key personnel of Munksjö. The objective of the program is, by creating a long-term share-value-based incentive for the management, to increase Munksjö’s value in the long term and to secure the alignment of the objectives of the members of the Management Team and other key personnel of Munksjö with the objectives of Munksjö’s shareholders.

The potential rewards for the program were initially scheduled to be paid in the spring of 2019, if the performance targets set by the Board of Directors of Munksjö were attained. The performance measure applied to the program was set as the TSR of Munksjö’s share in the three-year performance period. In addition, the payment of the reward is conditional on the achievement of a minimum EBITDA requirement set by the Board of Directors of Munksjö. If the performance target set for the program is attained in full, the maximum gross value of rewards payable based on the program and before the deduction of the applicable taxes corresponds to the value of approximately 580,000 shares.

The maximum gross reward payable under the program is an amount corresponding to 200 percent of the individual participant’s annual base salary. In addition to the cap applied to long-term incentive rewards, Munksjö applies an overall cap to all variable pay paid by Munksjö at any given year according to which the aggregate value of all short-term and long-term incentive rewards, excluding possible project bonuses, paid by Munksjö any given year may not exceed a specific percentage of Munksjö’s EBITDA, as determined by the Board of Directors of Munksjö. Munksjö is entitled in its sole discretion to cancel the program provided that it pays any earnings for the performance period until the termination of the program.

On December 16, 2016, the Board of Directors of Munksjö decided to terminate the program on a pro rata basis as of the Effective Date, thereby cancelling 7/12 of the program (the original award period would have terminated at the end of 2018 and the award would have been payable in the spring of 2019). The participants in the program will receive shares and cash pursuant to the terms of the program following the completion of the Merger and, in any case, no later than the date of the 2017 annual general meeting of Munksjö. The Board of Directors of Munksjö will take the final decision regarding the payment of the award and its amount under the program following the adoption of Munksjö’s financial statements for 2016 or, at the latest, as soon as practicably possible following the completion of the Merger.

Pensions

Pension arrangements for key management include customary occupational pensions and in some cases individually agreed arrangements, consisting of defined benefit and defined contribution plans. The CEO has an individual pension agreement, stating that Munksjö will contribute an amount corresponding to 35 percent of the CEO’s annual fixed salary per year for the CEO’s pension to an occupational pension insurance designated by the CEO. No early retirement has been agreed on between Munksjö and the CEO. The retirement age for the CEO is 65 years.

Termination Benefits

The CEO’s employment agreement may be terminated by Munksjö with 12 months’ notice and by the CEO with six months’ notice. If Munksjö terminates the CEO’s employment agreement and the CEO has not taken up other employment by the end of the 12 months’ notice period, the CEO is entitled to an additional severance pay of his monthly salary for six months; however, not longer than until the CEO has taken up other employment.

Management Ownership

The following table sets forth the number of shares owned by the members of the Board of Directors and the Management Team of Munksjö as at November 30, 2016:

Shares
Members of the Board of Directors
Peter Seligson	563,040(1)
Sebastian Bondestam	77,517(2)
Alexander Ehrnrooth	6,051,000(3)
Hannele Jakosuo-Jansson	1,000
Mats Lindstrand	54,084(4)
Anna Ohlsson-Leijon	–
Elisabet Salander Björklund	4,200
Members of the Management Team
Jan Åström	12,833
Pia Aaltonen-Forsell	4,274
Gustav Adlercreutz	4,475
Anna Bergquist	7,181
Anders Hildeman	2,500
Åsa Jackson	2,039
Anna Selberg	–
Daniele Borlatto	4,283
Norbert Mix	888
Dan Adrianzon	4,275
Roland Le Cardiec	4,406
Andreas Elving(5)	–

(1)	Includes shares directly owned by Mr. Peter Seligson and his family members and shares owned by Baltiska Handels A.B., which is controlled by Mr. Peter Seligson.
(2)	Includes shares directly owned by Mr. Sebastian Bondestam and his family members.
(3)	Includes shares owned by Viknum AB, an entity closely associated with Mr. Alexander Ehrnrooth and controlled by Virala Corporation.
(4)	Includes shares owned by Dnk Invest AB, which is controlled by Mr. Mats Lindstrand.
(5)	On July 14, 2016, Munksjö announced that Andreas Elving will formally take over the position of General Counsel and become a member of the Management Team on February 1, 2017.

Munksjö applies a share ownership policy for the members of its Management Team. In accordance with the share ownership policy, the members of the Management Team should accumulate a share ownership in Munksjö that corresponds to at least the annual base salary of the individual member of Management Team. To support the achievement of this share ownership level, at least 50 percent of the share rewards from long-term incentive plans (net after the deduction of applicable payroll tax) received by individuals under such programs must be retained. In case of a cash reward, at least 50 percent of the net cash received as a reward from long-term incentive plans should be used to acquire shares in Munksjö from the market. These two alternatives are valid until the share ownership of the individual Management Team member amounts to at least his/her annual base salary.

Directorships and/or Partnerships

The members of the Board of Directors and the Management Team of Munksjö currently hold or have held the following directorships and/or have been a partner in the following partnerships in the five years prior to the date of this Prospectus:

	Current directorships/partnerships	Former directorships/partnerships
Members of the Board of Directors
Peter Seligson	Ahlström Capital Oy	Ahlstrom Corporation
	Aschan Kahvilat Oy	Antti Ahlström Perilliset Oy
Aurajoki Oy
Baltiska Handels A.B.
Baltiska Handels Sverige AB
Bearin Oy
Broadius Holding Ltd.
Broadius Partners Ltd.
Cafe Ax Oy
Chateau de Clarettes SA
Dexus Oy
Hercculia Oy Ab
Jokiauran Kiinteistöt Oy
Oy Reuter & Stolt Products Ab
Seligson & Co Oyj
SCI Domaines de Clarettes
Thaddeus & Cie S.A.

Sebastian Bondestam	Uponor Infra Oy	Ahlstrom Corporation

Alexander Ehrnrooth	Ahlstrom Corporation	FEL Investments Oy
	AI-Partners Oy	Ferraria Oy Ab
	Aleba Corporation	Hindhår Storskog Oy Ab
	Atine Group Oy	Sellan Intressenter Oy Ab
	Belgrano Inversiones Oy	Vilha Intressenter Ab
	Fiskars Corporation	Wärtsilä Corporation
Vikon Partners Ab
Vimpu Intressenter Ab
Virala Corporation

Hannele Jakosuo-Jansson	Neste Jacobs Oy	Tekes – the Finnish Funding Agency for Innovation

Mats Lindstrand	Amandra AB	Sensec Aktiebolag
BioMass C Holding AB
BMC Advisory AB
BioMass Capital AB
BMC Management AB
DNK Invest AB
Erik Andersson AB
Erik Andersson Gruppen AB
Excellence of Cotnari AB
Frill Holding AB (publ)
Frisq AB
Frisq Holding AB (publ)
M. Lindstrand Holding AB
M. Lindstrand Investment AB
Papyrus AB
Sirva Inc.
XELMAL AB

Anna Ohlsson-Leijon	Electrolux Appliances AB	Electrolux Insurance
	Electrolux Contracting AB	SEB Investment Management AB
Electrolux Investments
Electrolux IT Solutions AB
Electrolux SEA Pte Ltd

	Current directorships/partnerships	Former directorships/partnerships
Elisabet Salander Björklund	Bergvik Skog AB	Bergnät 1 AB
	Bergvik Skog Plantor AB	Bergnät 2 AB
	Bergvik Skog, SIA	Bergnät 3 AB
	Bergvik Skog Väst AB	Björkön Skog AB
	Bergvik Skog Öst AB	Buddebol AB
	Cellutech AB	Dina Skog 2013 AB
	Dalkarlsbo AB	Flottsjön vindkraft AB
	Firefly AB	Gopån Nät AB
	Fragaria, SIA	Grävlingkullarna Energi AB
	Granmark, SIA	Gruvberget Vindkraft AB
	Lingbo Nät AB	Hällåsen Kraft AB
	Lingbo Vindkraft AB	HKAB Holding AB
	Marcus Wallenberg Prize Foundation	Idreberget Skog AB
	Myrtillus, SIA	Idresjön Skog AB
	Ruda, SIA	Jädraås Vindkraft AB
	Svensk Skogskommunikation AB	JVAB Holding AB
	SweTree Technologies AB	Källfallet Skogs AB
	Zilupe Mezs, SIA	Mellanåsen AB
Mistra
Mogård Skog AB
Målsjön Skog AB
Norra Ånglarna Vindkraft AB
NySkog12 AB
NySkog9 AB
Ramnäs Skog AB
Rängen AB
Rem Skog AB
SJ AB
Skaftåsen Nät AB
Skaftåsen Vindkraft AB
Stora Enso Logistics AB
Svartnäs Vindkraft AB
UAF Skog AB
Vackeråsen Skog AB
Vitåsarna AB
Vito Skog AB
Members of the Management Team
Jan Åström	EcoDevelopment in Europe AB	Sydved AB
Jan Åström Konsult AB
Sekab BioFuel Industries AB
Svenska Brottningsförbundet

Pia Aaltonen-Forsell	Helapala Oy	Mena Wood Oy Ltd
Merivienti Oy
Stora Enso Building Solutions Finland Oy
Stora Enso Wood Products Oy Ltd
Vuorineuvos V. A. Kotilaisen säätiö

Gustav Adlercreutz	Mannerheim Foundation	Ahlstrom Chirnside Limited
	Oy The English Tearoom Ab	Ahlstrom Labelpack
	Soldino Oy	Ahlstrom Osnabrück GmbH
Ahlstrom Ställdalen AB
Ahlstrom Turin S.p.A.
Fiberflow Oy
Finlands Riddarhus
Jujo Thermal Ltd.
Paperinkeräys Oy

Anna Bergquist	–	–

Anders Hildeman	Sow a Seed Foundation	–

Åsa Jackson	Mälardalen University	ABB Industrigymnasium / Industritekniska Gymnasiet Bergslagen AB

	Jackademi AB	Aroseken

Anna Selberg	Astega Advisory AB	Metalog AB

Daniele Borlatto	–	–

Norbert Mix	–	–

	Current directorships/partnerships	Former directorships/partnerships
Dan Adrianzon	Euterpe Musica AB	–
Sydved AB

Roland Le Cardiec	–	–

Andreas Elving(1)	Peter AG Elving AB	Autoliv Development AB
Autoliv East Europe AB
Autoliv Italia S.p.A.
Autoliv-Kolb Limited
Autoliv Spring Dynamics Limited

(1)	On July 14, 2016, Munksjö announced that Andreas Elving will formally take over the position of General Counsel and become a member of the Management Team on February 1, 2017.

Auditors

Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2015, including comparative audited financial information as at and for the year ended 2014, and Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2014, including comparative audited financial information as at and for the year ended 2013, which have been incorporated by reference into this Prospectus, have been audited by KPMG Oy Ab, independent auditors, (with Authorized Public Accountant Sixten Nyman as the responsible auditor). On April 4, 2016, the annual general meeting of shareholders of Munksjö reelected KPMG Oy Ab, with Authorized Public Accountant Sixten Nyman as the responsible auditor, to be the auditor of Munksjö.

Description of the Shares and Share Capital of Munksjö

General Information on Munksjö

Munksjö was incorporated on June 8, 2012 and it is a public limited liability company organized under the laws of Finland. The registered business name of Munksjö is Munksjö Oyj and it is domiciled in Helsinki, Finland. Munksjö is registered in the Finnish Trade Register under business identity code 2480661-5. Its registered office is located at Eteläesplanadi 14, FI-00130 Helsinki, Finland, and its telephone number is +358 (0)10 234 5000.

According to Article 2 of its articles of association, Munksjö’s field of business is to engage in the manufacture, converting and sale of specialty papers and products and in other related or supporting activities. Munksjö may operate either directly or through subsidiaries and associated companies. Munksjö may also as the parent company take care of the group companies’ common tasks such as administrative services and financing, and own real estate, shares and other securities. In the Merger Plan, the first sentence of Article 2 of the articles of association of Munksjö is proposed to be amended in connection with the registration of the completion of the Merger with the Finnish Trade Register. For additional information, see “Merger of Munksjö and Ahlstrom—Merger Plan—Amendments to Munksjö’s Articles of Association.”

Shares and Share Capital

As at the date of this Prospectus, Munksjö’s fully paid share capital amounts to EUR 15,000,000 and the total number of shares in Munksjö is 51,061,581. More than 10 percent of Munksjö’s share capital has been paid with assets other than cash. The shares in Munksjö have no nominal value. Munksjö has one series of shares, which has an ISIN code of FI4000048418. The trading codes of the shares in Munksjö in Nasdaq Helsinki and Nasdaq Stockholm are MUNK1 and MUNK1S. As at the date of this Prospectus, Munksjö holds 300,000 of its own shares in treasury. Each share in Munksjö entitles the holder to one vote at the general meetings of shareholders of Munksjö. The shares are issued under Finnish law.

History of Share Capital

The following table sets forth a summary of the changes in Munksjö’s share capital and the number of shares since its incorporation:

	Number of shares issued	Total number of shares	Share capital	Registered(1)
			(EUR)
Agreement on incorporation dated May 15, 2012(2)	100	100	2,500	June 8, 2012
Decision on increase of share capital on August 27, 2012(3)	–	100	80,000	August 30, 2012
Share issue decision on November 5, 2012(4)	11,597,326	11,597,426	15,000,000	May 27, 2013
Share issue decision and increase of share capital on May 24, 2013(5)	12,306,807	23,904,233	15,000,000	May 27, 2013
Share issue decision on May 24, 2013(6)	14,865,357	38,769,590	15,000,000	May 27, 2013
Share issue decision on May 17, 2013(7)	12,291,991	51,061,581	15,000,000	December 2, 2013

(1)	Date refers to the date of registration with the Finnish Trade Register.
(2)	Subscription price EUR 25 per share.
(3)	In the aggregate EUR 77,500 investments in share capital.
(4)

Directed share issue to Ahlstrom’s shareholdes for payment of the demerger consideration relating to LP Europe. Ahlstrom’s shareholders received 0.25 shares in Munksjö for each share in Ahlstrom owned by them.

(5)

Directed share issue in which the shareholders of Munksjö AB changed the shares in Munksjö AB to shares in Munksjö, and increase of share capital by EUR 14,920,000. The subscription price was EUR 8.6442594 per share, and it was paid by comveying 100 percent of all shares in Munksjö AB as contribution in kind to Munksjö.

(6)

Capital investment made by Ahlstrom, EQT III Limited (through Munksjö Luxembourg Holding S.á.r.l.), Munksjö AB and certain institutional investors and a related directed share issue in which the subscription price was EUR 8.6442594 per share.

(7)

Directed share issue to Ahlstrom’s shareholdes for payment of the demerger consideration relating to Coated Specialties. Ahlstrom’s shareholders received 0.265 shares in Munksjö for each share in Ahlstrom owned by them.

Current Authorizations

On April 6, 2016, the annual general meeting of shareholders of Munksjö authorized the Board of Directors of Munksjö to resolve to repurchase and to distribute Munksjö’s own shares as well as to accept them as pledge in one or more instalments.

The number of shares in Munksjö to be repurchased or accepted as pledge by virtue of the authorization may not exceed 4,000,000, yet always taking into account the limitations set forth in the Finnish Companies Act as regards the maximum number of shares owned by or pledged to Munksjö or its subsidiaries. The shares may be repurchased only through public trading at the prevailing market price on the date of repurchase by using unrestricted shareholders’ equity. The authorization includes the right for the Board of Directors to decide upon all other terms and conditions for the repurchase of Munksjö’s own shares, or their acceptance as pledge, including the right to decide on the repurchase of the Munksjö’s own shares otherwise than in proportion to the shareholders’ holdings in Munksjö.

By virtue of the authorization, the Board of Directors has the right to resolve to distribute a maximum of 4,000,000 treasury shares held by Munksjö. The Board of Directors was authorized to decide to whom and in which order the treasury shares will be distributed. The Board of Directors may decide on the distribution of Munksjö’s treasury shares otherwise than in proportion to the existing preemptive rights of shareholders to purchase Munksjö’s own shares. The shares may be used, for example, as consideration in acquisitions and in other arrangements as well as to implement Munksjö’s share-based incentive plans in the manner and to the extent decided by the Board of Directors. The Board of Directors also has the right to decide on the distribution of the shares in public trading for the purpose of financing possible acquisitions. The authorization also includes the right for the Board of Directors to resolve on the sale of the shares accepted as a pledge. The authorization includes the right for the Board of Directors to resolve upon all other terms and conditions for the distribution of the shares held by Munksjö.

The authorization for the Board of Directors to repurchase Munksjö’s own shares, to distribute them as well as to accept them as pledge is valid for 18 months from the close of the annual general meeting of shareholders of Munksjö but will, however, expire at the close of the next annual general meeting of shareholders of Munksjö, at the latest.

For information on the Merger Plan and the related proposals, see “Merger of Munksjö and Ahlstrom—Merger Plan.”

Dividends and Dividend Policy

The Board of Directors of Munksjö has previously adopted a dividend policy pursuant to which Munksjö targets a dividend payout ratio of at least one-third of net cash flow from operating activities after capital expenditure of operative nature. Net cash flow from operating activities is calculated as an average over a three-year period in order to give stability in dividend payout. Capital expenditure of operative nature includes maintenance, cost improvement and efficiency improvement investments.

The payment of dividends, if any, by Munksjö and the amounts and timing thereof will depend on a number of factors, including Munksjö’s capital structure, future net sales, profits, financial condition, general economic and business conditions, and future prospects; the ability of Munksjö’s subsidiaries to pay dividends or otherwise transfer funds to Munksjö; and such other factors as the Board of Directors may deem relevant. There can be no assurance that a dividend will be declared in any given year. If a dividend is declared, there can be no assurance that the dividend amount or the dividend payout ratio will be as described above. Moreover, any dividend paid in a given year will not be indicative of any dividends to be paid in any subsequent year. If any dividend is distributed, all of the shares will be entitled to the same dividend.

Munksjö did not declare any dividends in respect of the years ended December 31, 2015, 2014 and 2013. However, for the years ended December 31, 2015, 2014 and 2013, the annual general meetings of shareholders of Munksjö decided, in accordance with the proposals of the Board of Directors of Munksjö, to distribute EUR 0.30, EUR 0.25 and EUR 0.10 per share, respectively, from the reserve for invested unrestricted equity as return of equity.

The Boards of the Directors of Munksjö and Ahlstrom have together with the management of the companies considered appropriate financial targets for the Combined Company and agreed on a financial target framework. According to the framework, the Combined Company aims for a stable and annually increasing dividend. Subsequent to the completion of the Merger, the new management team of the Combined Company will together with the Board of Directors of the Combined Company refine and possibly adapt the targets. See “Information about the Combined Company—Financial Target Framework.”

Ownership Structure of Munksjö

The following table sets forth the ten largest shareholders of Munksjö that appear in the shareholder register maintained by Euroclear Finland as at November 30, 2016:

	As at November 30, 2016
	Number of shares	Percent of shares and votes
Ahlström Capital(1)	8,194,919	16.05
Viknum AB	6,050,000	11.85
Ilmarinen Mutual Pension Insurance Company	4,101,899	8.03
OP Fund Management Company (Pohjola Asset Management)(2)	1,607,361	3.15
Nordea Asset Management(3)	1,067,946	2.09
Varma Mutual Pension Insurance Company	814,676	1.60
Mona Huber	692,767	1.36
Nordea Life Assurance Finland Ltd.	617,300	1.21
Sp-Fund Management(4)	581,605	1.14
Jacqueline Tracewski	540,047	1.06
Other shareholders	26,793,061	52.47
Total	51,061,581	100.00

(1)	Shares owned through AC Invest Five B.V.
(2)	Shares owned through OP-Delta Fund, OP-Finland Value Fund, OP-Focus Non-UCITS Fund and OP-Finland Small Firms Fund
(3)	Shares owned through Nordea Fennia Fund and Nordea Nordic Small Cap Fund.
(4)	Shares owned through Säästöpankki Kotimaa Fund and Säästöpankki Korko Plus Fund.

All shares in Munksjö carry equal voting rights and none of Munksjö’s shareholders have any voting rights that are different from those of the other shareholders in Munksjö.

To the extent known to Munksjö, Munksjö is not, directly or indirectly, owned or controlled by any one person.

Related Party Transactions of Munksjö

Munksjö’s related parties include the members of the Board of Directors and the Management Team as well as the subsidiaries and joint ventures.

Munksjö has entered into certain transactions with its related parties:

●

As at December 31, 2012, Munksjö AB had a shareholder loan amounting to EUR 0.7 million, which was split as follows: EUR 0.2 million from Munksjö Guernsey Holding Limited, EUR 0.1 million from the members of the Board of Directors of Munksjö and EUR 0.4 million from certain current and former key management persons of Munksjö. The shareholder loan had an interest rate of Euribor 360 days plus 7.5 percent, which amounted to interest payments of EUR 0.1 million in 2013. The shareholder loan was repaid in 2013. There have been no additional loans, purchases, or sales in relation to the members of the Board of Directors or key management persons of Munksjö.

●

The subsidiary Munksjö Aspa Bruk AB purchases wood and wood chips from the associated company Sydved AB. For the years ended December 31, 2015, 2014 and 2013, Aspa Bruk AB purchased 834,000 cubic meters, 836,000 cubic meters and 874,000 cubic meters, respectively, of wood and wood chips amounting to EUR 39.2 million, EUR 39.8 million and EUR 44.7 million, respectively.

●

The subsidiary Munksjö Paper GmbH purchases electricity and gas from Stadtwerke Aalen GmbH, which owns 40 percent of Munksjö Paper GmbH’s subsidiary Kraftwerksgesellschaft Unterkochen GmbH. For the years ended December 31, 2015, 2014 and 2013, the related purchases amounted to EUR 6.2 million, EUR 6.3 million and EUR 6.2 million, respectively.

●

As a result of the business combination in 2013 in which Munksjö AB was combined with LP Europe and Coated Specialties to form a new company, Munksjö, certain assets in Turin, Italy, are shared by Munksjo Italia S.p.A. and the Ahlstrom business remaining at the Turin site. The shared assets have been transferred to AM Real Estate S.r.l., which is 50 percent owned by Munksjö Oyj and 50 percent owned by an Ahlstrom group company. For the years ended December 31, 2015, 2014 and 2013, Munksjo Italia S.p.A. paid EUR 3.0 million, EUR 2.5 million and EUR 1.7 million, respectively, to AM Real Estate S.r.l. for the use of the shared assets. In addition to the use of the shared assets, Munksjö has received loans from AM Real Estate S.r.l. As at December 31, 2015, 2014 and 2013, the amounts outstanding were EUR 1.8 million, EUR 1.8 million and EUR 1.2 million, respectively. The interest for the loans is three-month Euribor plus a margin that was 5.37 percent as at December 31, 2015.

The above transactions took place on arm’s length terms.

For additional information on the remuneration of the members of the Board of Directors and the Management Team, see “—Board of Directors, Management and Auditors of Munksjö—Remuneration” above.

In addition to the above transactions, Munksjö has not had other significant transactions with related parties and there has not been any significant change in such related party transactions after the year ended December 31, 2015.

INFORMATION ABOUT AHLSTROM

Business of Ahlstrom

Overview

Ahlstrom is a high performance fiber-based materials company whose products are used in a large variety of everyday applications, such as oil and fuel filtration materials, medical gowns and drapes, diagnostics, wallcoverings, flooring and beverage and food packaging. Ahlstrom’s business is characterized by a large, decentralized customer base with specific needs. In order to be able to competitively serve this kind of customer base, Ahlstrom aims to offer highly tailored solutions. Many of Ahlstrom’s products are made according to stringent customer specifications.

As of January 1, 2016, Ahlstrom’s business structure is organized into two business areas:

●	Filtration & Performance business area includes the Filtration, the Industrial Nonwovens (formerly Specialty Nonwovens), the Wallcover & Poster and the Building & Wind business units.

●	Specialties business area includes the Food and Beverage, the Advanced Liquid Technologies (formerly Advanced Filtration), the Tape and the Medical business units.

Ahlstrom had 3,277 FTE employees as at September 30, 2016 and 28 production and converting facilities located in Belgium, Brazil, China, Finland, France, Germany, India, Italy, South Korea, Russia, Sweden, the United Kingdom and the United States. Ahlstrom had net sales of EUR 819.8 million for the nine months ended September 30, 2016 and EUR 1,074.7 million for the year ended December 31, 2015.

Strategy

Redefined Strategy and New Long-Term Financial Targets

On January 29, 2016, Ahlstrom announced its redefined strategy and new long-term financial targets extending to the year 2018 following a comprehensive review. Ahlstrom is committed to growing and creating stakeholder value by providing the best performing sustainable fiber-based materials. Ahlstrom’s vision is to be its customers’ first choice.

The needs of Ahlstrom’s customers are affected by end-user behavior, which challenges Ahlstrom to constantly develop and improve its fiber-based material solutions. Global trends – growing global population and scarcity of resources, increased demand for greener and resource-efficient materials, emerging needs in healthcare, changes in demographics and urbanization – faced by its customers steer Ahlstrom’s product offering and provides Ahlstrom with a wealth of opportunities.

New Roadmap

Ahlstrom’s redefined strategy is built on three key success factors: customer focused solutions with tailor-made products, leading technology and manufacturing platforms, and global reach and local insights. Ahlstrom’s mission is to provide innovative fiber-based materials with a function in everyday life.

As part of the implementation, Ahlstrom’s business structure was simplified as of January 1, 2016 and reorganized into two business areas: Filtration & Performance and Specialties. The aim of this change is to increase market and customer focus. Both segments have business-unit-specific strategies and operating models. This enables Ahlstrom to provide customer-driven product development and tailored customer service, cost efficiency, better allocation of resources, and specific go-to-market approaches.

The roadmap for execution outlines the change in strategy and is focused on commercial excellence, a new lean operating model, organic growth via higher asset turnover and growth via new platforms.

As part of the redefined strategy, the Board of Directors of Ahlstrom approved Ahlstrom’s new long-term financial targets over the economic cycle, which are defined below:

●	Operating profit margin: Adjusted operating profit margin to be above 8 percent by 2018;

●	Gearing: Gearing to be maintained below 100 percent; and

●	Dividend policy: Ahlstrom aims for a stable dividend, increasing over time, based on the annual net income performance.

The adjusted operating profit margin excludes restructuring costs, impairment charges, capital gains or losses, and discontinued operations.

The Boards of the Directors of Munksjö and Ahlstrom have together with the management of the companies considered appropriate financial targets for the Combined Company and agreed on a financial target framework. See “Information about the Combined Company—Financial Target Framework.”

The statements set forth in this section include forward-looking statements and are not guarantees of Ahlstrom’s financial performance in the future. Ahlstrom’s actual results of operations and financial condition could differ materially from those expressed or implied by these forward-looking statements as a result of many factors, including, but not limited to, those described in “Certain Matters—Special Cautionary Notice Regarding Forward-looking Statements,” “Risk Factors”, and “—Operating and Financial Review and Prospects of Ahlstrom—Key Factors Affecting Results of Operations” below. Undue reliance should not be placed on these forward-looking statements.

History

A. Ahlström Corporation was incorporated in Finland in 1908, and traces its origins to the saw mill, iron and shipping family business of Antti Ahlström established in 1851. The company focused on pulp, paper and timber production and machinery, later expanding to glassworks. A. Ahlström Corporation began to grow internationally in 1963, when it acquired a majority interest in a paper mill near Turin, Italy, that produced filter papers and rifle cartridge paper. During the 1980s, the company exited the newsprint and magazine paper market and thereafter focused its operations on specialty papers and filtration with the acquisition of Filtration Sciences Inc. in the United States in 1989. In the 1990s, the company expanded its focus to include nonwoven products. At the end of 1996, A. Ahlström Corporation continued its expansion by acquiring the French specialty paper and nonwovens producer Sibille-Dalle. During the same year, A. Ahlström Corporation established the Ahlstrom Paper Group Oy to encompass the company’s fiber-based materials operations. In 2001, the Ahlstrom group was split into three separate companies, and the manufacturing businesses were transferred to the new Ahlstrom Corporation.

In the 2000s, Ahlstrom made several divestments and acquisitions with the aim to expand and focus on nonwovens, filtration and specialty papers. The acquisitions include Dexter Corporation’s nonwoven fabrics business in the United States, a transportation filtration plant in China and the establishment of a joint venture for the production of crepe papers in China. The divestments included production of machinery, pumps, cartons and cores. New investments included, for example, a PLA teabag line in the United Kingdom, a plant producing medical fabrics in India and a plant producing glassfiber tissue in Russia.

In March 2006, Ahlstrom Corporation was listed on Nasdaq Helsinki.

In accordance with a strategic review in 2009, Ahlstrom decided to refocus its business to high performance fiber-based materials. As a result, Ahlstrom’s former wipes business, the Home and Personal business area, excluding the Brazilian part of the operation, was divested to Suominen Corporation in 2011. The divestment of the Brazilian plant in Paulínia was completed in the beginning of 2014. In 2012, Ahlstrom completed its acquisition of Sweden-based Munktell Filter AB, which was a strategic step to grow the advanced filtration business particularly in life science and laboratory applications.

A significant step in completing the transformation of Ahlstrom was taken in 2012 when the demerger of the specialty papers business, Label and Processing, and its combination with Munksjö, was announced. The demerger was executed in two steps in 2013, separately for LP Europe and Coated Specialties.

In May 2014, Ahlstrom celebrated the inauguration of its new wallcovering substrates production line in Binzhou, China, which would strengthen Ahlstrom’s presence in Asia. In 2015, Ahlstrom announced that it had resolved to make an additional investment to increase the flexibility of its Binzhou wallcoverings products line. Following the modification, the production line is capable of producing filtration products in addition to wallcovering materials.

On November 7, 2016, the Boards of Directors of Ahlstrom and Munksjö agreed on combining the two companies, and entered into the Combination Agreement and executed the Merger Plan pursuant to which Ahlstrom would be merged into Munksjö through a statutory absorption merger in such a manner that all assets and liabilities of Ahlstrom would be transferred without a liquidation procedure to Munksjö. For information about the Merger, see “Merger of Munksjö and Ahlstrom.”

Business Operations

Overview

Ahlstrom adopted a new business structure as of January 1, 2016. Pursuant to the updated business structure, the two business areas of Ahlstrom are Filtration & Performance and Specialties. Each business area is in turn divided into four business units. As of January 1, 2016, Ahlstrom has five group functions, Finance & IT, Human Resources, Legal & Intellectual Property, Procurement & Group Technology and Communications & Marketing.

The following chart sets forth Ahlstrom’s organizational structure as at the date of this Prospectus:

The following table sets forth a summary of Ahlstrom’s results of operation by business areas for the periods indicated:

	For the nine months ended September 30,		For the year ended December
	2016	2015	31, 2015
	(unaudited)		(unaudited)
	(EUR in millions)
Net sales:
Filtration & Performance	527.3	516.2	676.0
Specialties	310.4	318.1	418.5
Other operations	25.9	42.3	54.9
Internal sales	(43.9)	(56.8)	(74.7)

Total net sales	819.8	819.8	1,074.7

Internal sales:
Filtration & Performance	7.9	11.5	13.6
Specialties	14.0	15.9	20.5
Other operations	22.0	29.4	40.5

Total internal sales	43.9	56.8	74.7

Operating profit/loss:
Filtration & Performance	40.9	21.3	13.7
Specialties	27.5	20.1	14.6
Other operations	(5.5)	(3.1)	(6.5)
Eliminations	(0.0)	0.0	0.1

Operating profit/loss	62.9	38.2	21.9

The following table sets forth Ahlstrom’s external net sales by geographical location of customers for the years indicated:

	For the year ended December 31,
	2015	2014		2013
	(audited)
	(EUR in millions)
United States	299.0	261.7		271.5
Germany	115.5	121.7		117.2
Italy	70.6	48.2		52.5
China	66.5	54.4		58.9
United Kingdom	61.0	57.5		50.3
France	50.6	49.4		51.1
Brazil	27.4	33.6		31.8
Spain	12.8	16.1		15.5
Finland	5.5	6.7		7.8
Other countries	365.7	351.7		358.2

Continuing operations	1,074.7	1,001.1		1,014.8
Discontinued operations and eliminations	–	0.8	(1)	321.3	(1)

Total including discontinued operations	1,074.7	1,001.9		1,336.1

(1)	The discontinued operations and eliminations in 2013 and in 2014 mainly related to net sales of LP Europe and Coated Specialties amounting to EUR 347.0 million in 2013 and EUR 1.5 million in 2014.

Filtration & Performance Business Area

The Filtration & Performance business area comprises four business units: Filtration, Industrial Nonwovens, Wallcover & Poster and Building & Wind. A description of the operations of each business unit is provided below.

Filtration Business Unit

Ahlstrom’s Filtration business unit produces a wide range of filtration products, which are used mainly in oil filtration, fuel filtration and air filtration as well as various industrial filtration applications, such as gas turbine filtration.

Products

Engine Oil, Fuel and Air Filtration

Ahlstrom’s engine filtration portfolio includes automotive fuel, oil and air filtration applications, cabin air filter media, heavy duty and automotive panel filter applications, heavy duty fuel, oil and air filter media as well as hydraulic filter media for hydraulic applications and air oil separation media for gas-liquid applications.

Air Filtration

Ahlstrom’s air filtration portfolio includes Ahlstrom Flow2Save™ media, which provides high filtration efficiency to improve indoor air quality, a full product range of molecular absorption filter media for indoor air and cleanroom applications, Ahlstrom’s high efficiency air filtration range, which offers complete solutions for indoor air and cleanroom applications requiring advanced particle filtration and the Ahlstrom Pleat2Save™ product portfolio, which is targeted for residential, commercial and healthcare HVAC applications.

Gas Turbine Filtration

Ahlstrom offers a media portfolio for both static and pulse-jet gas turbine air intake applications: the Ahlstrom Trinitex® GT technology offers filter media with high mechanical filtration efficiency and low pressure drop due to its 3-layer structure, the Ahlstrom Microglass GT filter media technology is designed to guarantee consistent efficiency in the final stage of air intake filtration, the Ahlstrom NanoPulse™ solutions consist of Ahlstrom’s SafePulse™ media coated with electrospun nanofibers on the upstream side, Ahlstrom’s XAir GT media combines the advantages of SafePulse™ media and fine fiber meltblown technology to deliver a medium with high reverse-pulsing properties as well as high dust holding properties for extended pulse cycles and Ahlstrom’s gas turbine filtration applications include a portfolio of corrugated media for reverse-pulse applications.

Customers

Ahlstrom’s key customer segments for the Filtration business unit include heavy duty vehicle and automotive suppliers and OEMs (original equipment manufacturers), gas turbine filter and indoor air quality filter producers. Ahlstrom is currently focused on defending its market position in the engine filtration market (oil, fuel and air filtration) and expanding market opportunities among industrial filtration customers.

Business Trends and Drivers

The underlying demand in end-product markets is a significant business driver, and thus factors such as vehicle mileage, number of new vehicles manufactured, and trends in road freight, construction and mining activity and natural gas demand, all affect demand for Ahlstrom’s products. Recently, global market growth for industrial applications has generally been higher than the global market growth for engine applications. In terms of supply, additional investments by certain competitors of Ahlstrom to add additional capacity may change the market environment, in particular in the Americas. On October 20, 2016, Ahlstrom announced that it will invest in the engine and industrial filtration product line at Ahlstrom’s Madisonville plant in Kentucky, United States. The value of the investment is approximately EUR 23 million and it is estimated that the investment will be completed during the first half of 2018.

Industrial Nonwovens Business Unit

The main categories of products manufactured by the Industrial Nonwovens business unit include plasterboard materials and furniture surfaces, laundry care, hygiene and wound care, automotive interiors and wipes.

Products

Automotive Interiors

Ahlstrom offers a portfolio of nonwovens backings, reinforcements and composite materials to meet a wide range of cost and performance criteria for automotive interior materials. The product portfolio includes carpet underlay, door panels, headliners, package trays, truck liners and trims, as well as under-the-hood materials. In addition, Ahlstrom’s reinforced thermoplastic composites (RTC) line consists of interior panels and semi-structural parts, whose typical application areas are in transportation, marine and building sectors.

Plasterboard Materials and Furniture Surfaces

Ahlstrom’s plasterboard materials (plasterboards are used for partitions and the lining of walls, ceilings, roofs and floors) enable the end product to withstand exterior weather conditions and can be used as a facer for sheathing boards in light frame constructions. Unlike traditional cement boards, which are difficult to handle, Ahlstrom’s materials do not require heavy-duty tools for installation.

Textiles

Ahlstrom offers a portfolio of wetlaid nonwovens specifically designed for the apparel market. Applications include apparel, interlinings (waistbands and belt loops), embroidery backings (tearaway, cutaway, wash away), leather lamination substrate and textile carrier.

Laundry Care

Ahlstrom provides a nonwoven substrate used in washing machines to protect the colors of the fabrics being washed.

Hygiene and Wound Care

Ahlstrom’s hygiene products portfolio includes a range of depilatory strip substrates providing high wax cohesion on the strip, and high shear resistance, preventing the strip to be torn off under operation. Ahlstrom offers strips that are suitable for both cold and hot wax application, with an extensive choice of rolls dimensions, strips colors and sizes. In addition, Ahlstrom offers a line of nonwovens specifically engineered to be used as a base material for several wound care products, such as undercast paddings, wound dressings, surgical tape and dressing pads.

Wipes

Ahlstrom’s nonwoven materials are used to make household, personal care, baby and industrial wipes. As consumers look for more ecologically friendly products, Ahlstrom also produces wipes products that are flushable and compostable.

Customers

The Industrial Nonwovens business unit serves hygiene and wound care product manufacturers, laundry care suppliers, the textiles industry and construction materials and automotive suppliers.

Business Trends and Drivers

End-user demand in various underlying markets drive the market growth for Ahlstrom’s products in these markets. Important sectors in this regard include automotive, building and furniture industries. In health-care-related products, certain key macro trends, such as aging populations and growing demand in developing countries, contribute to shaping the market in, for example, hygiene and wound care.

Wallcover & Poster Business Unit

This subsection, “—Wallcover & Poster Business Unit,” includes information on products made by Ahlstrom’s Wallcover & Poster business unit as at the date of this Prospectus. The majority of the products presented in the following are produced by Ahlstrom’s subsidiary Ahlstrom Osnabrück GmbH, the shares of which Ahlstrom has agreed to sell, as announced on November 7, 2016. For more information, see “—Operating and Financial Review and Prospects of Ahlstrom—Recent Events” below. Products made by Ahlstrom Osnabrück GmbH will no longer be part of Ahlstrom’s Wallcover & Poster products portfolio if the transaction is completed as planned. Ahlstrom will continue to produce nonwoven wallcover substrates mainly at its production facilities in Binzhou, China, and Malmedy, Belgium.

Products made by Ahlstrom’s Wallcover & Poster business unit include decorative wallcovers, wall-liners, posters, advertising products and release liners.

Products

Wallcovers

Ahlstrom’s wallcovering materials portfolio includes the EasyLife® range of materials, facings and backings as well as the EasyLife® Spray & Up Digital line, which is designed to be applied directly to the wall, thus eliminating the need for conventional wallcover paste. Further, wall liners produced with EasyLife® are specially engineered to be painted over and used for covering different kinds of cracks and bumps in walls or ceilings.

In addition, Ahlstrom offers a range of specialty papers to wallpaper producers. Made from cellulose, Ahlstrom’s paper substrates can be used in a variety and in combinations of printing, coating and laminating processes. They range from high duplex grades, good-quality sheets and backing sheets, PVC base to crepe backing papers.

Posters

Ahlstrom offers a range of high quality coated poster papers for printing of outdoor billboard posters, backlight and indoor posters. The range includes, for example, the CHANTAFFICHE™ poster papers line, which combines high printability and printing results with high performance throughout the whole life of a poster campaign.

Customers

Key customer segments for the Wallcover & Poster business unit are wallcover printers, poster manufacturers and digital printing companies.

Business Trends and Drivers

Ahlstrom estimates the global demand outlook to be relatively stable for Wallcover & Poster products in the next couple of years. The large wallcovering market in Europe has recently suffered from a decrease in demand due to the conflict between Russia and Ukraine and the subsequent weak consumer demand in Russia. Ahlstrom estimates that market demand has started to stabilize in 2016. In terms of supply, excess capacity in the market will continue to put pressure on margins and innovations. In certain applications, the current trend of paper being replaced by hybrid products is estimated to continue.

In recent years, Ahlstrom has also strengthened its presence in the wallcover materials market in Asia. In 2011, Ahlstrom announced that it would invest a total of EUR 30 million to a new nonwoven wallcover substrates production line at its Binzhou plant in China. Inaugurated in May 2014, the Binzhou wallcovering substrates production line produces high-end wallcovering products for the growing Chinese market.

Building & Wind Business Unit

The Building & Wind business unit manufactures a variety of products, whose end-user applications include vinyl flooring, wind turbine blades and boat hull building.

Products

Vinyl Flooring

Ahlstrom offers a product range of glassfiber carrier to manufacturers of cushion vinyl flooring. The solutions are customized and flexible to meet the needs of the customer.

Wind Turbine Blades

Ahlstrom offers a product range to companies operating in the wind energy market, delivering glassfiber products for use within both onshore and offshore turbine blades. Ahlstrom’s products can be modified to meet the customer’s specific requirements. Ahlstrom also produces Ahlstrom AceBlade™, which is a cost effective solution for the vacuum infusion process with high mechanical performance.

Boat Hulls

Ahlstrom produces glassfiber reinforcements to provide strength and surface to boat hulls in the marine industry.

Customers

Key customers for the Building & Wind business unit include construction and building materials producers, cushion vinyl flooring producers, wind turbine manufacturers and installers, boat builders and commercial vehicle panel manufacturers.

Business Trends and Drivers

Demand and supply trends vary among the various markets served by the business unit. Construction spending and volumes of wind turbine installations are key demand drivers. The flooring market is currently growing in North America and starting to recover in Russia after the decrease following the Ukraine conflict. The global wind energy market is still growing strongly, but on the other hand it is also characterized by excess supply capacity.

Specialties Business Area

The Specialties business area comprises four business units: Food and Beverage, Advanced Liquid Technologies, Tape and Medical. A description of the operations of each business unit is provided below.

Food and Beverage Business Unit

The end-product applications of the Food and Beverage business unit include food and ready-made meals packaging, baking and wrapping papers, tea bags and single-serve coffee capsules and meat casings.

Products

Cooking and Baking Papers

Ahlstrom’s cooking and baking papers portfolio includes a range of applications for pan liners, trays and molding material: the Ahlstrom NatureMold™ molding material, manufactured with vegetable parchment (vegetable parchment is made from 100 percent virgin cellulose fiber) has a range of features that benefit both food processors and brand owners, whereas the Ahlstrom Grillon® and Ahlstrom Unibake® genuine vegetable parchment pan liners are designed to be used in professional or home baking.

Tea Bags and Coffee Capsules

Ahlstrom’s teabags portfolio includes the InFuse heatsealable teabags designed for square and round teabag packaging machines, a classic non-heatsealable teabags line designed for double chamber teabag packaging machines, the Ahlstrom BioWeb® ultrasonic and heatseal teabags products which are renewable, compostable, and biodegradable due to being produced of a biopolymer, poly lactic acid (PLA) and the Ahlstrom Robust™ variants for each of Ahlstrom’s tea products including stronger and more flexible webs that run more reliably and faster on current machines.

Furthermore, Ahlstrom offers a range of coffee filter solutions, such as single-serve coffee materials as well as solutions for the most common capsules systems (both drip and espresso).

Food Wrapping

Ahlstrom offers a range of food contact parchment wrapping materials and fibrous meat casings. With respect to wrapping papers, Ahlstrom’s product line includes Ahlstrom Sulpack® for wrapping and Ahlstrom Sulpack® for bakery, which are food wrapping papers made of vegetable parchment.

Customers

Ahlstrom’s key customers for the Food and Beverage business unit include converters and brand owners in single-serve tea and coffee markets as well as in the food packaging industry.

Business Trends and Drivers

Macro trends for the food and beverage business derive from shifts in demand for consumer products in the relevant markets. For example, Ahlstrom currently estimates that the single-serve tea and coffee markets will in the near to medium term grow faster than the packaging and industry applications. Developments in the regulations for food safety and the trend towards reusability in food containers are also factors that are shaping the underlying consumer markets and thus the demand for Ahlstrom’s products.

Advanced Liquid Technologies Business Unit

The Advanced Liquid Technologies business unit provides products for applications in laboratory and micro filtration, life-science-related separation and lateral flow processes, residential and industrial water purification and hot cooking oil and milk process filtration.

Products

Laboratory and Micro Filtration

In North America, Ahlstrom sells products to the laboratory filtration market under the Ahlstrom brand, whereas in Europe these products are branded as Ahlstrom Munktell.

Ahlstrom’s product offering includes a range of applications, such as extraction thimbles for the analysis of environmental pollution, pH indicator papers suitable for the determination of pH, the Ahlstrom ReliaPrep™ syringe filters suitable for, for example, sample preparation, analytical filter papers suitable for a variety of analytical methods, surface protection paper suitable for, for example, surface protection and glass and quartz microfiber filters suitable for different kinds of environmental analysis.

Furthermore, Ahlstrom has two brands in laboratory microfiltration: the Ahlstrom ReliaPrep™ Syringe Filters suitable for demanding sample preparation and other microfiltration applications and the Ahlstrom ReliaDisc™ Membrane Filters suitable for diverse applications, including microbiological applications for cell growth and colony counting, particulate analysis and air monitoring applications.

Life Science and Diagnostics

Ahlstrom’s life science and diagnostics portfolio includes a product line for specimen collection, including the Ahlstrom GenCollect™ card, which is a product suitable for collecting and storing biosamples at ambient temperature, the Ahlstrom AutoCollect™ and BioSample TFN cards designed for dried blood spot (DBS) microvolume sampling, transport and storage at ambient temperature as well as the Ahlstrom GenSaver™ and GenSaver™ Color specimen collection cards specifically designed for the forensics and biobanking markets.

In addition, Ahlstrom has a line of products suitable for lateral flow applications, including Ahlstrom ReliaFlow™, a conjugate release pad, and Ahlstrom Cytosep®, a single layer of natural and synthetic fibers suitable for the separation of plasma for small volume blood samples.

Furthermore, Ahlstrom has a line of high quality absorbent filtration media for the manufacture of IVD devices. In addition, the filtration media is designed for use in flowthrough and lateral flow assays, as well as dipstick devices.

Residential and Industrial Water Purification

Ahlstrom’s residential and industrial water purification portfolio includes the Ahlstrom Disruptor® filter media suitable for water purification and filtration with many application opportunities, such as whole house filters, countertop, tap and under counter filters, water dispenser ice machines, food and beverage preparation as well as the Ahlstrom Hollytex® calendered nonwoven membrane substrate, whose primary applications are microporous membrane, ultrafiltration membrane and reverse osmosis membrane support as well as pleat support for membrane cartridge filters.

Food Processing Filtration

Ahlstrom’s cooking oil filtration portfolio includes filter materials for the fast food industry and a selection of food and industrial liquids processing applications suitable for, for example, producers of alcoholic, soft drink, and fruit juice beverages, for the food processing industry (syrups, cooking oils, and shortenings), for metal and other chemical processes as well as for the refinement and separation of petroleum oils and waxes. In addition, Ahlstrom offers a product range that covers all types of milk filters used globally. Ahlstrom continues to invest in further development of filtration solutions for this market.

Customers

Customers for the Advanced Liquid Technologies business unit include laboratories, laboratory consumable and equipment suppliers, life science instrument and materials manufacturers, industrial end users, and water purification equipment manufacturers, including municipalities.

Business Trends and Drivers

The laboratory product distributor landscape is undergoing consolidation, which increases the strategic importance of access to key distributors. In water-related businesses, the global demand for water filtration and reuse applications is expected to increase globally, in particular in Asia and South America. However, in certain water product segments, the product offerings are becoming increasingly commoditized.

Tape Business Unit

The products of Ahlstrom’s Tape business unit are used mainly in construction masking tape, automotive masking tape and specialist masking tape.

Products

Ahlstrom’s tape portfolio includes a wide range of tape backings. The Ahlstrom MasterTape™ is made of Ahlstrom’s standard creped paper with customizable parameters allowing process optimization for tape manufacturers, the Ahlstrom Mastertape™ Flatback is a highly flat and smooth paper allowing for sharp paint lines and is as a result suitable for creating fine lines and masking tape for, for example, the glass industry, sandblasting as well as art and craft jobs, Ahlstrom MasterTape™ Flex is a highly creped paper suitable for curves, contours and other irregular shapes and Ahlstrom MasterTape™ Smartlines is a fine creped grade suitable for delicate surfaces, curves and the painting of sharp details.

Customers

The customers of the Tape business unit include masking tape manufacturers, saturators and laminators.

Business Trends and Drivers

Most of the global growth is expected to come from China and other parts of Asia, especially in relation to automotive industry and home construction. In the supply side landscape, Ahlstrom estimates that current excess capacity affects the competitive environment, in particular in the market for lower margin general purpose tape applications.

Medical Business Unit

The applications for the Medical business unit include sterile barrier systems, wraps, anti-bacterial drapes and gowns, anti-viral drapes and gowns and facemasks.

Products

Sterile Barrier Systems

Ahlstrom offers a range of single-use sterile barrier systems made of nonwovens or papers and designed to reduce the risk of healthcare acquired infections: Ahlstrom Reliance® is a single-use sterile barrier systems for wrap, overwrap and tray liners, Ahlstrom Reliance® Tandem utilizes Ahlstrom’s SMS (spunbond-meltblow-spunbond) technology in combination with existing wetlaid and crepe technologies to provide an optimal combination for sequential wrapping, the Ahlstrom Reliance® pouches base paper is a sealable, peelable and printable bacterial-barrier paper for packaging sterilized medical devices, such as gauze, swabs, surgical instruments and surgical gloves, and Ahlstrom Reliance® Solo is a single-step wrap system, which offers a more simplified and flexible wrapping process.

Drapes and Gowns

Ahlstrom offers a range of single-use medical fabrics designed to protect patients, surgeons, and surgical staff from viruses, bacteria, and fluids, while being comfortable to wear at the same time: Ahlstrom TrustShield™ for surgical drapes is a drape material made from single-use nonwovens providing for a microbiological barrier that reduces the risk of Hospital Acquired Infections (HAI) contagion, Ahlstrom TenderGuard™ for surgical gowns is a soft SMS (spunbond-meltblow-spunbond) medical fabric for use as single-use surgical gowns, Ahlstrom VaporCool™ is a dynamic cooling fabric for a single-use scrub suit which boosts evaporation and wicks moisture away to provide the wearer with a cooling effect. The Ahlstrom breathable viral barrier (BVB) is Ahlstrom’s impervious fabric offering high protection and suitable for surgical apparel and gowns.

Facemasks

Ahlstrom offers lightweight and breathable nonwovens for use as inner and outer facemask cover stock. The range of technologies for coverstocks to be converted into surgical facemasks include spunmelt/SMS/spunbond based materials for a cost effective solution as well as bicomponent spunbond fabrics for greater comfort.

Customers

Ahlstrom’s customers for the Medical business unit include marketers, converters and laminators who supply end-user products to medical and health care segments.

Business Trends and Drivers

The market for medical drape and gown products is growing steadily according to Ahlstrom’s estimate. Factors contributing to market growth include the growing and aging global population as well the increased concern for infection and contamination risks and the related legal risks. The supply landscape is affected by large consolidated competitors with strong overall market positions. In sterile barrier systems, SMS (spunbond-meltblow-spunbond) technology has recently gained prominence, particularly in North America. Access to distribution chains is typically selective and acquired through key distribution partners.

Competitors

The following table sets forth Ahlstrom’s primary competitors by business unit:

Primary Competitors
Filtration & Performance
Filtration	Neenah Paper, Hollingsworth & Vose and Lydall
Industrial Nonwovens	Glatfelter, Aralar, Jacob Holm and Freudenberg Group
Wallcover & Poster	Glatfelter and Shandong Lunan
Building & Wind	Saertex, Owens Corning, Johns Manville and Saint Gobain

Specialties
Food and Beverage	Glatfelter, Metsä Tissue and Purico Group
Advanced Liquid Technologies	GE Healthcare, Advantec, Merck Millipore and MACHEREY-NAGEL
Tape	Expera Specialty Solutions and Swiss Quality Paper
Medical	Berry Plastics and SAAF

Production and Converting Facilities

As at the date of this Prospectus, Ahlstrom has 28 production and converting facilities in 13 countries. The Filtration & Performance business area has 15 production and converting facilities and the Specialties business area has 12 production and converting facilities, and the production facility in Windsor Locks, United States operates in both business areas.

The table below sets forth certain key information on Ahlstrom’s production and converting facilities as at the date of this Prospectus:

Location	Main products	Equipment	FTE Employees as at September 30, 2016(1)	Owned/ leased
Bethune, United States	Laboratory products, applications for food industry, medical and filtration applications	27 converting machines, 1 steel rule die cutting, 1 rotary drum die cutting and other equipment	64	Owned

Binzhou, China	Filtration media for different purposes, nonwoven wallcover substrate, engine industrial filtration applications, tea bags material	2 paper machines and 2 saturators	163	Owned

Bousbecque, France	Genuine vegetable parchment applications	1 paper machine, 3 parchmentizers and 1 online size press	114	Owned

Brignoud, France	Nonwoven, wallcover and specialties applications	2 production machines, 2 winders, 4 rewinders and other equipment	122	Owned

Location	Main products	Equipment	FTE Employees as at September 30, 2016(1)	Owned/ leased
Bärenstein, Germany	Laboratory filter papers, micro filtration products, papers for environmental control, technical and industrial filter papers, medical and IVD devices	1 paper machine, 2 rewinders, 1 guillotine and other equipment	57	Owned

Chirnside, United Kingdom	Heatsealable and non-heatsealable teabags, coffee filter solutions, fibrous meat casing	3 production machines, 5 winders, 4 rewinders	148	Owned

Fabriano, Italy	Fully synthetic (glassfiber and polyester fibers) media for hydraulic and air applications	1 wetlaid drum former, 1 paper machine, 1 laminator and other equipment	30	Owned

Falun, Sweden	Laboratory products, filter media for air quality monitoring, HEPA and ULPA, medical materials	1 production line	30	Owned

Hyun Poong, South Korea	Engine filter media as well as air, oil and fuel media, industrial applications	2 paper machines and 2 saturators	115	Owned

Karhula, Finland	Glassfiber tissue as well as building wallcover and specialties applications	1 GFT machine, 1 test machine, 3 rewinders	76	Owned

Longkou, China	Industrial applications for masking tape, building and construction applications as well as automotive, electronics and medical applications	1 production line, 1 crepe paper machine	118	Owned

Louveira, Brazil	Transportation filtration applications	1 full production line (1 paper machine, 1 saturator and 2 rewinders)	107	Owned

Madisonville, United States	Transportation filtration applications, filter media solutions for gas turbine applications and hydraulic filtration media	1 wetlaid nonwoven production machine, 2 laminators, electro spinning nanofiber production line and other equipment	120	Owned

Malmedy, Belgium	Wallcovering materials	Several preparation lines, 1 heavy natural gas boiler, physico-chemical waste water treatment station and other equipment	77	Owned

Mikkeli, Finland	Glassfiber reinforcement, glassfiber products for wind energy as well as marine, transportation and other applications	1 ace blade line, 18 multiaxials, 23 woven machines and other equipment	107	Owned

Mt Holly Springs, United States	Laboratory products, applications for food industry, materials used in medical fabrics and diagnostics, industrial and water filtration applications	1 open headbox fourdrinier, 1 paper machine, 2 laminators and other equipment	82	Owned

Mundra, India	SMS (spunbond-meltblow-spunbond) fabric	1 production line with treatment as a separate line	85	Owned

Orléans, France	Laboratory products, applications for food industry, research and environment, as well as schools, hospitals and medical care	Paper converting and packaging machine, cutting from sheets and rolls, pH process and other equipment	14	Owned

Location	Main products	Equipment	FTE Employees as at September 30, 2016(1)	Owned/ leased
Osnabrück, Germany(2)	Wallcovering materials, poster papers and release papers	1 former, surface treatment, calendering and other equipment	68	Owned

Pont-Audemer, France	Masking tape, medical applications and coffee filter solutions	1 production machine	97	Owned

Radcliffe, United Kingdom	Pulps for heatsealable tea bags, non-heatsealable teabags, coffee filter solutions and fibrous meat casing	14 digesters	23	Owned

Saint Severin, France	Materials used in food and beverage packaging	1 paper machine, 3 parchmentizers and 1 coater	140	Owned

Ställdalen, Sweden	Wipes fabrics, automotive applications, fabric care materials, depilatory products, flower pot applications, wood veneers, cabin and oil filter media	Nonwoven lines and 2 production lines	141	Owned

Tampere, Finland	Milk filtration media, cabin air filter media and heavy duty oil filter media, gas turbine and HVAC media	1 wetlaid nonwoven production machine, 1 after-treatment line, 1 pilot line	65	Owned

Taylorville, United States	Auto oil and heavy duty filtration media, auto and heavy duty air filtration media, gas turbine filtration media, humidifier wick and embroidery backing	1 paper machine and 1 saturator	112	Owned

Turin, Italy	Auto and heavy duty air filter media, heavy duty fuel and oil filter media as well as gas turbine filter media	4 paper machines, 3 saturators, 1 fine fiber line and other equipment	289	Owned

Tver, Russia	Glassfiber tissue, flooring tissue, roofing tissue and paint over tissue	1 GFT machine and 1 rewinder	80	Owned

Windsor Locks, United States	Single-serve applications, applications for food industry, medical and filtration applications, applications for apparel market, wallcover materials, wipes fabrics	6 production lines (4 for Ahlstrom, 2 for Suominen Corporation) and other equipment	258	Owned

(1)	The figures presented in this column do not include Ahlstrom employees working in administrative, sales and support functions.
(2)

Ahlstrom announced on November 7, 2016 that it has signed an agreement to sell its German subsidiary with operations in Osnabrück, Germany. See “—Operating and Financial Review and Prospects of Ahlstrom—Recent Events” below.

Logistics

Ahlstrom generally organizes the transportation of a majority of its products directly to its own customers as business-to-business deliveries using a variety of third-party transport services providers. Transportation is usually conducted by truck or ship.

Raw Materials and Energy

Raw Materials

Major categories of raw materials used by Ahlstrom are pulp, natural fibers, synthetic fibers and chemicals. By far the most important raw material for Ahlstrom is fiber, as it constitutes over 60 percent of the total raw materials used in 2015. In 2015, 82 percent of the fibers used as raw material by Ahlstrom came from renewable sources, compared with 84 percent in 2014. The vast majority, approximately 90 percent, of the renewable fibers is wood pulp from forests. Ahlstrom sources pulp from suppliers principally located in the Nordic countries and the Americas. Viscose fiber used in some specialties is also made from forest fiber. Other natural fibers used by Ahlstrom include annual fibers such as abaca, cotton linters, jute and some sisal and flax. Abaca, which is used in Ahlstrom’s food grades, is the most important annual fiber for Ahlstrom.

Abaca is sourced from the Philippines as well as Ecuador. Ahlstrom’s cotton linters come from the United States and Asia and synthetic fiber is bought from producers that are located in Europe, Asia, and the Americas. Ahlstrom’s main chemical suppliers are very large companies, but chemicals are also purchased from medium-sized specialty producers, generally based in Europe and North America.

Ahlstrom is sharing raw material sourcing operations with Munksjö. The cooperation is governed by a joint sourcing agreement and a joint category-based sourcing organization.

Energy Efficiency and Energy Sources

The aim of Ahlstrom’s energy efficiency program is the sustainable use of energy at all of its production and converting facilities. Reduction of energy consumption has a direct impact on emissions into the air and the cost of manufacturing. In the EU in particular, the legislation has given direction to continuously improve the energy management. Consequently, Ahlstrom has adopted the initiative and worked with its manufacturing facilities worldwide to improve performance.

Ahlstrom’s main sources of energy are natural gas, purchased steam and electrical power from the grid. The opportunities to utilize renewable energy sources, such as solar power and biomass, are being studied, but the economics of the transition to more extensive energy portfolio change appear to be challenging. Ahlstrom’s total energy consumption was 3,605 gigawatt hours in 2015.

Despite modern technology and best practices, the processes of the manufacturing operations are inherently energy intensive. A lot of energy is required first in pulping to separate the fibers and also after web forming to dry the water out.

The awareness of energy efficiency is built into Ahlstrom’s manufacturing practices in the form of energy reviews and data monitoring and management. Identifying the most significant energy uses, the current energy consumption and the actions to improve the performance are the key activities in the energy efficiency program. Ahlstrom’s structured approach to manage energy systems has led its four production facilities in France to being accredited with an ISO 50001 certification.

Ahlstrom has a supplier code of conduct, which describes the ethical principles to be observed by Ahlstrom’s main raw material suppliers. The code of conduct describes the principles for how to manage business in a sustainable manner, taking into account the legislation in the countries where Ahlstrom operates. Signing the code is part of Ahlstrom’s sourcing key performance indicators and all new suppliers must sign the code before conducting business with Ahlstrom.

Ahlstrom continues to strive for higher energy efficiency. The EU has been actively promoting its 2020 agenda in which energy efficiency plays an important role. In line with the EU’s agenda, Ahlstrom has the ambition to aim at a reduction of 20 percent by 2020 in both specific energy consumption as well as carbon emissions per ton of product, using 2012 as the baseline.

Research and Development

Ahlstrom’s business is characterized by a large, decentralized customer base with specific needs. Ahlstrom’s innovation and research and development activities focus on customer-driven innovations and product improvements in order to define and select attractive markets and discover unmet customer needs. Ahlstrom aims to combine its expertise in fibers, chemistry and materials technology with its advanced web forming wetlaid or solventless processing of fiber-based webs. Ahlstrom also utilizes Open Innovation Technology sourcing and has several partnerships established in Europe and the United States. Ahlstrom has committed to developing new products based on the EcoDesign approach in which sustainability is embedded as a core process. The target in EcoDesign is to minimize the environmental impacts of a product over its whole life cycle.

In 2015, 16 percent of Ahlstrom’s net sales were generated by new products developed since 2013. Examples of recently launched products include sustainable and compostable single-use coffee filters and lids in Europe and Canada.

For additional information on Ahlstrom’s research and development costs, see line item R&D costs in Ahlstrom’s consolidated income statement under “Selected Consolidated Financial Information–Selected Consolidated Financial Information of Ahlstrom.”

Intellectual Property

Ahlstrom strives to register and actively protect its patents, brands, product names and trade names in jurisdictions that are relevant to its operations. Ahlstrom’s intellectual property rights are handled centrally. The Ahlstrom trademark, which has been registered in the EU as an EU trademark and in the United States and in several other countries where Ahlstrom is conducting business, has a long history in the industry. All of Ahlstrom’s subsidiaries use the Ahlstrom trademark in their businesses, and product names are only used alongside the Ahlstrom trademark to clearly identify them with the overall company brand. Ahlstrom’s patent portfolio contains mainly patents related to products and manufacturing methods. In addition, certain manufacturing methods have been protected by keeping them as trade secrets.

Group Legal Structure

The parent company of the Ahlstrom group, Ahlstrom Corporation, is a Finnish public limited liability company domiciled in Helsinki. The parent company’s shares are listed on Nasdaq Helsinki.

The following table sets forth the consolidated subsidiaries of Ahlstrom Corporation as at September 30, 2016:

	Percent of shares and votes	Country of Incorporation
Ahlstrom Asia Holdings Pte Ltd.	100.0	Singapore
PT Ahlstrom Indonesia	100.0	Indonesia
Ahlstrom Barcelona, S.A.	100.0	Spain
Ahlstrom Brasil Indústria e Comércio de Papéis Especiais Ltda	100.0	Brazil
Ahlstrom Chirnside Limited	100.0	United Kingdom
Ahlstrom Fibercomposites (Binzhou) Limited	100.0	China
Ahlstrom Fiber Composites India Private Ltd.	100.0	India
Ahlstrom Germany GmbH	100.0	Germany
Ahlstrom Osnabrück GmbH(1)	100.0	Germany
Ahlstrom Glassfibre Oy	100.0	Finland
Ahlstrom Tver LLC	100.0	Russia
Ahlstrom Industries	100.0	France
Ahlstrom Brignoud	100.0	France
Ahlstrom Tampere Oy	100.0	Finland
Ahlstrom Specialties	100.0	France
Ahlstrom Italy S.p.A.	100.0	Italy
Ahlstrom Japan Inc.	100.0	Japan
Ahlstrom Korea Co., Ltd.	100.0	South Korea
Ahlstrom Malmédy SA	100.0	Belgium
Ahlstrom Monterrey, S. de R.L. de C.V.	100.0	Mexico
Ahlstrom Product & Technology Center - Shanghai	100.0	China
Ahlstrom South Africa (Pty) Ltd.	100.0	South Africa
Ahlstrom Ställdalen AB	100.0	Sweden
Ahlstrom Falun AB	100.0	Sweden
Ahlstrom USA Inc.	100.0	The United States
Ahlstrom Filtration LLC	100.0	The United States
Ahlstrom Nonwovens LLC	100.0	The United States
Windsor Locks Canal Company	100.0	The United States
Ahlstrom North America LLC	100.0	The United States
Ahlstrom West Carrollton Inc.	100.0	The United States
Ahlstrom Vilnius UAB	100.0	Lithuania
Ahlstrom Warsaw Sp. Zo.o	100.0	Poland
Ahlstrom Yulong (Shanghai) Specialty Paper Trading Co. Ltd.	60.0	China
Ahlstrom Yulong Specialty Paper Company Limited	60.0	China
Akerlund & Rausing Kuban Holding GmbH	100.0	Germany

(1)

Ahlstrom has signed an agreement to sell all shares in Ahlstrom Osnabrück GmbH, a German subsidiary with operations in Osnabrück, Germany. See “—Operating and Financial Review and Prospects of Ahlstrom—Recent Events” below.

Ahlstrom’s major associated companies as at September 30, 2016 were AM Real Estate S.r.l., an Italian company, and AK Energie GmbH, a German company, the ownership of Ahlstrom group being 50 percent in both companies. Ahlstrom has entered into an agreement to sell its stake in AK Energie GmbH as part of the sale of its subsidiary with operations in Osnabrück, Germany to Kämmerer. See “—Operating and Financial Review and Prospects of Ahlstrom—Recent Events” below.

Employees

For the nine months ended September 30, 2016 Ahlstrom employed an average of 3,298 FTE employees, and as at September 30, 2016 it employed 3,277 FTE employees. As at September 30, 2016, the highest numbers of employees were in the United States (22.3 percent), France (17.1 percent), China (9.9 percent), Italy (9.8 percent), and Finland (9.1 percent).

For the year ended December 31, 2015 Ahlstrom employed an average of 3,376 FTE employees and 3,311 FTE employees as at December 31, 2015. As at December 31, 2015, the highest numbers of employees were in the United States (22.9 percent), France (17.2 percent), China (10.3 percent), Finland (9.0 percent) and Italy (8.8 percent).

Ahlstrom does not collect information on the number of organized employees but estimates that approximately 50 percent of all its permanent blue-collar employees are covered by collective bargaining agreements, mainly in Europe.

Environmental, Health and Safety Matters

Emissions

All Ahlstrom production and converting facilities work with local, regional, and federal authorities to regulate and monitor emissions. Determined limits are monitored and amended to maintain compliance and protect communities. Ahlstrom participates in the EU emissions trading system in which it has been allocated emission allowances for a defined period.

Ahlstrom did not have any major accidents or spills into the environment in 2015. Ahlstrom also did not pay any fines for non-compliance of environmental laws and regulations in 2015.

Waste to Landfill

Waste to landfill is a measured key process indicator and is reported at several levels each month. Ahlstrom’s stated long-term goal is “zero waste” to landfill. Many of Ahlstrom’s sites have already achieved this goal, while others are working to identify and develop alternatives in order to make progress towards zero waste. In product design, Ahlstrom applies the EcoDesign approach, where new products are designed to minimize the environmental impacts over their whole life cycle. Key priorities include the removal of hazardous chemicals, using materials with low impact on the environment, optimization of the product’s end-of-life and energy efficiency.

Water

Water used in Ahlstrom’s production is reported monthly as a key process indicator (reported in cubic meters per ton). Production and converting facilities work to identify usage reductions while maintaining product characteristics and purity in product requirements.

Health and Safety

Ahlstrom had 42 total recordable incidents in 2015, of which 17 were lost time accidents, implying an accident frequency rate (“AFR”) of 2.8 lost time accidents per million man hours. Ahlstrom’s target is to reduce AFR rate to less than 1.0. At the core of Ahlstrom’s health, safety and environment efforts are policy and procedures that provide direction to the production and converting facilities. To ensure uniformity and compliance, Ahlstrom completes internal audits.

Ahlstrom’s production and converting facility-focused initiative is called The Behavioral Based Safety Model, for which a goal for a minimum participation rate for 2016 is 50 percent at all sites. Ahlstrom also sets and implements company-wide best practices to improve safety across all production and converting facilities.

Insurance

Ahlstrom maintains insurance covering property damage, business interruption, product and general liability, transported goods, damage caused by crime by an Ahlstrom employee, directors’ and officers’ liability and credit risks associated with sales receivables. It is the view of Ahlstrom that its insurance coverage is in line with other companies in the same industry and that the coverage is sufficient, considering the risks that are normally associated with Ahlstrom’s business, and in accordance with the statutory and contractual requirements of Ahlstrom. However, Ahlstrom does not guarantee that it could not be adversely affected by damage or accidents despite possessing above described insurance coverage.

Material Contracts

Except for the Merger Plan and the Combination Agreement discussed under “Merger of Munksjö and Ahlstrom—Merger Plan” and “Merger of Munksjö and Ahlstrom—Combination Agreement,” respectively, and the bridge facility entered into by Ahlstrom on November 10, 2016 and described under “—Operating and Financial Review and Prospects of Ahlstrom—Liquidity and Capital Resources—Bridge Facility Agreement Related to the Merger” below, there are no contracts (other than contracts entered into in the ordinary course of business) that are, or may be, material and that have been entered into by any member of the Ahlstrom group during the two years immediately preceding the date of this Prospectus or that contain any provision under which any member of the Ahlstrom group has any obligation or entitlement that is material to the Ahlstrom group as at the date of this Prospectus.

Legal Proceedings

Ahlstrom has no pending governmental, legal or arbitration proceedings (including any proceedings which are pending or threatened of which Ahlstrom is aware) which may have, or have had, in the past 12 months, a significant effect on the financial position or profitability of Ahlstrom and/or its subsidiaries.

Operating and Financial Review and Prospects of Ahlstrom

The following discussion of Ahlstrom’s financial condition and results of operations should be read together with Ahlstrom’s audited consolidated financial statements as at and for the years ended December 31, 2015, 2014 and 2013 and Ahlstrom’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016, including the unaudited comparative consolidated financial information as at and for the nine months ended September 30, 2015, all of which are incorporated by reference into this Prospectus, as well as the information relating to Ahlstrom’s business included elsewhere in this Prospectus. For information on the basis of preparation of Ahlstrom’s audited consolidated financial statements, see “Certain Matters—Presentation of Financial Information.” The financial information included in this section does not take into account the Merger or the results of operations or financial condition of the Combined Company or the refinancing under the New Financing Agreements. For Unaudited Pro Forma Financial Information had the Merger and the refinancing under the New Financing Agreements occurred on earlier dates, see “Unaudited Pro Forma Financial Information.”

The following discussion includes forward-looking statements that reflect the current view of Ahlstrom’s management and involve inherent risks and uncertainties. Ahlstrom’s actual results of operations or financial condition could differ materially from those contained in such forward-looking statements as a result of many factors discussed below and elsewhere in this Prospectus, particularly in “Risk Factors.” See “Certain Matters—Special Cautionary Notice Regarding Forward-looking Statements.”

Operating Environment

The following review of Ahlstrom’s operating environment is based on the estimates as at the date of this Prospectus made by Ahlstrom’s management. For additional information, see “Certain Matters—Market and Industry Information.”

Demand for Ahlstrom’s product offering is affected by various global trends and market drivers, such as growing global population and scarcity of resources, increased demand for greener and resource-efficient materials, emerging needs in healthcare as well as changes in demographics and urbanization. The markets for many of Ahlstrom’s products are driven by substitution of products that have traditionally been made from plastics, textiles or aluminum. The operating environments in Ahlstrom’s main markets vary depending on the region and market in question.

In engine filtration, demand for heavy-duty applications slowed down globally during the second half of 2015 and has remained stable during 2016. Geographically, during 2016, demand has been weaker in North America and Brazil, whereas demand in Europe and Asia has been steady. Recently, global market growth for engine applications has generally been lower than the global market growth for industrial applications. In terms of supply, additional investments by certain competitors of Ahlstrom to add additional capacity may change the market environment, in particular in the Americas.

The large wallcovering market in Europe has recently suffered from a decrease in demand due to the conflict between Russia and Ukraine and the subsequent weak consumer demand in Russia. Ahlstrom estimates that market demand has started to stabilize in 2016. In terms of supply, excess capacity in the market will continue to put pressure on margins and innovations. In China, demand for high-end wallcover products has increased, while the overall market has remained very competitive. Ahlstrom estimates the global demand outlook to be relatively stable for Wallcover & Poster products in the next couple of years. During 2016, the markets for various industrial nonwoven applications, apart from wipes, have showed an increase.

In 2015, demand for glassfiber tissue used in flooring applications was strong in Europe, and the growth also continued in North America as the market has increasingly adopted glass-based vinyl flooring technology. During 2016, demand for glassfiber tissue has been stable in Europe, while it has slightly declined in Russia where it has, however, started to recover after the decrease following the Ukraine conflict. Demand for glassfiber tissue has continued to grow in North America. The market for reinforced glassfiber products for the wind energy industry was strong both in 2015 and so far in 2016. The global wind energy market is still growing strongly, but on the other hand it is also characterized by excess supply capacity.

In 2015, the markets for food packaging products strengthened in Europe and Asia, but declined slightly in North America. During 2016, the markets for food packaging materials have been quite strong, particularly for cooking applications in Europe. In 2015, the market for beverage materials was low particularly in North America, whereas during 2016, demand for single-serve coffee products has continued to grow, and good demand has been noted for teabag materials in North America and Asia, while it has remained weaker in Europe. Developments in the regulations for food safety and the trend towards reusability in food containers are also factors that are shaping the underlying consumer markets and thus the demand for Ahlstrom’s products.

In 2015, the markets for laboratory and life science materials was steady in North America and Europe, while demand for water filtration materials weakened towards the end of the year. During 2016, the markets for laboratory, life science and water filtration materials have remained strong in Europe and Asia, while they have been somewhat weaker in North

America. In water-related businesses, the global demand for water filtration and reuse applications is expected to increase globally, in particular in Asia and South America.

In 2015, demand for tape materials continued to grow in North America and Asia, whereas in Europe it was weaker. During 2016, strong demand in tape products has been observed in Asia, while the market activity in Europe and North America has improved. Most of the global growth is expected to come from China and other parts of Asia, especially in relation to automotive industry and home construction. In 2015 and during 2016, demand for medical fabrics has been steady in Europe, while remaining lower in North America and Asia. The market for medical drape and gown products is growing steadily according to Ahlstrom’s estimate.

Key Factors Affecting Results of Operations

General

The results of Ahlstrom’s operations are influenced by a number of factors that are either mainly outside Ahlstrom’s influence, or external, or within Ahlstrom’s influence, or internal, in nature. The key factors that have affected Ahlstrom’s results of operations during the periods presented in the following discussion and analysis, and the factors that may have an impact on Ahlstrom’s results of operations in the future include, but are not limited to, the following:

●	general economic conditions and demand for end-user products;

●	product mix and capacity utilization;

●	price development of Ahlstrom’s products;

●	raw materials;

●	energy;

●	personnel costs;

●	Ahlstrom’s other expenses;

●	foreign currencies; and

●	seasonality.

Through the Merger and the combination of the business operations of Munksjö and Ahlstrom, it is estimated that the Combined Company can achieve cost synergy benefits and will incur related integration costs. For additional information, see “Information about the Combined Company—Synergies.”

The following discusses the key factors influencing the results of Ahlstrom’s operations.

General Economic Conditions and Demand for End-user Products

Ahlstrom’s results of operations may be affected by general economic conditions and by demand in the end-user markets and industries it serves, although these vary in different industries and in different geographic regions. These changes affect both sales volumes and prices for Ahlstrom’s products. The purchasing behavior of customers can also vary based on factors affecting customer businesses, which can lead to decreases in selling prices in specific product groups or geographical markets.

Geographically, the general economic conditions in Ahlstrom’s main markets, Europe and North America, which together represented approximately 77 percent of Ahlstrom’s net sales in 2015, are important factors affecting the demand for Ahlstrom’s products. During 2016, sales in Europe have increased as compared to 2015, while sales in North America have decreased. Sales in the Asian markets have increased during 2016 especially due to increased sales of wallcover products in China.

Most of Ahlstrom’s sales are to customers that it has been serving for a long time. To maintain Ahlstrom’s customer relationships and to continue being competitive in the future, and thereby ensure continued demand, it is important for Ahlstrom to maintain high delivery reliability, product quality as well as service level.

Product Mix and Capacity Utilization

In many cases, Ahlstrom can produce a variety of products using the same production facility, and where customer demand for certain products with higher product margins has decreased, Ahlstrom has used available capacity to produce other products to fill capacity and offset fixed costs. However, margins from products manufactured vary from one product to the other, and, therefore, the product mix has an effect on profitability. In addition, reductions, delays or cancellations in anticipated or confirmed orders by customers could cause Ahlstrom to incur downtime on its machines or require Ahlstrom to shift production to lower-margin products and thereby have an adverse effect on Ahlstrom’s profitability. See “Risk Factors—Risks Relating to the Combined Company and its Operating Environment—Problems associated with operational efficiency could have a material adverse effect on the Combined Company.”

Price Development of Ahlstrom’s Products

The prices of Ahlstrom’s products are affected by demand, supply in terms of available production capacity as well as by cost development of input products. There is no established market price for most of Ahlstrom’s customer product combinations, unlike segments with more standard paper products such as, for example, newspaper and magazine paper.

The production inputs that affect Ahlstrom the most are pulp, chemicals, synthetic fibers and energy. The price development of Ahlstrom’s products normally follows the price of the production inputs over time. However, the change in price often takes place with some time delay compared to the change in cost. In order to mitigate the input price risk, a number of Ahlstrom’s customer contracts include price indexing to systematically pass on the changes in raw material prices to customers.

Raw Materials

In 2015, Ahlstrom’s raw material costs were approximately EUR 520 million. In 2015, expenditure on pulp and natural fibers was approximately EUR 250 million, on synthetic fibers approximately EUR 110 million and on chemicals approximately EUR 160 million. In 2014, raw material costs were approximately EUR 480 million. In 2014, expenditure on pulp and natural fibers was approximately EUR 220 million, on synthetic fibers approximately EUR 110 million and on chemicals approximately EUR 150 million. The most important raw material for Ahlstrom is fiber, which accounted for more than 60 percent of Ahlstrom’s total raw materials used in 2015. Other natural fibers used by Ahlstrom include abaca, cotton linters, jute, sisal and flax. More than 90 percent of the renewable fibers, which accounted for approximately 82 percent of the fibers used by Ahlstrom in 2015, is wood pulp from forests.

The purchasing of pulp is managed on a centralized basis in cooperation with Munksjö. Pulp can be subject to substantial cyclical price fluctuations. While Ahlstrom has long-term agreements with the aim of securing pulp supplies, the prices payable under these agreements are adjusted periodically, usually on a monthly basis. Ahlstrom seeks to limit variations in the prices it pays for pulp by setting fixed prices or by agreeing floor and cap price level contracts and has secured such terms in a significant portion of its wood pulp supply contracts. Where such contractual terms cannot be agreed upon, or if they are commercially uneconomical, financial commodity price risk hedging transactions through commodity derivatives may be entered into. All such transactions need to be concluded with Ahlstrom’s Group Treasury. See “Risk Factors—Risks Relating to the Combined Company and its Operating Environment—Volatility or increases in raw material prices and energy costs as well as the availability of raw materials and energy could have a material effect on the Combined Company’s profitability.”

Ahlstrom uses a wide variety of chemicals in its production processes, such as latex binders, fillers, pigments and resins. Latex binders represent a significant portion of the cost of chemicals. Latex binders are petrochemical derivatives and face price volatility that historically has been strongly correlated with oil prices. Overall, however, prices for chemicals have historically been less variable than those for pulp. Ahlstrom’s chemical suppliers are very large companies, but chemicals are also purchased from medium-sized specialty producers, generally based in Europe and North America.

Ahlstrom also uses a wide variety of synthetic fibers in its production. Prices for synthetic fibers are influenced by changes in crude oil prices.

Energy

Ahlstrom’s main sources of energy are natural gas, purchased steam and electrical power from the grid. Ahlstrom’s total energy costs in 2015 amounted to approximately EUR 90 million. In 2014, Ahlstrom’s total energy costs were approximately on the same level as in 2015.

Although Ahlstrom obtains a part of its energy requirements from power co-generation and in-house facilities, Ahlstrom generally purchases its energy requirements from regional suppliers, and aims to decrease price sensitivity through coordinated purchasing, fixed-price contracts and energy savings in mills. Similar to its strategy regarding changes in raw material prices, Ahlstrom seeks to hedge its risks in relation to changes in energy prices with the suppliers through fixed-price contracts for a defined period. Where such hedges cannot be obtained, or if they are commercially uneconomical, financial commodity price risk hedging transactions through commodity derivatives may be entered into. All such transactions need to be concluded with Ahlstrom’s Group Treasury.

Ahlstrom participates in the EU emissions trading system in which it has been allocated emission allowances for a defined period. Ahlstrom was granted 156,865 units of carbon dioxide emission rights for 2015. As at December 31, 2015, the remaining emission rights amounted to 530,445 units and their market value was approximately

EUR 3.4 million. The excess rights have been transferred for the year 2016. The allocated allowances received free of charge according to the carbon dioxide emissions and the liability based on the actual emissions are netted. A provision is recognized if the allowances received free of charge do not cover the actual emissions. No intangible asset is recognized for the excess of allowances. Gains arising from the sale of the emission right allowances are recorded in other operating income.

Personnel Costs

Ahlstrom had an average of 3,376 employees in 2015 and 3,493 employees in 2014. The decrease was primarily due to the completion of the rightsizing program. Personnel costs were EUR 216.6 million in 2015 and EUR 211.0 million in 2014. In 2015, employee benefit expenses included non-recurring costs of EUR 4.5 million and in 2014, of EUR 11.5 million related to the restructuring actions. In addition, Ahlstrom has outsourced certain operations, including the operating of power plants for some of its production and converting facilities. Ahlstrom also seeks to take advantage of hiring temporary personnel from external agencies. While personnel costs have decreased, this has been partially offset by costs for outsourced operations.

Ahlstrom’s Other Expenses

Ahlstrom’s other expenses are mainly attributable to freight costs, maintenance costs, paper machine clothing materials, insurance, sales and marketing expenses, as well as administrative costs and fees.

Foreign Currencies

A large part of Ahlstrom’s cash flows, receivables, payables and loans are denominated in currencies other than the euro, and thus Ahlstrom is exposed to foreign exchange risks. In 2015, approximately 44 percent of Ahlstrom’s net sales were denominated in euro, approximately 44 percent in U.S. dollars and approximately 12 percent in other currencies. Changes in U.S. dollar exchange rates have a significant impact on the reported net sales of Ahlstrom. If the euro strengthens against the U.S. dollar, Ahlstrom’s sales in U.S. dollars translate to lower euro values in Ahlstrom’s consolidated financial statements.

Long-term changes in the exchange rates between the euro and other currencies may have an impact on Ahlstrom’s competitiveness. If the euro strengthens against the U.S. dollar, for example, Ahlstrom’s goods produced in the euro area will be more expensive and less competitive in U.S.-dollar-denominated markets, or less profitable to Ahlstrom due to the majority of the production costs being euro denominated.

Although changes in foreign currency rates have affected the reported net sales of Ahlstrom, profitability is not affected by these changes to the same extent because sales and costs denominated in the same currency offset each other. A significant part of Ahlstrom’s sales are denominated in U.S. dollars, and its principal raw material, pulp, is also mainly priced in U.S. dollars. Also, within each of Ahlstrom’s countries of operation, revenues are often received and local costs are typically incurred in the currency of that country and Ahlstrom seeks to set off local costs against local sales to the extent possible to mitigate currency risks.

In order to mitigate its currency transaction and currency translation net exposures at the group level, Ahlstrom operates a currency hedging policy, which is described in more detail under “—Financial Risk Management—Foreign Currency Risk” below.

Seasonality

Ahlstrom’s business is seasonal to a certain extent, with the second half of the year typically having lower level net sales and operating profit as compared to the first half of the year. This seasonality is mainly the result of customers’ summer holidays and parallel manufacturing shutdowns by Ahlstrom in August as well as the impact of the year-end holidays. Also, during the first quarter of the year in the winter months, the increased use of energy and higher electricity prices may raise costs. The second quarter is generally the strongest quarter of the year as no planned maintenance shutdowns usually occur during this period.

Factors Affecting Comparability of Financial Information

Changes in Segment Reporting

Ahlstrom renewed its reporting structure as of January 1, 2016 in connection with the strategy review. The interim report as at and for the nine months ended September 30, 2016 incorporated by reference into this Prospectus is based on the current reporting structure.

Ahlstrom’s reportable segments are:

●	Filtration & Performance; and

●	Specialties.

The Filtration & Performance segment includes the Filtration, the Industrial Nonwovens (formerly Specialty Nonwovens), the Wallcover & Poster and the Building & Wind business units. The Specialties segment consists of the Food and Beverage, the Advanced Liquid Technologies (formerly Advanced Filtration), the Tape and the Medical business units. Due to the change in Ahlstrom’s reporting structure as of January 1, 2016, the segment information for the year ended December 31, 2015 has been restated to reflect the new reporting structure.

Ahlstrom has changed its segment reporting structure prior to January 1, 2016 also as of January 1, 2015 and January 1, 2014. As a result of these previous changes, the segment information for the years ended December 31, 2014 and December 31, 2013 presented under “—Results of Operations” below is not comparable with the current reporting structure. The segment information for the years ended December 31, 2014 and December 31, 2013 has been restated to reflect the reporting structure implemented as of January 1, 2015 when the reporting structure comprised the following segments: Filtration, Building and Energy as well as Food and Medical. The segment information for the years ended December 31, 2014 and December 31, 2013 presented below under the previous reporting structure is unaudited.

Recent Events

Other than described below, there has not been any significant change in the financial or trading position of Ahlstrom between September 30, 2016 and the date of this Prospectus.

On October 20, 2016, Ahlstrom announced that it will invest in the engine and industrial filtration product line at Ahlstrom’s Madisonville plant in Kentucky, United States. The value of the investment is approximately EUR 23 million and it is estimated that the investment will be completed during the first half of 2018.

On November 7, 2016, Ahlstrom announced that it has signed an agreement to sell its German subsidiary with operations in Osnabrück to Kämmerer. The parties have agreed not to disclose the purchase price of the transaction. Ahlstrom produces base papers for wallcovers, poster papers as well as release liners for self-adhesive labels at the Osnabrück plant, which is part of the Filtration & Performance business area. The sale will reduce Ahlstrom’s annual net sales by approximately EUR 80 million and the impact on adjusted operating profit is slightly positive. See also “Unaudited Pro Forma Financial Information” regarding the impact of the sale. The transaction will also include Ahlstrom’s 50 percent stake in AK Energie GmbH (a joint venture with Kämmerer), which is the site’s utility providing power and water treatment services.

On November 7, 2016, the Boards of Directors of Ahlstrom and Munksjö agreed on combining the two companies under the Combination Agreement and executed the Merger Plan, pursuant to which Ahlstrom would be merged into Munksjö through a statutory absorption merger in such a manner that all assets and liabilities of Ahlstrom would be transferred without a liquidation procedure to Munksjö. For information about the Merger, see “Merger of Munksjö and Ahlstrom.”

On November 7, 2016, Ahlstrom announced that the Board of Directors of Ahlstrom has appointed Sakari Ahdekivi as the interim President and CEO of Ahlstrom with immediate effect. Sakari Ahdekivi replaced Marco Levi as the President and CEO of Ahlstrom due to the announced Merger Plan. In addition, Sakari Ahdekivi continues as Chief Financial Officer of Ahlstrom and will be a member of the Management Team of the Combined Company.

On December 2, 2016, Ahlstrom announced that it has commenced a process to solicit consents, waivers and decisions from the holders of its Notes in relation to the Merger. See also “Information about the Combined Company—Certain Other Financing Arrangements.”

Outlook

This section, “—Outlook,” contains forward-looking statements. These statements are not guarantees of Ahlstrom’s financial performance in the future. Ahlstrom’s actual results of operations and financial condition could differ materially from those expressed or implied by these forward-looking statements as a result of many factors, including, but not limited to, those described in “Risk Factors” and “Certain Matters—Special Cautionary Notice Regarding Forward-looking Statements.” Undue reliance should not be placed on these forward-looking statements.

On September 13, 2016, Ahlstrom published the following outlook for the year 2016:

“Ahlstrom expects net sales in 2016 to be in the range of EUR 1,060–1,100 million. The adjusted operating profit is expected to be 6.5–7.5 percent of net sales.”

The outlook includes the Building & Wind business unit, which was previously reported in discontinued operations. The adjusted operating profit excludes restructuring costs, impairment charges and capital gains or losses.

Ahlstrom’s forecast regarding net sales and adjusted operating profit is based on Ahlstrom’s management’s estimates and assumptions about the development of Ahlstrom’s net sales, financial result and operating environment. Some of the factors affecting the outlook are such that the management of Ahlstrom may, at least in part, influence them, inter alia, by actions relating to the product mix, the pricing of Ahlstrom’s products and marketing. Factors affecting the outlook that are outside Ahlstrom’s influence mainly relate to general political and economic conditions, the demand for Ahlstrom’s products, raw material prices and currency rate fluctuations. See also “—Key Factors Affecting Results of Operations” above.

The outlook above has not been prepared in accordance with generally accepted practice in the United States. Accordingly, it should not be relied upon by U.S. investors.

Results of Operations

General

The following table sets forth a summary of the income statement of Ahlstrom for the periods indicated with regard to certain income statement key figures:

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)		(audited)
	(EUR in millions)
Net sales	819.8	819.8	1,074.7	1,001.1	1,014.8
Operating profit/loss (continuing operations)	62.9	38.2	21.9	(3.7)	10.7
Net financial expenses	(11.6)	4.8	0.6	(5.8)	(20.4)
Profit/loss for the period	33.5	28.8	8.6	(2.7)	57.0

The following table sets forth a summary of Ahlstrom’s results of operations by business area under Ahlstrom’s current segment reporting structure for the nine months ended September 30, 2016 and September 30, 2015 and for the year ended December 31, 2015:

	For the nine months ended September 30,		For the year ended December
	2016	2015	31, 2015
	(unaudited)		(unaudited)(1)
	(EUR in millions)
Net sales:
Filtration & Performance	527.3	516.2	676.0
Specialties	310.4	318.1	418.5
Other operations	25.9	42.3	54.9
Internal sales	(43.9)	(56.8)	(74.7)

Total net sales	819.8	819.8	1,074.7

Operating profit/loss:
Filtration & Performance	40.9	21.3	13.7
Specialties	27.5	20.1	14.6
Other operations	(5.5)	(3.1)	(6.5)
Eliminations	(0.0)	0.0	0.1

Total operating profit/loss	62.9	38.2	21.9

(1)

Due to the change, the segment information for the year ended December 31, 2015 has been restated to reflect the new reporting structure as of January 1, 2016. The segment information for the year ended December 31, 2015 is unaudited.

The following table sets forth a summary of Ahlstrom’s results of operations by business area under Ahlstrom’s previous reporting structure as of January 1, 2015 for the years ended December 31, 2015, December 31, 2014 and December 31, 2013:

	For the year ended December 31,
	2015	2014	2013
	(audited)	(unaudited)(1)
	(EUR in millions)
Net sales:
Filtration	431.6	402.8	382.6
Building and Energy	308.5	288.2	303.8
Food and Medical	354.4	320.9	338.4
Other operations	54.9	80.3	78.7
Internal sales	(74.7)	(91.1)	(88.7)

Total net sales	1,074.7	1,001.1	1,014.8

Operating profit/loss:
Filtration	40.4	40.9	26.9
Building and Energy	(13.4)	(22.0)	(1.8)
Food and Medical	1.3	(4.8)	(1.1)
Other operations	(6.5)	(17.8)	(13.3)
Eliminations	0.1	0.0	(0.0)

Total operating profit/loss	21.9	(3.7)	10.7

(1)

Due to the change, the segment information for the years ended December 31, 2014 and December 31, 2013 has been restated to reflect the reporting structure as of January 1, 2015. The segment information for the years ended December 31, 2014 and December 31, 2013 is unaudited.

The following sections include reviews of certain income statement key figures on a group level for the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015, the year ended December 31, 2015 as compared to the year ended December 31, 2014, and the year ended December 31, 2014 as compared to the year ended December 31, 2013. The review of the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015 includes comparisons of net sales and operating profit/loss also by business area under Ahlstrom’s reporting structure as of January 1, 2016, including restated segment information for the nine months ended September 30, 2015. The review of the year ended December 31, 2015 as compared to the year ended December 31, 2014 includes comparisons of net sales and operating profit/loss also by business area under Ahlstrom’s previous reporting structure, which was in force between January 1, 2015 and December 31, 2015, including accordingly restated segment information for the year ended December 31, 2014. For additional information on changes in Ahlstrom’s segment reporting, see “—Factors Affecting Comparability of Financial Information—Changes in Segment Reporting” above.

Nine Months Ended September 30, 2016 as Compared to the Nine Months Ended September 30, 2015

Net Sales

Group

Ahlstrom’s net sales for the nine months ended September 30, 2016 were EUR 819.8 million and for the nine months ended September 30, 2015, EUR 819.8 million. During the nine months ended September 30, 2016, higher sales volumes had a positive impact on Ahlstrom’s net sales, which was partially offset by an adverse product mix and lower average selling prices.

Filtration & Performance

The Filtration & Performance business area’s net sales for the nine months ended September 30, 2016 were EUR 527.3 million, an increase of EUR 11.1 million, or 2.1 percent, as compared to net sales of EUR 516.2 million for the nine months ended September 30, 2015. The increase was primarily due to higher sales of wallcover and glassfiber products.

Specialties

The Specialties business area’s net sales for the nine months ended September 30, 2016 were EUR 310.4 million, a decrease of EUR 7.7 million, or 2.4 percent, as compared to net sales of EUR 318.1 million for the nine months ended September 30, 2015. The decrease was primarily due to lower sales of medical fabrics as well as meat casing and teabag materials. On the other hand, higher sales of food packaging and coffee products had positive impact on net sales.

Operating Profit/Loss (Continuing Operations)

Group

Ahlstrom’s operating profit for the nine months ended September 30, 2016 was EUR 62.9 million, an increase of EUR 24.7 million, or 64.7 percent, as compared to operating profit of EUR 38.2 million for the nine months ended September 30, 2015. The increase was primarily due to higher sales volumes particularly in the Filtration & Performance business area during the nine months ended September 30, 2016. The increase was also due to lower amount of production waste, a decrease in selling, general and administrative (SGA) costs as well as improved margin and product mix management and lower energy and raw material costs for pulp, chemicals and synthetic fibers. On the other hand, adverse currency rate fluctuations had a slight negative impact on operating profit during the nine months ended September 30, 2016.

Items affecting comparability of operating profit for the nine months ended September 30, 2016 were negative EUR 3.4 million and for the nine months ended September 30, 2015, negative EUR 1.7 million. The items in question consisted mainly of restructuring costs.

Filtration & Performance

The Filtration & Performance business area’s operating profit for the nine months ended September 30, 2016 was EUR 40.9 million, an increase of EUR 19.6 million, or 92.0 percent, as compared to operating profit of EUR 21.3 million for the nine months ended September 30, 2015. The increase was primarily due to higher sales volumes, improved operational efficiency as well as lower fixed and variable costs.

Specialties

The Specialties business area’s operating profit for the nine months ended September 30, 2016 was EUR 27.5 million, an increase of EUR 7.4 million, or 36.8 percent, as compared to operating profit of EUR 20.1 million for the nine months ended September 30, 2015. The increase was primarily due to higher selling prices and changes in the product mix as well as lower variable costs.

Net Financial Expenses

Ahlstrom’s net financial expenses for the nine months ended September 30, 2016 were EUR 11.6 million, a change of EUR 16.4 million as compared to net financial income of EUR 4.8 million for the nine months ended September 30, 2015. The change was primarily due to a high amount of net financial income during the nine months ended September 30, 2015, which was due to a capital gain of EUR 20.3 million from the sale in 2015 of all shares in Munksjö held by Ahlstrom. During the nine months ended September 30, 2016, net financial expenses included net interest expenses of EUR 9.4 million, a financing exchange rate loss of EUR 0.3 million and other financial expenses of EUR 2.0 million. During the nine months ended September 30, 2015, net financial income included net interest expenses of EUR 12.9 million, a financing exchange rate loss of EUR 0.5 million and other financial income of EUR 18.2 million.

Profit/Loss for the Period

Ahlstrom’s profit for the nine months ended September 30, 2016 was EUR 33.5 million, an increase of EUR 4.7 million, or 16.3 percent, as compared to EUR 28.8 million for the nine months ended September 30, 2015. The increase was primarily due to improved operational result driven by higher sales volumes and lower fixed and variable costs. Income taxes were EUR 18.0 million for the nine months ended September 30, 2016 and EUR 14.4 million for the nine months ended September 30, 2015.

Year Ended December 31, 2015 as Compared to the Year Ended December 31, 2014

Net Sales

Group

Ahlstrom’s net sales for the year ended December 31, 2015 were EUR 1,074.7 million, an increase of EUR 73.6 million, or 7.4 percent, as compared to EUR 1,001.1 million for the year ended December 31, 2014. The increase was primarily due to a favorable currency translation and transaction effect led by a stronger U.S. dollar against the euro, which had a positive impact of EUR 81.7 million on Ahlstrom’s net sales in 2015. Also, selling, general and administrative (SGA) costs as a percentage of net sales decreased in 2015 as compared to 2014. On the other hand, despite higher selling prices and changes in the product mix, lower sales volumes in filtration, food packing and medical businesses had a negative impact on Ahlstrom’s net sales in 2015.

Filtration

The Filtration business area’s net sales for the year ended December 31, 2015 were EUR 431.6 million, an increase of EUR 28.8 million, or 7.2 percent, as compared to net sales of EUR 402.8 million for the year ended December 31, 2014. The increase was primarily due to higher selling prices, a favorable currency effect as well as improved product mix through the sale of more advanced filtration materials. On the other hand, lower sales volumes in heavy-duty filtration products had a negative impact on net sales.

Building and Energy

The Building and Energy business area’s net sales for the year ended December 31, 2015 were EUR 308.5 million, an increase of EUR 20.3 million, or 7.0 percent, as compared to net sales of EUR 288.2 million for the year ended December 31, 2014. The increase was primarily due to increased sales volumes and higher selling prices in flooring, glassfiber reinforcement and specialty non-woven applications as well as the ramp-up of wallcoverings production in Asia. On the other hand, lower sales in wallcovering materials in Europe had a negative impact on net sales.

Food and Medical

The Food and Medical business area’s net sales for the year ended December 31, 2015 were EUR 354.4 million, an increase of EUR 33.5 million, or 10.4 percent, as compared to net sales of EUR 320.9 million for the year ended December 31, 2014. The increase was primarily due to higher sales of food packaging products globally and tape materials from the Asian platform, as well as a favorable currency effect. On the other hand, lower volumes particularly in medical fabrics had a negative impact on net sales.

Operating Profit/Loss (Continuing Operations)

Group

Ahlstrom’s operating profit for the year ended December 31, 2015 was EUR 21.9 million, a change of EUR 25.6 million as compared to an operating loss of EUR 3.7 million for the year ended December 31, 2014. The change was primarily due to Ahlstrom’s commercial excellence program, which resulted in higher margin and changes in the product mix. In addition, lower raw material costs, especially in certain pulp grades, chemicals and synthetic fibers, as well as a favorable currency translation and transaction effect had a positive impact on Ahlstrom’s operating profit in 2015.

Items affecting comparability of operating profit for the year ended December 31, 2015 were negative EUR 25.6 million and for the year ended December 31, 2014, negative EUR 32.3 million. For the year ended December 31, 2015, the items in question consisted mainly of an impairment loss and additional depreciation of EUR 17.2 million related to production lines at the Osnabrück production facility in Germany and the Chirnside production facility in the United Kingdom as well as restructuring costs of EUR 2.1 million related to product development operations in Asia.

Filtration

The Filtration business area’s operating profit for the year ended December 31, 2015 was EUR 40.4 million, a decrease of EUR 0.5 million, or 1.2 percent, as compared to operating profit of EUR 40.9 million for the year ended December 31, 2014. The decrease was primarily due to lower sales volumes in engine filtration products. On the other hand, an improved mix of value-added products and operational efficiency had a positive impact on operating profit.

Building and Energy

The Building and Energy business area’s operating loss for the year ended December 31, 2015 was EUR 13.4 million, an decrease of EUR 8.6 million, or 39.1 percent, as compared to operating loss of EUR 22.0 million for the year ended December 31, 2014. The improvement was primarily due to increased sales volumes and higher selling prices as well as lower fixed costs. On the other hand, lower volumes in wallcoverings in Europe and Russia had a negative impact on operating loss.

Food and Medical

The Food and Medical business area’s operating profit for the year ended December 31, 2015 was EUR 1.3 million, an increase of EUR 6.1 million as compared to operating loss of EUR 4.8 million for the year ended December 31, 2014. The increase was primarily due to improved pricing and changes in the product mix as well as lower raw material and fixed costs.

Net Financial Expenses

Ahlstrom’s net financial income for the year ended December 31, 2015 was EUR 0.6 million, a change of EUR 6.4 million as compared to net financial expenses of EUR 5.8 million for the year ended December 31, 2014. The change was primarily due to an increase in other financial net income amounting to EUR 17.5 million in 2015, including a capital gain of EUR 20.3 million from the sale of all the shares in Munksjö held by Ahlstrom. In 2015, net financial income also included net interest expenses of EUR 16.5 million and a financing exchange rate loss of EUR 0.5 million.

Profit/Loss for the Period

Ahlstrom’s profit for the year ended December 31, 2015 was EUR 8.6 million, a change of EUR 11.3 million as compared to a loss of EUR 2.7 million for the year ended December 31, 2014. The change was primarily due to improved operational result, driven by improved product mix and lower fixed and variable costs, as well as a capital gain of EUR 20.3 million from the sale of all the shares in Munksjö held by Ahlstrom. Income taxes amounted to EUR 14.1 million in 2015 and EUR 0.9 million in 2014.

Year Ended December 31, 2014 as Compared to the Year Ended December 31, 2013

Net Sales

Ahlstrom’s net sales for the year ended December 31, 2014 were EUR 1,001.1 million, a decrease of EUR 13.7 million, or 1.4 percent, as compared to EUR 1,014.8 million for the year ended December 31, 2013. The decrease was primarily due to lower sales volumes in the building and wind and medical businesses in 2014. On the other hand, higher selling prices and changes in the product mix had a positive impact on net sales in 2014.

Operating Profit/Loss (Continuing Operations)

Ahlstrom’s operating loss for the year ended December 31, 2014 was EUR 3.7 million, a change of EUR 14.4 million as compared to operating profit of EUR 10.7 million for the year ended December 31, 2013. The change was primarily due to a large amount of items affecting comparability of operating profit in 2014.

Items affecting comparability of operating profit for the year ended December 31, 2014 were negative EUR 32.3 million and for the year ended December 31, 2013, negative EUR 2.7 million. For the year ended December 31, 2014, the items in question consisted mainly of costs of approximately EUR 12 million related to the rightsizing program, an impairment loss of approximately EUR 11.9 million related to the withdrawal from Porous Power Technologies, as well as an additional depreciation of approximately EUR 5.3 million related to a production line at the Chirnside production facility in the United Kingdom. For the year ended December 31, 2013, the items in question consisted mainly of a gain of EUR 2.6 million related to the sale of shares in Paperinkeräys Oy, a cost of EUR 1.4 million for the closure of the Binzhou specialty reinforcement line in China and a loss of EUR 1.3 million related to the divestment of the West Carrollton plant.

Net Financial Expenses

Ahlstrom’s net financial expenses for the year ended December 31, 2014 were EUR 5.8 million, a decrease of EUR 14.6 million, or 71.6 percent, as compared to net financial expenses of EUR 20.4 million for the year ended December 31, 2013. The decrease was primarily due to an increase in other financial net income totaling EUR 12.6 million in 2014, including capital gains of EUR 11.8 million from the sale of shares in Suominen Corporation and the sale in 2014 of a part of the shares in Munksjö held by Ahlstrom. In 2014, net financial expenses also included net interest expenses of EUR 17.9 million and a financing exchange rate loss of EUR 0.5 million.

Profit/Loss for the Period

Ahlstrom’s loss for the year ended December 31, 2014 was EUR 2.7 million, a change of EUR 59.7 million as compared to a profit of EUR 57.0 million for the year ended December 31, 2013. The change was primarily due to a high amount of profit from companies reported in discontinued operations in 2013, which comprised the results of operations of LP Europe and Coated Specialties in 2013. In 2014, the loss for the period from continuing operations was EUR 10.3 million and profit for the period from discontinued operations was EUR 7.5 million. In 2013, the loss for the period from continuing operations was EUR 18.9 million and profit for the period from discontinued operations was EUR 75.9 million. Income taxes amounted to EUR 0.9 million in 2014 and EUR 3.5 million in 2013.

Liquidity and Capital Resources

General Description

The main sources of liquidity of Ahlstrom are funds generated from operations, liquid funds and Ahlstrom’s financing arrangements. Ahlstrom’s funding needs mainly relate to funding of the business operations, investments and repayments of debt.

Cash Flows

The following table presents cash flows data regarding Ahlstrom for the periods indicated:

	As at and for the nine months ended September 30,		As at and for the year ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)		(audited)
	(EUR in millions)
Net cash from operating activities	98.9	36.7	60.0	35.4	41.0
Net cash from investing activities	(22.8)	29.7	22.1	21.5	(158.4)
Net cash from financing activities	(69.4)	(43.4)	(75.1)	(54.8)	104.3
Net change in cash and cash equivalents	6.7	23.1	6.9	2.1	(13.1)
Cash and cash equivalents at the beginning of the period	47.3	41.4	41.4	38.7	55.5
Foreign exchange effect on cash	0.5	(1.5)	(1.0)	0.6	(3.7)
Cash and cash equivalents at the end of the period	54.5	63.0	47.3	41.4	38.7

Net Cash from Operating Activities

Ahlstrom’s net cash from operating activities for the nine months ended September 30, 2016 was EUR 98.9 million, an increase of EUR 62.2 million as compared to net cash from operating activities of EUR 36.7 million for the nine months ended September 30, 2015. The increase was primarily due to release of net working capital during the nine months ended September 30, 2016, which mainly resulted from the sale of receivables based on Ahlstrom’s factoring program as well as from a lower amount of inventories as compared to the nine months ended September 30, 2015. The increase was also due to change in other financial items during the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015, which was mainly due to a capital gain of EUR 20.3 million from the sale in 2015 of all the shares in Munksjö held by Ahlstrom.

Ahlstrom’s net cash from operating activities for the year ended December 31, 2015 was EUR 60.0 million, an increase of EUR 24.6 million, or 69.5 percent, as compared to net cash from operating activities of EUR 35.4 million for the year ended December 31, 2014. The increase was primarily due to increase in change in trade and other receivables due to increased sale of receivables in 2015 based on Ahlstrom’s new factoring program. The increase was also due to increase in taxes as well as increase in depreciation and amortization, which in 2015 consisted of traditional depreciation as well as of an impairment loss and additional depreciation of EUR 17.2 million related to production lines at the Osnabrück production facility in Germany and the Chirnside production facility in the United Kingdom.

Ahlstrom’s net cash from operating activities for the year ended December 31, 2014 was EUR 35.4 million, a decrease of EUR 5.6 million, or 13.7 percent, as compared to net cash from operating activities of EUR 41.0 million for the year ended December 31, 2013. The decrease was primarily due to decrease in depreciation and amortization as compared to 2013. In 2014, depreciation and amortization mainly related to an impairment loss of approximately EUR 11.9 million related to the withdrawal from Porous Power Technologies, as well as an additional depreciation of approximately EUR 5.3 million related to a production line at the Chirnside production facility in the United Kingdom. In 2013, depreciation and amortization mainly related to an impairment charge of EUR 48.4 million relating to fixed assets of LP Europe, which was transferred to Munksjö as part of the business combination between Munksjö AB, LP Europe and Coated Specialties completed in 2013. The decrease was also due to the change in other financial items in 2014, which resulted from U.S. dollar hedging gains and losses.

Net Cash from Investing Activities

Ahlstrom’s net cash used in investing activities for the nine months ended September 30, 2016 was EUR 22.8 million, a change of EUR 52.5 million as compared to net cash from investing activities of EUR 29.7 million for the nine months ended September 30, 2015. The change was primarily due to a high amount of other investing activities during the nine months ended September 30, 2015, which mainly resulted from a capital gain of EUR 20.3 million from the sale in 2015 of all the shares in Munksjö held by Ahlstrom.

Ahlstrom’s net cash from investing activities for the year ended December 31, 2015 was EUR 22.1 million, an increase of EUR 0.6 million, or 2.8 percent, as compared to net cash from investing activities of EUR 21.5 million for the year ended December 31, 2014. The increase was primarily due to increase in other investments, which mainly resulted from the EUR 20.3 million capital gain relating to the sale in 2015 of all the shares in Munksjö held by Ahlstrom.

Ahlstrom’s net cash from investing activities for the year ended December 31, 2014 was EUR 21.5 million, a change of EUR 179.9 million as compared to net cash used in investing activities of EUR 158.4 million for the year ended December 31, 2013. The change was primarily due to the amount of change in other investments in 2013 totaling negative EUR 75.9 million due to Ahlstrom’s investment in shares in Munksjö as part of the partial demerger relating to the combination of the LP Europe, Coated Specialties and Munksjö AB. In addition, the change in net cash from investing activities in 2014 as compared to 2013 also resulted from the finalization of the sale of shares in Ahlstrom Fabricação de Não-Tecidos Ltda (the Paulínia production facility) in Brazil to Suominen Corporation in 2014.

Net Cash from Financing Activities

Ahlstrom’s net cash used in financing activities for the nine months ended September 30, 2016 was EUR 69.4 million, an increase of EUR 26.0 million, or 59.9 percent, as compared to net cash used in financing activities of EUR 43.4 million for the nine months ended September 30, 2015. The increase was primarily due to increased amount of loan repayments during the nine months ended September 30, 2016.

Ahlstrom’s net cash used in financing activities for the year ended December 31, 2015 was EUR 75.1 million, an increase of EUR 20.3 million, or 37.0 percent, as compared to net cash used in financing activities of EUR 54.8 million for the year ended December 31, 2014. The increase was primarily due to a high amount of drawdowns of non-current loans and borrowings in 2014, which was a result of the issuance of the Notes. In addition, the amount of paid dividends increased in 2015 as compared to 2014.

Ahlstrom’s net cash used in financing activities for the year ended December 31, 2014 was EUR 54.8 million, a change of EUR 159.1 million as compared to net cash from financing activities of EUR 104.3 million for the year ended December 31, 2013. The change was primarily due to a high amount of net cash from financing activities in 2013 comprising partial demerger effect of EUR 139.4 million, which related to the combination of the LP Europe, Coated Specialties and Munksjö AB, as well as issuance of a hybrid bond of EUR 100 million in 2013.

Liquidity

As at September 30, 2016, Ahlstrom’s cash and cash equivalents amounted to EUR 54.5 million. Ahlstrom’s cash and cash equivalents include cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less.

As at September 30, 2016, Ahlstrom had unused committed credit facilities amounting to EUR 210 million and committed cash pool overdraft limits amounting to EUR 9 million. In addition, Ahlstrom had undrawn uncommitted credit facilities and cash pool overdraft limits of EUR 87.4 million available. Ahlstrom group companies may use factoring in accordance with the group treasury policy. For more information on factoring, see “—Financial Risk Management—Factoring” below.

Ahlstrom signed a EUR 180 million three-year revolving credit facility on June 25, 2015, which included two 12-month extension options for Ahlstrom subject to the consent of the participating banks. In June 2016, Ahlstrom exercised the first of the 12-month extension options due to which the maturity of the revolving credit facility was extended until June 2019.

On November 7, 2016, Munksjö and Ahlstrom agreed on financing commitments for the Merger and the Combined Company with Nordea and SEB as mandated lead arrangers. It is expected that the new financing will be used to, inter alia, refinance Ahlstrom’s EUR 180 million multicurrency revolving credit facility agreement discussed above and certain bilateral financing arrangements of Ahlstrom. For a summary of the New Financing Agreements, see “Information about the Combined Company—New Financing Agreements.”

Interest-bearing Liabilities

As at September 30, 2016, Ahlstrom’s interest-bearing liabilities amounted to EUR 184.9 million. Out of the interest-bearing liabilities, EUR 100.3 million were classified as non-current interest-bearing liabilities and EUR 84.6 million as current interest-bearing liabilities.

The following table sets forth Ahlstrom’s interest-bearing liabilities as at September 30, 2016 divided into non-current and current interest-bearing liabilities:

As at September 30, 2016
(unaudited)
(EUR in millions)
Non-current interest-bearing liabilities
Interest-bearing loans and borrowings	100.3
Total non-current interest-bearing liabilities	100.3

Current interest-bearing liabilities
Current portion of non-current loans	27.6
Other current loans	57.0

Total current interest-bearing liabilities	84.6

Total interest-bearing liabilities	184.9

As at September 30, 2016, Ahlstrom’s interest-bearing liabilities amounted to EUR 184.9 million, divided into financings from banks and other financial institutions of EUR 75.3 million, EUR 99.6 million in Notes and EUR 10 million in borrowings under Ahlstrom’s EUR 300 million domestic commercial paper program. As regards the consent procedure regarding the Notes, see “Information about the Combined Company—Certain Other Financing Arrangements.”

In addition, as at September 30, 2016, Ahlstrom had an outstanding domestic hybrid bond of EUR 100 million issued in September 2013. The hybrid bond has a coupon rate of 7.875 percent per annum. The bond has no maturity but Ahlstrom may exercise an early redemption option in October 2017. If a noteholder exercises its statutory right to oppose a corporate restructuring event, including the Merger, Ahlstrom has a right to redeem the hybrid bond notes of such opposing noteholder. Upon the occurrence of a corporate restructuring event, including the Merger, Ahlstrom may also redeem the hybrid bond in whole, but not in part. The hybrid bond is treated as equity in the consolidated financial statements under IFRS. The arrangement fees at the issuance and the interests paid are recorded in the retained earnings of equity.

Bridge Facility Agreement Related to the Merger

On November 10, 2016, Ahlstrom entered into the Bridge Facility Agreement with Nordea and SEB as mandated lead arrangers and underwriters and Nordea as agent, pursuant to which a bridge loan facility of EUR 200 million (the “Bridge Facility”) will be made available to Ahlstrom. The Bridge Facility Agreement provides that the Bridge Facility will be available to Ahlstrom from and including ten business days prior to the Effective Date up to and including the Effective Date on a certain funds basis subject to fulfillment of conditions of the Combination Agreement and certain other customary conditions precedent. Assuming that the Merger is completed, the Bridge Facility Agreement will be assumed by Munksjö on the Effective Date pursuant to the Amended and Restated Bridge Facility Agreement. For a summary of the Amended and Restated Bridge Facility Agreement, see “Information about the Combined Company—New Financing Agreements.”

The Bridge Facility may be utilized by way of loans for the purpose of refinancing the existing indebtedness of Ahlstrom, including, among others, indebtedness under Ahlstrom’s EUR 180 million revolving credit facility agreement (see “—Liquidity” above) and the Notes as well as Ahlstrom’s EUR 100 million domestic hybrid bond (see “—Interest-bearing Liabilities” above).

If the Merger is not completed by August 1, 2017, the available commitments under the Bridge Facility will be immediately cancelled in full. If the Merger is not completed, the Bridge Facility will mature on December 31, 2017.

The rate of interest payable on loans made under the Bridge Facility is the aggregate of the applicable margin plus Euribor. The interest margin payable on amounts drawn on the Bridge Facility increases if a utilization has been made under the Bridge Facility and the Effective Date does not occur as planned.

The Bridge Facility Agreement contains customary prepayment and cancellation provisions, including a requirement for Ahlstrom to use any proceeds received from any debt or equity capital markets issue to prepay the Bridge Facility. The Bridge Facility Agreement also contains customary financial and operational covenants, representations and warranties and events of default (subject to certain exceptions and qualifications). The Bridge Facility will be unsecured and unguaranteed.

Balance Sheet

The following table sets forth Ahlstrom’s balance sheet as at the dates indicated:

	As at September	As at December 31,
	30, 2016	2015	2014	2013
	(unaudited)	(audited)
	(EUR in millions)
Assets
Non-current assets
Property, plant and equipment	312.7	339.8	372.9	370.8
Goodwill	72.2	74.3	69.0	66.8
Other intangible assets	10.7	12.5	13.9	24.1
Equity accounted investments	15.7	15.5	15.3	36.3
Other investments	0.3	0.3	43.5	53.3
Other receivables	7.8	5.8	6.5	8.6
Deferred tax assets	66.6	71.0	78.1	73.4

Total non-current assets	486.0	519.2	599.3	633.4
Current assets
Inventories	123.2	117.6	108.1	106.6
Trade and other receivables	143.4	151.9	170.7	173.0
Income tax receivables	1.3	1.6	1.7	0.6
Cash and cash equivalents	54.5	47.3	41.4	38.2

Total current assets	322.4	318.5	321.9	318.4
Assets classified as held for sale and distribution to owners	–	–	–	18.9

Total assets	808.4	837.8	921.1	970.6

Equity and liabilities
Equity attributable to equity holders of the parent
Issued capital	70.0	70.0	70.0	70.0
Reserves	41.2	41.9	48.5	21.2
Retained earnings	91.8	83.3	96.6	141.2

Total equity attributable to equity holders of the parent	203.0	195.2	215.1	232.4
Hybrid bond	100.0	100.0	100.0	100.0
Non-controlling interest	4.6	4.2	5.0	9.0

Total equity	307.6	299.4	320.1	341.4
Non-current liabilities
Interest-bearing loans and borrowings	100.3	126.9	147.5	182.3
Employee benefit obligations	99.5	100.3	96.0	76.1
Provisions	0.4	0.8	1.2	1.4
Other liabilities	0.0	0.0	1.4	0.5
Deferred tax liabilities	2.1	2.0	1.8	4.0

Total non-current liabilities	202.4	230.0	247.9	264.3
Current liabilities
Interest-bearing loans and borrowings	84.6	116.4	147.7	148.2
Trade and other payables	201.4	183.5	194.0	200.2
Income tax liabilities	7.2	1.5	1.0	3.9
Provisions	5.1	7.1	10.4	6.9

Total current liabilities	298.4	308.4	353.1	359.1

Total liabilities	500.8	538.4	601.0	623.4

Liabilities directly associated with assets classified as held for sale and distribution to owners	–	–	–	5.9

Total equity and liabilities	808.4	837.8	921.1	970.6

Assets

Non-Current Assets

Non-current assets in Ahlstrom’s balance sheet as at September 30, 2016 amounted to EUR 486.0 million, a decrease of EUR 33.2 million, or 6.4 percent, as compared to EUR 519.2 million as at December 31, 2015. The decrease was primarily due to decrease in property, plant and equipment as a result of depreciation and impairment charges and the impact of translation differences and other changes.

Non-current assets in Ahlstrom’s balance sheet as at December 31, 2015 amounted to EUR 519.2 million, a decrease of EUR 80.1 million, or 13.4 percent, as compared to EUR 599.3 million as at December 31, 2014. The decrease was primarily due to decrease in Ahlstrom’s other investments, which was primarily due to the sale in 2015 of all the shares in Munksjö held by Ahlstrom. The decrease in non-current assets also resulted from the decrease in Ahlstrom’s property, plant and equipment, which mainly resulted from an impairment loss and additional depreciation of EUR 17.2 million related to production lines at the Osnabrück production facility in Germany and the Chirnside production facility in the United Kingdom, as well as low level of investments in 2015.

Non-current assets in Ahlstrom’s balance sheet as at December 31, 2014 amounted to EUR 599.3 million, a decrease of EUR 34.1 million, or 5.4 percent, as compared to EUR 633.4 million as at December 31, 2013. The decrease was primarily due to decrease in equity accounted investments, which was due to the sale in 2014 of shares in Suominen Corporation held by Ahlstrom, after which Ahlstrom’s ownership in Suominen Corporation decreased to 0 percent. The decrease was also due to decrease in other investments, which mainly resulted from the sale in 2014 of a part of the shares in Munksjö held by Ahlstrom.

Current Assets

Current assets in Ahlstrom’s balance sheet as at September 30, 2016 amounted to EUR 322.4 million, an increase of EUR 3.9 million, or 1.2 percent, as compared to EUR 318.5 million as at December 31, 2015. The increase was primarily due to increase in inventories as at September 30, 2016 as compared to December 31, 2015 due to a seasonally lower level of inventories in December.

Current assets in Ahlstrom’s balance sheet as at December 31, 2015 amounted to EUR 318.5 million, a decrease of EUR 3.4 million, or 1.1 percent, as compared to EUR 321.9 million as at December 31, 2014. The decrease was primarily due to decrease in current trade receivables in 2015 due to increased sale of receivables based on Ahlstrom’s new factoring program.

Current assets in Ahlstrom’s balance sheet as at December 31, 2014 amounted to EUR 321.9 million, an increase of EUR 3.5 million, or 1.1 percent, as compared to EUR 318.4 million as at December 31, 2013. The increase was primarily due to increase in Ahlstrom’s cash and cash equivalents in 2014 due to positive cash flow from investing activities.

Equity and Liabilities

Equity

Equity in Ahlstrom’s balance sheet as at September 30, 2016 amounted to EUR 307.6 million, an increase of EUR 8.2 million, or 2.7 percent, as compared to EUR 299.4 million as at December 31, 2015. The increase was primarily due to increase in profit for the nine months ended September 30, 2016.

Equity in Ahlstrom’s balance sheet as at December 31, 2015 amounted to EUR 299.4 million, a decrease of EUR 20.7 million, or 6.5 percent, as compared to EUR 320.1 million as at December 31, 2014. The decrease was primarily due to decrease in reserves and retained earnings as a result of dividends paid and translation differences in 2015.

Equity in Ahlstrom’s balance sheet as at December 31, 2014 amounted to EUR 320.1 million, a decrease of EUR 21.3 million, or 6.2 percent, as compared to EUR 341.4 million as at December 31, 2013. The decrease was primarily due to decrease in retained earnings as a result of remeasurements of defined benefit plans as well as dividends paid in 2014.

Non-Current Liabilities

Non-current liabilities in Ahlstrom’s balance sheet as at September 30, 2016 amounted to EUR 202.4 million, a decrease of EUR 27.6 million, or 12.0 percent, as compared to EUR 230.0 million as at December 31, 2015. The decrease was primarily due to decrease in Ahlstrom’s non-current interest-bearing loans and borrowings, which was a result of loan repayments enabled by strong cash flow from operating activities.

Non-current liabilities in Ahlstrom’s balance sheet as at December 31, 2015 amounted to EUR 230.0 million, a decrease of EUR 17.9 million, or 7.2 percent, as compared to EUR 247.9 million as at December 31, 2014. The decrease was primarily due to decrease in Ahlstrom’s non-current interest-bearing loans and borrowings, which was a result of loan repayments enabled by strong cash flow from operating activities.

Non-current liabilities in Ahlstrom’s balance sheet as at December 31, 2014 amounted to EUR 247.9 million, a decrease of EUR 16.4 million, or 6.2 percent, as compared to EUR 264.3 million as at December 31, 2013. The decrease was primarily due to decrease in Ahlstrom’s non-current interest-bearing loans and borrowings, which was a result of loan repayments enabled by strong cash flow from operating activities.

Current Liabilities

Current liabilities in Ahlstrom’s balance sheet as at September 30, 2016 amounted to EUR 298.4 million, a decrease of EUR 10.0 million, or 3.2 percent, as compared to EUR 308.4 million as at December 31, 2015. The decrease was primarily due to decrease in current interest-bearing loans and borrowings, which was a result of loan repayments enabled by strong cash flow from operating activities.

Current liabilities in Ahlstrom’s balance sheet as at December 31, 2015 amounted to EUR 308.4 million, a decrease of EUR 44.7 million, or 12.7 percent, as compared to EUR 353.1 million as at December 31, 2014. The decrease was primarily due to decrease in current interest-bearing loans and borrowings, which was a result of loan repayments enabled by strong cash flow from operating activities, as well as due to decrease in trade payables due to lower seasonal purchase volumes.

Current liabilities in Ahlstrom’s balance sheet as at December 31, 2014 amounted to EUR 353.1 million, a decrease of EUR 6.0 million, or 1.7 percent, as compared to EUR 359.1 million as at December 31, 2013. The decrease was primarily due to decrease in trade and other payables in 2014 as compared to 2013 due to lower payables for investments. In 2013, Ahlstrom’s investments were mainly related to projects such as the wallcovering materials production line in Binzhou, China.

Contractual Obligations and Contingent Liabilities

Lease Commitments

As at September 30, 2016, Ahlstrom had operating leases totaling EUR 19.9 million. Lease arrangements were mainly related to buildings and constructions as well as to machinery and equipment.

The following table sets forth Ahlstrom’s minimum lease payments from operating lease contracts as at September 30, 2016:

As at September 30, 2016
(unaudited)
(EUR in millions)
Lease payments due within one year	5.5
Lease payments due between one and five years	9.0
Lease payments due within more than five years	5.5

Total lease payments	19.9

Collaterals and Commitments

The following table sets forth Ahlstrom’s collaterals and commitments as at September 30, 2016:

As at September 30, 2016
(unaudited)
(EUR in millions)
Mortgages	6.2
Pledges	0.3
Commitments
Guarantees given on behalf of group companies	51.9
Capital expenditure commitments	0.7
Commitments on behalf of group companies	1.0
Other commitments	6.7

Guarantees given on behalf of group companies mainly relate to a pension liability guarantee of EUR 29.2 million in the United Kingdom as well as guarantees relating to a utilities supply agreement between Ahlstrom Nonwovens LLC and Algonquin Power Windsor Locks LLC.

The majority of the capital expenditure commitments relates to investments relating to Ahlstrom Specialties, Ahlstrom Fiber Composites India Private Ltd and Ahlstrom Brignoud.

Commitments on behalf of group companies include letters of credit granted to insurance companies relating to workers’ injury compensation policies in the United States.

Other commitments include binding contract for purchases of energy, among others.

Off-balance-sheet Liabilities

Except for the contractual obligations and contingent liabilities set forth under “—Contractual Obligations and Contingent Liabilities” above, Ahlstrom has no off-balance-sheet entities or off-balance-sheet arrangements that are reasonably likely to have a material impact on Ahlstrom’s business, financial condition and results of operations.

Income tax returns are currently under examination in tax audits or have been already disputed by the relevant tax authorities with regard to some of the Ahlstrom group companies. The main items under discussion or already disputed relate to transfer pricing and restructuring issues. Based on an evaluation of the current state of these processes, Ahlstrom has not booked significant tax provisions because in Ahlstrom’s view, it is not currently possible to make a reliable estimate of the outcome for these processes. See “Risk Factors—Risks Relating to the Combined Company’s Financial Condition and Financing—The Combined Company’s tax burden could increase due to changes in tax laws or regulations or their application and interpretation, or as a result of current or future tax audits.”

Capital Expenditure

Ahlstrom’s capital expenditure excluding acquisitions for the nine months ended September 30, 2016 amounted to EUR 18.0 million, representing 2.2 percent of Ahlstrom’s net sales during the period. The investments were mainly related to maintenance as well as investments relating to the wallcovering materials production line in Binzhou, China.

Ahlstrom’s capital expenditure excluding acquisitions for the year ended December 31, 2015 amounted to EUR 27.3 million, representing 2.5 percent of Ahlstrom’s net sales in 2015. The investments were mainly related to maintenance investments.

Ahlstrom’s capital expenditure excluding acquisitions for the year ended December 31, 2014 amounted to EUR 49.1 million, representing 4.9 percent of Ahlstrom’s net sales in 2014. The main investment project in 2014 was the wallcovering materials production line in Binzhou, China.

Ahlstrom’s capital expenditure excluding acquisitions for the year ended December 31, 2013 amounted to EUR 84.8 million, representing 6.3 percent of Ahlstrom’s net sales in 2013. The investments were mainly related to projects such as the wallcovering materials production line in Binzhou, China, and additional capacity in filtration materials in Turin, Italy.

On October 20, 2016, Ahlstrom announced that it will invest in the engine and industrial filtration product line at Ahlstrom’s Madisonville plant in Kentucky, United States. The value of the investment is approximately EUR 23 million and it is estimated that the investment will be completed during the first half of 2018.

Except for as stated above, Ahlstrom currently has no significant ongoing investment projects. Furthermore, Ahlstrom has not made any final decisions on any significant investment projects that have not started as at the date of this Prospectus.

Employee Benefit Obligations

Ahlstrom has defined benefit plans in several countries, of which the most significant are in the United States, United Kingdom and Germany. The plans are in accordance with the local laws and practices and are either funded or unfunded. Funded plans are arranged in external funds and foundations separately from the Ahlstrom’s assets. In defined benefit plans, the pension benefit is usually determined by the number of years worked and the final salary. The obligations of defined benefit plans are defined separately for each plan based on the calculations of authorized actuaries.

The following table sets forth a summary of Ahlstrom’s employee benefit liabilities as at the dates indicated:

	As at December 31,
	2015	2014		2013
	(audited, unless otherwise indicated)
	(EUR in millions)
Net defined benefit liability in the balance sheet	98.3	94.2	(1)	74.0	(1)
Other long-term employee benefits	1.7	1.8		1.9

Total employee benefit liability in the balance sheet	100.0	96.0		75.9

(1)	Unaudited.

Financial Risk Management

General

Financial risk management is part of Ahlstrom’s group-wide risk management activities targeted to mitigate events, which could affect negatively the achievement of Ahlstrom’s strategic and operative goals. The overall objective of financial risk management in Ahlstrom is to have cost-effective funding in group companies as well as to protect the Ahlstrom group from unfavorable changes in the financial markets and thus help to secure profitability. The principles and limits for financing activities are defined in the group treasury policy approved by the Board of Directors of Ahlstrom and the treasury activities are coordinated by Group Treasury.

Foreign Currency Risk

The Ahlstrom group is exposed to currency risk arising from exchange rate fluctuations against its reporting currency euro. The management of foreign currency exposure is divided into two parts: one relating to foreign currency flows (transaction exposure) and the other relating to balance sheet items denominated in foreign currency (translation exposure).

Transaction risks arise from commercial and finance-related transactions and payments, which are denominated in a currency other than the unit’s functional currency. In 2015, approximately 44 percent of Ahlstrom’s net sales were denominated in euro, approximately 44 percent in U.S. dollars and 12 percent in other currencies. Ahlstrom’s raw materials are generally purchased in U.S. dollars and euro. Foreign currency cash flows are hedged on a net exposure basis per currency of the respective group company in accordance with the rules set in the group treasury policy. The guideline for group companies is to hedge 100 percent of the forecasted three-month net foreign currency flows per currency against the base currency of the respective company. However, hedging periods can be extended up to 12 months when agreed with Group Treasury. Foreign currency forwards are used as hedging instruments and these are generally booked through the income statement. The currency risk related to the foreign currency denominated loans and receivables is managed by Group Treasury and the aim is a fully hedged position. In accordance with the group treasury policy, all internal loans and deposits are denominated in the local currency of each group company, whenever economically possible.

Changes in consolidation exchange rates may have an adverse impact on Ahlstrom’s statement of income, cash flow statement and statement of financial position, which are presented in euros. Translation risk is mitigated by funding assets in local currency, whenever economically possible. Translation risk consists mainly of net investments in foreign subsidiaries (equity exposure). The Ahlstrom group norm is to leave the equity exposure unhedged due to the long-term nature of the investments. However capital repayments are hedged as the equity risk becomes more short-term in nature. As at December 31, 2015, the equity hedging ratio was 1.7 percent (0 percent as at December 31, 2014).

Interest Rate Risk

Interest rate risk of Ahlstrom is measured with modified duration, which defines the Ahlstrom group’s loan portfolio’s interest rate sensitivity in response to a change in interest rates. According to the group treasury policy, the Ahlstrom group’s net debt position’s risk neutral benchmark duration is 12 months and the duration may deviate between three and 48 months. As at December 31, 2015, the modified duration of the loan portfolio was 18.2 months. The duration of the loan portfolio can be adjusted by the use of derivative instruments such as interest rate swap contracts. As at December 31, 2015, there were no open interest rate swap contracts.

As at December 31, 2015, a one percentage point parallel shift in the yield curve would have a net effect of negative EUR 1.2 million (negative EUR 1.0 million as at December 31, 2014) on the income statement. This sensitivity analysis calculates the interest effect of a 100 basis point parallel shift in interest rates on all floating rate based interest-bearing liabilities and other short-term deposits. Cash and finance lease liabilities are excluded. The net effect has been calculated after taxes.

Commodities and Energy Price Risk

The Ahlstrom group earnings are exposed to commodity and energy price volatility. The group companies have the responsibility of identifying and measuring their raw material and energy price risk. The group companies should primarily seek to hedge their risks in relation to movements in commodity prices (primarily for pulp, energy and chemicals) with their suppliers through fixed-price contracts. Where such long-term supply agreements cannot be obtained or if they are commercially uneconomical, group companies may also enter into financial commodity price risk hedging transactions through derivative agreements through Group Treasury. As at December 31, 2015, there were no open pulp derivative agreements (0 tons as at December 31, 2014).

Liquidity and Refinancing Risk

The Ahlstrom group seeks to maintain adequate liquidity under all circumstances by means of efficient cash management and restricting investments to highly liquid instruments only. Cash, cash equivalents and available committed credit facilities should always cover outstanding short-term debt and the following 12 months’ interest payments, loan amortizations, committed new and maintenance investments and estimated dividend payments.

As at December 31, 2015, Ahlstrom’s interest-bearing liabilities amounted to EUR 243.3 million (EUR 295.2 million as at December 31, 2014), divided into financings from banks and other financial institutions of EUR 113.8 million (EUR 126.2 million as at December 31, 2014), EUR 99.5 million (EUR 153.5 million as at December 31, 2014) in Notes, EUR 30.0 million (EUR 10.9 million as at December 31, 2014) in borrowings under the company’s EUR 300 million domestic commercial paper program and EUR 0.0 million (EUR 4.6 million as at December 31, 2014) in commitments under financial leases. As at December 31, 2015, its total liquidity, including cash, unused committed credit facilities and committed cash pool overdraft limits was EUR 299.0 million (EUR 300.3 million as at December 31, 2014), divided into cash and cash equivalents EUR 47.3 million (EUR 41.4 million as at December 31, 2014), long-term unutilized committed credit facilities EUR 237.6 million (EUR 254.7 million as at December 31, 2014) and committed cash pool overdraft limits EUR 14.1 million (EUR 4.2 million as at December 31, 2014). In addition, Ahlstrom had uncommitted cash pool overdraft limits and undrawn uncommitted credit facilities amounting to EUR 103.6 million (EUR 129.5 million as at December 31, 2014).

As at June 25, 2015 Ahlstrom signed a EUR 180 million three-year revolving credit facility. The facility includes two 12-month extension options for Ahlstrom subject to the consent of the participating banks. The committed facility refinanced the EUR 200 million facility signed in June 2011 (initially EUR 250 million) and is used for general corporate purposes. When issuing the Notes in September 2014, Ahlstrom made a voluntary tender offer for its EUR 100 million bond maturing on November 10, 2015. The aggregate principal amount of notes validly offered for purchase by noteholders was EUR 45,771,000 and on November 10, 2015, Ahlstrom repaid the remaining amount of the notes. Ahlstrom’s financial covenant undertakings remain unchanged. Ahlstrom has agreed to a gearing covenant, which is the only financial covenant governing any of Ahlstrom’s loan agreements.

Throughout 2015, the Ahlstrom group was in full compliance with the covenants of its financing agreements and management expects such compliance to continue. Refinancing risks are managed by seeking to ensure that the loan portfolio has a balanced maturity profile both in terms of length and concentration of repayments.

The financial guarantee of EUR 0.4 million given by the Ahlstrom group on behalf of Munksjö expired in May 2015.

Factoring

Ahlstrom group companies may enter into factoring or other corresponding financing arrangements subject to the group treasury approval when the criteria defined in the group treasury policy are met. All risks and rewards relating to receivables under factoring arrangements are transferred outside the group. During 2015, the group has established new factoring programs and, as at December 31, 2015, the outstanding amount under factoring arrangements was EUR 28.2 million (EUR 15.3 million as at December 31, 2014).

Capital Structure Management

Ahlstrom group’s objective is an efficient capital structure, which is targeted both to increase shareholder value and also to secure the group’s ability to operate in the credit and capital markets at all times. The Board of Directors reviews the capital structure of the group regularly. The capital structure is monitored on the basis of the gearing ratio, which is calculated by dividing interest-bearing net liabilities with total equity. Interest-bearing net liabilities are calculated as interest-bearing loans and borrowings less cash and cash equivalents and other current investments. According to the set financial targets prevailing as at December 31, 2015, the group’s gearing ratio should in the long-term be between 50 and 80 percent. According to the new financial targets announced on January 29, 2016, gearing is to be maintained below 100 percent.

Ahlstrom Corporation has a EUR 100 million hybrid bond outstanding with a coupon rate of 7.875 percent per annum. The bond has no maturity but the company may exercise an early redemption option starting October 2017. The bond is treated as equity in the consolidated financial statements.

Credit and Counterparty Risk

Credit and counterparty risks materialize when a customer or a financial institution is unable to meet its financial obligations towards Ahlstrom.

Credit risks relating to trade receivables are managed by assessing the creditworthiness of customers and by approving customer credit limits based on guidelines defined in the group credit policy. Monitoring of past payment behavior, obtainment of credit information data and credit references form part of the limit approval process. As its main risk mitigation tool Ahlstrom uses a global credit insurance program. Due to its diversified customer base and geographical spread of the receivables, there is no significant concentration of credit risks for the Ahlstrom group. The ten largest customers of Ahlstrom account for less than 30 percent of net sales in 2015. Counterparty risks arise from exposures associated with financial transactions such as deposits, placements, derivative contracts, guarantees issued in favor of group companies and receivables from insurance companies. Counterparty risks are managed by monitoring the creditworthiness of counterparts based on guidelines defined in the group treasury policy and transactions are only concluded with banks, insurance companies and other financial institutions having good credit ratings. Ahlstrom encountered no materialized counterparty risks in 2015.

Critical Accounting Policies

The preparation of consolidated financial statements in conformity with IFRS standards requires management to use accounting estimates and assumptions in applying the accounting principles. The estimates are based on the management’s best knowledge at the balance sheet date but the actual outcome may differ from the estimates and assumptions used. The most significant estimates are related to the fair value calculations of business combinations, the economic lives of property, plant and equipment, pension benefits, deferred taxes, valuation of provisions and impairment testing of goodwill.

The Ahlstrom group management exercises judgment in selecting and applying the accounting principles, particularly in cases where the existing IFRS standards offer alternative recognition, valuation or presentation methods or where the interpretation of the IFRS standard is affected by other legislation of the state in which the company is located. For detailed description of the basis for these estimates, see the accounting principles and the relevant notes to Ahlstrom’s audited consolidated financial statements as at and for the years ended December 31, 2015, 2014 and 2013 and Ahlstrom’s unaudited interim report as at and for the nine months ended September 30, 2016 incorporated by reference into this Prospectus.

New Standards and Interpretations

IASB has issued the following new standards, interpretations and their amendments which are not yet effective and Ahlstrom has not early adopted them as of the balance sheet date. Ahlstrom will adopt them from the effective date of each new or amended standard and interpretation or in case the effective date is different from the start date of the accounting period, adoption will take place in the beginning of the next accounting period if not otherwise mentioned in the description of the standard.

●	Annual Improvements to IFRS standards 2012 – 2014. The impacts of the amendments vary by standard but do not have any significant effect on the consolidated financial statements of Ahlstrom.

●

IFRS 9 Financial Instruments (new). The new standard is the first step to replace the current IAS 39 Financial Instruments: Recognition and Measurement standard. IFRS 9 introduces new requirements for classifying and measuring financial assets and an ‘expected credit loss’ model for the measurement of the impairment of financial assets. New standard is not expected to have significant effect on the consolidated financial statements of Ahlstrom.

●

IFRS 15 Revenue from contracts with customers (new). The new standard outlines the principles to measure and recognize revenue using a five-step model and replaces IAS 18 and IAS 11 standards and related interpretations. The key criterion for revenue recognition is the transfer of control. The effects of the new standard on revenue recognition and presentation of net sales are considered.

Board of Directors, Management and Auditors of Ahlstrom

General

Pursuant to the provisions of the Finnish Companies Act and the articles of association of Ahlstrom, the management and governance of Ahlstrom is divided among the shareholders, the Board of Directors and the President and CEO. In addition, the Executive Management Team supports the President and CEO in performing his duties.

The shareholders of Ahlstrom exercise their decision-making power at Ahlstrom’s general meeting of shareholders. The rights of the shareholders and the duties of the general meeting of shareholders are defined in the Finnish Companies Act and in the articles of association of Ahlstrom. The annual general meeting of shareholders is held every year before the end of June, usually in March or April. The matters to be dealt with in the annual general meeting of shareholders are defined in the Finnish Companies Act and in the articles of association of Ahlstrom.

The general meeting of shareholders is convened by the Board of Directors. In addition, an EGM must be held whenever the Board of Directors deems necessary, the auditor of Ahlstrom or shareholders with at least 10 percent of the shares so demand in writing in order to deal with a given matter, or if it is otherwise required by law.

Corporate governance at Ahlstrom is based on the laws of Finland, the articles of association of the parent company, Ahlstrom Corporation, the Finnish Code, and the rules and regulations of the FFSA and Nasdaq Helsinki, where the shares in Ahlstrom are listed. As of January 1, 2016, Ahlstrom complies with the Finnish Code, which is publicly available on the website of the Finnish Securities Market Association, www.cgfinland.fi.

The Board of Directors of Ahlstrom considers all of its members to be independent from Ahlstrom. Furthermore, the Board of Directors of Ahlstrom considers all of its members to be independent from significant shareholders of Ahlstrom, except for Hans Sohlström, who is not independent of Ahlstrom’s significant indirect shareholder Ahlström Capital Oy, where he is the President and CEO, and Alexander Ehrnrooth, who is not independent of Ahlstrom’s significant shareholder Viknum AB.

The business address of the members of the Board of Directors and the Executive Management Team and the President and CEO of Ahlstrom is c/o Ahlstrom Corporation, Alvar Aallon katu 3 C, FI-00100 Helsinki, Finland.

Board of Directors and Executive Management Team

Board of Directors

The Board of Directors of Ahlstrom is responsible for Ahlstrom’s management and the proper organization of Ahlstrom’s operations. It confirms Ahlstrom’s long-term business strategies, values and policies, and approves Ahlstrom’s business plans and annual plans. The Board of Directors of Ahlstrom decides on major capital expenditures, acquisitions and substantial divestments of assets as well as approves the general framework for other capital expenditures. It also monitors Ahlstrom’s performance and human resources development. Each member of the Board of Directors of Ahlstrom receives a monthly performance report, including financial data and management comments. The Board of Directors of Ahlstrom appoints and dismisses the President and CEO of Ahlstrom and his Deputy, if any, as well as the senior management reporting to the President and CEO.

The Board of Directors of Ahlstrom has established and approved rules of procedure of the Board of Directors of Ahlstrom to complement the articles of association and applicable laws and regulations. The rules of procedure describe the duties of the Board of Directors of Ahlstrom and President and CEO, division of tasks within the Board of Directors of Ahlstrom, meeting practices and reporting to the Board of Directors of Ahlstrom.

Under Ahlstrom’s articles of association, the Board of Directors of Ahlstrom comprises a minimum of five and a maximum of nine ordinary members. The members of the Board of Directors of Ahlstrom are elected annually at the annual general meeting of shareholders for a term of office expiring upon the closing of the annual general meeting of shareholders following their election. The Board of Directors of Ahlstrom elects a Chairman from among its members and, if it finds it warranted, a Deputy Chairman. The Board of Directors of Ahlstrom may make written resolutions without meeting provided that all the members of the Board of Directors of Ahlstrom agree on such resolution and confirm that by their signatures.

There are no limitations as to the number of terms a member of the Board of Directors of Ahlstrom can serve and no maximum age limit. The majority of the members of the Board of Directors of Ahlstrom must be independent of Ahlstrom and at least two of the members representing this majority must also be independent of the significant shareholders of Ahlstrom. Each member of the Board of Directors of Ahlstrom must provide the Board of Directors of Ahlstrom with sufficient information that will allow the Board of Directors of Ahlstrom to evaluate his or her qualifications and independence and notify the Board of Directors of Ahlstrom without delay of any changes in such information.

All members of the Board of Directors of Ahlstrom are required to deal at arm’s length with Ahlstrom and its subsidiaries and to disclose to the Board of Directors of Ahlstrom circumstances that might be perceived as a conflict of interest.

The annual general meeting of shareholders of Ahlstrom held on April 5, 2016 confirmed the number of members of the Board of Directors of Ahlstrom to be seven. Alexander Ehrnrooth, Johannes Gullichsen and Jan-Erik (Jan) Inborr were re-elected as members of the Board of Directors of Ahlstrom. Riitta Viitala, Jan Johansson, Harri-Pekka Kaukonen and Hans Sohlström were elected as new members. Immediately after the annual general meeting of shareholders, the Board of Directors of Ahlstrom elected Hans Sohlström as the Chairman and Jan Inborr as the Vice Chairman of the Board of Directors of Ahlstrom.

In 2015, the Board of Directors of Ahlstrom convened 13 times (four meetings before March 26, 2015), including one held as a telephone and video meeting. In addition, the Board of Directors of Ahlstrom made one written resolution in lieu of a meeting in accordance with Chapter 6, Section 3 of the Finnish Companies Act. The average attendance frequency at the meetings of the Board of Directors of Ahlstrom was 94.1 percent.

The following table sets forth the members of the Board of Directors of Ahlstrom as at the date of this Prospectus:

	Position	Citizenship	Year of birth
Hans Sohlström	Chairman	Finnish	1964
Jan Inborr	Vice Chairman	Finnish	1948
Alexander Ehrnrooth	Member	Finnish	1974
Johannes Gullichsen	Member	Finnish	1964
Jan Johansson	Member	Swedish	1954
Harri-Pekka Kaukonen	Member	Finnish	1963
Riitta Viitala	Member	Finnish	1959

Hans Sohlström has been the Chairman of the Board of Directors of Ahlstrom since 2016. He also serves as the Chairman of the Human Resources Committee and is a member of the Shareholders’ Nomination Board. Mr. Sohlström currently acts as the President and CEO of Ahlström Capital Oy and as the Chairman of the Board of Directors of Enics AG. He also acts as a member of the Boards of Directors of Destia Group Plc and Rettig Group Ltd. Previously, Mr. Sohlström was the President and CEO of Rettig Group Ltd between 2012 and 2015, the Chairman of the Boards of Directors of Bore Ltd between 2012 and 2016, Nordkalk Corporation between 2012 and 2016, Rettig ICC bv between 2012 and 2016 as well as Oy Thunship Ab between 2012 and 2014. He was also a deputy member of the Board of Directors of East Office of Finnish Industries Oy between 2009 and 2012. He held various executive and managerial positions at UPM-Kymmene between 1990 and 2012. Mr. Sohlström holds a Master of Science degree in Technology from the Helsinki University of Technology and Master of Science degree in Economics from the Swedish School of Economics and Business Administration.

Jan-Erik (Jan) Inborr has been a member of the Board of Directors of Ahlstrom since 2015. He also serves as a member of the Human Resources Committee. Mr. Inborr currently acts as the Managing Director of Soldino Oy and as the Chairman of the Board of Directors of Puryzyme Ltd and Antti Ahlström Perilliset Oy. He also acts as a member of the Boards of Directors of BaseN Corporation, Enics AG, Soldino Oy and Webforum Europe AB. Previously, Mr. Inborr was the President and CEO of Ahlström Capital Oy between 2001 and 2008 and Ahlstrom Paper Group Oy between 1996 and 2000, the Chairman of the Board of Directors of Symbicon Ltd between 2007 and 2011 (Board member between June 20, 2011 and September 11, 2011) as well as a member of the Boards of Directors of Mervento Ltd between 2009 and 2016, Vacon Ltd between 2002 and 2015 (Chairman between 2003 and 2013), ValuCast Oy between 2010 and 2011, Heavycast Oy between 2009 and 2011, Pricasting Oy between 2008 and 2011, Uudenkaupungin Rautavalimo Oy between 2008 and 2011 and Ahlstrom between 2001 and 2010. Mr. Inborr was also the Deputy CEO of the Ahlstrom Group between 1994 and 2000 and he held several other senior positions in the Ahlstrom Group between 1972 and 2000. Mr. Inborr holds a Bachelor of Science degree in Economics from the Åbo Akademi University.

Alexander Ehrnrooth has been a member of the Board of Directors of Ahlstrom since 2015. He also serves as a member of the Audit Committee and the Shareholders’ Nomination Board. Mr. Ehrnrooth currently acts as the Managing Director of Virala Corporation, Atine Group Oy, Belgrano Inversiones Oy, Vikon Partners Ab, Vimpu Intressenter Ab and AI-Partners Oy. He also acts as the Chairman of the Board of Directors of Aleba Corporation and Belgrano Inversiones Oy and as a member of the Boards of Directors of Virala Corporation, Munksjö, Fiskars Corporation (Vice Chairman), Vikon Partners Ab, AI-Partners Oy, Vimpu Intressenter Ab and Atine Group Oy. Previously, Mr. Ehrnrooth was the Managing Director of Sellan Intressenter Oy Ab between 2008 and 2015 and Vilha Intressenter Ab between 2007 and 2011. He was also a member of the Boards of Directors of Wärtsilä Corporation between 2010 and 2015, FEL Investments Oy between 2004 and 2016, Ferraria Oy Ab between 2007 and 2013, Vilha Intressenter Ab between 2007 and 2011 as well as Hindhår Storskog Oy Ab between 1998 and 2011. He was also a deputy member of the Board of Directors of Sellan Intressenter Oy Ab between 2008 and 2015. Mr. Ehrnrooth holds a Master of Science degree in Economics from Hanken School of Economics, a Master of Business Administration degree in Entrepreneurship from the University of Wisconsin-Madison School of Business and he has received a Kellogg Executive Scholars Certificate from the Kellogg School of Management at Northwestern University.

Johan Sebastian (Johannes) Gullichsen has been a member of the Board of Directors of Ahlstrom since 2015. He also serves as a member of the Audit Committee. Mr. Gullichsen currently acts as the Chairman of the Board of Directors of Ram Partners Oy (member between 2007 and 2014) and as a member of the Boards of Directors of GasEK Ltd, Nukute Oy, Antti Ahlström Perilliset Oy and Alfakemist Kapitalförvaltning Ab. He also acts as the Vice Chairman of the Walter Ahlström Foundation, as a limited partner in RAM Partners Special Situations Ky and Ingenjörsbyrå Arhippainen, Gullichsen & Co Kb, as the auditor of TM Kapital Ab and as a deputy member of the Board of Directors of Studio Butter-Briceño Architects Ltd. Previously, Mr. Gullichsen was a member of the Board of Directors of Ahlström Capital Oy between 2001 and 2014, Equal Dreams Oy between 2008 and 2012 and RAM Partners Alternative Strategies PLC between 2006 and 2012. He has also held senior positions at RAM Partners Oy and eQ Bank Oy. Mr. Gullichsen holds a

Bachelor of Science degree in Engineering from Tekniska Läroverket i Helsingfors and a Master of Business Administration degree from Helsinki School of Economics.

Jan Johansson has been a member of the Board of Directors of Ahlstrom since 2016. He also serves as a member of the Human Resources Committee. Mr. Johansson currently acts as the Chairman of the Board of Directors of OrganoClick AB, as a member of the Board of Directors of Industrial Development Partners (Stockholm) AB, JCJ consulting AB and Vinda International Holdings Ltd, and as a shareholder in Industrial Development Partners (Stockholm) AB and JCJ consulting AB. Previously, Mr. Johansson was the President and CEO of Svenska Cellulosa Aktiebolaget SCA (publ) between 2007 and 2015 and a member of the Board of Directors of SSAB AB (publ) between 2011 and 2015 and Svenska Handelsbanken AB (publ) between 2009 and 2015. He was also the President and CEO of Boliden AB between 2001 and 2007. Prior to this, he held several executive positions at Swedish and international corporations. Mr. Johansson holds a Master of Laws degree from the University of Stockholm.

Harri-Pekka Kaukonen has been a member of the Board of Directors of Ahlstrom since 2016. He also serves as the Chairman of the Audit Committee and as a member of the Shareholders’ Nomination Board. Mr. Kaukonen currently acts as a member of the Boards of Directors of Tieto Corporation, Lindström Oy, UMNI Oy and Evli Bank Plc. Previously, Mr. Kaukonen was the Managing Director of Sanoma Corporation and the Chairman of the Board of Directors of Lastannet Oy between 2011 and 2015. In 2011, he was the Chairman of the Board of Directors in the following companies: Kiinteistö Oy Ärrävaara, Pressco Trade Services (PTS) Oy, Rautakirja Oy, R-kioski Ltd., Sanoma Learning Oy, Sanoma Media Finland Ltd, Sanoma Trade Ltd and Werner Söderström Ltd. He was also a member of the Boards of Directors of ÅR Packaging Group AB in 2016, East Office of Finnish Industries Oy between 2011 and 2016 and Karem Oy between 2001 and 2014 as well as a member of the Supervisory Board of Ilmarinen Mutual Pension Insurance Company between 2014 and 2016 and a deputy member of the Board of Directors of East Office of Finnish Industries Oy between 2008 and 2011. He has also held various executive positions at Oy Karl Fazer Ab between 2003 and 2010, most recently as EVP, head of Bakery and Confectionery Business Area and he was also a partner at McKinsey & Company between 1999 and 2003. Mr. Kaukonen holds a Doctor of Technology degree in Computational Material Physics from the Helsinki University of Technology and a Master of Science degree in Technical Physics from the Helsinki University of Technology.

Riitta Viitala has been a member of the Board of Directors of Ahlstrom since 2016. She also serves as a member of the Human Resources Committee. Ms. Viitala currently acts as a member of the Boards of Directors of Ilkka-Yhtymä Oyj and I-Mediat Oy. Previously, Ms. Viitala was a member of the Boards of Directors of Vacon Ltd between 2008 and 2015 as well as Vaasan Sähkö Oy between 2006 and 2011. She is a professor of management studies at the University of Vaasa as well as acts as a private trader. Prior to her academic career, she worked in various education, development and consulting positions at private and public sectors. Ms. Viitala holds a Doctor of Science degree in Economics and Business Administration from the University of Vaasa and a Master of Science degree in Economics from Turku School of Economics.

Executive Management Team

The Executive Management Team of Ahlstrom consists of the President and CEO as well as business area and functional leaders. The members of the Executive Management Team are proposed by the President and CEO and appointed by the Board of Directors. The members of the Executive Management Team report to the President and CEO.

The role of the Executive Management Team is to support the President and CEO in performing his duties and to align the business organization and functions. Within the framework given by the Board of Directors, the Executive Management Team monitors business performance and risk management, reviews investment proposals, business and annual plans as well as incentive plans before their presentation to the Board of Directors, implements strategy and direction, initiates actions and establishes policies and procedures. The members of the Executive Management Team receive monthly reports on the performance of Ahlstrom’s businesses.

The President and CEO of Ahlstrom is in charge of the executive management of Ahlstrom. He is accountable to the Board of Directors for the achievement of the goals, plans, policies and objectives set by the Board of Directors. He prepares matters to be decided on by the Board of Directors and carries out the decisions of the Board of Directors. On November 7, 2016, Ahlstrom announced that the Board of Directors of Ahlstrom had appointed Sakari Ahdekivi as the interim President and CEO of Ahlstrom with immediate effect. According to the announcement, Mr. Ahdekivi replaced the previous President and CEO, Marco Levi, due to the announced Merger Plan. Mr. Ahdekivi also continues as Chief Financial Officer of Ahlstrom and will be a member of the management team of the Combined Company.

No Deputy to the President and CEO has been appointed.

In this Prospectus, references to the President and CEO of Ahlstrom concern the Interim President and CEO, unless the context provides otherwise.

The following table sets forth the members of the Executive Management Team of Ahlstrom as the date of this Prospectus:

	Position	Citizenship	Year of birth
Sakari Ahdekivi	Interim President and CEO / Chief Financial Officer	Finnish	1963
Ulla Bono	Executive Vice President, General Counsel	Finnish	1970
Fulvio Capussotti	Executive Vice President, Filtration & Performance	Italian	1972
Omar Hoek	Executive Vice President, Specialties	Dutch	1969
Jari Koikkalainen	Executive Vice President, Procurement & Group Technology	Finnish	1965
Päivi Leskinen	Executive Vice President, Human Resources	Finnish	1965

Sakari Ahdekivi has been the interim President and CEO of Ahlstrom since November 2016 and Chief Financial Officer of Ahlstrom since 2014. Mr. Ahdekivi currently acts as a member of the Board of Directors of Lehto Group Plc and as a member of the Supervisory Board of the Helsinki Deaconess Institute. Previously, Mr. Ahdekivi was the Managing Director of Tamro Corporation between 2012 and 2013 as well as Tamro Finland and Baltics between 2012 and 2013. He was also the Chairman of the Board of Directors of Tamro Finance Oy between 2012 and 2013, Apokjeden A/S, MediNord Oy, Nomeco A/S and Tamro AB between 2010 and 2012 as well as Tamro Russia Oy between 2010 and 2011. He was also member of the Board of Directors of Tamro Corporation in 2013 and CFO of Tamro Corporation between 2009 and 2011, YIT Corporation between 2007 and 2009 and Huhtamäki Oyj between 2005 and 2007. He has also held various financial controlling positions at ABB in the United States, Switzerland, the United Kingdom and Finland between 1994 and 2005. Mr. Ahdekivi holds a Master of Science degree in Economics from the Helsinki School of Economics.

Ulla Bono has been the Executive Vice President, General Counsel of Ahlstrom since 2014. Previously, Ms. Bono served at Pöyry PLC, where she held various legal positions since 2005, latest as Associate Group General Counsel and General Counsel of the Industry Business Group. Ms. Bono holds a Licentiate of Laws degree and a Master of Laws degree from the University of Turku, Faculty of Law and she has completed training on the bench at the District Court of Turku.

Fulvio Capussotti has been the Executive Vice President, Filtration & Performance of Ahlstrom since the beginning of 2016. Mr. Capussotti joined Ahlstrom in 2002 and has been a member of the Executive Management Team since 2013. At Ahlstrom, Mr. Capussotti was previously the Executive Vice President, Building and Energy between 2015 and 2016, Executive Vice President, Advanced Filtration between 2013 and 2015, Vice President, Advanced Filtration between 2012 and 2013, and Vice President, Release Liner between 2008 and 2012. Prior to that Mr. Capussotti was Product Manager at Solvay between 2000 and 2002, Sales and Technical Manager at Rasmussen between 1999 and 2000 as well as R&D Manager at Solvay between 1997 and 1999. Mr. Capussotti holds a Master of Science degree in Chemical Engineering from Politecnico di Torino.

Omar Hoek has been the Executive Vice President, Specialties of Ahlstrom since the beginning of 2016. Mr. Hoek joined Ahlstrom in 2011 and has been a member of the Executive Management Team since 2014. At Ahlstrom, Mr. Hoek was previously Executive Vice President, Food and Medical between 2014 and 2016. Mr. Hoek currently acts as a member of the Board of Directors of EDANA, an international association serving nonwovens and related industries. Previously, Mr. Hoek held several senior management roles at Newell Rubbermaid, Avery Dennison and Bell Textron / HESUSA. Mr. Hoek holds a Master of Science degree in Business Administration from OUBS.

Jari Koikkalainen has been the Executive Vice President, Procurement & Group Technology of Ahlstrom since the beginning of 2016. Mr. Koikkalainen joined Ahlstrom in 2013, when he also became a member of the Executive Management Team. At Ahlstrom, Mr. Koikkalainen was previously the Executive Vice President, Filtration between 2015 and 2016 and the Executive Vice President, Transportation Filtration between 2013 and 2015. Previously, Mr. Koikkalainen held several senior management positions at Metso Corporation and its predecessors between 1993 and 2013, most recently as Area President, China of Metso Corporation between 2011 and 2013. He was also a member of the Board of Directors of the Finnish Business Council between 2011 and 2014. Mr. Koikkalainen holds a Master of Science degree in Engineering from the University of Oulu and an Executive Master of Business Administration degree from Aalto University.

Päivi Leskinen has been the Executive Vice President, Human Resources of Ahlstrom since 2015. Previously, Ms. Leskinen held several global and local HR management positions at ABB between 2001 and 2014, most recently as Vice President, Group Human Resources of ABB between 2011 and 2014. Ms. Leskinen holds a Master of Science degree in Sociology from the University of Jyväskylä.

Board Committees

Overview

The Board of Directors of Ahlstrom annually appoints an Audit Committee and may also appoint other permanent committees if considered necessary at its constitutive meeting following the annual general meeting of shareholders. In addition to the Audit Committee, the Board of Directors of Ahlstrom appoints a Human Resources Committee. The duties and working procedures of the committees are defined by the Board of Directors of Ahlstrom in the charters confirmed for the committees. The committees regularly report on their work to the Board of Directors of Ahlstrom. In addition to the committees of the Board of Directors, Ahlstrom has a Shareholders’ Nomination Board.

Audit Committee

The Audit Committee consists of three to four members, all of which must be members of the Board of Directors of Ahlstrom who are independent of Ahlstrom and must have the qualifications necessary to perform the responsibilities of the committee. At least one member must be independent of the significant shareholders and at least one member must have expertise specifically in accounting, bookkeeping or auditing. The expertise may be based on, for example, experience in corporate management.

According to its charter, the Audit Committee assists the Board of Directors of Ahlstrom in fulfilling its supervisory responsibilities. The Audit Committee also makes recommendations to the Board of Directors of Ahlstrom in matters related to, for example, profit warnings, the detailed content of interim reports, the internal audit and internal audit plans as well as certain company policies. In addition, the Audit Committee makes recommendations related to the election and removal of the external auditors and their compensation, and the external auditors’ audit plan based on the auditors’ proposal. Contrary to previous practice in Ahlstrom, the Audit Committee has only a preparatory role (i.e., the Audit Committee has no decision-making power on the behalf of the Board of Directors of Ahlstrom).

Among its other duties, the Audit Committee reviews and monitors the financial reporting process, the effectiveness of the system of internal control and risk management, the audit process, and Ahlstrom’s process for monitoring compliance with laws and regulations and its own code of business conduct. The Audit Committee ensures that the Board of Directors of Ahlstrom is aware of matters that may significantly impact the financial conditions or affairs of the business. In performing its duties, the Audit Committee will maintain effective working relationships with the Board of Directors, management, and the internal and external auditors.

In 2015, the Audit Committee convened five times (one meeting before March 26, 2015) and the average attendance frequency was 100 percent.

As of April 5, 2016, the members of the Audit Committee are Harri-Pekka Kaukonen (Chairman), Alexander Ehrnrooth and Johannes Gullichsen. All of the members of the Audit Committee are independent of Ahlstrom and its significant shareholders, except for Alexander Ehrnrooth, who is not independent of one of Ahlstrom’s significant shareholders.

Human Resources Committee

According to its charter, the Human Resources Committee assists the Board of Directors of Ahlstrom to ensure that all human capital related topics, such as ethics and values, resourcing strategy, competence and performance management as well as compensation arrangements, support the strategic aims of the business and enable the recruitment, development, motivation and retention of key personnel while complying with regulatory and governance requirements, and satisfying the expectations of shareholders. The Human Resources Committee further provides guidance in human-capital–related corporate responsibility matters.

The Human Resources Committee also ensures that compensation arrangements focus on achieving long-term business objectives and growth in shareholder value. In satisfying this requirement, the Human Resources Committee prepares, reviews and in specific cases approves incentive arrangements.

The Human Resources Committee assists the Board of Directors of Ahlstrom in the efficient preparation and handling of the matters pertaining to the appointment and dismissal of the President and CEO and other executives and their remuneration. It reviews the compensation and benefits of the President and CEO and makes recommendations to the Board of Directors of Ahlstrom in relation thereto. In addition, the Human Resources Committee prepares for the Board of Directors’ decision on the appointments and dismissals of members of the Executive Management Team (other than the President and CEO) upon the proposal of the President and CEO. The Human Resource Committee has only a preparatory role (i.e., the Human Resources Committee has no decision-making power on the behalf of the Board of Directors of Ahlstrom).

In 2015, the Human Resources Committee convened six times (two meetings before March 26, 2015). The average attendance frequency was 100 percent.

As of April 5, 2016, the members of the Human Resources Committee are Hans Sohlström (Chairman), Jan Inborr, Jan Johansson and Riitta Viitala. All of them are independent of Ahlstrom and its significant shareholders, except for Hans Sohlström, who is not independent of one of Ahlstrom’s significant indirect shareholders.

Shareholders’ Nomination Board

The Shareholders’ Nomination Board prepares proposals to the annual general meeting of shareholders for the election and remuneration of the members of the Board of Directors and the remuneration of the members of the board committees and the Shareholders’ Nomination Board. The Shareholders’ Nomination Board is also responsible for ensuring that the Board of Directors and its members maintain and represent a sufficient level of expertise, knowledge and competence for the needs of Ahlstrom.

The Shareholders’ Nomination Board comprises representatives of the three largest shareholders of Ahlstrom and, in addition, the Chairman of the Board of Directors of Ahlstrom and a person nominated by the Board of Directors of Ahlstrom as members. The right to nominate the shareholder representatives lies with those three shareholders whose share of all the voting rights in Ahlstrom is on May 31 preceding the next annual general meeting of shareholders are the largest on the basis of the shareholders’ register of Ahlstrom held by Euroclear Finland. However, holdings by a shareholder who, under the Finnish Securities Market Act, has the obligation to disclose its shareholdings (flagging obligation) that are divided into several funds or registers, will be summed up when calculating the share of all the voting rights, provided that such shareholder presents a written request to that effect to the Chairman of the Board of Directors of Ahlstrom no later than on May 30 preceding the next annual general meeting of shareholders. Further, holdings by a group of shareholders who have agreed to nominate a joint representative to the Shareholders’ Nomination Board will be summed up when calculating the share of all the voting rights, provided that the shareholders in question present a joint written request to that effect together with a copy of such an agreement to the Chairman of the Board of Directors of Ahlstrom no later than on May 30 preceding the annual general meeting of shareholders. Should a shareholder not wish to use its nomination right, the right transfers to the next largest shareholder who would otherwise not have a nomination right.

The Chairman of the Board of Directors of Ahlstrom convenes the first meeting of the Shareholders’ Nomination Board and the Shareholders’ Nomination Board elects the Chairman from among its members.

Ahlstrom announced on June 7, 2016 that Ahlstrom’s largest registered shareholders based on holdings on May 31, 2016 had nominated the following persons as their representatives in the Shareholders’ Nomination Board:

●	Thomas Ahlström, AC Invest Six B.V. and certain other shareholders;

●	Alexander Ehrnrooth, Vimpu Intressenter Ab and Belgrano Inversiones Oy; and

●	Risto Murto, Varma Mutual Pension Insurance Company.

The Chairman of the Board of Directors of Ahlstrom, Hans Sohlström, and Harri-Pekka Kaukonen, as nominated by the Board of Directors of Ahlstrom, are also members of the Shareholders’ Nomination Board. On June 6, 2016, the Shareholders’ Nomination Board elected Thomas Ahlström amongst its members as the Chairman of the Shareholders’ Nomination Board.

Information on the Members of the Board of Directors and the Executive Management Team

As at the date of this Prospectus, none of the members of the Board of Directors or the Executive Management Team of Ahlstrom have, save for the exceptions described below, during the previous five years:

●	had any convictions in relation to fraudulent offences;

●

been in a managerial position, such as a member of the administrative or management or a supervisory body or belonged to the senior management, of any company at the time of its bankruptcy, receivership or liquidation (excluding liquidation which has been carried out in order to dissolve the company due to tax reasons or reasons related to the simplification of group structure); or

●

been the subject of any official public incrimination and/or sanctions by statutory or regulatory authorities (including designated professional bodies) and been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of any company or from managing the affairs of any company.

Notwithstanding the above, Jan Inborr acted between 2009 and April 26, 2016 as a member of the Board of Directors of Mervento Ltd, which entered into bankruptcy on October 6, 2016. In addition, Johannes Gullichsen acts as a member of the Board of Directors of GasEK Ltd, for which restructuring proceedings were commenced on December 9, 2016.

Conflicts of Interest

Provisions regarding the conflicts of interest of the management of a Finnish company are set forth in the Finnish Companies Act. Pursuant to Chapter 6, Section 4 of the Finnish Companies Act, a member of the Board of Directors may not participate in the handling of a contract between himself or herself and the company, nor may he or she participate in the handling of a contract between the company and a third party if he or she may thereby receive a material benefit, which may be in contradiction with the interests of the company. This provision also applies to any other legal act, legal proceeding or other similar matter. This provision also applies to the CEO.

Except for the requirements to hold shares awarded pursuant to Ahlstrom’s long-term incentive programs discussed under “—Remuneration—Incentive Plans” below, there are no (i) conflicts of interest between any duties to Ahlstrom of any member of the Board of Directors or the Executive Management Team of Ahlstrom and their private interests and/or other duties; (ii) arrangements or understandings with major shareholders, members, suppliers or others pursuant to which any member of the Board of Directors or the Executive Management Team of Ahlstrom was elected; or (iii) restrictions agreed by any member of the Board of Directors or the Executive Management Team of Ahlstrom on the disposal of their holdings in Ahlstrom’s securities within a certain time.

Remuneration

Compensation Paid to the Members of the Board of Directors and the Executive Management Team

The annual general meeting of shareholders decides on the remuneration of the members of the Board of Directors based on the recommendation of the Shareholders’ Nomination Board. The members of the Board of Directors do not receive shares or share-related rights as remuneration for their membership and they do not participate in Ahlstrom’s incentive or pension plans.

At the annual general meeting of shareholders held on April 5, 2016, it was resolved that the remuneration payable to the Chairman of the Board of Directors would be EUR 84,000 per year, to the Vice Chairman EUR 63,000 per year, to the Chairman of the Audit Committee EUR 63,000 per year and to ordinary members of the Board of Directors EUR 42,000 per year. In addition, the remuneration for attendance at the meetings of the Board of Directors would be EUR 1,500 per meeting for the members of the Board of Directors residing outside Finland. As regards the permanent board committees and the Shareholders’ Nomination Board, it was resolved that the remuneration for attendance at committee meetings and meetings of the Shareholders’ Nomination Board would be EUR 1,500 per meeting. It was further resolved that travel expenses would be reimbursed in accordance with Ahlstrom’s travel policy.

For 2015, the total remuneration of the members of the Board of Directors of Ahlstrom, its committees and the Shareholders’ Nomination Board amounted to EUR 502,250.

The following table sets forth the remuneration paid to the members of the Board of Directors of Ahlstrom, its committees and members of the Shareholder’s Nomination Board for the years indicated:

	For the year ended December 31,
	2015	2014	2013
	(unaudited)
	(EUR)
Hans Sohlström(1)	–	–	–
Jan Inborr(2)	57,750	–	–
Alexander Ehrnrooth(2)(3)	45,000	7,500	6,000
Johannes Gullichsen(2)	37,500	–	–
Jan Johansson(1)	–	–	–
Harri–Pekka Kaukonen(1)	–	–	–
Riitta Viitala(1)	–	–	–
Robin Ahlström(4)	7,000	76,500	40,500
Sebastian Bondestam(5)	–	–	12,000
Lori J. Cross(6)	66,000	67,500	64,500
Esa Ikäheimonen(7)	23,250	81,750	64,500
Pertti Korhonen(8)	–	73,500	96,750
Daniel Meyer(9)	15,000	57,000	45,000
Anders Moberg(6)	70,500	76,500	73,500
Markus Rauramo(10)	68,250	43,500	–
Panu Routila(10)	97,000	39,000	–
Peter Seligson(11)	–	17,250	78,750
Risto Murto(12)	7,500	7,500	6,000
Thomas Ahlström(12)	7,500	7,500	6,000

Total	502,250	555,000	493,500

(1)	Member of the Board of Directors since April 5, 2016.
(2)	Member of the Board of Directors since March 26, 2015.
(3)	Member of the Shareholders’ Nomination Board before appointed to the Board of Directors.
(4)	Member of the Board of Directors between March 27, 2013 and January 26, 2015.
(5)	Member of the Board of Directors until March 27, 2013.
(6)	Member of the Board of Directors until April 5, 2016.
(7)	Member of the Board of Directors until March 26, 2015.
(8)	Member of the Board of Directors until October 1, 2014.
(9)	Member of the Board of Directors between March 27, 2013 and March 26, 2015.
(10)	Member of the Board of Directors between March 25, 2014 and April 5, 2016.
(11)	Member of the Board of Directors until March 25, 2014.
(12)	Member of the Shareholders’ Nomination Board.

The remuneration of the President and CEO and the other members of the Executive Management Team of Ahlstrom consists of base salary, customary fringe benefits (such as car, phone and, with regard to some members of the Executive Management Team, housing and/or healthcare benefits), bonuses and long-term incentives as well as voluntary pension insurance.

Based on the recommendations of the Human Resources Committee, the Board of Directors of Ahlstrom decides on:

●	the compensation and benefits of the President and CEO, including his individual performance target setting;

●	the group long-term incentive plans for the Executive Management Team and other management and key employees as well as the financial performance objectives and the pay-out under such plans;

●	the compensation and benefits of the members of the Executive Management Team; and

●	the group bonus plan for the members of the Executive Management Team and other management and key employees as well as the financial performance objectives and the pay-out under such plans.

The following table sets forth the remuneration and benefits paid to the members of the Executive Management Team of Ahlstrom, excluding the President and CEO, for the years indicated:

	For the year ended December 31,
	2015	2014	2013
	(unaudited)
	(EUR)
Salaries and fees with fringe benefits	1,622,675	2,495,045	2,253,458
Bonus pay	315,741	241,604	297,159
Long-term plan based payments	140,832	–	89,885

Total	2,079,248	2,736,649	2,640,502

The following table sets forth the remuneration and benefits paid to the President and CEO of Ahlstrom for the years indicated:

	For the year ended December 31,
	2015	2014		2013
	(unaudited)
	(EUR)
Salaries and fees with fringe benefits
Marco Levi(1)(2)	701,890	544,215	(3)	–
Jan Lång(4)	–	302,038		629,097
Bonus pay
Marco Levi(1)(2)	243,750	–		–
Jan Lång(4)	–	87,487		199,938
Long-term plan-based payments
Marco Levi(1)(2)	81,150	932,400	(5)	–
Jan Lång(4)	–	–		–

Total	1,026,790	1,866,140		829,035

(1)

President and CEO between June 16, 2014 and November 7, 2016. Mr. Levi will receive as severance compensation his base salary from a six-month notice period, a severance payment equaling his 12 months’ base salary as well as a success bonus equaling his six months’ base salary, all of the aforementioned being in total EUR 1,200,000.

(2)

Sakari Ahdekivi was appointed interim President and CEO of Ahlstrom on November 7, 2016. Mr. Ahdekivi is entitled to a success bonus in the amount equaling his six months’ base salary payable upon the execution of the Merger.

(3)	Including a one-time payment of EUR 216,000 (sign-on bonus).
(4)	President and CEO until June 15, 2014.
(5)	Value of shares at grant.

The President and CEO and the other members of the Executive Management Team may participate in voluntary pension insurances. All such pension insurances are country-specific defined contribution plans. The annual contribution of Ahlstrom to the respective pension plans of the members of the Executive Management Team (including the President and CEO) equals at most two months of his/her salary (including fringe benefits without bonuses).

The participants’ pensions will be determined based on the applicable local pension rules and the amount of their savings in the defined contribution plans.

Incentive Plans

Both Ahlstrom’s group bonus plan and long-term incentive plans have been documented in writing. The target setting under the plans is made so that the achievement of such targets will strengthen the competitiveness of Ahlstrom, contribute to its long-term success and increase shareholder value. The maximum pay-outs are defined in each plan.

Bonus Plan

Annual bonuses are payable based on the attainment of key performance targets of the Ahlstrom group, business area or unit as well as individual or team performance targets. For 2015, the key performance targets of the President and CEO and other members of the Executive Management Team of Ahlstrom were based on the Ahlstrom group’s operating profit, operating working capital, commercial excellence project and Ahlstrom’s engagement index and AFR.

Individual or team performance targets are mutually agreed upon between the participant and his/her manager in the annual goal and development plan. Individual or team targets must be defined precisely to measure the value-added outputs of the job(s). The bonus pay-out must be approved by applying the so called one above principle (i.e., it must be approved by at least one organizational level above the respective participant’s manager). The progress in the achievement of the performance targets is evaluated in bi-annual reviews between each participant and his/her manager.

The maximum annual bonus payable to the members of the Executive Management Team (including the President and CEO) for achieving his/her targets is the amount to the equivalent of 50 percent of his/her annual salary.

Long-Term Incentive Plan 2011–2015

A share-based long-term incentive plan between 2011 and 2015, which consists of three earning periods, offers for the Executive Management Team and other key personnel (maximum 50 persons in total per earning period) the possibility to receive shares in Ahlstrom and cash (equaling the amount of taxes of the total reward) as a reward if ROCE and EPS targets set by the Board of Directors of Ahlstrom for each earning period are achieved. If the targets of the plan are attained in full for all three earning periods, the reward to be paid on the basis of the plan will in its entirety correspond to a gross value of approximately 1,000,000 shares.

The restriction period for each earning period is one year after the earning period in question. The Board of Directors of Ahlstrom recommends that the President and CEO holds shares in Ahlstrom corresponding in value to his annual net salary and that the other Executive Management Team members hold shares in Ahlstrom corresponding in value to half of their annual net salary.

None of the President and CEO, the other members of the Executive Management Team and any other key personnel earned any shares or money from the earning period between 2011 and 2012 as the set ROCE or EBIT targets were not achieved.

The reward for the earning period between 2012 and 2014 amounted to approximately 16 percent of the maximum reward and was paid in cash to all 24 plan participants in March 2015.

The reward for the earning period of 2013 and 2015 amounted to approximately 67 percent of the maximum reward. The Board of Directors of Ahlstrom has decided to transfer without consideration a maximum of 110,000 of Ahlstrom’s own shares to a maximum of 27 recipients of the pay-out. In addition, Ahlstrom will pay a cash portion to the recipients equaling the total amount of taxes payable for the total award. The shares were handed over to the recipients in 2016.

Long-Term Incentive Plan 2014–2018

The plan consists of approximately 50 persons, and the aim of the plan is to align the objectives of the shareholders and the key employees in order to increase the value of Ahlstrom.

The plan consists of earning periods beginning on January 1, 2014; on January 1, 2015; and on January 1, 2016, and potential rewards will be paid after the end of each earning period. The shares received as reward may not be transferred during a restriction period that ends three years after the beginning of the earning period.

If the targets set by the Board of Directors of Ahlstrom for the earning periods are achieved, the plan offers an opportunity to receive shares in Ahlstrom and a cash portion that Ahlstrom uses for taxes and tax-related costs arising from the reward to be paid. The reward from the first earning period was based on the Ahlstrom group’s net sales, earnings per share and percentage of sales from new products. As a rule, no reward will be paid if a key employee’s employment or service ends before reward payment.

The President and CEO must hold 40 percent of the shares received on the basis of the plan as long as his service as the President and CEO continues, and the other members of the Executive Management Team must hold 40 percent of the shares received on the basis of the plan for two years after the end of the three-year earning period or after the end of the restriction period.

The reward for the earning period of 2014 amounted to approximately 10 percent of the maximum reward and was paid in cash in March 2015.

The reward for the earning period of 2015 was based on the Ahlstrom group’s EPS and ROCE targets and it amounted to approximately 65 percent of the maximum reward. The pay-out was made in cash in November 2016.

The third and last earning period of 2016 was launched during the first half of 2016. The reward for the earning period will be based on Ahlstrom group’s adjusted operating profit and operating cash flow after capital expenditure. Pursuant to the terms and conditions of the plan, the aggregate maximum reward from the earning period would be 276,500 shares. If Ahlstrom decides on a merger, the reward shall be paid in cash.

Share Ownership Plan

The share ownership plan for previous management has been dissolved and the holding company Ahlcorp Oy was liquidated in 2015.

Termination Benefits

The President and CEO’s contract may be terminated by either the President and CEO or Ahlstrom with six months’ notice. In the event Ahlstrom terminates the contract without cause, Ahlstrom must, in addition to his salary during the notice period, pay to the President and CEO a severance payment corresponding to 12 months’ of his salary.

Management Ownership

Based on the share and shareholders’ register of Ahlstrom, the members of the Board of Directors, the President and CEO, and the members of the Executive Management Team of Ahlstrom held, on November 30, 2016, a total of 6,537,179 shares in Ahlstrom, corresponding to approximately 14.0 percent of the shares in Ahlstrom and votes attached to the shares.

The following table sets forth the number of shares owned by the members of the Board of Directors and the Executive Management Team of Ahlstrom according to the shareholders’ register of Ahlstrom as at November 30, 2016:

	Position	Shares
Members of the Board of Directors
Hans Sohlström	Chairman of the Board	–
Jan Inborr	Vice Chairman of the Board	9,159
Alexander Ehrnrooth	Board member	6,275,000	(1)
Johannes Gullichsen	Board member	232,091
Jan Johansson	Board member	–
Harri-Pekka Kaukonen	Board member	–
Riitta Viitala	Board member	–
Members of the Executive Management Team
Sakari Ahdekivi	Interim President and CEO / Chief Financial Officer	–
Ulla Bono	EVP, General Counsel	–
Fulvio Capussotti	EVP, Filtration & Performance	8,493
Omar Hoek	EVP, Specialties	3,943
Jari Koikkalainen	EVP, Procurement & Group Technology	8,493
Päivi Leskinen	EVP, Human Resources	–

(1)

Includes shares owned by Belgrano Inversiones Oy, an entity controlled by Mr. Alexander Ehrnrooth, and by Viknum AB, an entity closely associated with Mr. Alexander Ehrnrooth and controlled by Virala Corporation.

Directorships and/or Partnerships

The members of the Board of Directors of Ahlstrom and the Executive Management Team of Ahlstrom currently hold or have held the following directorships and/or have been a partner in the following partnerships in the five years prior to the date of this Prospectus:

	Current directorships/partnerships	Former directorships/partnerships
Members of the Board of Directors
Hans Sohlström	Ahlström Capital Oy	Bore Ltd
	Destia Group Plc	East Office of Finnish Industries Oy
	Enics AG	Nordkalk Corporation
	Rettig Group Ltd	Oy Thunship Ab
Rettig ICC bv

Jan Inborr	Antti Ahlström Perilliset Oy	Heavycast Oy
	BaseN Corporation	Mervento Ltd
	Enics AG	Pricasting Oy
	Puryzyme Ltd	Symbicon Ltd
	Soldino Oy	Uudenkaupungin Rautavalimo Oy
	Webforum Europe AB	Vacon Ltd
ValuCast Oy

Alexander Ehrnrooth	AI-Partners Oy	FEL Investments Oy
	Aleba Corporation	Ferraria Oy Ab
	Atine Group Oy	Hindhår Storskog Oy Ab
	Belgrano Inversiones Oy	Sellan Intressenter Oy Ab
	Fiskars Corporation	Vilha Intressenter Ab
	Munksjö Oyj	Wärtsilä Corporation
Vikon Partners Ab
Vimpu Intressenter Ab
Virala Corporation

Johannes Gullichsen	Alfakemist Kapitalförvaltning Ab	Ahlström Capital Oy
	Antti Ahlström Perilliset Oy	Equal Dreams Oy
	GasEK Ltd	RAM Partners Alternative Strategies PLC
Ingenjörsbyrå Arhippainen, Gullichsen & Co Kb
Nukute Oy
Ram Partners Oy
RAM Partners Special Situations Ky
Studio Butter-Briceño Architects Ltd
Walter Ahlström Foundation

	Current directorships/partnerships	Former directorships/partnerships
Jan Johansson	Industrial Development Partners (Stockholm) AB	Svenska Handelsbanken AB (publ)
	JCJ consulting AB	SSAB AB (publ)
	OrganoClick AB	Svenska Cellulosa Aktiebolaget SCA (publ)
Vinda International Holdings Ltd

Harri-Pekka Kaukonen	Evli Bank Plc	East Office of Finnish Industries Oy
	Lindström Oy	Ilmarinen Mutual Pension Insurance Company
	Tieto Corporation	Karem Oy
	UMNI Oy	Kiinteistö Oy Ärrävaara
Lastannet Oy
Pressco Trade Services (PTS) Oy
Rautakirja Oy
R-kioski Ltd.
Sanoma Corporation
Sanoma Learning Oy
Sanoma Media Finland Ltd
Sanoma Trade Ltd
Werner Söderström Ltd
ÅR Packaging Group AB

Riitta Viitala	Ilkka-Yhtymä Oyj	Vaasan Sähkö Oy
	I-Mediat Oy	Vacon Ltd

Members of the Executive Management Team
Sakari Ahdekivi	Helsinki Deaconess Institute	Apokjeden A/S
	Lehto Group Plc	MediNord Oy
Nomeco A/S
Tamro AB
Tamro Corporation
Tamro Finance Oy
Tamro Finland and Baltics
Tamro Russia Oy
Ulla Bono	–	–
Fulvio Capussotti	–	–
Omar Hoek	EDANA	–
Jari Koikkalainen	–	Finnish Business Council
Päivi Leskinen	–	–

Auditors

Pursuant to Article 7 of Ahlstrom’s articles of association, Ahlstrom must have one auditor, who must be a firm of auditors certified by the Finnish Central Chamber of Commerce. The term of the auditor will expire upon the closing of the annual general meeting of shareholders following the election.

Ahlstrom’s audited consolidated financial statements as at and for the years ended December 31, 2015, December 31, 2014 and December 31, 2013, which have been incorporated by reference into this Prospectus, have been audited by Authorized Public Accountants PricewaterhouseCoopers Oy. At the annual general meeting of shareholders of Ahlstrom held on April 5, 2016, Authorized Public Accountants PricewaterhouseCoopers Oy was re-elected as Ahlstrom’s auditor, as recommended by the Audit Committee. The responsible auditor of Ahlstrom designated by PricewaterhouseCoopers Oy has been Authorized Public Accountant Eero Suomela between April 2, 2008 and March 25, 2014, Authorized Public Accountant Kaj Wasenius between March 25, 2014 and June 12, 2015, and Authorized Public Accountant Markku Katajisto as of June 12, 2015.

Description of Shares and Share Capital of Ahlstrom

General Information on Ahlstrom

Ahlstrom’s full name is Ahlstrom Oyj in Finnish, Ahlstrom Abp in Swedish and Ahlstrom Corporation in English. Ahlstrom is domiciled in Helsinki, Finland, and its registered address is Alvar Aallon katu 3 C, FI-00100 Helsinki, Finland. The telephone number of Ahlstrom is +358 (0)10 888 0. Ahlstrom is a Finnish public limited liability company subject to the laws of Finland. The business identity code of Ahlstrom is 1670043-1. The accounting period of Ahlstrom is a calendar year. Ahlstrom has been registered with the Finnish Trade Register on June 30, 2001.

Pursuant to Article 2 of the Articles of Association of Ahlstrom, Ahlstrom’s field of business is to engage in the manufacture, converting and sale of fiber-based specialty materials and products and in other related activities, and to own stocks and shares in companies engaged in the aforesaid activities. Ahlstrom may also as the parent company take care of the group companies’ common tasks such as administrative services and financing, and own real estate, stocks and shares.

Shares and Share Capital

As at the date of this Prospectus, Ahlstrom’s registered share capital amounts to EUR 70,005,912.00 and Ahlstrom has issued 46,670,608 shares. Ahlstrom has one series of shares, and each share entitles to one vote at the general meetings of shareholders of Ahlstrom. The shares in Ahlstrom have no nominal value. The shares in Ahlstrom have been entered into the Finnish book-entry securities system maintained by Euroclear Finland. The trading code of the shares in Ahlstrom is AHL1V. The ISIN code of the shares in Ahlstrom is FI0009010391.

As at the date of this Prospectus, Ahlstrom holds 72,752 of its own shares.

History of Share Capital

There have been no changes in Ahlstrom’s share capital and the number of shares during the period covered by the historical financial information.

Current Authorizations

The annual general meeting of shareholders of Ahlstrom held on April 5, 2016 authorized the Board of Directors of Ahlstrom to repurchase and distribute Ahlstrom’s own shares as well as to accept them as pledge, as proposed by the Board of Directors of Ahlstrom. The number of shares to be repurchased or accepted as pledge by virtue of the authorization must not exceed 4,000,000 shares in Ahlstrom, yet always taking into account the limitations set forth in the Finnish Companies Act as regards the maximum number of shares owned by or pledged to Ahlstrom or its subsidiaries. The shares may be repurchased only through public trading at the prevailing market price by using unrestricted shareholders’ equity. The rules and guidelines of Nasdaq Helsinki and Euroclear Finland must be followed in the repurchase.

The authorization includes the right for the Board of Directors to decide upon all other terms and conditions for the repurchase of Ahlstrom’s own shares, or their acceptance as pledge, including the right to decide on the repurchase of Ahlstrom’s own shares otherwise than in proportion to the shareholders’ holdings in Ahlstrom.

By virtue of the authorization, the Board of Directors of Ahlstrom has the right to resolve to distribute a maximum of 4,000,000 own shares held by Ahlstrom. The Board of Directors of Ahlstrom has been authorized to decide to whom and in which order the own shares will be distributed. The Board of Directors of Ahlstrom may decide on the distribution of Ahlstrom’s own shares otherwise than in proportion to the existing preemptive right of shareholders to purchase Ahlstrom’s own shares. The shares may be used, for example, as consideration in potential acquisitions and in other arrangements as well as to implement Ahlstrom’s share-based incentive plans in the manner and to the extent decided by the Board of Directors. The Board of Directors has also the right to decide on the distribution of the shares in public trading for the purpose of financing possible acquisitions. The authorization also includes the right for the Board of Directors to resolve on the sale of the shares accepted as a pledge. The authorization includes the right for the Board of Directors to resolve upon all other terms and conditions for the distribution of the shares held by Ahlstrom.

The authorizations for the Board of Directors to repurchase Ahlstrom’s own shares, to distribute them as well as to accept them as pledge are valid for 18 months from the close of the annual general meeting of shareholders held on April 5, 2016 but will, however, expire at the close of the next annual general meeting of shareholders of Ahlstrom, at the latest. The previous authorization granted to the Board of Directors of Ahlstrom to repurchase Ahlstrom’s own shares, to distribute them as well as to accept them as pledge expired simultaneously.

Dividends and Dividend Policy

Ahlstrom aims to pay a stable and over time increasing dividend based on Ahlstrom’s annual net income performance.

On April 5, 2016, in accordance with the proposal of the Board of Directors of Ahlstrom, the annual general meeting of shareholders of Ahlstrom decided to distribute a dividend of EUR 0.31 per share for the year ended December 31, 2015. Dividends per share amounted to EUR 0.30 for the year ended December 31, 2014 and EUR 0.30 for the year ended December 31, 2013.

Under the Finnish Companies Act, the general meeting of shareholders decides on the distribution of dividends based on a proposal by the Board of Directors. Dividends are generally declared once every financial year and may be paid only after the general meeting of shareholders has adopted the company’s financial statements. For a description of the restrictions applicable to dividend distributions, see “Shareholder Rights—Dividends and Other Distributions of Funds.”

The Boards of the Directors of Munksjö and Ahlstrom have together with the management of the companies considered appropriate financial targets for the Combined Company and agreed on a financial target framework. According to the framework, the Combined Company aims for a stable and annually increasing dividend. Subsequent to the completion of the Merger, the new management team of the Combined Company will together with the Board of Directors of the Combined Company refine and possibly adapt the targets. See “Information about the Combined Company—Financial Target Framework.”

Ownership Structure of Ahlstrom

The shares in Ahlstrom (AHL1V) are listed on Nasdaq Helsinki. The shares in Ahlstrom are all of the same class and have equal rights. Each share entitles the holder to one vote at the general meeting of shareholders. As at the date of this Prospectus, Ahlstrom has 46,670,608 shares and Ahlstrom’s share capital is EUR 70,005,912.00.

The following table sets forth the ten largest shareholders of Ahlstrom that appear on the shareholders’ register maintained by Euroclear Finland as at November 30, 2016.

	As at November 30, 2016
	Number of shares	Percent of shares and votes
Viknum AB	5,725,000	12.27
Ahlström Capital(1)	5,404,270	11.58
Varma Mutual Pension Insurance Company	1,532,200	3.28
Mona Huber	1,251,700	2.68
Jacqueline Tracewski	807,600	1.73
Kai Nahi	798,288	1.71
Kim Kylmälä	771,400	1.65
Linda-Maria Emmett	700,350	1.50
Niklas Lund	693,738	1.49
John Sumelius	682,588	1.46
Other shareholders	28,303,474	60.65

Total	46,670,608	100.00

(1)	Shares owned through AC Invest Six B.V.

All shares in Ahlstrom carry equal voting rights and none of Ahlstrom’s shareholders have any voting rights that are different from those of the other shareholders in Ahlstrom.

To the extent known to Ahlstrom, Ahlstrom is not, directly or indirectly, owned or controlled by any one person.

Related Party Transactions of Ahlstrom

Parties are considered to be related parties if one party has the ability to control the other party or to exercise significant influence in or joint control over the other party in making financial and operating decisions. Related parties also include the members of the Board of Directors and the Executive Management Team, the President and CEO, the internal audit manager and the close family members of these individuals.

The members of the Board of Directors, the members of the Executive Management Team, and the President and CEO of Ahlstrom and the remuneration of these individuals have been presented under “—Board of Directors, Management and Auditors of Ahlstrom—Remuneration” above. Ahlstrom’s significant subsidiaries have been presented under “—Business of Ahlstrom—Group Legal Structure” above.

The following table sets forth Ahlstrom’s related party transactions with associated companies for the periods indicated:

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)		(audited)
	(EUR in millions)
Sales of goods and services	0.0	0.0	0.0	28.4	35.5
Purchases of goods and services	(7.2)	(8.1)	(10.9)	(16.8)	(20.8)
Trade and other receivables	0.0	–	0.0	0.0	5.7
Trade and other payables	0.8	0.6	0.6	0.0	1.5

Market prices have been used in transactions with associated companies.

Information on guarantees given by Ahlstrom on behalf of its group companies have been presented under “—Operating and Financial Review and Prospects of Ahlstrom—Contractual Obligations and Contingent Liabilities—Collaterals and Commitments” above.

SHAREHOLDER RIGHTS

Preemptive Rights

Pursuant to the Finnish Companies Act, shareholders of a Finnish company have a preemptive right, in proportion to their shareholdings, to subscribe for new shares in such company as well as for issues of stock options and convertible bonds, unless the decision of the general meeting of shareholders approving such issue provides otherwise. Pursuant to the Finnish Companies Act, a resolution that deviates from the shareholders’ preemptive rights must be approved by at least two-thirds of all votes cast and shares represented at a general meeting of shareholders. In addition, pursuant to the Finnish Companies Act, such a resolution requires that the company has a weighty financial reason to deviate from the preemptive rights of shareholders. In addition, according to the Finnish Companies Act, a resolution on a share issue without payment waiving the shareholders’ preemptive rights requires that there is an especially weighty financial reason for the company and in regard to the interests of all shareholders in the company.

Certain shareholders resident in, or with a registered address in, certain jurisdictions other than Finland may not be able to exercise preemptive rights in respect of their shareholdings unless a registration statement, or an equivalent thereof under the applicable laws of their respective jurisdictions, is effective or an exemption from any registration or similar requirements under the applicable laws of their respective jurisdictions is available.

General Meeting of Shareholders

Pursuant to the Finnish Companies Act, shareholders exercise their power to resolve on matters at general meetings of shareholders. Pursuant to the Finnish Companies Act, the annual general meeting of shareholders of a company must be held annually within six months from the end of the financial year. At the annual general meeting of shareholders, the financial statements, including the statement of income, statement of financial position and cash flow statement with notes thereto and consolidated financial statements, are presented to the shareholders for adoption. At the annual general meeting of shareholders, shareholders also make decisions regarding, among other things, use of profits shown on the statement of financial position, the discharge from liability of the members of the board of directors and the CEO as well as the election of the members of the board of directors and auditors and their respective remuneration. An EGM in respect of specific matters must be convened when deemed necessary by the board of directors, or when requested in writing by an auditor of the company or by shareholders representing at least one-tenth of all of the issued and outstanding shares in the company.

Pursuant to the articles of association of Munksjö, the notice convening the general meeting of shareholders must be delivered to the shareholders of Munksjö by publishing the notice on its website no earlier than three months and no later than three weeks before the general meeting of shareholders, and in any event at least nine days before the record date of the general meeting of shareholders. In order to be able to attend the general meeting of shareholders, the shareholder must notify Munksjö at the latest on the date mentioned in the notice, which may be no earlier than ten days prior to the general meeting of shareholders. Pursuant to the articles of association of Ahlstrom, general meetings of shareholders shall be convened by a notice published on Ahlstrom’s website not earlier than three months and not later than three weeks prior to the general meeting of shareholders. The convocation shall, however, never be made later than nine days before the record date of the general meeting of shareholders. In addition to publishing the notice on Ahlstrom’s website, the Board of Directors may decide to publish it, in whole or in part, through such other means of communication as it deems appropriate. In order to be able to attend the general meeting of shareholders, the shareholder must notify Ahlstrom at the latest on the date mentioned in the notice, which may be no earlier than ten days prior to the general meeting of shareholders.

In order to have the right to attend and vote at a general meeting of shareholders, a shareholder must register no later than eight business days prior to the general meeting of shareholders in the register of shareholders maintained by Euroclear Finland in accordance with Finnish law. See “Finnish Securities Markets—Finnish Book-entry Securities System.” A beneficial owner wishing to attend and vote at the general meeting of shareholders should seek a temporary registration in the register of shareholders maintained by Euroclear Finland by the date announced in the notice to the general meeting of shareholders, which date must be after the record date of the general meeting of shareholders. A notification for temporary registration of a beneficial owner into the shareholder register of the company is considered a notice of attendance at the general meeting of shareholders. There are no quorum requirements for general meetings of shareholders in the Finnish Companies Act or in the articles of association of Munksjö or Ahlstrom.

Redemption Right in Connection with the Merger

According to the Finnish Companies Act, a shareholder of the merging company who votes against a merger at the general meeting of shareholders deciding on the merger may, at such general meeting, demand that his or her shares be redeemed in cash at fair price. If the Merger is approved by the EGM of Ahlstrom, any shareholders of Ahlstrom who have at the EGM demanded that their shares in Ahlstrom be redeemed, and who have subsequently voted against the Merger at the EGM, have the right to have their shares in Ahlstrom redeemed by Munksjö in cash at a fair price. Pursuant to the Combination Agreement and the Merger Plan, the completion of the Merger is subject to the condition that shareholders in Ahlstrom representing no more than 20 percent of the shares and votes in Ahlstrom demand at the EGM of Ahlstrom resolving on the Merger that their shares in Ahlstrom be redeemed (subject to waiver by Munksjö and Ahlstrom).

Voting Rights

A shareholder may attend and vote at a general meeting of shareholders in person or through an authorized representative. Each share in Munksjö and Ahlstrom entitles its holder to one vote at the general meetings of shareholders of Munksjö and Ahlstrom, as the case may be. If the shareholder’s shares are recorded on more than one book-entry account, the shareholder has the right to use a different authorized representative for each book-entry account. At a general meeting of shareholders, resolutions are generally passed by a majority of the votes cast. However, certain resolutions, such as any deviations from shareholders’ preemptive rights in respect of share offerings and repurchases of own shares, amendments to the articles of association and resolutions regarding mergers, demergers or liquidation of a company, require at least two-thirds of the votes cast and the shares represented at the general meeting of shareholders. In addition, certain resolutions, such as amendments to the articles of association that change the respective rights of shareholders holding the same class of shares or increase the redemption rights of a company or its shareholders require the consent of all shareholders, or where only certain shareholders are affected, require the consent of all shareholders affected by the amendment in addition to the applicable majority requirement.

Dividends and Other Distributions of Funds

In accordance with the prevailing practice in Finland, dividends on shares in a Finnish limited liability company, if any, are generally declared once a year. Dividends may be paid and unrestricted equity may be otherwise distributed for a specific financial year after the general meeting of shareholders has adopted the company’s financial statements for that year and resolved on the amount of dividend or other distribution of unrestricted equity based on the proposal by the board of directors of the company. Pursuant to the Finnish Companies Act, the payment of a dividend or other distribution of unrestricted equity may also be based on financial statements other than those for the preceding financial year, provided that such financial statements have been adopted by the general meeting of shareholders. If the company has an obligation to elect an auditor pursuant to law or its articles of association, such financial statements must be audited. The payment of a dividend or other distribution of unrestricted equity requires the approval of the majority of the votes cast at a general meeting of shareholders of the company. Pursuant to the Finnish Companies Act, the general meeting of shareholders may also authorize the board of directors to resolve upon payment of dividends and other distributions of unrestricted equity. The amount of dividend or other distribution of unrestricted equity cannot exceed the amount stipulated by the general meeting of shareholders.

Under the Finnish Companies Act, the shareholders’ equity of a company is divided into restricted and unrestricted equity. Restricted equity consists of the share capital, the fair value reserve and the revaluation reserves according to the Finnish Accounting Act (1336/1997, as amended) as well as any possible reserve fund and share premium fund formed under the previous Finnish Companies Act (734/1978, as amended) effective prior to September 1, 2006. Pursuant to the current Finnish Companies Act, a company may also distribute funds by reducing its share capital, which requires the approval of the majority of votes cast at a general meeting of shareholders of the company. A decision regarding the share capital reduction must be registered in the Finnish Trade Register within one month from the general meeting of shareholders of the company that resolved on such share capital reduction. Following the registration of the share capital reduction, a creditor hearing process may be commenced and the Finnish Trade Register will issue, upon application of the company, a notice to the creditors of the company. The reduction of the share capital may be registered if none of the creditors of the company has opposed the reduction of the share capital or the company has received a confirmatory judgment to the effect that the opposing creditors have either received payment for their receivables or a securing collateral has been placed by the company for the payments of such receivables.

The amount of any dividend or other distribution of unrestricted equity is limited to the amount of distributable funds of the company stated in the financial statements upon which the decision to pay dividends or otherwise distribute unrestricted equity is based, subject to any material changes in the financial position of the company since the financial statements were prepared. Distribution of funds, whether by way of dividend or other distribution of unrestricted equity, is prohibited if it is known, or it should be known, at the time such decision is made that the company is insolvent or that such distribution would cause the company to become insolvent. Distributable funds include the net profit for the preceding financial year, retained earnings from previous financial years and other unrestricted equity, adjusted for the loss set forth in the statement of financial position and the amounts that the articles of association of the company require to be left undistributed. Distributable funds are, where applicable, to be further adjusted for capitalized incorporation, research and certain development costs in accordance with the provisions of the Act on the Implementation of the Finnish Companies Act (625/2006, as amended). A parent company of a consolidated group of companies may not distribute more than the amount of distributable funds shown on the parent company’s latest audited and adopted financial statements. The dividend may not exceed the amount proposed or otherwise accepted by the board of directors, unless so requested at the general meeting by shareholders representing at least one-tenth of all of the issued and outstanding shares in the company, in which case, the dividend can be no more than the lesser of (i) at least one-half of the profit for the preceding financial year less the amount that the articles of association of the company require to be left undistributed (if any) and (ii) the amount of distributable funds as described above. However, in such case, the dividend cannot exceed 8 percent of the total shareholders’ equity of the company and the distributable amount must be adjusted for any dividends paid during the accounting period before the annual general meeting of shareholders.

Dividends and other distributions of funds are paid to shareholders or their nominees entered in the register of shareholders on the relevant record date. Such register is maintained by Euroclear Finland through the relevant account operators. Under the Finnish book-entry securities system, dividends are paid by account transfers to the accounts of the shareholders appearing in the register. All shares in Munksjö and Ahlstrom carry equal rights to dividends and other distributions of funds by Munksjö or Ahlstrom, as the case may be (including distributions of assets in the event of the liquidation of Munksjö or Ahlstrom).

The Merger Consideration Shares will entitle the holders to dividends and other distributions of funds by Munksjö as well as other shareholder rights as of their registration with the Finnish Trade Register. The right to dividends expires within three years from the dividend payment date.

For information relating to taxation of dividends, see “Taxation.”

Treasury Shares

Pursuant to the Finnish Companies Act, a company can repurchase its own shares. Resolutions regarding the repurchase of a company’s own shares must be made by the general meeting of shareholders, unless the general meeting of shareholders has authorized the board of directors to resolve upon share repurchases using unrestricted equity. Any such authorization with regard to a public limited liability company may remain in effect for no more than 18 months. A public limited liability company may not, directly or indirectly, own more than 10 percent of all shares in the company. As at the date of this Prospectus, Munksjö holds 300,000 of its own shares in treasury and Ahlstrom holds 72,752 of its own shares in treasury.

Transfers through the Finnish Book-entry System

Upon a sale of shares through the Finnish book-entry securities system, the relevant shares are transferred from the seller’s book-entry account to the purchaser’s book-entry account as an account transfer. For the sale, allocation data is recorded into Euroclear Finland’s HEXClear system and, if necessary, a provision regarding the book-entry security is made to the book-entry account. The sale is registered as an advance transaction until settlement and payment, after which the purchaser is automatically registered in the register of shareholders of the relevant company. If the shares are registered in the name of a nominee and the seller’s and purchaser’s shares are deposited in the same custodial nominee account, a sale of shares does not require any entries into the Finnish book-entry securities system, unless the nominee changes or the shares are transferred from the custodial nominee account pursuant to the sale.

Foreign Exchange Control

Shares in a Finnish company may be purchased by non-residents of Finland without any separate Finnish exchange control consent. Non-residents may also receive dividends without separate Finnish exchange control consent, the transfer of assets out of Finland being subject to payment by the company of withholding taxes in the absence of an applicable taxation treaty. Non-residents having acquired shares in a Finnish limited liability company may receive shares pursuant to a bonus issue or through participation in a rights issue without separate Finnish exchange control consent. Shares in a Finnish company may be sold in Finland by non-residents, and the proceeds of such sale may be transferred out of Finland in any convertible currency. There are no Finnish exchange control regulations restricting the sale of shares in a Finnish company by non-residents to other non-residents.

FINNISH SECURITIES MARKETS

The following summary is a general description of the Finnish securities markets and it is based on the laws of Finland as in effect as at the date of this Prospectus. The following summary is not exhaustive.

Trading and Settlement on Nasdaq Helsinki

The currency for trading in, and clearing of, securities on Nasdaq Helsinki is euro, with the tick size for trading quotations depending on the share price. All price information is produced and published only in euro. Trading in the equities market on Nasdaq Helsinki takes place in the automated INET Nordic trading platform in which orders are matched as trades when the price, volume and other conditions match. The main trading phases in the equities market of Nasdaq Helsinki are pre-trading session, continuous trading and post-trading session. For shares, pre-trading session begins at 9:00 a.m. and ends at 9:45 a.m. during which orders may be placed, changed or cancelled. The opening call begins at 9:45 a.m. and ends at 10:00 a.m. Orders entered during the pre-trading session and existing orders, which may be valid for several days, are automatically transferred into the opening call. Continuous trading begins immediately after the opening call ends at 10:00 a.m. and continuous until 6:25 p.m. The closing call begins at 6:25 p.m. and ends at approximately 6:30 p.m., when the closing prices are determined and continuous trading ends. In post-trading session between 6:30 p.m. and 7:00 p.m., only contract trades for shares can be registered at the price established during the trading day. Trades are normally cleared in Euroclear Finland’s automated clearing and settlement system (HEXClear) on the second banking day after the trade date (T+2) unless otherwise agreed by the parties. Nasdaq Helsinki is a part of the Nasdaq group, which owns and maintains the stock exchanges also, among other, in Stockholm, Copenhagen and Iceland. Nasdaq Nordic consists of four local stock exchanges, which are located in Copenhagen, Helsinki, Reykjavik and Stockholm. The four exchanges are separate legal entities in different jurisdictions; therefore, each exchange has its own rules and regulations. The companies listed on these four exchanges are presented on one common list – the Nordic List – with harmonized listing requirements. Companies are presented in segments based on market value and in sectors according to industry affiliation.

Regulation of the Finnish Securities Market

The securities market in Finland is supervised by the FFSA. The principal statute governing the Finnish securities market is the Finnish Securities Market Act, which contains regulations with respect to company and shareholder disclosure obligations, prospectuses and public tender offers, among other things. In addition, market abuse, that is, insider dealing, unlawful disclosure of inside information, market manipulation and public disclosure of inside information is regulated under the MAR, which establishes a uniform regulatory framework for market abuse in the EU. The FFSA and Nasdaq Helsinki have also issued more detailed regulations on the securities markets pursuant to the Finnish Securities Market Act. The FFSA monitors compliance with these regulations. The Finnish Securities Market Act specifies minimum disclosure requirements for Finnish companies applying for listing on Nasdaq Helsinki or making a public offering of securities in Finland. The information provided must be sufficient to enable a potential investor to make a sound evaluation of the securities being offered and the issuing company as well as of matters that may have a significant impact on the value of the securities. Finnish listed companies have a continuing obligation to publish financial information on the company and, according to the MAR, to disclose any matters likely to have a significant impact on the value of their financial instruments. A shareholder is required, without undue delay, to notify a Finnish listed company and the FFSA when its voting interest in, or its percentage ownership of, the total number of shares in such Finnish listed company reaches, exceeds or falls below 5 percent, 10 percent, 15 percent, 20 percent, 25 percent, 30 percent, 50 percent, 66.67 percent ( 2⁄3) or 90 percent, calculated in accordance with the Finnish Securities Market Act, or when it has on the basis of a financial instrument the right to receive an amount of shares that reaches, exceeds or falls below any such threshold. If a Finnish listed company receives information indicating that a voting interest or ownership interest has reached, exceeded or fallen below any of these thresholds, it must disclose such information without undue delay and deliver it to the main media and to Nasdaq Helsinki. If a shareholder has violated its obligation to notify on voting interest or ownership, the FFSA may due to a weighty reason prohibit the shareholder from using its right to vote and to be presented in the general meeting for the shares to which the violation relates.

Pursuant to the Finnish Securities Market Act, a shareholder whose holding in a listed company increases, after the commencement of a public quotation of such shares, above three-tenths or above one-half of the total voting rights attached to the shares in the company, calculated in accordance with the Finnish Securities Market Act, must make a public tender offer to purchase the remaining shares and other securities entitling holders to shares in such company for fair value. If the securities that caused the above mentioned limits to be reached have been purchased pursuant to a public tender offer that has been made for all shares in the target company and other securities entitling holders to shares in such company or have been otherwise acquired during the tender offer period of such public tender offer, the obligation to make a tender offer is not triggered. If a company has two or more shareholders whose holdings of voting rights exceed the above mentioned limit, only the shareholder with the most voting rights is required to make a tender offer. If a shareholder exceeds the above mentioned limit due solely to acts of the company or another shareholder, such shareholder is not required to make a tender offer before purchasing or subscribing for more shares in the target company or otherwise increasing its holding of voting rights in the target company. If the above-mentioned limit is exceeded due to the shareholders acting in concert when making a voluntary tender offer, the obligation to make a tender offer is not triggered if acting in concert is limited only to such tender offer. There is no obligation to make a tender offer if a shareholder or another party who is acting in concert with such shareholder gives up its voting rights in excess of the above mentioned limit within one month after such limit was exceeded provided that the shareholder publishes its intention and voting rights are not used during such time. Under the Finnish Companies Act, a shareholder with shares representing more than 90 percent of all shares and voting rights attached to all shares in a company has the right to redeem remaining shares in such company for fair value. In addition, any minority shareholder that possesses shares that may, pursuant to the Finnish Companies Act, be redeemed by a majority shareholder is entitled to require such majority shareholder to redeem its shares. Detailed rules apply for the calculation of the above proportions of shares and votes.

Under the Finnish Securities Market Act, a Finnish listed company must directly or indirectly belong to an independent body, established in Finland, that broadly represents the business sector which has, in order to promote compliance with good securities markets practice, issued a recommendation which relates to the actions of the management of the target company regarding a public takeover bid (the “Helsinki Takeover Code”). According to the Finnish Securities Market Act, a listed company must provide an explanation in case it is not committed to complying with the Helsinki Takeover Code.

Net short positions relating to shares tradable on Nasdaq Helsinki must be disclosed to the FFSA in accordance with regulation of the European Parliament and of the Council on short selling and certain aspects of credit default swaps (EU 236/2012). The obligation to disclose net short positions applies to all investors and market participants. A net short position regarding shares admitted to trading on a regulated market must be disclosed when the position reaches, exceeds or falls below 0.2 percent of the issued share capital of the target company. A new notification must be disclosed for each 0.1 percent exceeding the above threshold. The FFSA publishes the notified net short positions on its website, if the net short position reaches, exceeds or falls below 0.5 percent of the issued share capital of the target company.

The Finnish Penal Code (39/1889, as amended) criminalizes the breach of disclosure requirements, the misuse of inside information and market manipulation. Pursuant to the Finnish Securities Market Act and the Finnish Act on the Financial Supervisory Authority (878/2008, as amended), the FFSA has the right to impose administrative sanctions to the extent the offence does not fall within the scope of the Finnish Penal Code. The FFSA can, for example, issue a public warning or impose administrative fines or monetary penalties for the breach of disclosure requirements or public tender offer, insider register or market abuse provisions. The disciplinary board of Nasdaq Helsinki may give a warning or note or impose a disciplinary fine or order the company to be removed from the stock exchange list.

Finnish Book-entry Securities System

General

The book-entry securities system refers to a system in which physical share certificates have been changed to book-entries registered in book-entry accounts. The Finnish book-entry securities system is centralized at Euroclear Finland, which offers national clearing, settlement and registration services for securities. Euroclear Finland maintains a central book-entry register for both equity and debt securities. The business address of Euroclear Finland is Urho Kekkosen katu 5C, FI-00100 Helsinki, Finland. The use of the book-entry securities system is mandatory for companies whose shares are listed on Nasdaq Helsinki. Application will be made for the Listing prior to the Effective Date. Trading in the Merger Consideration Shares on the official lists of Nasdaq Helsinki and Nasdaq Stockholm is expected to commence on or about April 3, 2017. Euroclear Finland maintains a register of shareholders for each listed company and book-entry accounts for shareholders that do not wish to utilize the services of commercial account operators. The expenses incurred by Euroclear Finland in connection with maintaining the book-entry securities system are borne mainly by the issuers participating in the book-entry securities system and the account operators. The account operators, which consist of credit institutions, investment firms and other institutions licensed to act as account operators by Euroclear Finland, are entitled to make entries in the book-entry register and administer the book-entry accounts.

Registration

In order to hold entries in the book-entry securities system, a security holder must open a book-entry account with Euroclear Finland or an account operator. A foreigner, foreign entity or trust may hold book-entries. Such persons may also deposit book-entries in a custodial nominee account, where the shares are registered in the name of a custodial account holder in the company’s register of shareholders. A custodial nominee account must contain information on the custodial account holder instead of the beneficial owner and indicate that the account is a custodial nominee account. Book-entry securities owned by one or more beneficial owners may be registered in a custodial nominee account. In addition, the shares owned by a foreigner, foreign entity or trust may be registered in a book-entry account opened in the name of such foreigner, foreign entity or trust, but the holding may be registered in the name of a nominee in the company’s register of shareholders. For shareholders who have not transferred their shares into book-entries, a joint book-entry account is opened with Euroclear Finland with the issuer as registered holder. All transfers of securities registered with the book-entry securities system are executed as computerized book-entry transfers to the extent they are executed in the book-entry securities system. The account operator confirms the book-entry by sending a statement of book-entries made to the holder of the respective book-entry account at least four times a year. The book-entry account holders also receive an annual statement of their holdings at the end of each calendar year.

Each book-entry account is required to contain specific information with respect to the account holder and other holders of rights to the book-entries entered into the account as well as information on the account operator administering the book-entry account. The required information also includes the type and number of book-entries registered as well as the rights and restrictions pertaining to the account and to the book-entries registered in the account. A custodial nominee account is identified as such on the entry. Euroclear Finland and the account operators are required to observe strict confidentiality. Certain information (e.g., the name and address of each account holder) contained in the register of shareholders maintained by Euroclear Finland must be made available to the public by Euroclear Finland and the company, except in the case of custodial nominee registration. The FFSA is also entitled to certain information on the holdings of shares registered in a custodial nominee account upon request.

Each account operator is strictly liable for errors and omissions in its registration activity, and for any unauthorized disclosure of information. If an account holder has suffered a loss as a result of a faulty registration or other mistake or defect relating to the entries and the account operator has not compensated such loss due to insolvency that is not temporary, such account holder is entitled to receive compensation from the statutory registration fund of Euroclear Finland. The capital of the registration fund must be at least 0.0048 percent of the average of the total market value of the book-entries kept in the book-entry securities system during the last five years and it must not be less than EUR 20 million. The compensation to be paid to an injured party is equal to the amount of damages suffered subject to a limit of EUR 25,000 per account operator. The liability of the registration fund to pay damages in relation to each incident is limited to EUR 10 million.

Custody of the Shares and Nominees

A non-Finnish shareholder may appoint an account operator (or certain other Finnish or non-Finnish organizations approved by Euroclear Finland) to act on its behalf. A custodial nominee account holder is entitled to receive dividends on behalf of the shareholder. A beneficial owner wishing to attend and vote at general meetings of shareholders must seek a temporary registration to the shareholders’ register and the shares must be registered in the share register no later than eight business days prior to the relevant general meeting of shareholders. Upon request by the FFSA or the relevant company, a custodial nominee account holder is required to disclose the name of the beneficial owner of any shares registered in such custodial nominee’s name, provided the beneficial owner is known, as well as the number of shares owned by such beneficial owner. If the name of the beneficial owner is not known, the custodial nominee account holder is required to disclose corresponding information on the representative acting on behalf of the beneficial owner and to submit a written declaration of the representative to the effect that the beneficial owner of the shares is not a Finnish natural person or legal entity. A shareholder wishing to hold his/her shares in the book-entry securities system in his/her own name but who does not maintain a book-entry account in Finland is required to open a book-entry account at Euroclear Finland or at an account operator and a convertible euro account at a bank.

Compensation Fund for Investors and Deposit Insurance Fund

The Finnish Act on Investment Services (747/2012, as amended) sets forth a compensation fund for investors. Under such act, investors are divided into professional and non-professional investors. The fund does not compensate any losses by professional investors. The definition of professional investor includes business enterprises and public entities, which are deemed to understand the securities markets and their associated risks. An investor may also provide notice in writing that, on the basis of his/her professional skills and experience in the securities markets, he/she is a professional investor; however, natural persons are presumed to be non-professional investors. Investment firms and credit institutions must belong to the compensation fund. The compensation fund safeguards payment of clear and indisputable claims when an investment company or a credit institution has been declared bankrupt, is undergoing a restructuring process or is otherwise, for a reason other than temporary insolvency, not capable of paying claims within a determined period of time. For valid claims, the compensation fund will pay 90 percent of the investor’s claim against each investment company or credit institution, up to a maximum of EUR 20,000. The compensation fund does not provide compensation for losses due to decreases in stock value or bad investment decisions. Accordingly, investors continue to be liable for the consequences of their own investment decisions. According to the Act on Finnish Resolution Authority (1195/2014, as amended), depositary banks must belong to a deposit guarantee scheme, which is intended to safeguard payments of receivables in the depositary bank’s account or receivables in the forwarding of payments that have not yet been entered into an account if the depositary bank becomes insolvent and the insolvency is not temporary. The customers of a depositary bank can be compensated by the deposit insurance fund up to a maximum of EUR 100,000. An investor’s funds can be safeguarded either by the deposit insurance fund or the compensation fund; however, an investor’s funds cannot be safeguarded by both funds.

TAXATION

The following summary is based on the tax laws of Finland as in effect as at the date of this Prospectus and is subject to changes in the tax laws of Finland, including changes that could have a retroactive effect. The following summary is not exhaustive and does not take into account or discuss the tax laws of any country other than Finland. Prospective investors are advised to consult professional tax advisors as to the tax implications relating to the purchase, ownership and disposition of shares in Munksjö.

Finnish Tax Considerations

The following is a description of the material Finnish income tax, transfer tax and value added tax consequences that may be relevant with respect to the Merger. The description below is applicable to both Finnish resident and non-resident natural persons and limited liability companies for the purposes of Finnish domestic tax legislation relating to dividend distributions on shares in Munksjö and capital gains arising from the sale of shares in Munksjö.

The following description does not address tax considerations applicable to such holders of shares in Munksjö that may be subject to special tax rules relating to, among others, different restructurings of corporations, controlled foreign corporations, non-business carrying entities, income tax exempt entities or general or limited partnerships. Furthermore, this description does not address Finnish inheritance or gift tax consequences.

This description is primarily based on:

●	The Finnish Income Tax Act (Tuloverolaki 1535/1992, as amended, the “Finnish Income Tax Act”);

●	The Finnish Business Income Tax Act;

●	The Act on the Taxation of Nonresidents’ Income (Laki rajoitetusti verovelvollisen tulon verottamisesta 627/1978, as amended);

●	The Finnish Value Added Tax Act (Arvonlisäverolaki 1501/1993, as amended, the “Finnish Value Added Tax Act”); and

●	The Finnish Transfer Tax Act (Varainsiirtoverolaki 931/1996, as amended).

In addition, relevant case law as well as decisions and statements made by the tax authorities in effect and available as at the date of this Prospectus have been taken into account.

The following description is subject to change, which change could apply retroactively and could, therefore, affect the tax consequences described below.

General

Residents and non-residents of Finland are treated differently for tax purposes. The worldwide income of persons resident in Finland is subject to taxation in Finland. Non-residents are taxed on income from Finnish sources only. Additionally, Finland imposes taxes on non-residents for income connected with their permanent establishments situated in Finland. However, tax treaties may limit the applicability of Finnish tax legislation and also the right of Finland to tax Finnish source income received by a non-resident.

Generally, a natural person is deemed to be a resident in Finland if such person remains in Finland for a continuous period of more than six months or if the permanent home and abode of such person is in Finland. However, a Finnish national who has moved abroad is considered to be resident in Finland until three years have passed from the end of the year of departure unless it is proven that no substantial ties to Finland existed during the relevant tax year. Earned income, including salary, is taxed at progressive rates. Currently, capital income tax rate is 30 percent. In addition, should the amount of capital income received by a resident natural person exceed EUR 30,000 in a calendar year, the capital income tax rate is 34 percent on the amount that exceeds EUR 30,000. Corporate entities established under the laws of Finland are regarded as residents in Finland and are, therefore, subject to corporate income tax on their worldwide income. In addition, non-residents are subject to Finnish corporate income tax on their income connected with their permanent establishments situated in Finland. Currently, the corporate income tax rate is 20 percent.

The following is a summary of certain Finnish tax consequences relating to the purchase, ownership and disposition of shares in Munksjö by Finnish resident and non-resident shareholders.

Tax Implications of the Merger

Ahlstrom has received an advance tax ruling from the Finnish Tax Office for Major Corporations (Konserniverokeskus) according to which the Merger will be treated as a tax neutral merger as defined in Section 52 a of the Finnish Business Income Tax Act.

A merger is a corporate reorganization in which a limited liability company merges (the “Merging Company”) into another limited liability company (the “Recipient Company”) and all assets and liabilities of the Merging Company are transferred to the Recipient Company. Such a merger is tax neutral, which means that from a taxation viewpoint, the Merging Company does not dissolve. The shareholders of the Merging Company will receive new shares in the Recipient Company as merger consideration, in proportion to their ownership in the Merging Company.

A merger completed in accordance with Section 52 a of the Finnish Business Income Tax Act, in which the merger consideration is paid in shares in the Recipient Company, is not considered a transfer of shares from the viewpoint of the Merging Company’s shareholders and, therefore, such a merger does not cause any direct income tax implications for the shareholders to the extent that only new shares and not cash is received as consideration in the merger. However, possible redemption of shares under Chapter 16, Section 13 of the Finnish Companies Act and payments for fractions of shares are taxable. The tax implications of the capital gains or losses of the transfer of shares after the merger are described under “—Capital Gains” below. According to Section 52 b of the Finnish Business Income Tax Act, the acquisition cost of the shares in the Recipient Company received as merger consideration by the shareholders is derived from the acquisition cost of the shares in the Merging Company.

The Merger will not affect the taxation of dividends, if any, to be paid to shareholders. The taxation of dividends is described under “—Taxation of Dividends” below. A merger that is considered tax neutral under Finnish corporate and tax legislation will not cause any transfer tax implications for the shareholders of the Merging Company or the Recipient Company to the extent that the merger consideration is paid in new shares of the Recipient Company. To the extent that the merger consideration is not paid in new shares of the Recipient Company, the merger consideration is subject to transfer tax payable by the Recipient Company.

The deductible expenses relating to the Merging Company will be deducted in the taxation of the Recipient Company as they would have been deducted in the taxation of the Merging Company (principle of continuity). Following a merger, the possible losses that have been confirmed as deductible in the taxation of the Merging Company will transfer to the Recipient Company if the Recipient Company or its shareholders have owned more than one-half of the shares in the Merging Company since the beginning of the year during which the loss occurred. According to the tax assessment note 2015, the parent company of Ahlstrom has used its tax losses carried forward entirely for the year ended December 31, 2015, and thus, the parent company of Ahlstrom does not have any tax loss carryforwards at the time of the completion of the Merger provided that no tax losses accrue on the financial period commenced on January 1, 2016 and on the financial period commencing on January 1, 2017.

A merger, as a general succession, is outside the scope of the Finnish Value Added Tax Act, which means that the Merger will not have any value added tax consequences.

Taxation of Dividends

Resident Natural Persons

If shares owned by a natural person are not included in the business activity (i.e., business income source) of such person, 85 percent of dividends paid by a publicly listed company (as defined in Section 33 a, Subsection 2, of the Finnish Income Tax Act) (a “Listed Company”) to such shareholder is considered capital income of the recipient, which is taxable at the rate of 30 percent (34 percent on the amount that exceeds EUR 30,000 in a calendar year), while the remaining 15 percent is tax exempt. Eighty five percent of dividends paid by a Listed Company to a natural person whose underlying shares belong to the business activity of such shareholder is taxable partly as earned income, which is taxed at a progressive rate, and partly as capital income, which is taxed at a rate of 30 percent (34 percent rate on the amount of capital income that exceeds EUR 30,000 in a calendar year), and the remaining 15 percent is tax exempt.

Distribution of dividends by a Listed Company to resident natural persons is subject to advance tax withholding. Currently, the amount of the advance tax withholding is 25.5 percent. The advance tax withheld by the distributing company is credited against the final tax payable by the shareholder for the dividend received. Resident natural persons must review, and correct, if necessary, the amount of dividend income and the advance tax withheld on their pre-completed income tax return form.

Finnish Limited Liability Companies

Taxation of dividends distributed by a Listed Company depends, among other things, on whether the Finnish company receiving the dividend is a Listed Company or not.

Dividends received by a Listed Company from another Listed Company are generally tax exempt. However, in cases where the underlying shares are included in the investment assets of the shareholder, 75 percent of the dividend is taxable income while the remaining 25 percent is tax exempt. Only banking, insurance and pension institutions may have investment assets.

Dividends received by a Finnish company that is not a Listed Company (i.e., a privately held company) from a Listed Company are taxable income. However, in cases where the privately held company directly owns 10 percent or more of the share capital of the Listed Company distributing the dividend, the dividend received on such shares is tax exempt, provided that the underlying shares are not included in the investment assets of the shareholder.

Non-residents

As a general rule, non-residents of Finland are subject to Finnish withholding tax on dividends paid by a Finnish company. The withholding tax is withheld by the company distributing the dividend at the time of dividend payment and no other taxes on the dividend are payable in Finland. The withholding tax rate is 20 percent for non-resident corporate entities as income receivers and 30 percent for all other non-residents as income receivers, unless otherwise set forth in an applicable treaty for the avoidance of double taxation (the “Tax Treaty”).

Finland has entered into Tax Treaties with several countries pursuant to which the withholding tax rate is reduced on dividends paid to persons entitled to the benefits under such treaties. For example, in the case of the treaties with the following countries, Finnish withholding tax rate regarding portfolio shares is generally reduced to the following percentages: Austria: 10 percent; Belgium: 15 percent; Canada: 15 percent; Denmark: 15 percent; France: 0 percent; Germany: 15 percent; Ireland: 0 percent; Italy: 15 percent; Japan: 15 percent; the Netherlands: 15 percent; Norway: 15 percent; Spain: 15 percent; Sweden: 15 percent; Switzerland: 10 percent; the United Kingdom: 0 percent; and the United States: 15 percent (0 percent for certain pension funds). This list is not exhaustive. A further reduction in the withholding tax rate is usually available to corporate shareholders for distributions on qualifying holdings (usually direct ownership of at least 10 or 25 percent of the share capital or votes of the distributing company). The reduced withholding rate benefit in an applicable Tax Treaty will be available if the person beneficially entitled to the dividend has provided a valid tax card or necessary details of its nationality and identity to the company paying the dividend.

Where shares in a Finnish company are held through a nominee account, a Finnish company pays dividends to the nominee account managed by the custodian, who then delivers the dividend payment to the beneficial owners. If shares are held through a nominee account and the person entitled to receive dividends on such shares is a resident in a Tax Treaty country, the withholding tax rate on the dividend is the tax rate set forth in the relevant Tax Treaty; however, the tax rate must be at least 15 percent (if the tax rate set forth in the Tax Treaty is less than 15 percent, an application including the necessary details of the nationality and identity of the beneficial owner may be submitted for the refund of the excess withholding tax). This means that with respect to dividends on shares held through a nominee account, tax is withheld at the rate set in the applicable Tax Treaty, higher than 15 percent or 15 percent absent thorough clarification of the identity of the person beneficially entitled to the dividend. Such procedure, however, requires that the foreign custodian intermediary is registered in the Finnish tax authorities’ register and that it is resident in a country with which Finland has a Tax Treaty. Also, the foreign custodian intermediary must have an agreement with the Finnish account operator regarding the custody of the shares. In such agreement, the foreign custodian intermediary must, among other things, commit to report the dividend receiver’s residential country to the account operator and to provide additional information to the tax authorities, if needed. If these provisions are not fulfilled, the 20 percent withholding tax is withheld on the nominee account’s dividends for non-resident corporate entities and 30 percent for all other non-residents unless otherwise set forth in an applicable Tax Treaty.

Certain Qualifying Non-resident Corporate Entities Residing in EU Member States

Under Finnish tax laws, no withholding tax is levied on dividends paid to foreign corporate entities that reside, and are subject to corporate tax, in an EU member state as specified in Article 2 of the Parent Subsidiary Directive (2011/96/EU, as amended) and that directly hold at least 10 percent of the capital in the distributing Finnish company.

Certain Non-resident Corporate Entities Residing within the EEA

Dividends paid to certain non-resident corporate entities residing within the European Economic Area (the “EEA”) are either fully tax exempt or taxed at a reduced withholding tax rate, depending on how the dividend would be taxed if paid to a corresponding Finnish corporate entity.

In Finland, no withholding tax is levied on dividends paid by a Finnish company to a non-resident company provided that (i) the company receiving the dividend is resident in a country within the EEA; (ii) Council Directive 2011/16/EU, as amended, on administrative cooperation in the field of taxation and repealing Directive 77/799/EEC (the “Mutual Assistance Directive”), or an agreement regarding executive assistance and exchange of information in tax matters within the EEA, is applicable to the home country of the recipient of the dividend; (iii) the corporate entity receiving the dividend corresponds to a Finnish corporate entity as defined in Section 33 d, Subsection 4, of the Finnish Income Tax

Act or in Section 6 a of the Finnish Business Income Tax Act; (iv) the dividend would be fully tax exempt if paid to such corresponding Finnish company or entity (see “—Finnish Limited Liability Companies” above); and (v) the company receiving the dividend provides evidence (in the form of a certificate issued by the home country’s tax authorities) that the paid withholding tax could not de facto be fully credited in the home country pursuant to the applicable Tax Treaty.

Notwithstanding the above, dividend income is only partly tax exempt if the recipient company does not hold directly at least 10 percent of the capital in the distributing company and the shares in the distributing company belong to the investment assets of the recipient company. In such situations, the current applicable withholding tax rate is 15 percent provided that (i) the company receiving the dividend is a resident in a country within the EEA; (ii) the Mutual Assistance Directive or an agreement regarding executive assistance and exchange of information in tax matters within the EEA is applicable to the home country of the recipient of the dividend; and (iii) the company receiving the dividend corresponds to a Finnish corporate entity as defined in Section 33 d, Subsection 4, of the Finnish Income Tax Act or in Section 6 a of the Finnish Business Income Tax Act. Depending on the applicable Tax Treaty, the applicable withholding tax rate can also be less than 15 percent (see “—Non-residents” above).

Certain Non-resident Natural Persons Residing within the EEA

Instead of being subject to withholding tax as described under “—Non-residents” above, dividends paid to non-resident natural persons can be, upon request by such non-resident natural person, taxed pursuant to the Finnish Act on Assessment Procedure (1558/1995, as amended) (i.e., taxed similarly to dividends paid to residents of Finland (see “—Resident Natural Persons” above)) provided, however, that (i) the person receiving the dividend is resident in a country within the EEA; (ii) the Mutual Assistance Directive, or an agreement regarding executive assistance and exchange of information in tax matters within the EEA, is applicable to the home country of the recipient of the dividend; and (iii) the recipient of the dividend provides evidence (in the form of a certificate issued by the home country’s tax authorities) that any paid withholding tax could not de facto be fully credited in the home country pursuant to an applicable Tax Treaty.

Capital Gains

Resident Natural Persons

A capital gain or loss arising from the sale of shares that do not belong to the business activity of the shareholder is taxable in Finland as a capital gain or deductible as a capital loss for resident natural persons. Capital gains are currently taxed at a rate of 30 percent (34 percent on the amount that exceeds EUR 30,000 in a calendar year). If the shares belong to the business activity (business income source) of the seller, any gain arising from the sale is deemed to be business income of the seller, which will be divided according to the Finnish Income Tax Act to be taxed as earned income at a progressive tax rate and capital income at a rate of 30 percent (34 percent rate on the amount of capital income that exceeds EUR 30,000 in a calendar year).

A capital loss arising from the sale of shares that do not belong to the business activity of the shareholder is deductible from the resident natural person’s capital gains arising in the same year and during the following five tax years. The portion of capital loss not deducted from the capital gains for the tax year is deductible from the amount of net capital income prior to any other deductions are made (inter alia, tax deductible interest expenses and carry forward tax losses). However, loss derived from the sale of shares is not taken into account when granting credit for capital income deficit that is deductible from the taxes under the deficit crediting system. The deductibility of losses related to securities included in the sellers business activity is determined as described under “—Finnish Limited Liability Companies” below.

Notwithstanding the above, capital gains arising from the sale of shares that do not belong to the business activity of the shareholder are exempt from tax provided that the proceeds of all assets sold by the resident natural person during the tax year do not, in aggregate, exceed EUR 1,000 (exclusive of proceeds from the sale of any assets that are tax exempt pursuant to Finnish tax laws). Correspondingly, capital losses are not tax deductible if the acquisition cost of all assets sold during the tax year does not, in aggregate, exceed EUR 1,000 (exclusive of proceeds from the sale of any assets that are tax exempt pursuant to Finnish tax laws) and also the proceeds of all assets sold by the resident natural person during the tax year do not, in aggregate, exceed EUR 1,000.

Any capital gain or loss is calculated by deducting the original acquisition cost and sales related expenses from the sales price. Alternatively, a natural person holding shares (or other assets) that are not included in the business activity of the shareholder may, instead of deducting the actual acquisition costs, choose to apply a so called presumptive acquisition cost, which is equal to 20 percent of the sales price, or in the case of shares which have been held for at least ten years, 40 percent of the sales price. If the presumptive acquisition cost is used instead of the actual acquisition cost, any selling expenses are deemed to be included therein and cannot be deducted separately from the sales price.

Finnish Limited Liability Companies

The following applies only to Finnish limited liability companies that are taxed on the basis of the Finnish Business Income Tax Act. As a general rule, a capital gain arising from the sale of shares is taxable income of a limited liability company.

Shares may be fixed assets, current assets, investment assets (only banking, insurance and pension institutions) or financial assets of a limited liability company. The taxation of a disposal of shares and loss of value varies according to the asset type for which the shares qualify. Shares may also qualify as non-business income source assets of a limited liability company. The Finnish Income Tax Act’s provisions are applied to capital gains that have arisen from the sale of assets from non-business income sources.

The sales price of any sale of shares is generally included in the business income of a Finnish company. Correspondingly, the acquisition cost of shares is deductible from business income upon disposal of the shares. However, an exemption for capital gains on share disposals is available for Finnish companies, provided that certain strictly defined requirements are met. Under Section 6 b of the Finnish Business Income Tax Act (so called participation exemption), capital gains arising from the sale of shares that are part of the fixed assets of a selling company that is not engaged in private equity activities are not considered taxable business income and, correspondingly, capital losses incurred on the sale of such shares are not tax deductible provided that (i) the selling company has directly and continuously for at least one year owned at least 10 percent of the share capital in the company whose shares are sold and such ownership has ended at the most one year before the sale of shares; (ii) the company whose shares have been sold is not a real estate or residential housing company or a limited liability company whose activities, de facto, mainly consist of ownership or possession of real estate; and (iii) the company whose shares are sold is resident in Finland, in another EU member state as specified in Article 2 of the Parent Subsidiary Directive (2011/96/EU, as amended) or in a country with which Finland has entered into a Tax Treaty that is applicable to dividends. Additionally, in Finnish case law it has also been required, inter alia, that there is a business connection between the company disposing shares and the company whose shares are disposed of.

Tax deductible capital losses pertaining to the sale of shares (other shares than shares sold under the participation exemption) that are part of the fixed assets of the selling company can only be deducted from capital gains arising from the sale of fixed assets shares in the same fiscal year and the subsequent five years. Capital losses pertaining to the sale of shares that are not part of fixed assets are tax deductible from taxable income in the same fiscal year and the subsequent ten years in accordance with the general rules concerning losses carried forward.

Non-residents

Non-residents who are not generally liable for tax in Finland are usually not subject to Finnish taxes on capital gains realized on the sale of shares in a Listed Company, unless the non-resident taxpayer is deemed to have a permanent establishment in Finland for income tax purposes as referred to in the Finnish Income Tax Act and an applicable Tax Treaty and the shares are considered to be assets of that permanent establishment, or more than 50 percent of the total assets of the transferred company comprised one or more real estate properties located in Finland.

Finnish Transfer Tax

There is no transfer tax payable in Finland on transfer of the shares admitted to trading on Nasdaq Helsinki if the transfer is made against a fixed pecuniary consideration. The transfer tax exemption requires that an investment firm, a foreign investment firm or other party offering investment services, as defined in the Finnish Investment Services Act (747/2012), is brokering or acting as a party to the transaction, or that the transferee has been approved as a trading party in the market in which the transfer is executed. Further, if the broker or the counterparty to the transaction is not a Finnish investment firm, Finnish credit institution, or a Finnish branch or office of a foreign investment firm or credit institution, the transfer tax exemption requires that the transferee submits a notification of the transfer to the Finnish Tax Administration within two months of the transfer, or that the broker submits an annual declaration regarding the transfer to the Finnish Tax Administration as set forth in the Act on Assessment Procedure (1558/1995, as amended). Certain separately defined transfers, such as those relating to equity investments or distribution of funds, are not covered by the transfer tax exemption.

A merger that is considered tax neutral under Finnish corporate and tax legislation will not cause any transfer tax consequences for the shareholders of the Merging Company or the Recipient Company to the extent that the merger consideration is paid in new shares of the Recipient Company. To the extent that the merger consideration is not paid in new shares of the Recipient Company, the merger consideration is subject to transfer tax payable by the Recipient Company. In addition, the exemption does not apply to transfers carried out in order to fulfill the obligation to redeem minority shares under the Finnish Companies Act or the obligation to redeem shares from the shareholders who have opposed a merger in accordance with the Finnish Companies Act or to cash payments for fractions of shares.

If the transfer or sale of the shares does not fulfill the above criteria for a tax exempt transfer, transfer tax at the rate of 1.6 percent of the sales price is payable by the purchaser (or 2.0 percent if the company is a housing company, mutual real estate company or other similar company). However, if the purchaser is neither a tax resident in Finland nor a Finnish branch or office of a foreign credit institution, investment firm or fund management company, the seller must collect the tax from the purchaser. If the broker is a Finnish stockbroker or credit institution, or a Finnish branch or office of a foreign stockbroker or credit institution, it is liable to collect the transfer tax from the purchaser and pay the tax to the state. If neither the purchaser nor the seller is tax resident in Finland or a Finnish branch or office of a foreign credit institution or foreign investment firm, the transfer of shares will be exempt from Finnish transfer tax. No transfer tax is collected if the amount of the tax is less than EUR 10. Transfer tax is not payable in connection with the issuance of new shares.

LEGAL MATTERS

Certain legal matters in connection with the Merger and admission to trading of the Merger Consideration Shares will be passed upon for Munksjö by White & Case LLP. Certain legal matters in connection with the Merger will be passed upon for Ahlstrom by Hannes Snellman Attorneys Ltd.

DOCUMENTS ON DISPLAY

Copies of the following documents may be inspected during the period of validity of this Prospectus at the registered office of Munksjö located at Eteläesplanadi 14, FI-00130 Helsinki, Finland, on weekdays during normal business hours:

●	the articles of association of Munksjö as at the date of this Prospectus;

●

Munksjö’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016, including the unaudited comparative consolidated financial information as at and for the nine months ended September 30, 2015;

●	Munksjö’s audited consolidated financial statements as at and for the years ended December 31, 2015, 2014 and 2013 and the related auditor’s reports;

●	this Prospectus; and

●	the decision of the FFSA regarding the Finnish Prospectus.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

The following documents have been incorporated by reference into this Prospectus according to Commission Regulation (EC) No. 809/2004, as amended, Article 28 and they form a part of the financial information of Munksjö and Ahlstrom. Should any of the documents incorporated by reference into this Prospectus themselves refer to or incorporate by reference any further information, such information is not incorporated by reference into and does not form a part of this Prospectus. The documents incorporated by reference are available at Munksjö’s website at investors.munksjo.com/reports-and-presentations and at the registered office of Munksjö located at Eteläesplanadi 14, FI-00130 Helsinki, Finland, on weekdays during normal business hours, and the documents incorporated by reference regarding Ahlstrom are available at Ahlstrom’s website at www.ahlstrom.com/en/Investors/Reports-and-presentations and at the registered office of Ahlstrom located at Alvar Aallon katu 3 C, FI-00100 Helsinki, Finland, on weekdays during normal business hours.

Munksjö

●

Munksjö’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016, including the unaudited comparative consolidated financial information as at and for the nine months ended September 30, 2015;

●

Board of Directors’ report, audited consolidated financial statements, audited parent company financial statements and auditor’s report as at and for the year ended December 31, 2015 (included on pages 58 to 106 of Munksjö’s annual report as at and for the year ended December 31, 2015);

●

Board of Directors’ report, audited consolidated financial statements, audited parent company financial statements and auditor’s report as at and for the year ended December 31, 2014 (included on pages 50 to 99 of Munksjö’s annual report as at and for the year ended December 31, 2014); and

●

Board of Directors’ report, audited consolidated financial statements, audited parent company financial statements and auditor’s report as at and for the year ended December 31, 2013 (included on pages 47 to 92 of Munksjö’s annual report as at and for the year ended December 31, 2013).

Ahlstrom

●

Ahlstrom’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016, including the unaudited comparative consolidated financial information as at and for the nine months ended September 30, 2015;

●

Board of Directors’ report, audited consolidated financial statements, audited parent company financial statements and auditor’s report as at and for the year ended December 31, 2015 (included on pages 91 to 215 of Ahlstrom’s annual report as at and for the year ended December 31, 2015);

●

Board of Directors’ report, audited consolidated financial statements, audited parent company financial statements and auditor’s report as at and for the year ended December 31, 2014 (included on pages 2 to 59 of Ahlstrom’s financial statements as at and for the year ended December 31, 2014); and

●

Board of Directors’ report, audited consolidated financial statements, audited parent company financial statements and auditor’s report as at and for the year ended December 31, 2013 (included on pages 2 to 63 of Ahlstrom’s financial statements as at and for the year ended December 31, 2013).

ANNEX A

ARTICLES OF ASSOCIATION OF MUNKSJÖ

(UNOFFICIAL ENGLISH TRANSLATION)

1 §	The name of the Company is Munksjö Oyj. The domicile of the Company is Helsinki.

2 §

The Company’s field of business is to engage in the manufacture, converting and sale of specialty papers and products and in other related or supporting activities. The Company may operate either directly or through subsidiaries and associated companies. The Company may also as the parent company take care of the Group companies’ common tasks such as administrative services and financing, and own real estate, shares and other securities.

3 §	The shares of the Company belong to the book-entry securities system.

4 §	The Board of Directors of the Company shall comprise a minimum of four (4) and a maximum of eight (8) ordinary members.

5 §	The Company is represented by the Chairman of the Board of Directors and the President and CEO, each alone, and by two members of the Board of Directors together.

The Board of Directors may grant the right to represent the Company to a named person.

6 §	The Company shall have one (1) auditor, which shall be an audit firm authorized by the Finnish Central Chamber of Commerce.

7 §	The Company’s financial period shall be the calendar year.

8 §

General Meetings shall be convened by a notice published on the website of the Company, no earlier than three (3) months and no later than three (3) weeks prior to the General Meeting. The notice shall in any event be published no later than nine (9) days before the record date of the General Meeting. In addition, the Board of Directors may decide to publish the notice of meeting, in whole or in part, in a manner it considers appropriate.

9 §	In order to attend a General Meeting, a shareholder must notify the Company by the date stated in the notice of meeting, which date may be no earlier than ten (10) days prior to the meeting.

A-1

ANNEX B

ARTICLES OF ASSOCIATION OF AHLSTROM

(UNOFFICIAL ENGLISH TRANSLATION)

1 §	The name of the Company is Ahlstrom Oyj, in Swedish Ahlstrom Abp and in English Ahlstrom Corporation. The domicile of the Company is Helsinki.

2 §

The Company’s field of business is to engage in the manufacture, converting and sale of fibrebased specialty materials and products and in other related activities, and to own stocks and shares in companies engaged in the aforesaid activities. The Company may also as the parent company take care of the Group companies’ common tasks such as administrative services and financing, and own real estate, stocks and shares.

3 §	The shares of the Company belong to the book-entry securities system.

4 §

The Board of Directors of the Company shall comprise a minimum of five (5) and a maximum of nine (9) ordinary members. The Board members shall be elected annually at the Annual General Meeting for a term of office expiring upon the closing of the Annual General Meeting following their election.

The Board of Directors shall elect a chairman from among its members and, if it finds it warranted, a deputy chairman.

The Board of Directors may make written resolutions without meeting provided that all the Board members agree on such resolution and confirm that by their signatures.

5 §	The Company shall have a President, appointed by the Board of Directors. The Board of Directors may, if it finds it warranted, appoint a deputy for the President.

6 §

The Company is represented by the Board of Directors or the President. In addition, the Board of Directors may grant to a designated person a procuration right or a right to represent the Company either alone or two jointly.

7 §	The Company shall have one auditor, who must be a firm of auditors certified by the Finnish Central Chamber of Commerce.

The term of the auditor shall expire upon the closing of the Annual General Meeting following the election.

8 §	The Company’s fiscal period shall be the calendar year.

9 §

General Meetings shall be convened by a notice published on the Company’s website not earlier than three (3) months and not later than three (3) weeks prior to the meeting. The convocation shall, however, never be made later than nine (9) days before the record date of the General Meeting. In addition to publishing the notice on the Company’s website, the Board of Directors may decide to publish it, in whole or in part, through such other means of communication as it deems appropriate.

In order to attend a General Meeting, shareholders must notify the Company by the date stated in the notice of the meeting, which date may be no earlier than ten (10) days prior to the meeting.

10 §	General Meetings shall be held either in the Company’s domicile or in the municipality of Noormarkku.

11 §	The Annual General Meeting shall be held each year at a date set by the Board of Directors within six months from the end of the fiscal period.

The Annual General Meeting shall:

decide on

1)	the adoption of the annual accounts of the Company and consolidated annual accounts;

2)	the use of the profit shown in the balance sheet;

3)	the discharge from liability of the members of the Board of Directors, the President, and the deputy for the President, if any;

4)	the remuneration payable to the members of the Board of Directors and to the auditor;

5)	the number of members of the Board of Directors; and

6)	the election of the members of the Board of Directors and the auditor;

deal with

7)	any other business mentioned in the notice of the meeting.

B-1

ANNEX C

AUDITOR’S REPORT ON MUNKSJÖ’S PROFIT FORECAST INCLUDED IN THIS PROSPECTUS

KPMG Oy Ab Töölönlahdenkatu 3 A PO Box 1037 00101 Helsinki, FINLAND	Telephone +358 20 760 3000 www.kpmg.fi

AUDITOR’S REPORT ON A PROFIT FORECAST INCLUDED IN THE PROSPECTUS

To the board of directors of Munksjö Oyj

In accordance with the Commission Regulation (EC) No 809/2004 Annex I item 13.2 we report on the profit forecast set out in the section “Short-term Outlook“ of the prospectus dated 16 December, 2016. The prospectus contains a profit forecast compiled by the board of directors of Munksjö Oyj. According to the forecast “the EBITDA margin in 2016 is expected to further improve as compared to 2015 driven by the ongoing profitability improvement plan”.

The responsibility of the board of directors

The issuer is the responsible for the compilation of the profit forecast and for the factors and assumptions made therein, in accordance with the Commission Regulation (EC) No 809/2004.

Auditor’s responsibility

It is the auditor’s responsibility to express an opinion, as to the proper compilation of the profit forecast on the basis stated and on the consistency of the basis of accounting with the accounting policies of the issuer.

We have conducted our work in accordance with the Finnish Institute of Authorised Accountants’ recommendation “Profit Forecasts and Estimates – Guidance for Auditors”. We have not performed an audit or review of the profit forecast or the underlying financial information or assumptions.

We have planned and performed our work so as to obtain the information and the explanations we considered necessary in order to provide us with reasonable assurance that the profit forecast has been properly compiled on the basis stated and basis of accounting used for a profit forecast has been consistent with the accounting policies of the issuer.

Opinion

In our opinion, the profit forecast included in the prospectus has been properly compiled on the basis stated and the basis of accounting is consistent with the accounting policies of the issuer.

Disclaimer and restriction on the distribution of the report

The future actual outcome may differ from the forecasted as the assumptions relating to future usually do not realize as expected and the differences may be material.

This report is required by the Commission Regulation (EC) No 809/2004 and it is given for the purpose of complying with that requirement and for no other purpose. Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Helsinki 16 December 2016

KPMG OY AB

Anders Lundin

Authorised Public Accountant, KHT

KPMG Oy Ab, a Finnish limited liability company and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	Business ID 1805485-9 Domicile Helsinki

C-1

ANNEX D

AUDITOR’S REPORT ON THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

KPMG Oy Ab Töölönlahdenkatu 3 A PO Box 1037 00101 Helsinki, FINLAND	Telephone +358 20 760 3000 www.kpmg.fi

Independent auditor’s assurance report on the compilation of pro forma financial information included in a prospectus

To the Board of Directors of Munksjö Oyj

We have completed our assurance engagement to report on the compilation of pro forma financial information of Munksjö Oyj prepared by the board of directors. The unaudited pro forma financial information comprises the pro forma combined statement of financial position as at 30 September 2016, pro forma combined income statements for the nine-month period ended 30 September 2016 and the twelve-months period ended 31 December 2015 and related notes, and it is set out in section “Unaudited Pro Forma Financial Information” of the prospectus dated 16 December 2016 issued by Munksjö Oyj. The applicable basis used by the board of directors of Munksjö Oyj in preparing the pro forma financial information is specified in Annex II of Commission Regulation (EC) No 809/2004 and described in the section “Unaudited Pro Forma Financial Information” of the prospectus.

The pro forma financial information has been compiled by the board of directors to illustrate the impact of the transaction described in section “Unaudited Pro Forma Financial Information” of the prospectus on the company’s financial position as at 30 September 2016 and the company’s financial performance for the twelve-months period ended 31 December 2015 and the for the nine-months period ended 30 September 2016, as if the transaction had taken place at 30 September 2016 for the pro forma combined statement of financial position and at 1 January 2015 for the pro forma combined income statements. As part of this process, information about the company’s financial position and financial performance has been extracted by the board of directors from the company’s financial statements for the period ended 31 December 2015, on which an audit report has been published and the company’s interim report for the period ended 30 September 2016, on which no review report has been published.

The board of directors’ responsibility for the pro forma financial information

The board of directors is responsible for compiling the pro forma financial information in accordance with Commission Regulation (EC) No 809/2004.

The Practitioner’s Independence and Quality Control

We are independent from the company according to the ethical requirements in Finland and we have complied with other ethical requirements, which apply to the engagement conducted.

The practitioner applies International Standard on Quality Control 1 (ISQC 1) and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

The practitioner’s responsibilities

Our responsibility is to express an opinion, as required by item 7 of Annex II of Commission Regulation (EC) No 809/2004, as to whether the pro forma financial information has been compiled, in all material respects, by the board of directors on the basis stated and whether that basis is consistent with the accounting policies applied by the issuer.

We conducted our engagement in accordance with International Standard on Assurance Engagements (ISAE 3420) Assurance engagements to report on the compilation of pro forma financial information, issued by the International Auditing and Assurance Standards Board. This standard requires that the practitioner plan and perform procedures to obtain reasonable assurance as to whether the pro forma financial information has been compiled by the board of directors, in all material respects, in accordance with Commission Regulation (EC) No 809/2004.

KPMG Oy Ab, a Finnish limited liability company and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	Business ID 1805485-9 Domicile Helsinki

D-1

Munksjö Oyj Independent auditor’s assurance report on the compilation of pro forma financial information included in a prospectus

For the purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the pro forma financial information, nor have we, in the course of this engagement, performed an audit or review of the financial information used in compiling the pro forma financial information.

The purpose of the pro forma financial information included in a prospectus is solely to illustrate the impact of a significant event or transaction on unadjusted financial information of the company as if the event had occurred or the transaction had been undertaken at an earlier date selected for the purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of the event or transaction would have been as presented.

A reasonable assurance engagement to report on whether the pro forma financial information has been compiled, in all material respects, on the basis stated and that basis is consistent with the accounting policies of the issuer involves performing procedures to assess whether the basis used by the board of directors in the compilation of the pro forma financial information provides a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and to obtain sufficient appropriate evidence about whether:

—	the basis stated has been consistently applied in the pro forma adjustments; and

—	the resulting pro forma financial information reflects the proper application of those adjustments to the unadjusted financial information.

The procedures selected depend on the practitioner’s judgment, having regard to the practitioner’s understanding of the nature of the company, the event or transaction in respect of which the pro forma financial information has been compiled, and other relevant engagement circumstances.

The engagement also involves evaluating the overall presentation of the pro forma financial information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion,

—	the pro forma financial information has been properly compiled on the basis stated on in the section “Unaudited Pro Forma Financial Information” of the prospectus dated 16 December 2016 and

—	the basis stated is consistent with the accounting policies applied by Munksjö Oyj.

Restriction to the distribution of the report

This report has been issued solely for the purposes of including in the prospectus prepared in accordance with Commission Regulation (EC) No 809/2004. Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Helsinki, 16 December 2016

KPMG OY AB

Anders Lundin

Authorised Public Accountant, KHT

D-2

ANNEX E

This document (including any applicable appendices) is an unofficial translation of the original document which has been prepared and executed in Finnish. Should any discrepancies exist between the Finnish and the English versions, the Finnish version shall prevail.

MERGER PLAN

The Boards of Directors of Ahlstrom Corporation and Munksjö Oyj propose that Ahlstrom Corporation shall be merged into Munksjö Oyj through an absorption merger, so that all assets and liabilities of Ahlstrom Corporation shall be transferred without a liquidation procedure to Munksjö Oyj, as set forth in this merger plan (the “Merger Plan”) (the “Merger”).

As merger consideration, the shareholders of Ahlstrom Corporation shall receive new shares of Munksjö Oyj, in proportion to their existing shareholdings. Ahlstrom Corporation shall automatically dissolve as a result of the Merger.

The Merger shall be carried out in accordance with Chapter 16 of the Finnish Companies Act (624/2006, as amended) (the “Finnish Companies Act”) and Section 52 a of the Finnish Business Income Tax Act (360/1968, as amended).

1	Companies Involved in the Merger

1.1	Merging Company

Corporate name:	Ahlstrom Corporation (the “Merging Company”)
Business ID:	1670043-1
Address:	Alvar Aallon katu 3 C, FI-00100 Helsinki, Finland
Domicile:	Helsinki, Finland

The Merging Company is a public limited liability company, the shares of which are publicly traded on the official list of Nasdaq Helsinki Ltd (the “Helsinki Stock Exchange”).

1.2	Recipient Company

Corporate name:	Munksjö Oyj (the “Recipient Company”)
Business ID:	2480661-5
Address:	Eteläesplanadi 14, FI-00130 Helsinki, Finland
Domicile:	Helsinki, Finland

The Recipient Company is a public limited liability company, the shares of which are publicly traded on the official lists of the Helsinki Stock Exchange and Nasdaq Stockholm AB (the “Stockholm Stock Exchange”).

The Merging Company and the Recipient Company are hereinafter jointly referred to as the “Parties” or the “Companies Involved in the Merger”.

2	Reasons for the Merger

The Companies Involved in the Merger have on 7 November 2016 entered into a business combination agreement concerning the combination of the business operations of the Companies Involved in the Merger through a statutory absorption merger of the Merging Company into the Recipient Company in accordance with the Finnish Companies Act (the “Combination Agreement”). The purpose of the Merger is to create a global leader in sustainable and innovative fiber-based solutions, with leading global positions in the main product areas decor, filtration and release liners. The combined company will be better positioned to serve customers and will have a strengthened position in the value chain through increased size. Through the Merger, a strong and well-established platform will be created with multiple growth opportunities through a broadened customer base, a widened geographical footprint and expanded product and service offerings. Together, the Companies Involved in the Merger will be able to serve a broad range of end-market segments with complementary product and service offerings, which creates potential for innovation within new customer-focused solutions. The Companies Involved in the Merger have complementary geographical footprints inasmuch as the Recipient Company has strong market positions in Europe and South America and the Merging Company has strong market positions in Europe, North America and Asia, which opens up new geographical growth opportunities through coordination of the product portfolios and distribution and logistics networks. The combined company will have a more diversified revenue and earnings base through this wider geographic footprint and broader product offering and is expected to have a strong financial position and cash flow to support the combined company’s strategic growth ambitions. The increased size and strengthened capital base also gives potential for increased financing options and lower cost of debt. Furthermore, the Merger offers employees enhanced career opportunities, supporting the combined company’s ability to attract and retain top talent. The Merger is expected to create significant value for the stakeholders in the combined company through synergies resulting from the coordination of the operations of the Companies Involved in the Merger.

3	Amendments to the Recipient Company’s Articles of Association

Section 1, the first sentence of Section 2, Section 4 and Section 6 of the Articles of Association of the Recipient Company are proposed to be amended in connection with the registration of the execution of the Merger to read as follows:

“1 § The name of the Company is Ahlstrom-Munksjö Oyj. The domicile of the Company is Helsinki.”;

“2 § The Company’s field of business is to engage in the manufacture, converting and sale of fiber-based solutions and products and in other related or supporting activities.”;

“4 § The Board of Directors of the Company shall comprise a minimum of four (4) and a maximum of twelve (12) ordinary members.”; and

“6 § The Company shall have one (1) auditor, which shall be an audit firm authorised by the Finnish Patent and Registration Office.”

The Articles of Association, including the above proposals, are attached to this Merger Plan in its entirety as Appendix 1.

4	Board of Directors of the Recipient Company

According to the proposed Articles of Association of the Recipient Company, the Recipient Company shall have a Board of Directors consisting of a minimum of four (4) and a maximum of twelve (12) members. The number of the members of the Board of Directors of the Recipient Company shall be conditionally confirmed and the members of the Board of Directors shall be conditionally elected by the Extraordinary General Meeting of the Recipient Company resolving on the Merger. The term of such members of the Board of Directors shall commence on the date of registration of the execution of the Merger (the “Effective Date”) and shall expire at the end of the next annual general meeting of the Recipient Company following the Effective Date.

The Board of Directors of the Recipient Company, after consultation with the Shareholders’ Nomination Board of each of the Recipient Company and the Merging Company, proposes to the Extraordinary General Meeting of the Recipient Company resolving on the Merger that Peter Seligson, Elisabet Salander Björklund, Sebastian Bondestam, Alexander Ehrnrooth, Hannele Jakosuo-Jansson, Mats Lindstrand and Anna Ohlsson-Leijon, each a current member of the Board of Directors of the Recipient Company, be conditionally elected to continue to serve on the Board of Directors of the Recipient Company and that Hans Sohlström, Jan Inborr, Johannes Gullichsen and Harri-Pekka Kaukonen, each a current member of the Board of Directors of the Merging Company, be conditionally elected as members of the Board of Directors of the Recipient Company for the term commencing on the Effective Date and expiring on the end of the next annual general meeting of the Recipient Company following the Effective Date.

The Board of Directors of the Recipient Company, after consultation with the Shareholders’ Nomination Boards of each of the Recipient Company and the Merging Company, may amend the above-mentioned proposal concerning the election of members of the Board of Directors of the Recipient Company, in case one or more of the above-mentioned persons would not be available for election at the Extraordinary General Meeting of the Recipient Company resolving on the Merger.

The Board of Directors of the Recipient Company, after consultation with the Shareholders’ Nomination Boards of each of the Recipient Company and the Merging Company, may as necessary convene a General Meeting of Shareholders after the Extraordinary General Meeting of the Recipient Company resolving on the Merger to resolve to supplement or amend the composition of the Board of Directors of the Recipient Company prior to the Effective Date, for example in case an elected member of the Board of Directors of the Recipient Company dies, resigns or has to be replaced by another person for some other reason.

5	Merger Consideration in shares

The shareholders of the Merging Company shall receive as merger consideration 0.9738 new shares of the Recipient Company for each share owned in the Merging Company (the “Merger Consideration”), that is, the Merger Consideration shall be issued to the shareholders of the Merging Company in proportion to their existing shareholding with a ratio of 0.9738:1. There is only one share class in the Recipient Company, and the shares of the Recipient Company do not have a nominal value.

In case the number of shares received by a shareholder of the Merging Company as Merger Consideration would be a fractional number, the fractions shall be rounded down to the nearest whole number. Fractional entitlements to new shares of the Recipient Company shall be aggregated and sold in the market and the proceeds shall be distributed pro rata to the Merging Company’s shareholders entitled to receive such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by the Recipient Company.

The allocation of the Merger Consideration is based on the shareholding in the Merging Company at the end of the last trading day preceding the Effective Date. The final total number of shares in the Recipient Company issued as Merger Consideration shall be determined on the basis of the number of shares in the Merging Company held by shareholders, other than the Merging Company itself, on the Effective Date. On the date of this Merger Plan, the Merging Company holds 72,752 treasury shares. Based on the situation on the date of this Merger Plan, the total number of shares in the Recipient Company to be issued as Merger Consideration would therefore be 45,376,992 shares.

6	Other consideration

Apart from the Merger Consideration to be issued in the form of new shares of the Recipient Company and proceeds from the sale of fractional entitlements, all as set forth in Section 5 above, no other consideration shall be distributed to the shareholders of the Merging Company.

7	Distribution of the Merger Consideration, other terms and conditions concerning the Merger Consideration and the grounds for the determination of the Merger Consideration

The Merger Consideration shall be distributed to the shareholders of the Merging Company on the Effective Date or as soon as reasonably possible thereafter.

The Merger Consideration shall be distributed in the book-entry securities system maintained by Euroclear Finland Ltd. The Merger Consideration payable to each shareholder of the Merging Company shall be calculated, using the exchange ratio set forth in Section 5 above, based on the number of shares in the Merging Company registered in the book-entry accounts of each such shareholder at the end of the last trading day preceding the Effective Date. The Merger Consideration shall be distributed automatically, and no actions are required from the shareholders of the Merging Company in relation thereto. The new shares of the Recipient Company distributed as Merger Consideration shall carry full shareholder rights as from the date of their registration.

The Merger Consideration has been determined based on the relative valuations of the Merging Company and the Recipient Company. The value determination has been made by applying generally used valuation methods. The value determination has primarily been based on the market value of the Companies Involved in the Merger on the Helsinki Stock Exchange.

Based on their respective relative value determination, which is supported by a fairness opinion received by each of the Merging Company and the Recipient Company from their respective financial advisors, the Board of Directors of the Merging Company and the Board of Directors of the Recipient Company have each concluded that the Merger and the Merger Consideration are in the best interest of the Merging Company and the Recipient Company, respectively, and in the best interest of their respective shareholders.

8	Option rights and other special rights entitling to shares

The Merging Company has not issued any option rights or other special rights entitling to shares referred to in Chapter 10, Section 1 of the Finnish Companies Act.

9	Share capital of the Recipient Company

The share capital of the Recipient Company shall be increased by EUR 70,000,000.00, in connection with the registration of the execution of the Merger in accordance with the preferred accounting treatment first described in Section 10.

10

Description of assets, liabilities and shareholders’ equity of the Merging Company and of the circumstances relevant to their valuation, of the effect of the Merger on the balance sheet of the Recipient Company and of the accounting treatment to be applied in the Merger

In the Merger, all (including known, unknown and conditional) assets, liabilities and responsibilities as well as agreements and commitments and the rights and obligations relating thereto of the Merging Company, and any items that replace or substitute any such item, shall be transferred to the Recipient Company.

The assets and liabilities of the Merging Company have been booked and valued in accordance with the Finnish Accounting Act (1336/1997, as amended). In the Merger, the Recipient Company shall enter the transferring assets and liabilities to its balance sheet at the book values of the Merging Company at the Effective Date in accordance with the provisions of the Finnish Accounting Act and the Finnish Accounting Standards Board Statement 1253/17.1.1994. The equity of the Recipient Company shall be formed in the Merger applying merger accounting so that the amount recorded to the share capital of the Recipient Company in accordance with Section 9 above shall equal the amount of share capital of the Merging Company, the amount entered to the retained earnings shall equal the amount of the retained earnings of the Merging Company and the amount entered to the reserve for invested unrestricted equity of the Recipient Company shall equal the reserve for invested unrestricted equity of the Merging Company and the merger result shall be recorded to the unrestricted equity of the Recipient Company or, alternatively, by using the acquisition method under which the amount of the Merger Consideration exceeding the share capital increase shall be recorded to the reserve for invested unrestricted equity of the Recipient Company and the difference between the Merger Consideration and the net assets transferred will be capitalized.

An account of the assets, liabilities and shareholders’ equity of the Merging Company and the factors relevant to their valuation is attached to this Merger Plan as Appendix 2.

A proposal on (i) the planned effect of the Merger on the balance sheet of the Recipient Company and (ii) the accounting treatments applied in the Merger has been described in the preliminary presentation of the balance sheet of the Recipient Company attached to this Merger Plan as Appendix 2.

The final effects of the Merger on the balance sheet of the Recipient Company will, however, be determined according to the situation and the Finnish Accounting Standards in force as per the Effective Date.

11	Matters outside ordinary business operations

From the date of this Merger Plan, each of the Parties shall continue to conduct their operations in the ordinary course of business and in a manner consistent with past practice of the relevant Party.

The Board of Directors of the Merging Company proposes to the Extraordinary General Meeting of the Merging Company resolving on the Merger that the Board of Directors of the Merging Company be authorized to resolve on the payment of a dividend in the maximum total amount of EUR 0.49 per each outstanding share in the Merging Company (representing a maximum total amount of approximately EUR 22,832,949 after excluding the treasury shares held by the Merging Company) to the shareholders of the Merging Company prior to the Effective Date. Further, the Board of Directors of the Merging Company proposes to the Extraordinary General Meeting of the Merging Company resolving on the Merger that the Board of Directors of the Merging Company would be authorized to resolve on the issuance of new shares to the Merging Company free of charge for the purpose that the Merging Company may dispose of such treasury shares pursuant to its Long Term Incentive Plan 2014–2018 (the “LTIP Treasury Shares”). Such LTIP Treasury Shares shall, however, not be disposed of in the event the Merger is executed in accordance with this Merger Plan.

The Board of Directors of the Recipient Company proposes to the Extraordinary General Meeting of the Recipient Company resolving on the Merger that the Board of Directors of the Recipient Company be authorized to resolve on the payment of funds from the reserve for invested unrestricted equity as return of equity in the total amount of maximum EUR 0.45 per each outstanding share in the Recipient Company (representing a maximum total amount of approximately EUR 22,842,711 after excluding the treasury shares held by the Recipient Company) to the shareholders of the Recipient Company prior to the Effective Date.

Except as set forth above and in the Combination Agreement, the Merging Company and the Recipient Company shall during the Merger process not resolve on any matters (regardless of whether such matters are ordinary or extraordinary) which would affect the shareholders’ equity or number of outstanding shares in the relevant company, including but not limited to corporate acquisitions and divestments, share issues, acquisition or disposal of treasury shares, changes in share capital, or any comparable actions, or take or commit to take any such actions.

12	Capital loans

Neither the Merging Company nor the Recipient Company has issued any capital loans, as defined in Chapter 12, Section 1 of the Finnish Companies Act.

13	Shareholdings between the Merging Company and the Recipient Company

On the date of this Merger Plan, the Merging Company or its subsidiaries do not hold and the Merging Company agrees not to acquire (and to cause its subsidiaries not to acquire) any shares in the Recipient Company and the Recipient Company does not hold and agrees not to acquire any shares in the Merging Company.

On the date of this Merger Plan, the Merging Company holds 72,752 treasury shares.

14	Business mortgages

On the date of this Merger Plan, there are no business mortgages as defined in the Finnish Act on Business Mortgages (634/1984, as amended) pertaining to the assets of either the Merging Company or the Recipient Company.

15	Special benefits or rights in connection with the Merger

Except as set forth below, no special benefits or rights, each within the meaning of the Finnish Companies Act, shall be granted in connection with the Merger to any members of the Board of Directors, the Managing Director or the auditors of either the Merging Company or the Recipient Company, or to the auditors issuing statements on this Merger Plan to the Merging Company and the Recipient Company.

The CEO of the Merging Company is entitled to a success bonus in the amount equaling his six months’ base salary and payable upon the execution of the Merger. The remuneration of the auditors issuing their statement on this Merger Plan is proposed to be paid in accordance with an invoice approved by the Board of Directors of the Recipient Company.

16	Planned registration of the execution of the Merger

The planned Effective Date, meaning the planned date of registration of the execution of the Merger, shall be 1 April 2017 (effective registration time approximately at 00:01), however, subject to the fulfilment of the preconditions in accordance with the Finnish Companies Act and the conditions for executing the Merger set forth below in Section 18. The Effective Date may change if, among other things, the execution of measures described in this Merger Plan takes longer than what is currently estimated, or if circumstances related to the Merger otherwise necessitate a change in the time schedule or if the Boards of Directors of the Companies Involved in the Merger jointly resolve to file the Merger to be registered prior to, or after, the planned registration date.

17	Listing of the new shares of the Recipient Company and delisting of the shares of the Merging Company

The Recipient Company shall apply for the listing of the new shares to be issued by the Recipient Company as Merger Consideration to public trading on the Helsinki Stock Exchange and the Stockholm Stock Exchange. The trading in the new shares shall begin on or about the first trading day following the Effective Date or as soon as reasonably possible thereafter.

The trading in the shares of the Merging Company on the Helsinki Stock Exchange is expected to end on the Effective Date, at the latest, and the shares in the Merging Company are expected to cease to be listed on the Helsinki Stock Exchange as of the Effective Date, at the latest.

18	Conditions for executing the Merger

The execution of the Merger is conditional upon the satisfaction or, to the extent permitted by applicable law, waiver of each of the conditions set forth below:

(i)

the Merger having been duly approved by the Extraordinary General Meeting of shareholders of the Merging Company provided, however, that shareholders of the Merging Company representing no more than twenty (20) per cent of all shares and votes in the Merging Company having demanded the redemption of his/her/its shares in the Merging Company pursuant to Chapter 16, Section 13 of the Finnish Companies Act;

(ii)

the Merger, the proposed amendments to the Articles of Association and the election of the members of the Board of Directors as set forth in Sections 3 and 4 above, respectively, having been duly approved by the Extraordinary General Meeting of shareholders of the Recipient Company;

(iii)

the Extraordinary General Meeting of the Merging Company and the Recipient Company having resolved on the authorization regarding the distribution of funds as described in Section 11 and such distribution having been executed;

(iv)	the necessary competition clearances having been obtained for the Merger;

(v)

the Recipient Company having obtained from both the Helsinki Stock Exchange and the Stockholm Stock Exchange written confirmations that the listing of the Merger Consideration on the official lists of said stock exchanges will take place promptly upon the Effective Date;

(vi)

the sale by the Merging Company of its entire interest in the plant located at Osnabrück, Germany, having been completed in the manner consistent with the terms and conditions of the related share purchase agreement;

(vii)	the financing required in connection with the Merger being available materially in accordance with the new facilities agreements of the Recipient Company and the Merging Company;

(viii)

no default under any of the material finance arrangements of the Merging Company, as defined in the Combination Agreement, having occurred and being continuing if, in the opinion of either Company Involved in the Merger (in each case, acting reasonably and based on advice of legal counsel), such default would have a material adverse effect on the Merger or the combined company;

(ix)

no default under the material finance arrangements of the Recipient Company, as defined in the Combination Agreement, having occurred and being continuing if, in the opinion of either Company Involved in the Merger (in each case, acting reasonably and based on advice of legal counsel), such default would have a material adverse effect on the Merger or the combined company;

(x)

the repayment or securing by collateral of the total aggregate amount of the receivables required by creditors objecting to the Merger in accordance with Chapter 16, Section 15 of the Finnish Companies Act, if any, not resulting in a default by the Merging Company under any of the material finance arrangements of the Merging Company, as defined in the Combination Agreement, or, in the event of any such default, the necessary waivers and consents having been granted;

(xi)	the Combination Agreement not having been terminated in accordance with its provisions; and

(xii)

no event, circumstance or change having occurred on or after the date of the Combination Agreement that would have a material adverse effect as defined in the Combination Agreement in respect of the Merging Company or the Recipient Company.

This Merger Plan has been executed in two (2) identical counterparts, one for the Merging Company and one for the Recipient Company.

(Signatures to follow)

In Helsinki, 7 November 2016

AHLSTROM CORPORATION

/s/ HANS SOHLSTRÖM
Hans Sohlström
Chairman of the Board of Directors

In Helsinki, 7 November 2016

MUNKSJÖ OYJ

/s/ ELISABET SALANDER BJÖRKLUND	/s/ JAN ÅSTRÖM
Elisabet Salander Björklund	Jan Åström
Deputy Chairman of the Board	President and CEO

APPENDICES TO THE MERGER PLAN

Appendix 1	Amended Articles of Association of the Recipient Company

Appendix 2	Description of assets, liabilities and shareholders’ equity and valuation of the Merging Company and the preliminary presentation of the balance sheet of the Recipient Company

Appendix 3	Auditors’ statement in accordance with Chapter 16, Section 4 of the Finnish Companies Act

APPENDIX 1

Amended Articles of Association of the Recipient Company

MUNKSJÖ OYJ

ARTICLES OF ASSOCIATION

1 §	The name of the Company is Ahlstrom-Munksjö Oyj. The domicile of the Company is Helsinki.

2 §

The Company’s field of business is to engage in the manufacture, converting and sale of fiber-based solutions and products and in other related or supporting activities. The Company may operate either directly or through subsidiaries and associated companies. The Company may also as the parent company take case of the Group companies’ common tasks such as administrative services and financing, and own real estate, shares and other securities.

3 §	The shares of the Company belong to the book-entry securities system.

4 §	The Board of Directors of the Company shall comprise a minimum of four (4) and a maximum of twelve (12) ordinary members.

5 §	The Company is represented by the chairman of the Board of Directors and the President and CEO, each alone, as well as by two members of the Board of Directors together.

The Board of Directors may grant the right to represent the Company to a named person.

6 §	The Company shall have one (1) auditor, which shall be an audit firm authorised by the Finnish Patent and Registration Office.

7 §	The Company’s financial period shall be the calendar year.

8 §

General meetings shall be convened by a notice published on the website of the Company, no earlier than three (3) months and no later than three (3) weeks prior to the General Meeting. The notice shall in any event be published no later than nine (9) days before the record date of the General Meeting. In addition, the Board of Directors may decide to publish the notice of meeting, in whole or in part, in a manner it considers appropriate.

9 §	In order to attend a General Meeting, a shareholder must notify the Company by the date stated in the notice of meeting, which date may be no earlier than ten (10) days prior to the meeting.

APPENDIX 2

Description of assets, liabilities and shareholders’ equity and valuation of the Merging Company and the preliminary presentation of the balance sheet of the Recipient Company

The balance sheets of the Recipient Company and Merging Company before the Merger as at 30 September 2016 and the illustrative Merger Balance Sheet of the Recipient Company after the Merger at that date calculated under the merger accounting method are presented below. The final effects of the Merger on the balance sheet of the Recipient Company will be determined according to the situation and the Finnish Accounting Standards in force as per the Effective Date.

EUR in million	Recipient Company before Merger	Merging Company before Merger[1]	Merger accounting[2]	Recipient Company Merger Balance Sheet[3]
ASSETS
Intangible assets	16.7	4.2	–	20.9
Tangible assets		0.5	–	0.5
Investments	374.7	724.7	–	1,099.4
Loan receivables from group companies	248.0	50.0	–	298.0
Other receivables		0.3	–	0.3
Deferred tax asset	2.0	0.7	–	2.8
Total non-current assets	641.5	780.5	–	1,422.0

Current assets
Receivables from group companies	33.6	12.8	–	46.3
Other receivables	0.1	2.2	–	2.3
Total current assets	33.7	15.0	–	48.7

Cash and cash equivalents	98.1	15.2	–	113.3
Total assets	773.3	810.6	–	1,584.0

EUR in million	Recipient Company before Merger	Merging Company before Merger[1]	Merger accounting[2]	Recipient Company Merger Balance Sheet[3]
EQUITY AND LIABILITIES
Equity
Share capital	15.0	70.0	–	85.0
Reserve for invested unrestricted equity	286.2	61.1	61.8	409.1
Retained earnings	(27.7)	335.6	(61.8)	246.1
Total equity	273.5	466.7	–	740.2

Provisions	0.7	3.6	–	4.3

Cumulative accelerated depreciation		0.5	–	0.5

Non-current liabilities
Borrowings	286.2	199.6	–	485.9
Borrowings from group companies	13.0		–	13.0
Borrowings from joint ventures and associated companies	1.8	0.7	–	2.5
Total non-current liabilities	301.0	200.3	–	501.4

Current liabilities
Borrowings	16.0	35.0	–	51.0
Borrowings from group companies	179.6	90.4	–	270.0
Accounts payable to group companies	0.0	0.3	–	0.3
Other short-term liabilities	2.5	13.8	–	16.3
Total current liabilities	198.1	139.5	–	337.6
Total liabilities	499.9	343.9	–	843.8
Total equity and liabilities	773.3	810.6	–	1,584.0

¹ As announced by the Merging Company on 7 November 2016, the Merging Company has signed an agreement to divest its Osnabrück plant in Germany to Kämmerer GmbH. The balance sheet of the Merging Company has not been adjusted for the sale of the Osnabrück plant in Germany in this illustrative Recipient Company Merger Balance Sheet.

² The equity of the Recipient Company shall be formed in the Merger applying merger accounting so that the amount recorded to the share capital of the Recipient Company shall equal the amount of share capital of the Merging Company, the amount entered to the retained earnings shall equal the amount of the retained earnings of the Merging Company and the amount entered to the reserve for invested unrestricted equity of the Recipient Company shall equal the reserve for invested unrestricted equity of the Merging Company. The difference between the Merger Consideration and the net assets of the Merging Company shall be recorded to the unrestricted equity of the Recipient Company. The Merger Consideration shall be calculated in accordance with the Finnish Accounting Standards using the share price of the Recipient Company and final total number of shares to be issued as Merger Consideration on the Effective Date. For the purpose of the Merger Consideration used for the illustrative Recipient Company Merger balance sheet, the last trading price of the Recipient Company’s shares on 2 November 2016 of EUR 12.76 and the number of new shares of the Recipient Company of 45,376,992 has been used.

³ The Board of Directors of the Merging Company and the Recipient Company propose to distribute funds in the total amount of approximately EUR 23 million (as further set out in Section 11 of the Merger Plan) each to their respective shareholders prior to the Effective Date. The illustrative Recipient Company’s Merger Balance Sheet presented herein has not been adjusted for the proposed distributions.

APPENDIX 3

KPMG Oy Ab Töölönlahdenkatu 3 A PO Box 1037 00101 Helsinki, FINLAND	Telephone +358 20 760 3000 www.kpmg.fi

This documents is a translation from the Finnish original

Auditor’s Statement to the Extraordinary Shareholders Meeting of Munksjö Oyj

We have performed an engagement providing reasonable assurance relating to the merger plan prepared by the Boards of Directors of Munksjö Oyj and Ahlstrom Corporation dated 7 November 2016. The Board of Directors of Munksjö Oyj has decided to propose to the extraordinary shareholders meeting to decide that Ahlstrom Corporation shall merge into Munksjö Oyj. The Boards of the Directors of the companies have prepared a merger plan with respect to the proposed merger. According to the conditions in the merger plan the shareholders of Ahlstrom Corporation shall receive as merger consideration 0.9738 shares of Munksjö Oyj for each share owned in Ahlstrom Corporation.

The proposed share exchange ratio is based on the valuation results of using valuation methods for determining the values of the companies as described in the merger plan prepared by the Boards of Directors.

The responsibility of the Board of Directors

The Boards of Directors of Munksjö Oyj and Ahlstrom Corporation are responsible for the preparation of the merger plan and that the merger plan gives a true and fair view of the basis on which the merger consideration is determined and the distribution of the merger consideration in accordance with the Finnish Limited Liability Companies Act.

The Auditor’s independence and quality control

We are independent of Munksjö Oyj according to the ethical requirements in Finland and we have complied with other ethical requirements, which apply to the engagement conducted.

The practitioner applies International Standard on Quality Control 1 (ISQC 1) and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Auditor’s Responsibility

Our responsibility is based on our work to report on the merger plan and examine and to report whether the merger will compromise the repayment of the current debts of Munksjö Oyj. We conducted our reasonable assurance engagement in accordance with ISAE 3000 (International Standard on Assurance Engagements, Revised). The engagement includes performing procedures to obtain evidence on whether the merger plan gives a true and fair view in accordance with the Finnish Limited Liability Companies Act of basis on which the merger consideration is determined, of the distribution of the merger consideration and whether the merger compromise the repayment of the current debts of Munksjö Oyj.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, based on chapter 16 section 4 in the Finnish Limited Liability Companies Act, the merger plan gives in all material respect a true and fair view in accordance with the Finnish Limited Liability Companies Act of the basis on which the merger consideration is determined, and of the distribution of the merger consideration. According to our understanding the merger does not compromise the repayment of the current debts of Munksjö Oyj.

Helsinki, 7 November 2016

KPMG Oy Ab

Sixten Nyman

Authorised Public Accountant

KPMG Oy Ab, a Finnish limited liability company and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	Business ID 1805485-9 Domicile Helsinki

Auditor’s Statement

(Translation from the Finnish original)

To the Extraordinary General Meeting of Ahlstrom Corporation

We have undertaken a reasonable assurance engagement of the merger plan prepared by the Board of Directors of Ahlstrom Corporation and Munksjö Oyj dated 7 November, 2016. The Board of Directors of Ahlstrom Corporation have decided to propose to the extraordinary general meeting to decide that Ahlstrom Corporation shall merge into Munksjö Oyj. The Boards of Directors of the merging companies have prepared a merger plan with respect to the proposed merger. According to the conditions of the merger the shareholders of Ahlstrom Corporation shall receive as merger consideration 0,9738 new shares of Munksjö Oyj for each share owned in Ahlstrom Corporation. The proposed share exchange ratio is based on the valuation results of applying the valuation methods for determining the values of the companies as described in the merger plan prepared by the Boards of Directors.

Responsibilities of the Board of Directors

The Boards of Directors of Ahlstrom Corporation and Munksjö Oyj are responsible for the preparation of a merger plan that gives a true and fair view of the basis on which the merger consideration is determined and of the distribution of the merger consideration in accordance with the Finnish Limited Liability Companies Act.

Auditor’s independence and quality control

We are independent of Ahlstrom Corporation in accordance with the ethical requirements that are relevant to our engagement in Finland, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

PricewaterhouseCoopers Oy applies International Standard on Quality Control 1 and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

PricewaterhouseCoopers Oy, tilintarkastusyhteisö, PL 1015 (Itämerentori 2), 00101 HELSINKI

Puh. 020 787 7000, faksi 020 787 8000, www.pwc.fi

Kotipaikka Helsinki, y-tunnus 0486406-8

Auditor’s Responsibilities

Our responsibility is to express an opinion on the merger plan. We conducted our reasonable assurance engagement in accordance with the International Standard on Assurance Engagements (ISAE) 3000 (Revised). The engagement involves performing procedures to obtain evidence on whether the merger plan gives a true and fair view of the basis on which the merger consideration is determined and of the distribution of the merger consideration in accordance with the Finnish Limited Liability Companies Act.

We believe that the evidence that we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, based on Chapter 16 Section 4 of the Finnish Limited Liability Companies Act, the merger plan gives, in all material respects, a true and fair view of the basis on which the merger consideration is determined and of the distribution of the merger consideration in accordance with the Finnish Limited Liability Companies Act.

Helsinki, 7 November 2016

PricewaterhouseCoopers Oy

Authorised Public Accountants

Markku Katajisto

Authorised Public Accountant (KHT)

RECIPIENT COMPANY

Munksjö Oyj

Eteläesplanadi 14

FI-00130 Helsinki

Finland

FINANCIAL ADVISERS TO MUNKSJÖ

Access Partners		Skandinaviska Enskilda Banken AB
Eteläesplanadi 2 A	Strandvägen 7a	SE-10640 Stockholm
FI-00130 Helsinki	SE-11456 Stockholm	Sweden
Finland	Sweden

LEGAL ADVISER TO MUNKSJÖ

White & Case LLP

Pohjoisesplanadi 37 A

FI-00100 Helsinki

Finland

AUDITOR OF MUNKSJÖ

KPMG Oy Ab

Töölönlahdenkatu 3 A

FI-00100 Helsinki

Finland

MERGING COMPANY

Ahlstrom Corporation

Alvar Aallon katu 3 C

FI-00100 Helsinki

Finland

FINANCIAL ADVISER TO AHLSTROM

Nordea Bank Finland Plc

Satamaradankatu 5

FI-00020 Nordea

Finland

LEGAL ADVISER TO AHLSTROM

Hannes Snellman Attorneys Ltd

Eteläesplanadi 20

FI-00130 Helsinki

Finland

AUDITOR OF AHLSTROM

PricewaterhouseCoopers Oy

Itämerentori 2

FI-00100 Helsinki

Finland